As filed with the Securities and Exchange Commission on October 12, 2007.
Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	6036 (Primary Standard Industrial Classification Code Number)	34-1856319 (I.R.S. Employer Identification Number)

275 West Federal Street Youngstown, Ohio 44503 (330) 742-0500	Douglas M. McKay 275 West Federal Street Youngstown, Ohio 44503 (330) 742-0500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Vorys, Sater, Seymour and Pease LLP 221 East Fourth Street Suite 2000, Atrium Two Cincinnati, Ohio 45202 Attn: Terri R. Abare, Esq.	Muldoon, Murphy & Aguggia, LLP 5101 Wisconsin Avenue, NW, 5th Floor Washington, DC 20016 Attn: Joel Rappoport, Esq.

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price	Fee
Common Shares	9,300,000(1)	N/A	$48,965,884 (2)	$1,503.25

(1)	Based upon the maximum number of shares of common stock that the Registrant may be required to issue in the transaction, calculated as the product of (i) 4,082,678 (half of the aggregate number of shares of PVF Capital Corp. that may be outstanding when the transaction is consummated) and (ii) an exchange ratio of 1.852 shares of the Registrant’s common stock for each share of PVF Capital Corp., plus an additional amount that may be issued if the exchange ratio is increased at the Registrant’s election for any of the reasons set forth in the merger agreement.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(f)(1) thereunder on the basis of the value of the Registrant’s common stock to be exchanged in the transaction, computed, in accordance with Rule 457(f), as the product of (i) $15.475 (the average of the high and low prices of a PVF Capital Corp. share on October 8, 2007) and (ii) 8,165,356, the aggregate number of shares of PVF Capital Corp. expected to be outstanding when the transaction is consummated, less $77,393,000, the amount of cash to be paid by the Registrant to shareholders of PVF Capital Corp.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The boards of directors of United Community Financial Corp. (“United Community”) and PVF Capital Corp. (“PVFC”) have agreed to a merger of our companies. If the merger is completed, each PVFC shareholder will have the right to elect to receive either: (a) 1.852 United Community common shares, (b) $18.50 in cash, or (c) a combination of $9.25 in cash and 0.926 shares of United Community common shares in exchange for each of his or her PVFC shares, subject to proration so that 50% of the outstanding PVFC shares are converted into United Community common shares and 50% are converted into the cash consideration. United Community’s shareholders will continue to own their existing shares. After completion of the merger, we expect that current United Community shareholders will own approximately     % of United Community and PVFC shareholders will own approximately     % of United Community. United Community common shares are listed on the NASDAQ Global Select Market under the symbol “UCFC.” On July 23, 2007, the trading day immediately preceding the public announcement of the merger, and          , 2007, the last practicable trading day before the printing of this document, the closing prices of United Community common shares were $8.21 and $          , respectively. United Community is offering approximately           common shares to PVFC shareholders (           shares assuming all          ,           outstanding stock options of PVFC as of September 30, 2007 are exercised before the closing of the merger).

We expect the merger to generally be tax-free to holders of PVFC common shares for federal income tax purposes except to the extent that they receive cash.

We cannot complete the merger unless we obtain the necessary government approvals and unless the shareholders of both companies approve the merger agreement. Each of us is asking our shareholders to consider and vote on this merger proposal at our respective meetings of shareholders. Whether or not you plan to attend your company’s meeting, please take the time to vote by completing and mailing the enclosed proxy card to the appropriate company. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger agreement.

The places, dates and times of the shareholders meetings are as follows:

For United Community shareholders: LOCATION TIME	For PVFC shareholders: LOCATION TIME

This document contains a more complete description of the shareholders’ meetings and the terms of the merger. We urge you to review this entire document carefully including the section entitled “Risk Factors” beginning on page   . You may also obtain information about United Community and PVFC from documents they have each filed with the Securities and Exchange Commission.

We enthusiastically support the merger and recommend that you vote in favor of the merger agreement.

[SIGNATURE]	[SIGNATURE]

Chairman and Chief Executive Officer United Community Financial Corp.	Chairman and Chief Executive Officer PVF Capital Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

Joint Proxy Statement/Prospectus dated          , 2007, and first mailed to shareholders on or about          , 2007.

UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503

Notice of Special Meeting of Shareholders
To Be Held          , 2007

A special meeting of shareholders of United Community Financial Corp. will be held at          :00 a.m., local time, on          , 2007 at          ,          . Any adjournments or postponements of the special meeting will be held at the same location.

At the special meeting, you will be asked to:

1. Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 24, 2007, as amended on September 25, 2007, by and among United Community Financial Corp., The Home Savings and Loan Company of Youngstown, Ohio, PVF Capital Corp., and Park View Federal Savings Bank. A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus;

2. Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3. Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

The enclosed joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail. We urge you to read these materials carefully. The enclosed joint proxy statement/prospectus forms a part of this notice.

The board of directors of United Community unanimously recommends that United Community shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

The board of directors of United Community has fixed the close of business on          , 2007 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

If the merger is completed, United Community shareholders of record who do not vote to approve the merger agreement and otherwise comply with the applicable provisions of Ohio law will be entitled to exercise dissenters’ rights and obtain payment in cash of the fair value of their United Community common shares by following the procedures set forth in detail in the enclosed joint proxy statement/prospectus. A copy of the section of the Ohio General Corporation Law pertaining to dissenters’ rights is included as Annex D to the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors

By:
Secretary

Youngstown, Ohio
          , 2007

YOUR VOTE IS VERY IMPORTANT

Your proxy is being solicited by the United Community board of directors. The proposal to approve the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding common shares of United Community entitled to vote in order for the proposed merger to be completed. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting.

PVF CAPITAL CORP.
30000 Aurora Road
Solon, Ohio 44139

Notice of Special Meeting of Shareholders
To Be Held          , 2007

A special meeting of shareholders of PVF Capital Corp. will be held at  :00 p.m., local time, on          , 2007 at          . Any adjournments or postponements of the special meeting will be held at the same location.

At the special meeting, you will be asked to:

1. Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 24, 2007, as amended on September 25, 2007, by and among United Community Financial Corp., The Home Savings and Loan Company of Youngstown, Ohio, PVF Capital Corp., and Park View Federal Savings Bank. A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus;

2. Consider and vote upon a proposal to approve amendments to the First Amended and Restated Code of Regulations of PVF Capital Corp.;

3. Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

4. Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

The enclosed joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail. We urge you to read these materials carefully. The enclosed joint proxy statement/prospectus forms a part of this notice.

The board of directors of PVFC unanimously recommends that PVFC shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the amendments to PVFC’s Code of Regulations and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

The board of directors of PVFC has fixed the close of business on          , 2007 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

If the merger is completed, PVFC shareholders of record who do not vote to approve the merger agreement and otherwise comply with the applicable provisions of Ohio law will be entitled to exercise dissenters’ rights and obtain payment in cash of the fair value of their PVFC common shares by following the procedures set forth in detail in the enclosed joint proxy statement/prospectus. A copy of the section of the Ohio General Corporation Law pertaining to dissenters’ rights is included as Annex D to the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors

By:
Secretary

Solon, Ohio
          , 2007

YOUR VOTE IS VERY IMPORTANT.

Your proxy is being solicited by the PVFC board of directors. The proposals to approve the merger agreement and the amendments to PVFC’s code of regulations must be approved by the affirmative vote of the holders of two-thirds of the outstanding PVFC common shares entitled to vote. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting.

i

Annex A	Agreement and Plan of Merger
Annex B	Fairness Opinion of Stifel, Nicolaus & Company, Incorporated
Annex C	Fairness Opinion of Keefe, Bruyette & Woods, Inc.
Annex D	Section 1701.85 of the Ohio General Corporation Law (Dissenters’ Rights)

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the approval of the merger of PVFC into United Community. A copy of the merger agreement is provided as Annex A to this document. Each of the PVFC and United Community boards of directors has determined that the proposed merger is in the best interests of its respective shareholders, has unanimously approved the merger agreement and recommends that its respective shareholders vote “FOR” the approval of the merger agreement.

PVFC shareholders are also being asked to vote on the approval of amendments to PVFC’s code of regulations to permit PVFC to issue uncertificated shares. PVFC’s code of regulations currently does not permit the issuance of uncertificated shares. The rules of The NASDAQ Stock Market LLC require that by January 1, 2008, all listed companies must be eligible to participate in a Direct Registration System, which requires that listed companies be authorized to issue uncertificated shares. Failure to comply with NASDAQ listing requirements may result in adverse consequences for PVFC and the continued listing of its securities on the NASDAQ Capital Market. PVFC’s board of directors has determined that the proposed amendments to the code of regulations are in the best interests of its shareholders, has unanimously approved the amendments to the code of regulations and recommends that its shareholders vote “FOR” such amendments. The amendments to PVFC’s code of regulations to allow for the issuance of uncertificated shares are not required to complete the merger.

Q:	Why do PVFC and United Community want to merge?

A:	PVFC believes that the proposed merger will provide PVFC shareholders with substantial benefits, and United Community believes that the merger will further its strategic growth plans. As a larger company, United Community will be able to compete more effectively and to offer a broader array of products and services. To review the reasons for the merger in more detail, see “Description of the Merger — PVFC’s Background of the Merger; Recommendation of the PVFC Board; and PVFC’s Reasons for the Merger” on page and “Description of the Merger — United Community’s Background and Reasons for the Merger; and Recommendation of the United Community Board of Directors” on pages and .

Q:	What will PVFC shareholders be entitled to receive if the merger is completed?

A:	Each common share of PVFC will be exchanged, at the election of each PVFC shareholder, for (a) 1.852 common shares of United Community, (b) $18.50 in cash, (c) or $9.25 in cash and 0.926 United Community shares. Each PVFC shareholder may elect to exchange some of his or her PVFC shares for cash and some of his or her PVFC shares for United Community shares.

Elections will be limited by, among other things, a requirement that 50% of the outstanding common shares of PVFC be exchanged for United Community common shares. Therefore, the form of consideration received will depend in part on the elections of other PVFC shareholders.

Q:	How does a PVFC shareholder elect to receive cash, United Community stock or a combination of both in exchange for PVFC stock?

A:	A form for making an election will be provided to each PVFC shareholder after the effective date of the merger. For the election to be effective, the properly completed election form, along with the PVFC stock certificates or an appropriate guarantee of delivery, must be received by Registrar & Transfer, the exchange agent, on or before 5:00 p.m., Eastern Time, on the 20th day following the mailing of the election form. Shortly after the submission deadline, United Community’s transfer agent will allocate cash and United Community common shares among PVFC shareholders, consistent with their elections and the allocation and proration procedures described in the merger agreement. Please do not send PVFC stock certificates with the proxy card.

Q:	What are the tax consequences of the merger to PVFC shareholders?

A:	PVFC shareholders who exchange their shares solely for United Community common shares should not recognize gain or loss except with respect to the cash they receive instead of a fractional share.

PVFC shareholders who exchange their shares solely for cash should recognize gain or loss on the exchange.

PVFC shareholders who exchange their shares for a combination of United Community common shares and cash should recognize gain, but not any loss, on the exchange.

Q:	What vote is required to approve the merger agreement?

A:	Under United Community’s articles of incorporation, holders of a majority of the outstanding United Community common shares entitled to vote must vote to approve the merger agreement.

Under PFVC’s articles of incorporation, holders of two-thirds of the outstanding PVFC common shares entitled to vote must vote to approve the merger agreement.

Q.	What vote is required to approve the amendments to PVFC’s code of regulations?

A:	Under PVFC’s articles of incorporation, holders of two-thirds of the outstanding PVFC common shares entitled to vote must vote to approve the amendments to PVFC’s code of regulations.

Q:	When and where is the PVFC special meeting?

A:	The special meeting of PVFC shareholders is scheduled to take place at at :00 p.m., local time, on , 2007.

Q:	Who is entitled to vote at the PVFC special meeting?

A:	Holders of PVFC common shares at the close of business on , 2007, which is the record date, are entitled to vote at the special meeting. As of the record date, PVFC common shares were outstanding and entitled to vote.

Q:	When and where is the United Community special meeting?

A:	The special meeting of United Community shareholders is scheduled to take place at at :00 a.m., local time, on , 2007.

Q:	Who is entitled to vote at the United Community special meeting?

A:	Holders of United Community common shares at the close of business on , 2007, which is the record date, are entitled to vote at the special meeting. As of the record date, United Community common shares were outstanding and entitled to vote.

Q:	If I plan to attend the PVFC or United Community special meeting in person, should I still return my proxy?

A:	Yes. Whether or not you plan to attend the special meeting, you should complete and return the enclosed proxy card. If you do not vote in person or by proxy it will have the same effect as voting “AGAINST” the merger agreement.

Q:	What do I need to do now to vote my PVFC or United Community common shares?

A:	After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible so your shares will be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against the merger agreement and, in the case of PFVC shareholders, against the proposal to approve the amendments to PVFC’s code of regulations. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement and, in the case of PVFC shareholders, in favor of the amendments to PVFC’s code of regulations.

If you are a United Community shareholder, you may change your vote or revoke your proxy prior to the special meeting by filing with the Secretary of United Community a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the special meeting.

If you are a PVFC shareholder, you may change your vote or revoke your proxy prior to the special meeting by filing with the Secretary of PVFC a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your PVFC or United Community common shares on the proposals to approve the merger agreement or approve the amendments to PVFC’s code of regulations unless you instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted to approve the merger agreement and, in the case of PVFC shareholders, your shares will not be voted to approve the amendments to PVFC’s code of regulations and this will have the effect of voting against the merger agreement and the amendments to PVFC’s code of regulations. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:	When is the merger expected to be completed?

A:	We will try to complete the merger as soon as possible. In addition to approval by both PVFC and United Community shareholders, we must obtain the necessary regulatory approvals. Assuming we obtain all necessary approvals, we expect to complete the merger on December 31, 2007.

Q:	Who can answer other questions about the meetings or the merger?

A:	If you have more questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy form,

United Community shareholders should contact:

275 West Federal Street
Youngstown, Ohio 44503
(330) 742-0500

PVFC Shareholders should contact:

Georgeson, Inc.

v

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the documents attached to this joint proxy statement/prospectus.

The Merger and the Merger Agreement (page   )

United Community’s acquisition of PVFC is governed by a merger agreement. The merger agreement provides that, if all of the conditions are satisfied or waived, PVFC will be merged into United Community, with United Community as the surviving entity.

The Companies

United Community Financial Corp.
275 West Federal Street
Youngstown, Ohio 44503
(330) 742-0500

United Community, an Ohio corporation, is the savings and loan holding company for The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”) and is headquartered in Youngstown, Ohio. United Community was incorporated and commenced operations in 1998. United Community’s common shares are listed on the NASDAQ Global Select Market under the symbol “UCFC.” United Community conducts its operations primarily through Home Savings, with 38 full-service offices throughout Ohio and western Pennsylvania. Home Savings offers a full complement of deposit, lending and investment products from an experienced team of employees. At June 30, 2007, United Community had total assets of $2.7 billion, total deposits of $1.8 billion and total shareholders’ equity of $275.3 million.

PVF Capital Corp.
30000 Aurora Road
Solon, Ohio 44139
(440) 248-7171

PVFC, an Ohio corporation, is the savings and loan holding company for Park View Federal Savings Bank (“Park View”) and is headquartered in Solon, Ohio. PVFC was incorporated and commenced operations as a holding company in Cleveland and surrounding communities. Park View operates 17 full-service banking offices in northeastern Ohio. PVFC’s common shares are listed on the NASDAQ Capital Market under the symbol “PVFC.” At June 30, 2007, PVFC had total assets of $900.8 million, total deposits of $658.1 million and total shareholders’ equity of $71.5 million.

Special Meeting of United Community Shareholders; Required Vote (page   )

A special meeting of United Community shareholders is scheduled to be held at           at  :00 a.m., local time, on          , 2007, at which United Community shareholders will be asked to approve the merger agreement and to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Only United Community shareholders of record as of the close of business on          , 2007 are entitled to notice of, and to vote at, the United Community special meeting and any adjournments or postponements of the meeting.

To approve the merger agreement, a majority of the outstanding United Community common shares entitled to vote must vote in favor of the merger agreement. Abstentions, broker non-votes and a failure to vote will have the effect of a vote against approval of the merger agreement. The directors and executive officers of United Community (and their affiliates), as a group, beneficially owned           United Community common shares, representing     % of the outstanding United Community common shares as of the record date, and they intend to vote “FOR” the approval of the merger agreement.

Special Meeting of PVFC Shareholders; Required Vote (page   )

A special meeting of PVFC shareholders is scheduled to be held at           at  :00 p.m., local time, on          , 2007, at which PVFC shareholders will be asked to approve the merger agreement, approve amendments to PVFC’s code of regulations and vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Only PVFC shareholders of record as of the close of business on          , 2007 are entitled to notice of, and to vote at, the PVFC special meeting and any adjournments or postponements of the meeting.

To approve the merger agreement and the amendments to PVFC’s code of regulations, two-thirds of the outstanding PVFC common shares entitled to vote must vote in favor of the merger agreement and the amendments to PVFC’s code of regulations. The directors and executive officers of PVFC (and their affiliates), as a group, beneficially owned           PVFC common shares, representing     % of the outstanding PVFC common shares as of the record date, and they intend to vote “FOR” the approval of the merger agreement.

What PVFC Shareholders Will Receive in the Merger (page   )

Each common share of PVFC will be exchanged, at the election of each PVFC shareholder, for (a) 1.852 common shares of United Community, (b) $18.50 in cash, (c) or a combination of $9.25 in cash and 0.926 United Community shares. Elections will be limited by, among other things, a requirement that 50% of the outstanding common shares of PVFC be exchanged for United Community common shares. Therefore, the form of consideration received will depend in part on the elections of other PVFC shareholders.

Recommendation of PVFC Board of Directors (page   )

The PVFC board of directors has unanimously approved the merger agreement. The PVFC board believes that the merger is fair to, and in the best interests of, PVFC and its shareholders, and therefore unanimously recommends that PVFC shareholders vote “FOR” the approval of the merger agreement. In its reaching this decision, PVFC’s board of directors considered many factors which are described in the section captioned “Description of the Merger — PVFC’s Background of the Merger; Recommendation of the PVFC Board; and PVFC’s Reasons for the Merger” beginning on page   .

PVFC’s board of directors has also unanimously approved the amendments to PVFC’s code of regulations. The PVFC board of directors believes the amendments are in the best interests of PVFC and its shareholders, and therefore unanimously recommends that PVFC shareholders vote “FOR” the approval of the amendments to PVFC’s code of regulations. See “Proposal to Approve Amendments to PVFC’s First Amended and Restated Code of Regulations to Authorize the Issuance of Uncertificated Shares” beginning on page   .

Opinion of PVFC’s Financial Advisor (page   )

In deciding to approve the merger, PVFC’s board of directors considered the opinion of Keefe, Bruyette & Woods, Inc. (“KBW”) as financial advisor to PVFC’s board of directors, that the merger consideration is fair to the holders of PVFC common shares from a financial point of view. A copy of this opinion is included as Annex C to the joint proxy statement/prospectus. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by KBW. PVFC has agreed to pay KBW estimated fees of $1,200,000 for its services in connection with the merger.

Recommendation of United Community Board of Directors (page   )

The United Community board of directors has unanimously approved the merger agreement. The United Community board believes that the merger is fair to, and in the best interests of, United Community and its shareholders, and therefore unanimously recommends that United Community shareholders vote “FOR” the approval of the merger agreement. In reaching this decision, United Community’s board of directors considered many factors which are described in the section captioned “Description of the Merger — United

Community’s Background and Reasons for the Merger and Recommendation of the United Community Board of Directors” beginning on page   .

Opinion of United Community’s Financial Advisor (page   )

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) delivered its opinion to the board of directors of United Community on July 24, 2007 that, based upon and subject to the factors and assumptions set forth in the opinion, the per share merger consideration (as described in Stifel Nicolaus’ opinion letter) to be paid by United Community to the holders of PVFC’s common shares (other than dissenting shareholders and with respect to treasury shares) pursuant to the merger agreement was fair to United Community, from a financial point of view.

The full text of the updated written opinion of Stifel Nicolaus, dated as of the date of this joint proxy statement/prospectus, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. United Community’s shareholders should read the opinion in its entirety. Stifel Nicolaus provided its opinion for the information and assistance of the board of United Community in connection with the board’s consideration of the merger. Stifel Nicolaus’ opinion is not a recommendation as to how any United Community shareholder should vote with respect to the merger.

Regulatory Approvals (page   )

The merger cannot be completed unless it is first approved by the Office of Thrift Supervision and the Ohio Department of Commerce, Division of Financial Institutions. United Community and PVFC filed the required applications on September 20, 2007, but we have not yet received any approvals from those regulators. While we do not know of any reason why we would not be able to obtain approval in a timely manner, neither United Community nor PVFC can be certain when or if we will receive regulatory approvals.

Conditions to the Merger (page   )

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•	approval of the merger agreement at the special meetings by the shareholders of both PVFC and United Community;

•	performance in all material respects by United Community and PVFC of their respective obligations under the merger agreement;

•	approval of the merger by the appropriate regulatory authorities;

•	receipt of an opinion from United Community’s legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the accuracy of United Community’s and PVFC’s respective representations and warranties under the merger agreement as of the date of the merger agreement and on the closing date of the merger.

Termination (page   )

The merger agreement may be terminated by mutual consent of the parties at any time prior to the completion of the merger. Subject to conditions and circumstances described in the merger agreement, either United Community or PVFC may also terminate the merger agreement if, among other things, any of the following occur:

•	the merger has not been consummated by March 31, 2008;

•	PVFC shareholders do not approve the merger agreement at the PVFC special meeting;

•	United Community shareholders do not approve the merger agreement at the United Community special meeting;

•	a required regulatory approval is not received; or

•	there is an uncured breach by another party of any representation, warranty, covenant or agreement contained in the merger agreement.

PVFC may also terminate the merger agreement if both of the following occur: (1) the average closing price of United Community common shares during a 20-day period ending seven calendar days before the closing is less than $7.99, and (2) United Community common shares underperform the SNL Bank and Thrift Index between July 23, 2004 and the date that is seven days prior to closing by more than 20%, unless United Community agrees to increase the exchange ratio pursuant to a formula described in the merger agreement. If the merger had closed on          , 2007 and the calculations described above were measured as of such date, the conditions described in (1) and (2) above would have been satisfied and PVFC would have been entitled to terminate the merger agreement, subject to United Community’s right to increase the exchange ratio and complete the merger using the increased exchange ratio. While PVFC has notdetermined whether it would exercise its termination right if the conditions described above are met as of the closing date, United Community does not currently intend to increase the exchange ratio by any material amount in such event.

Termination Fee (page   )

If PVFC executes a definitive agreement in connection with, or closes, an acquisition transaction with another company, as defined in the merger agreement, PVFC must pay United Community a $5.75 million termination fee in connection with the termination of the merger agreement. See “Description of the Merger — Terminating the Merger Agreement” on page    for a description of the circumstances under which a termination fee is payable.

Interests of Officers and Directors in the Merger that are Different from Yours (page   )

Some of PVFC’s directors and officers may have interests in the merger that are different from, or in addition to, the interests of PVFC shareholders generally. These include:

•	payments that certain officers will receive under existing severance agreements;

•	the acceleration of stock options and vesting under certain benefit plans;

•	provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of PVFC for events occurring before the merger; and

•	the appointment of two directors of PVFC to the board of directors of United Community and three PVFC directors to the board of Home Savings.

PVFC’s board of directors was aware of these interests and took them into account in approving the merger. See “Description of the Merger — Interests of Certain Persons in the Merger” on page   .

Certain Differences in Shareholder Rights (page   )

When the merger is completed, PVFC shareholders who receive shares of United Community will become United Community shareholders and their rights will be governed by United Community’s article of incorporation and code of regulations, as well as Ohio law. See “Comparison of Rights of Shareholders” beginning on page    for a summary of the material differences between the respective rights of PVFC and United Community shareholders.

Dissenters’ Rights (page   )

PVFC shareholders and United Community shareholders may dissent from the merger and, upon complying with the requirements of Ohio law, receive cash in the amount of the fair value of their shares, which may be different from the consideration specified in the merger agreement. A copy of the section of the

Ohio General Corporation Law pertaining to dissenters’ rights is attached as Annex D to this joint proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Tax Consequences of the Merger (page   )

We intend that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. As a result, for federal income tax purposes (i) no gain or loss will be recognized by United Community or PVFC as a result of the merger, and (ii) PVFC shareholders who receive United Community common shares in exchange for PVFC common shares in the merger will recognize no gain or loss, other than the gain or loss to be recognized for any cash received in lieu of fractional shares. The obligation of United Community and PVFC to complete the merger is conditioned United Community and PVFC receiving an opinion of United Community’s counsel, Vorys, Sater, Seymour and Pease LLP, dated as of the effective date of the merger and substantially to the effect that the federal income tax consequences of the merger will be as described above.

PVFC shareholders who exercise dissenters’ rights and receive cash for their PVFC common shares generally will recognize gain or loss for federal income tax purposes.

This tax treatment may not apply to all PVFC shareholders. Determining the actual tax consequences of the merger to PVFC shareholders can be complicated. Each PVFC shareholder should consult their own tax advisor to determine the merger’s tax consequences that are particular to the shareholder.

Comparative Market Prices

The following table shows the closing price per share of United Community common shares and the equivalent price per share of PVFC common shares, giving effect to the merger, on July 23, 2007, which is the last day on which United Community common shares traded preceding the public announcement of the proposed merger, and on          , 2007, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus. The equivalent price per share of PVFC common shares was computed by multiplying the price of a common share of United Community by the 1.852 exchange ratio.

		Equivalent Price per
	United Community	Share of PVFC
	Common Shares	Common Shares

July 23, 2007	$8.21	$15.20
, 2007

RISK FACTORS

The merger and the acquisition of United Community shares involve significant risks. In addition to the other information included in this joint proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote and whether to elect to receive cash, stock or a mixture of cash and stock in exchange for PVFC shares. In addition, please refer to the section of this joint proxy statement/prospectus titled “Caution About Forward-Looking Statements” beginning on page   .

PVFC shareholders may receive some of the merger consideration in a form different from what they elect, and PVFC shareholders may receive different federal income tax treatment than they expect or desire.

The amount of cash and the number of United Community shares to be received by PVFC shareholders in the merger is subject to the requirement that 50% of the PVFC shares be exchanged for United Community common shares and 50% be exchanged for cash. The merger agreement contains proration and allocation methods to achieve this result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in United Community common shares. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. The type of consideration you receive may also be affected by adjustments to the consideration that may be made so that the value of the stock portion of the merger consideration is equal to at least 40% of the total value of the merger consideration.

At the time of the special meeting and when they elect their consideration, PVFC shareholders will not know the actual mix of consideration that they will eventually receive. Assuming the merger qualifies as a “reorganization” for U.S. federal income tax purposes, a PVFC shareholder who has elected to receive only stock with the expectation of having tax-free treatment and instead receives a combination of cash and stock as a result of the application of the pro-ration procedures may be required to recognize gain on the exchange, but will not be permitted to recognize any loss on the exchange. On the other hand, a PVFC shareholder who elects to receive only cash with the expectation that he or she will recognize a loss as a result of the merger may receive United Community shares, in which case the loss would not be recognized. For a more detailed discussion of the federal income tax consequences of the proposed transaction, see the discussion under the caption “Description of the Merger — Tax Consequences of the Merger.”

If the average closing price of United Community common shares during a five-day period prior to closing is less than $7.99, United Community shares underperform the SNL Bank and Thrift Index by more than 20%, and United Community does not elect to increase the exchange ratio, PVFC has the right to terminate the merger agreement.

The merger agreement provides that if (1) the average closing price of United Community common shares during a 20-day period ending seven calendar days before the closing is less than $7.99, and (2) United Community common shares underperform the SNL Bank and Thrift Index between July 23, 2007, the last day prior to the public announcement of the merger, and the date that is seven days prior to closing by more than 20%, PVFC will be entitled to terminate the merger agreement unless United Community agrees to increase the exchange ratio so that the average closing price of United Community shares over the 20-day period multiplied by the exchange ratio equals $14.80. If the closing of the merger would have occurred on          , 2007 and the calculations described above would have been made as of such date, each of the conditions described in clauses (1) and (2) above would have been satisfied and PVFC would have been entitled to terminate the merger agreement, subject to United Community’s right to increase the exchange ratio as described above and close the merger using such increased exchange ratio. While PVFC has not determined whether or not it will exercise its termination right if the conditions described above are met as of the closing date of the merger, United Community does not currently intend to increase the exchange ratio by any material amount in such event. See “Description of the Merger — What PVFC Shareholders will Receive in the Merger” beginning on page   . As a result, even if the merger is approved by PVFC and United Community shareholders, the merger may ultimately not be completed.

Because the market price of United Community shares may fluctuate, you cannot be certain of the market value of the United Community shares that will be issued in the merger.

The merger agreement requires that 50% of the outstanding shares of PVFC be exchanged for United Community shares. Any change in the price of United Community shares after the date of the merger agreement will affect the market value of the stock that PVFC shareholders will receive as a result of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in United Community’s earnings, operations and prospects, and regulatory considerations. Many of these factors are beyond United Community’s control. Because the date the merger is completed will be later than the date of the special meeting, PVFC shareholders will not know what the market value of United Community shares will be upon completion of the merger when they vote on the merger at the PVFC special meeting or when they make their elections to receive cash or stock.

Future results of the combined companies may materially differ from the pro forma financial information presented in this proxy statement/prospectus.

United Community may not be able to integrate PVFC’s operations into United Community’s operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies. Future results of the combined company may be materially different from those shown in the pro forma financial statements that only show a combination of the historical results of United Community and PVFC. Merger-related charges may be higher or lower than we have estimated, depending upon how costly or difficult it is to integrate the two companies. Furthermore, these charges may decrease the capital of the combined company that could be used for income-earning investments in the future.

Additionally, in determining that the merger is in the best interests of PVFC and United Community, as the case may be, the board of directors of each of PVFC and United Community considered the savings that may result from the consummation of the merger, including from reduction of duplicate costs, improved efficiency and cross marketing opportunities. However, there can be no assurance that any increase in earnings per share will result from the merger.

Certain of PVFC’s officers and directors have interests that are different from, or in addition to, interests of PVFC’s shareholders generally.

Some of the directors and officers of PVFC have interests in the merger that are different from, or in addition to, the interests of PVFC shareholders generally. These include: payments that certain officers will receive under existing severance agreements; the acceleration of stock options; the acceleration of vesting under certain benefit plans; provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of PVFC for events occurring before the merger; and the appointment of two directors of PVFC to the board of directors of United Community and three directors of PVFC to the board of Home Savings. For a more detailed discussion of these interests, see “Description of the Merger — Interests of Certain Persons in the Merger” beginning on page   .

Changing economic conditions and the geographic concentration of our markets may unfavorably impact United Community’s financial condition and results of operations.

The operations of United Community and PVFC are primarily concentrated in northern and central Ohio, and their operating results largely depend upon economic conditions in these market areas. A deterioration in economic conditions in one or more of these markets could result in one or more of the following:

•	an increase in loan delinquencies;

•	an increase in problem assets and foreclosures;

•	a decrease in demand for our products and services; and

•	a decrease in the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, and the value of assets associated with problem loans.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, “Questions and Answers About the Merger and the Special Meetings,” “Summary,” “Risk Factors,” “Description of the Merger — United Community’s Background and Reasons for the Merger,” and “Description of the Merger — PVFC’s Background of the Merger; Recommendation of the PVFC Board; and PVFC’s Reasons for the Merger.” You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page   .

Because of these and other uncertainties, United Community’s actual financial condition and operating results may be materially different from the results indicated by these forward-looking statements. In addition, United Community’s and PVFC’s past results of operations do not necessarily indicate United Community’s and PVFC’s combined future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. United Community is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. United Community qualifies all of its forward-looking statements by these cautionary statements.

Further information on other factors which could affect the financial condition, results of operations, liquidity or capital resources of United Community before and after the merger is included in this joint proxy statement/prospectus under “Information About United Community — Management’s Discussion and Analysis of Financial Condition and Results of Operations”

SELECTED HISTORICAL FINANCIAL INFORMATION FOR UNITED COMMUNITY

The following tables summarize historical financial data for United Community. You should read this summary financial information in connection with United Community’s historical financial information, which appears elsewhere in this joint proxy statement/prospectus.

Unaudited interim financial statements at or for the six months ended June 30, 2007 and 2006 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results of a full year of operations.

	At June 30,		At December 31
	2007	2006	2006	2005	2004	2003	2002
	(In thousands)

Selected Financial Condition Data:
Total assets	$2,706,160	$2,640,549	$2,703,545	$2,528,850	$2,287,788	$2,073,833	$1,990,131
Cash and cash equivalents	34,318	31,409	35,637	37,545	40,281	81,155	110,936
Securities:
Trading, at fair value	7,631	7,031	10,786	10,812	32,316	15,600	5,060
Available for sale, at fair value	249,636	214,619	237,531	201,870	198,404	227,525	237,268
Loans held for sale	16,509	28,587	26,960	29,109	59,099	37,715	45,825
Loans, net	2,248,462	2,204,471	2,253,559	2,097,433	1,815,976	1,576,494	1,478,213
Federal Home Loan Bank stock, at cost	25,432	24,696	25,432	24,006	22,842	21,924	21,069
Cash surrender value of life insurance	23,587	22,692	23,137	22,260	21,406	20,496	—
Deposits	1,801,249	1,776,197	1,822,935	1,681,844	1,522,952	1,423,698	1,481,901
Borrowed funds	594,953	566,701	563,764	550,763	483,503	338,463	210,024
Total shareholders’ equity	275,346	269,837	281,333	264,735	252,352	279,836	274,569

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands)

Summary of earnings:
Interest income	$84,829	$80,273	$165,430	$136,052	$113,441	$111,663	$125,960
Interest expense	47,276	38,548	84,428	57,296	40,378	40,252	54,236
Net interest income	37,553	41,725	81,002	78,756	73,063	71,411	71,724
Provision for loan losses	5,069	1,551	4,347	3,028	9,370	3,179	3,578
Net interest income after provision for loan losses	32,484	40,174	76,655	75,728	63,693	68,232	68,146
Non-interest income	23,634	19,345	40,274	38,260	36,109	40,845	31,806
Non-interest expenses	42,742	40,483	79,818	78,881	72,834	73,572	68,359
Income before income taxes	13,376	19,036	37,111	35,107	26,968	35,505	31,593
Income taxes	4,776	6,654	13,000	11,910	9,103	12,565	10,776
Net income	$8,600	$12,382	$24,111	$23,197	$17,865	$22,940	$20,817

	Six Months Ended June 30,		At or for the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Selected financial ratios and other data:
Performance ratios:
Return on average assets(1)	0.64%	0.96%	0.92%	0.96%	0.83%	1.15%	1.04%
Return on average shareholders’ equity(2)	5.99	9.09	8.72	8.89	7.01	8.27	7.74
Interest rate spread(3)	2.47	3.01	2.83	3.15	3.34	3.51	3.36
Net interest margin(4)	2.93	3.41	3.26	3.47	3.60	3.81	3.79
Non-interest expense to average assets	3.16	3.14	3.04	3.27	3.37	3.70	3.74
Efficiency ratio(5)	69.14	65.87	65.33	67.00	65.87	65.29	64.52
Average interest earning assets to average interest bearing liabilities	112.60	112.64	112.41	112.41	113.16	114.24	114.98
Capital ratios:
Average equity to average assets	10.61	10.55	10.53	10.83	11.78	13.95	13.48
Shareholders’ equity to assets at year end	10.17	10.22	10.41	10.47	11.03	13.49	13.80
Tier 1 leverage ratio	7.95	8.49	7.68	8.36	8.36	8.22	8.05
Tier 1 risk-based capital ratio	9.96	10.34	9.49	10.08	9.92	9.64	11.64
Total risk-based capital ratio	12.29	11.10	11.70	10.86	10.79	10.56	12.61
Asset quality ratios:
Nonperforming loans to loans, net(6)	3.30	1.33	2.43	1.22	1.24	1.02	1.06
Nonperforming assets to total assets at year end(7)	3.10	1.25	2.15	1.11	1.06	0.84	0.85
Allowance for loan losses as a percent of loans	0.86	0.72	0.75	0.74	0.87	0.96	1.02
Allowance for loan losses as a percent of nonperforming loans(6)	26.17	54.42	30.92	61.26	70.38	93.66	96.20
Number of:
Loans	47,517	45,250	46,333	43,630	41,690	37,668	37,872
Deposits	189,291	190,449	189,588	183,565	173,997	169,920	173,528
Per share data:
Basic earnings(8)	$0.30	$0.43	$0.83	$0.81	$0.61	$0.73	$0.65
Diluted earnings(8)	0.29	0.42	0.82	0.80	0.60	0.72	0.65
Book value(9)	9.11	8.72	9.08	8.52	8.09	8.21	7.79
Dividend per share	0.19	0.18	0.36	0.33	0.30	0.30	0.30
Dividend payout ratio(10)	65.52%	42.86%	43.90%	41.25%	50.00%	41.67%	46.15%

(1)	Net income divided by average total assets.

(2)	Net income divided by average total equity.

(3)	Difference between weighted average yield on interest earning assets and weighted average cost of interest bearing liabilities.

(4)	Net interest income as a percentage of average interest earning assets.

(5)	Non-interest expense, excluding the amortization of core deposit intangible, divided by the sum of net interest income and non-interest income, excluding gains and losses on securities and other.

(6)	Nonperforming loans consist of loans ninety days past due, loans less then ninety days past due and not accruing and restructured loans.

(7)	Nonperforming assets consist of nonperforming loans and real estate acquired in settlement of loans and other repossessed assets.

(8)	Net income divided by average number of basic or diluted shares outstanding.

(9)	Shareholders’ equity divided by number of shares outstanding.

(10)	Historical per share dividends declared and paid for the year divided by the diluted earnings per share for the year.

SELECTED HISTORICAL FINANCIAL INFORMATION FOR PVFC

The following tables summarize historical financial data for PVFC. You should read this summary financial information in connection with PVFC’s historical financial information, which is incorporated by reference into this joint proxy statement/prospectus.

	At June 30,
	2007	2006	2005	2004	2003
	(In thousands)

Financial Condition Data:
Total assets	$900,816	$906,081	$823,899	$755,687	$743,404
Loans receivable, net	713,329	736,065	660,494	610,681	576,985
Loans receivable held for sale, net	14,993	10,698	9,060	11,871	33,604
Mortgage-backed securities held to maturity	25,880	27,578	31,720	36,779	2,931
Cash and cash equivalents	28,458	19,738	11,090	17,470	96,751
Securities held to maturity	58,000	58,000	57,500	27,500	33
Deposits	658,053	656,864	591,226	526,493	526,429
Borrowings	146,260	156,773	146,413	147,526	125,938
Stockholders’ equity	71,490	68,973	66,453	63,361	58,603

	Year Ended June 30,
	2007	2006	2005	2004	2003
	(In thousands except for earnings per share)

Operating Data:
Interest income	$62,020	$55,651	$43,963	$39,429	$43,931
Interest expense	36,705	28,408	19,801	16,739	20,646
Net interest income before provision for loan losses	25,315	27,243	24,162	22,690	22,285
Provision for loan losses	1,103	826	111	597	—
Net interest income after provision for loan losses	24,212	26,417	24,051	22,093	23,285
Non-interest income	3,376	2,028	3,006	5,810	5,444
Non-interest expense	21,634	21,549	18,942	17,571	16,509
Income before federal income taxes	5,954	6,896	8,115	10,332	12,220
Federal income taxes	1,720	2,053	2,531	3,422	4,124
Net income	4,234	4,843	5,584	6,910	8,096
Basic earnings per share(1)	0.55	0.63	0.72	0.89	1.05
Diluted earnings per share(1)	0.54	0.62	0.71	0.87	1.03

(1)	Adjusted for stock dividends

	At or for the Year Ended June 30,
	2007	2006	2005	2004	2003

Other Data:
Return on average assets	0.47%	0.56%	0.70%	0.96%	1.15%
Return on average equity	6.00%	7.15%	8.62%	11.26%	14.60%
Interest rate spread	2.77%	3.15%	3.12%	3.16%	3.19%
Net interest margin	2.98%	3.34%	3.24%	3.35%	3.44%
Average interest-earning assets to average interest-bearing liabilities	104.84%	105.38%	104.81%	107.62%	108.10%
Non-accruing loans and repossessed assets to total assets	1.81%	1.80%	1.59%	1.42%	1.06%
Stockholders’ equity to total assets	7.94%	7.61%	8.07%	8.38%	7.88%
Ratio of average equity to average assets	7.76%	7.78%	8.16%	8.49%	7.86%
Dividend payout ratio (cash dividends declared divided by net income)	54.04%	47.13%	37.37%	33.71%	21.21%
Bank Regulatory Capital Ratio:
Ratio of tangible capital to adjusted total assets	9.72%	8.33%	8.77%	7.97%	7.73%
Ratio of Tier-1 core capital to adjusted total assets	9.72%	8.33%	8.77%	7.97%	7.73%
Ratio of Tier-1 risk-based capital to risk-weighted assets	12.56%	9.72%	10.41%	9.54%	9.92%
Ratio of total risk-based capital to risk-weighted assets	13.08%	10.28%	10.97%	10.19%	10.55%

SUMMARY SELECTED PRO FORMA DATA

The following table shows selected financial information on a pro forma basis giving effect to the merger as if the merger had become effective at the end of the periods presented in the case of balance sheet information, and at the beginning of each period presented in the case of income statement information. The pro forma information reflects the purchase method of accounting.

United Community anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn additional revenue. The pro forma information, while helpful in illustrating the financial characteristics of United Community following the merger under one set of assumptions, does not reflect all of these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of United Community would have been had our companies been combined during these periods.

An exchange ratio of 1.852 was used in preparing this pro forma information. You should read this summary pro forma information in conjunction with the information under “Pro Forma Unaudited Consolidated Financial Information” beginning on page   , and with the historical information in this document on which it is based.

	Six Months	Year
	Ended	Ended
	June 30,	December 31,
	2007	2006
	(In thousands, except
	per share data)

Pro forma combined income statement data:
Interest income	$114,876	$225,130
Interest expense	68,242	123,064

Net interest income	46,634	102,066
Provision for loan losses	6,080	4,971

Net interest income after provision for loan losses	40,554	97,095
Non-interest income	24,710	41,808
Non-interest expense	54,122	102,908

Income before income taxes	11,142	35,995
Income tax expense	3,788	12,279

Income from continuing operations	7,354	23,716

Net income	$7,354	$23,716

Pro forma earnings per share data:
Basic net income	$0.20	$0.66
Diluted net income	$0.20	$0.65

At June 30,
2007
(In thousands)

Pro forma combined balance sheet data:
Total assets	$3,670,387
Loans receivable, net	2,967,620
Deposits	2,460,078
Total shareholders’ equity	329,187

COMPARATIVE PER SHARE DATA

The following table shows United Community’s and PVFC’s diluted income per common share, dividends per share and book value per share, after giving effect to the merger (which we refer to as “pro forma” information). In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged on the dates or at the beginning of the periods indicated. See “Pro Forma Unaudited Consolidated Financial Information” beginning on page   .

The information listed as “per equivalent PVFC share” was obtained by multiplying the pro forma amounts by an exchange ratio of 1.852. We present this information to reflect the fact that some PVFC shareholders will receive United Community common shares for each share of PVFC exchanged in the merger. United Community anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of United Community following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of United Community would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document.

	United
	Community	PVFC	Pro Forma	Per Equivalent
	Historical	Historical	(1)(2)	PVFC Share

Book value per share:
At June 30, 2007	$9.11	$9.25	$8.81	$16.32
Cash dividends declared per share:
Six months ended June 30, 2007	$0.19	$0.148	$0.19	$0.35
Year ended December 31, 2006	$0.36	$0.296	$0.36	$0.67
Diluted net income per share:
Six months ended June 30, 2007	$0.29	$0.19	$0.20	$0.37
Year ended December 31, 2006	$0.82	$0.67	$0.65	$1.20

(1)	Pro forma dividends per share represent United Community’s historical dividends per share.

(2)	The pro forma book value per share of United Community is based on the pro forma common shareholders’ equity divided by total pro forma common shares of the combined entities.

MARKET PRICE AND DIVIDEND INFORMATION

United Community common shares are listed on the NASDAQ Global Select Market under the symbol “UCFC.” PVFC common shares are listed on the NASDAQ Capital Market under the symbol “PVFC.” The following table lists the high and low prices per share for United Community common shares and PVFC common shares and the cash dividends declared by each company for the periods indicated.

	United Community Common Shares			PVFC Common Shares
	High	Low	Dividends	High	Low	Dividends

Quarter ended
September 30, 2007	$10.25	$6.13	$0.095	$16.14	$12.50	$0.074
June 30, 2007	11.23	9.94	0.095	14.00	11.00	0.074
March 31, 2007	12.53	10.38	0.095	12.84	10.23	0.074
December 31, 2006	13.30	12.00	0.090	10.93	10.10	0.074
September 30, 2006	13.22	11.25	0.090	10.50	9.81	0.074
June 30, 2006	12.48	11.06	0.090	10.28	9.70	0.074
March 31, 2006	13.13	11.38	0.090	11.38	9.80	0.074
December 31, 2005	12.50	10.28	0.0825	11.65	10.41	0.074
September 30, 2005	11.75	10.53	0.0825	13.75	11.00	0.067
June 30, 2005	11.75	10.05	0.0825	12.77	10.26	0.067
March 31, 2005	11.53	10.00	0.0825	12.73	11.07	0.067

You should obtain current market quotations for United Community common shares, as the market price of United Community common shares will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Following the merger, the declaration of dividends will be at the discretion of United Community’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of United Community, applicable state law and government regulations and other factors deemed relevant by United Community’s board of directors.

On July 23, 2007, the trading day immediately preceding the public announcement of the merger, and on          , 2007, the last practicable trading day before the printing of this document, the closing price of UCFC common shares as reported on NASDAQ were $8.21 and $      per share, respectively, and the closing prices of PVFC as reported on NASDAQ were $12.58 and $      per share, respectively.

SPECIAL MEETING OF PVFC SHAREHOLDERS

Date, Place, Time and Purpose

PVFC’s board of directors is sending you this document to request that you allow your shares of PVFC to be voted at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the PVFC board of directors will ask you to vote on a proposal to approve the merger agreement and on a proposal to approve amendments to PVFC’s code of regulations. You also will be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement. The special meeting will be held at  ,          ,                     at   a.m., local time, on          , 2007.

Who Can Vote at the Meeting; Quorum

You are entitled to vote if the records of PVFC show that you held PVFC common shares as of the close of business on          , 2007. As of the close of business on that date, a total of           PVFC common shares were outstanding. Each common share has one vote. If you are a beneficial owner of PVFC common shares held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

The special meeting will conduct business only if a majority of the outstanding PVFC common shares entitled to vote is represented in person or by proxy at the meeting. If you return a valid proxy or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding PVFC common shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received voting instructions from the beneficial owner.

Vote Required

Approval of the merger agreement and the amendments to PVFC’s code of regulations each requires the affirmative vote of two-thirds of the outstanding PVFC common shares entitled to vote at the meeting. Failure to submit a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement and the amendments to PVFC’s code of regulations. Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement and the amendments to PVFC’s code of regulations.

The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Shares Held by PVFC Officers and Directors and by United Community

As of          , 2007, directors and executive officers of PVFC beneficially owned           PVFC common shares. This equals     % of the outstanding PVFC common shares. As of the same date, United Community and its directors and executive officers beneficially owned           PVFC common shares.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, PVFC recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

PVFC shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions by telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain regarding the approval of the merger agreement and the amendments to PVFC’s code of regulations and any proposal to adjourn the meeting. If you are the record holder of your PVFC common shares and submit your proxy without specifying a voting instruction, your PVFC common shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the amendments to PVFC’s code of regulations and “FOR” any proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement. PVFC’s board of directors recommends a vote “FOR” approval of the merger agreement, “FOR” the proposal to approve the amendments to PVFC’s code of regulations and “FOR” approval of any proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of PVFC a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Attending the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication regarding the revocation of proxies should be addressed to:

PVF Capital Corp.
Jeffrey N. Male, Secretary
30000 Aurora Road
Solon, Ohio 44139

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. PVFC does not know of any other matters to be presented at the meeting.

Participants in Park View’s 401(k) Plan

If you participate in the Park View Federal Savings Bank 401(k) Plan and invest in the PVF Capital Corp. Stock Fund, you will receive a vote authorization card that reflects the PVFC shares credited to your account in the 401(k) Plan as of the special meeting record date. You may direct the 401(k) Plan Trustee how to vote the PVFC shares credited to your account. The Trustee will vote all shares for which it does not receive timely instructions from participants as directed by PVFC. The deadline for returning your voting instructions to the 401(k) Plan Trustee is          , 2007.

Solicitation of Proxies

PVFC has engaged Georgeson, Inc. to assist in the solicitation of proxies for the PVFC special meeting at a fee of $8,000, plus expenses. PVFC also agreed to indemnify Georgeson, Inc. for liabilities arising from its performance of proxy solicitation services. PVFC and United Community will share in the expenses of this proxy solicitation. PVFC will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of PVFC may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

PROPOSAL TO APPROVE AMENDMENTS TO PVFC’S FIRST AMENDED AND RESTATED CODE OF REGULATIONS TO AUTHORIZE THE ISSUANCE OF UNCERTIFICATED SHARES

PVFC’s board of directors unanimously approved, declared advisable, and recommends to PVFC’s shareholders amendments to PVFC’s First Amended and Restated Code of Regulations to authorize PVFC’s board of directors to provide for the issuance of uncertificated shares. PVFC’s board of directors believes that this proposal is in the best interest of PVFC and its shareholders and recommends a vote “FOR” the proposed amendments.

The proposed amendments would change Article V, Section 1 of the PVFC’s code of regulations to authorize PVFC’s board of directors to provide by resolution that some or all of any or all classes or series of PVFC’s stock may be uncertificated shares. The proposed amendments would also add references to uncertificated shares to Sections 5 and 7 of Article V. In accordance with PVFC’s articles of incorporation and code of regulations, the proposed amendments are subject to the approval of PVFC’s shareholders.

As amended, Article V, Sections 1, 5 and 7 would read as follows (proposed amendments appear as underlined text):

Section 1.  Certificates for Shares.  The shares of the Corporation shall be represented by certificates signed by the chairman of the board of directors or by the president or a vice president and by the treasurer, an assistant treasurer, the secretary, or an assistant secretary of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Corporation itself of an employee of the Corporation. If any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before the certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

Notwithstanding the foregoing, the board of directors may provide by resolution that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.

Section 5.  Transfer of Shares.  Transfer of shares of capital stock of the Corporation shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record thereof or by his legal representative, who shall furnish proper evidence of such authority, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Corporation. Such transfer shall be made, in the case of certificated shares, only on surrender for cancellation of the certificate for such shares, or, in the case of uncertificated shares, on delivery of proper transfer instructions for the number of shares involved.  The person in whose name shares of capital stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

Section 7.  Lost Certificates.  The board of directors may direct a new certificate, or uncertificated shares, to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or uncertificated shares, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Purpose of Amendments

Currently, PVFC’s governing documents do not authorize the issuance of uncertificated shares. The rules of the NASDAQ Stock Market require that by January 1, 2008, all listed companies must be eligible to participate in a Direct Registration Program regarding their listed securities. This Direct Registration Program requires that listed companies be authorized to issue uncertificated shares. Failure to comply with NASDAQ Stock Market listing requirements may result in adverse consequences the continued listing of its securities on the NASDAQ Capital Market.

Under PVFC’s articles of incorporation and code of regulations, the code of regulations may be amended only by a vote of the stockholders. As a result, the board of directors is submitting the proposed amendments to the code of regulations for a vote of the shareholders at the Special Meeting.

The board of directors desires to modernize PVFC’s code of regulations to authorize the issuance of uncertificated shares, as required for continued listing of PVFC’s common stock on the NASDAQ Capital Market and as is currently permitted or will be permitted by January 1, 2008 for the stock of substantially all publicly traded U.S. corporations. The board of directors desires to continue to have PVFC’s common stock listed on the NASDAQ Capital Market, which it believes provides the most active and liquid trading market available for PVFC’s common stock. Failure to approve the proposed amendments could result in the loss of PVFC’s ability to continue to list its shares on the NASDAQ Capital Market. Accordingly, PVFC’s board of directors believes approval of the proposed amendments to the code of regulations is in the best interests of PVFC and its shareholders.

The Board of Directors recommends a vote “FOR” the approval of the amendments to PVFC’s code of regulations.

SPECIAL MEETING OF UNITED COMMUNITY SHAREHOLDERS

Date, Place, Time and Purpose

United Community’s board of directors is sending you this document to request that you allow your shares of United Community to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the United Community board of directors will ask you to vote on a proposal to approve the merger agreement. You also will be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement. The special meeting will be held at          ,          ,                     at   a.m., local time, on          , 2007.

Who Can Vote at the Meeting; Quorum

You are entitled to vote if the records of United Community show that you held United Community common shares as of the close of business on          , 2007. As of the close of business on that date, a total of           United Community common shares were outstanding. Each common share has one vote. If you are a beneficial owner of United Community common shares held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

The special meeting will conduct business only if a majority of the outstanding United Community common shares entitled to vote is represented in person or by proxy at the meeting. If you return a valid proxy or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding United Community common shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received voting instructions from the beneficial owner.

Vote Required

Approval of the merger agreement will require the affirmative vote of a majority of the outstanding United Community common shares entitled to vote at the meeting. Failure to submit a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement.

The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Shares Held by United Community Officers and Directors and by PVFC

As of          , 2007, directors and executive officers of United Community beneficially owned           United Community common shares. This equals     % of the outstanding United Community common shares. As of the same date, PVFC and its directors and executive officers did not beneficially own any United Community common shares.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, United Community recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

United Community shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions by telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain regarding the approval of the merger agreement and any proposal to adjourn the meeting. If you are the record holder of your United Community common shares and submit your proxy without specifying a voting instruction, your United Community common shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” any proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement. United Community’s board of directors recommends a vote “FOR” approval of the merger agreement and “FOR” approval of any proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of United Community a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Attending the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication regarding the revocation of proxies should be addressed to:

United Community Financial Corp.
Jude J. Nohra, Secretary
275 West Federal Street
Youngstown, Ohio 44503-1203

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. United Community does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

United Community and PVFC will share in the expenses of this proxy solicitation. United Community will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of United Community may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

DESCRIPTION OF THE MERGER

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The merger agreement provides for the merger of PVFC into United Community, followed immediately by the merger of Home Savings into Park View.

What PVFC Shareholders will Receive in the Merger

If the merger is completed, each common share of PVFC issued and outstanding immediately before the completion of the merger will automatically be converted into the right to receive, at the holder’s election, either (a) $18.50 in cash, (b) 1.852 United Community common shares or (c) $9.25 in cash or 0.926 United

Community common shares, subject to the allocation and proration procedures as well as other provisions in the merger agreement. You may elect to:

•	exchange all your PVFC shares for cash;

•	exchange all of your PVFC shares for United Community shares; or

•	exchange half of your PVFC shares for cash and half of your PVFC share for United Community shares.

PVFC shareholders will not receive fractional United Community common shares. Instead, PVFC shareholders will receive a cash payment for any fractional shares in an amount equal to the product of (i) the fraction of a share of United Community stock to which such shareholder is entitled multiplied by (ii) $18.50.

If United Community declares a stock dividend or distribution on its common shares or subdivides, splits, reclassifies or combines the United Community common shares prior to the effective time of the merger, then the exchange ratio will be adjusted to provide PVFC shareholders with the same economic effect as contemplated by the merger agreement prior to any of these events.

Treatment of PVFC Stock Options

Each option to acquire PVFC shares that is outstanding and unexercised at the effective time of the merger shall be terminated and each holder of such an option shall be entitled to receive an amount in cash equal to $18.50 less the exercise price of the stock option.

Stock or Cash Election

The merger agreement provides that 50% of the PVFC common shares will be converted into United Community common shares issued and outstanding on the date of the merger and that the consideration may be adjusted so that 40% of the total value of the United Community shares issued in the merger is equal to at least 40% of the total merger consideration. It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if PVFC shareholders in the aggregate elect to receive more or less of the United Community common shares than United Community has agreed to issue. These procedures are summarized below.

If Shares Are Oversubscribed:  If PVFC shareholders elect to receive more United Community common shares than United Community has agreed to issue in the merger, then all PVFC shareholders who have elected to receive cash will receive cash for their PVFC shares, and those PVFC shareholders who have elected to receive common shares and those who made no election will be treated in the following manner:

•	If the number of shares held by PVFC shareholders who have made no election is sufficient to make up the shortfall in the number of United Community shares that United Community will exchange for cash, then all PVFC shareholders who made no election will receive both cash and United Community common shares in whatever proportion is necessary to make up the shortfall of United Community shares to be exchanged for cash.

•	If the number of shares held by PVFC shareholders who have made no election is insufficient to make up the shortfall, then all PVFC shareholders who made no election will receive cash and those PVFC shareholders who elected to receive United Community common shares will receive cash and United Community common shares in whatever proportion is necessary to make up the shortfall of United Community shares to be exchanged for cash.

If Shares Are Undersubscribed:  If PVFC shareholders elect to receive more cash than United Community has agreed to pay in the merger, then all PVFC shareholders who have elected to receive United Community common shares will receive United Community common shares, and those PVFC shareholders who elected to receive cash or who have made no election will be treated in the following manner:

•	If the number of shares held by PVFC shareholders who have made no election is sufficient to make up the shortfall in the number of United Community shares that United Community is required to issue,

then all PVFC shareholders who made no election will receive both cash and United Community common shares in whatever proportion is necessary to make up the shortfall of United Community shares.

•	If the number of shares held by PVFC shareholders who have made no election is insufficient to make up the shortfall, then all PVFC shareholders who made no election will receive United Community common shares and those PVFC shareholders who elected to receive cash will receive cash and United Community common shares in whatever proportion is necessary to make up the shortfall of United Community shares.

If the total value of the United Community shares to be issued to the PVFC shareholders is less than 40% of the total merger consideration as of the trading day before the merger, United Community may reduce the number of PVFC common shares that will be converted into cash and correspondingly increase the number of PVFC common shares that will be converted into United Community common shares. If this adjustment is necessary, shareholders who elect to receive cash or a mixture of cash and stock may be required to receive on a pro rata basis a greater amount of United Community common shares than they otherwise would have received.

No guarantee can be made that PVFC shareholders will receive the amounts of cash and/or stock they elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, PVFC shareholders may receive United Community common shares or cash in amounts that vary from the amounts they elect to receive.

Election Procedures; Surrender of Stock Certificates

After the completion of the merger, the exchange agent will mail to PVFC shareholders a letter of transmittal, together with an election form and instructions for the exchange of their PVFC common shares certificates for the merger consideration. Neither United Community nor PVFC is making any recommendation as to whether PVFC shareholders should elect to receive cash or United Community common shares in the merger. Holders of PVFC common shares must make their own decisions with respect to such election.

To make an effective election, PVFC shareholders must submit a properly completed election form, along with their PVFC stock certificates representing all PVFC common shares covered by the election form, to the designated exchange agent within 20 days of the date the election form is mailed to the shareholder. PVFC shareholders should not forward their PVFC stock certificates with their proxy cards. PVFC shareholders who do not submit a properly completed election form before the election deadline will have their PVFC common shares designated as non-election shares.

Until PVFC shareholders surrender their PVFC stock certificates for exchange after completion of the merger, PVFC shareholders will not be paid dividends or other distributions declared after the merger with respect to any United Community common shares into which their PVFC shares have been converted. When PVFC shareholders surrender their PVFC stock certificates, United Community will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of PVFC common shares. PVFC stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

PVFC shareholders whose PVFC stock certificates have been either lost, stolen or destroyed, will have to prove ownership of these certificates and verify that they were lost, stolen or destroyed before receiving any consideration for their shares. The election form will include instructions on how to provide evidence of ownership.

United Community’s Background and Reasons for the Merger

Pursuing acquisition opportunities has been a part of United Community’s growth strategy since the company converted to stock form in 1998. Prior acquisitions of Potters Financial Corporation in 2002 and Industrial Bancorp, Inc. in 2001 helped United Community expand its Home Savings branch network south and west of its Mahoning County point of origin. De novo branching in selected areas has augmented the acquisition strategy, but Home Savings has not made significant in-roads into the metropolitan and suburban Cleveland market area. When KBW, financial advisor to PVFC, contacted United Community in April 2007 to ascertain whether United Community would have an interest in pursuing the possibility of a merger with an institution located in northeastern Ohio, senior management recognized this as an important opportunity for United Community. A merger with PVFC presented United Community with the opportunity to add 17 branches, only two of which are within close proximity of any of the 38 existing Home Savings branches. With nearly half of its deposit base in Cuyahoga County, PVFC enables United Community to enter the competitive Cuyahoga County market with nine branches and approximately $400 million in deposits, a meaningful presence that would take years to achieve through de novo branching. In addition to Cuyahoga County, PVFC’s footprint includes three other counties situated between United Community’s historic northeastern Ohio market and the branches in northwestern Ohio acquired through the Industrial Savings merger.

After signing a confidentiality agreement on April 24, 2007, United Community received a Confidential Offering Memorandum containing substantial information about PVFC the business, operations and financial condition of PVFC. The Confidential Offering Memorandum also set forth a schedule for submitting a written, non-binding indication of interest to KBW to pursue a transaction with PVFC.

To assist the Board in analyzing the financial impact on United Community of a possible PVFC merger, United Community retained Stifel Nicolaus as its financial advisor. A number of possible pricing scenarios were developed to evaluate the impact on United Community’s future earnings per share, capital position and other items of significance to United Community and its shareholders.

At a meeting of the United Community Board on May 15, 2007, the directors discussed the transaction with management , including the general parameters of the indication. The Board authorized management to continue to pursue the possibility of the PVFC transaction.

On May 29, 2007, United Community presented to KBW a non-binding indication of interest in which the financial structure and other aspects of a possible business combination with PVFC were outlined. The indication provided for a transaction in which PVFC would be merged into United Community and each share of PVFC would be converted into the right to receive $18.45 in value in cash, United Community shares or a combination of cash and shares. The ultimate merger consideration would be determined after a due diligence review of the books and records of PVFC.

After the PVFC Board reviewed United Community’s indication of interest, KBW invited United Community to conduct a due diligence investigation of the books, records, loans, deposits and other aspects of PVFC’s business. A team of United Community senior management and outside advisors, including legal counsel and Stifel Nicolaus representatives, conducted the investigation in Solon, Ohio.

Senior management updated the United Community Board of Directors regarding its due diligence investigation at a meeting on June 20, 2007, and recommended a proposed transaction in which each PVFC share would be converted into the right to receive $18.50 in value, payable, at the election of each PVFC shareholder, in cash, United Community shares or a combination of cash and United Community’ shares, provided that 50% of the PVFC shares would be exchanged for cash and 50% would be exchanged for United Community shares. Stifel Nicolaus then provided a presentation to the Board preliminarily indicating that Stifel Nicolaus believed that it would be able to render a fairness opinion substantially in the form later provided. The directors then authorized management to present the proposed transaction to PVFC.

On July 3, 2007, senior management of United Community met with the PVFC Board to present the proposal, after which PVFC informed United Community that PVFC was prepared to commence the negotiation of a merger agreement with United Community. During the next several weeks, United Community and PVFC and their respective representatives negotiated the terms of the merger agreement and related documents. On July 24, 2007, the United Community Board approved the merger agreement and the transactions contemplated thereby after receiving the advice of counsel and the oral opinion of Stifel Nicolaus that based upon and subject to the factors and assumptions set forth in the opinion, the per share merger consideration to be paid by United Community to the holders of PVFC’s common stock (other than dissenting shareholders and with respect to treasury shares) pursuant to the merger agreement was fair to United Community from a financial point of view as of that date. PVFC and United Community executed the merger agreement and United Community signed a voting agreement with each of the directors of PVFC.

The United Community Board has concluded that the merger is in the best interests of United Community’s shareholders. In reaching this determination, the United Community Board consulted with management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

(i) The merger will facilitate the natural and logical expansion of United Community’s business into the counties of Cuyahoga, Summit, Lorain and Medina;

(ii) The merger will increase United Community’s asset size to approximately $3.7 billion on a pro forma basis (as of June 30, 2007), creating additional opportunities to benefit from economies of scale and provide opportunities for asset growth and earnings growth in an extremely competitive environment; and

(iii) PVFC’s management philosophies and its long-standing reputation of excellent customer service and community involvement are consistent with United Community’ philosophies toward community banking, emphasis on customer service and strong ongoing commitment to each community served.

The United Community Board considered many different factors in its evaluation and did not believe it was practical to, and did not quantify or otherwise assign relative weights to, the individual factors considered in reaching its determination.

Recommendation of the United Community Board of Directors

In view of all the considerations described above, the Board of Directors of United Community unanimously concluded that the merger is fair to and in the best interests of the United Community shareholders and recommends that United Community shareholders vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger of PVFC with and into United Community and issuance of common shares of United Community to shareholders of PVFC in the merger.

Opinion of United Community’s Financial Advisor

Stifel Nicolaus is acting as financial advisor to United Community in connection with the merger. Stifel Nicolaus is a nationally recognized investment banking firm with substantial expertise in transactions similar to the merger. Stifel Nicolaus is an investment banking and securities firm with membership on all the principal United States securities exchanges. As part of its investment banking activities, Stifel Nicolaus is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On July 24, 2007, Stifel Nicolaus rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of United Community that, as of such date, the per share consideration to be paid by United Community to the holders of PVFC common shares (other than dissenting shareholders and with respect to treasury shares) in connection with the merger pursuant to the merger agreement was fair to United Community, from a financial point of view. As a condition to the closing of the merger, Stifel Nicolaus was required to update its opinion as of the date of this joint prospectus/proxy statement. The full text of Stifel Nicolaus’ written opinion dated          , which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Holders of United Community common shares are urged to, and should, read this opinion carefully and in its entirety in connection with this joint proxy statement/prospectus. The summary of the opinion of Stifel Nicolaus set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion of Stifel Nicolaus will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Stifel

Nicolaus has no obligation to update, revise or reaffirm its opinion, and United Community does not currently expect that it will request an updated opinion from Stifel Nicolaus.

No limitations were imposed by United Community on the scope of Stifel Nicolaus’ investigation or the procedures to be followed by Stifel Nicolaus in rendering its opinion. Stifel Nicolaus was not requested to and did not make any recommendation to United Community’s board of directors as to the form or amount of the consideration to be paid to PVFC or its shareholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Stifel Nicolaus did not ascribe a specific range of values to PVFC. Its opinion is based on the financial and comparative analyses described below. Stifel Nicolaus’ opinion was directed solely to United Community’s board of directors for its use in connection with its consideration of the financial terms of the merger and is not to be relied upon by any shareholder of United Community or PVFC or any other person or entity. Stifel Nicolaus’ opinion did not constitute a recommendation to United Community’s board as to how United Community’s board should vote on the merger or to any shareholder of United Community or PVFC as to how such shareholder should vote with respect to the merger, or whether or not any shareholder of United Community or PVFC should enter into a voting or shareholders’ agreement with respect to the merger, elect to receive the per share stock consideration or the per share cash consideration (or any combination thereof), or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, Stifel Nicolaus’ opinion does not compare the relative merits of the merger with any alternative transaction or business strategy that may have been available to United Community or the United Community board and does not address the underlying business decision of United Community’s board to proceed with or effect the merger. Stifel Nicolaus was not requested to, and did not, explore alternatives to the merger or solicit the interest of any other parties in pursuing transactions with United Community.

In connection with its opinion, Stifel Nicolaus, among other things:

•	reviewed and analyzed a draft copy of the merger agreement dated July 13, 2007;

•	reviewed and analyzed the audited consolidated financial statements of United Community contained in its Annual Report on Form 10-K as of December 31, 2006 and 2005 and for the three years ended December 31, 2006 and unaudited consolidated financial statements of United Community contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	reviewed and analyzed the audited consolidated financial statements of PVFC contained in its Annual Report on Form 10-K as of June 30, 2006 and 2005 and for the three years ended June 30, 2006 and unaudited consolidated financial statements of PVFC contained in its Quarterly Report on Form 10-Q for the quarter and nine months ended March 31, 2007;

•	reviewed and analyzed certain other publicly available information concerning United Community and PVFC;

•	held discussions with United Community’s senior management, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the merger on United Community;

•	reviewed certain non-publicly available information concerning United Community and PVFC, including internal financial analyses and forecasts prepared by their respective management and held discussions with United Community’s senior management regarding recent developments;

•	participated in certain discussions and negotiations between representatives of United Community and PVFC;

•	reviewed the reported prices and trading activity of the publicly traded equity securities of United Community and PVFC;

•	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to its analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to its analysis;

•	conducted such other financial studies, analyses and investigations and considered such other information as Stifel Nicolaus deemed necessary or appropriate for purposes of its opinion; and

•	took into account its assessment of general economic, market and financial conditions and our experience in other transactions, as well as its experience in securities valuations and our knowledge of the banking industry generally.

In rendering its opinion, Stifel Nicolaus relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus, by or on behalf of United Community and PVFC, or that was otherwise reviewed by Stifel Nicolaus, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel Nicolaus by United Community and PVFC (including, without limitation, potential cost savings and operating synergies to be realized by United Community post-merger), Stifel Nicolaus assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of United Community and PVFC as to the future operating and financial performance of United Community and PVFC, that cost savings and operating synergies would be realized in the amounts and time periods estimated by United Community and that they provided a reasonable basis upon which Stifel Nicolaus could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel Nicolaus also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either United Community or PVFC since the date of the last financial statements made available to it. Stifel Nicolaus has also assumed, without independent verification and with United Community’s consent that the aggregate allowances for loan losses set forth in the financial statements of United Community and PVFC, respectively, are in the aggregate adequate to cover all such losses. Stifel Nicolaus did not make or obtain any independent evaluation, appraisal or physical inspection of United Community’s or PVFC’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of United Community or PVFC. Stifel Nicolaus relied on advice of United Community’s counsel as to certain legal and tax matters with respect to United Community, the merger agreement and the merger and the other transactions and matters contained or contemplated therein. Stifel Nicolaus has assumed, with United Community’s consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived. In addition, Stifel Nicolaus assumed that the definitive merger agreement would not differ materially from the draft it reviewed. Stifel Nicolaus also assumed that the merger will be consummated substantially on the terms and conditions described in the merger agreement, without any waiver of material terms or conditions by United Community and PVFC and without United Community’s exercise of its rights pursuant to Section 1.05 of the merger agreement, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger would not have an adverse effect on United Community or PVFC.

Stifel Nicolaus’ opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of the opinion. It is understood that subsequent developments may affect the conclusions reached in this opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm the opinion.

Stifel Nicolaus’ opinion is limited to whether the merger consideration is fair to United Community, from a financial point of view as of the date of the opinion. Stifel Nicolaus’ opinion does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by United Community’s board or United Community; (ii) the legal, tax or accounting consequences of the merger on United Community, PVFC or their respective shareholders; (iii) any non-solicit, non-compete, employment, severance or similar agreements to which United Community is subject or which are entered into in connection with the merger as contemplated by the merger agreement, or the fairness to United Community or United Community’s shareholders of any payments made in connection with such agreements; (iv) any advice or opinions provided by Keefe, Bruyette & Woods, Inc. or any other advisor to United Community or PVFC; (v) the election by holders of PVFC shares to receive the per share stock consideration or the per share cash consideration, or any combination thereof, or the actual allocation of the merger consideration between the per share stock consideration and the per share cash consideration among holders of PVFC shares (including, without limitation, any re-allocation of the merger consideration by the exchange agent for the merger pursuant to the merger agreement); or (vi) the merger between Home Savings and Park View contemplated by the merger agreement, or the separate merger agreement contemplated to be entered into by The Home Savings and Loan Company of Youngstown, Ohio and Park View Federal Savings Bank relating to such transaction. Furthermore, Stifel Nicolaus expressed no opinion as to the prices, trading range or volume at which United Community’s or PVFC’s securities would trade following public announcement or consummation of the merger.

The financial forecasts furnished to Stifel Nicolaus for United Community and PVFC and estimates of potential cost savings and operating synergies to be realized by United Community were prepared by the management of United Community and PVFC and constitute forward-looking statements. As a matter of policy, United Community and PVFC do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Stifel Nicolaus in connection with its analysis of the financial terms of the merger, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of United Community and PVFC, including, without limitation, factors related to the integration of PVFC and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

In connection with rendering its opinion, Stifel Nicolaus performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel Nicolaus believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Stifel Nicolaus considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Stifel Nicolaus’ view of the actual value of PVFC. In its analyses, Stifel Nicolaus made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of United Community or PVFC. Any estimates contained in Stifel Nicolaus’ analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel Nicolaus’ analyses was identical to United Community or PVFC or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Stifel Nicolaus was assigned a greater significance by Stifel Nicolaus than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel Nicolaus. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which United Community common shares or PVFC common shares may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Stifel Nicolaus employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Stifel Nicolaus used in providing its opinion on July 24, 2007. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Stifel Nicolaus more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel Nicolaus’ financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel Nicolaus with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel Nicolaus made its determination as to the fairness to the shareholders of United Community of the per share merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for PVFC should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.

In connection with rendering its opinion and based upon the terms of the draft merger agreement reviewed by it, Stifel Nicolaus assumed the aggregate consideration to be $135.7 million, and at the time of the opinion, the per share consideration to be $16.85.

Pro Forma Effect of the Merger.  Stifel Nicolaus reviewed certain estimated future operating and financial information developed by United Community and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger developed by United Community for the twelve month periods ended December 31, 2007, December 31, 2008 and December 31, 2009. Based on this analysis, Stifel Nicolaus compared certain of United Community’s estimated future per share results with such estimated figures for the pro forma combined entity. Based on this analysis on a pro forma basis, the merger is forecast to be accretive to United Community’s earnings per share for the twelve month period ended December 31, 2008. Stifel Nicolaus also reviewed certain financial information in order to determine the estimated effect of the merger on United Community’s book value, tangible book value and dividend. Based on this analysis on a pro forma basis, the merger is forecasted to be dilutive to both United Community’s book value per share and United Community’s tangible book value per share, but to have no impact on the United Community dividend levels.

Analysis of Thrift Merger Transactions.  Stifel Nicolaus analyzed certain information relating to recent transactions in the banking industry, consisting of (1) 77 U.S. thrift acquisitions announced since January 1, 2005, referred to below as Group A; (2) 27 selected Midwest thrift acquisitions announced since January 1, 2004, with deal values greater than $20 million, referred to below as Group B; and (3) 28 U.S. thrift acquisitions announced since January 1, 2005, involving sellers with total assets greater than $400 million, referred to below as Group C. Stifel Nicolaus calculated the following ratios with respect to the merger and the selected transactions:

			Median Statistics for Selected Transactions
Ratios	United Community/PVFC		Group A		Group B		Group C

Price/Book Value	190%		178%		169%		201%
Price/Tangible Book Value	190%		194%		173%		238%
Adjusted Price/6.50% Equity	209%		220%		231%		236%
Price/Last 12 Months EPS	25.5	x	22.8	x	23.3	x	20.2	x
Premium over Tangible Book Value/Deposits	9.6%		11.2%		13.1%		15.3%
Premium over Tangible Book Value/Core Deposits	12.8%		15.5%		17.3%		20.8%

This analysis resulted in a range of imputed values for PVFC common shares of between $15.04 and $18.52 per share based on the median multiples for Group A, between $14.98 and $19.71 per share based on the median multiples for Group B and between $13.31 and $21.85 per share based on the median multiples for Group C.

Present Value Analysis.  Applying present value analysis to the theoretical future earnings and dividends of United Community, Stifel Nicolaus compared the present value of one share of United Community’s common shares on a pro forma basis to the present value of one share of United Community’s common shares on a stand-alone basis. The analysis was based upon United Community’s management’s projected earnings growth, a range of assumed price/earnings ratios, and an 11.0%, 13.0% and 15.0% discount rate. Stifel Nicolaus selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for other publicly-traded comparable banks. The stand-alone present value of United Community’s common shares calculated on a stand-alone basis ranged from $8.29 to $10.85 per share. In comparison, after taking into account the integration of PVFC into United Community, the pro forma present value analysis regarding the common shares for United Community ranged from $8.73 to $11.45.

Discounted Cash Flow Analysis.  Using a discounted cash flow analysis, Stifel Nicolaus estimated the net present value of the future streams of after-tax cash flow that PVFC could produce to benefit a potential acquiror, referred to below as dividendable net income. In this analysis, Stifel Nicolaus assumed that PVFC would perform in accordance with United Community management’s estimates and calculated assumed after-tax distributions to a potential acquiror such that PVFC’s tangible common equity ratio would be maintained at 6.5% of assets. Stifel Nicolaus calculated the sum of the assumed perpetual dividendable net income streams per share beginning in the year 2007 discounted to present values at assumed discount rates ranging from 11.0% to 15.0% to approximate PVFC’s weighted average cost of capital, as determined by calculations using the capital asset pricing model and based upon United Community’s estimated cost savings of 35% of PVFC’s non-interest expense. This discounted cash flow analysis indicated an implied equity value reference range of $9.61 to $15.99 per share of PVFC’s common shares. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of PVFC’s common shares may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated cost savings and operating synergies, earnings growth rates, dividend payout rates and discount rates.

Comparison of Selected Companies.  Stifel Nicolaus reviewed and compared certain multiples and ratios for the merger with a peer group of 29 selected thrifts in the Midwest region and Pennsylvania with assets between $400 million and $5.0 billion and with tangible equity to assets of less than 12%. In order to calculate a range of imputed values for a share of PVFC common shares, Stifel Nicolaus applied a 32.5% control premium to the trading prices of the selected group of comparable companies and compared the resulting theoretical offer price to each of the following categories: book value, tangible book value, adjusted 6.5% equity, latest 12 months earnings, estimated 2007 earnings, estimated 2008 earnings, tangible book premium to core deposits and deposits. Stifel Nicolaus then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results of PVFC. This analysis resulted in a range of imputed values for PVFC common shares of between $10.47 and $16.00 per share based on the median multiples and ratios for the peer group. The 32.5% control premium selected by Stifel Nicolaus was based on a 10 year analysis of one month market premiums paid in bank and thrift merger transactions.

Additionally, Stifel Nicolaus calculated the following ratios with respect to the 29 selected comparable companies after application of the 32.5% control premium:

			Trading Multiples for
	United		Selected Peer Group with
	Community/		Control Premium Applied(1)
Ratios	PVFC		Median

Price/Book Value	190%		149%
Price/Tangible Book Value	190%		170%
Adjusted Price/6.50% Equity	209%		167%
Price/Latest 12 Months Earnings	25.5	x	18.6	x
Price/Estimated 2007 Earnings(2)	29.3	x	18.2	x
Price/Estimated 2008 Earnings(2)	26.7	x	17.2	x
Premium over Tangible Book Value/Core Deposits	12.8%		9.3%
Price/Deposits	20.4%		19.3%

(1)	Based on prices as of market close on July 20, 2007.

(2)	Projected EPS based on United Community management estimates.

As described above, Stifel Nicolaus’ opinion was among the many factors taken into consideration by the United Community board of directors in making its determination to approve the merger.

Stifel Nicolaus acted as financial advisor to United Community in connection with the merger and will receive a fee for its services, a substantial portion of which is contingent upon the completion of the merger. Stifel Nicolaus has also acted as financial advisor to the United Community board and received a fee upon the delivery of its opinion that is not contingent upon consummation of the merger (the “Opinion Fee”), but the opinion fee will be credited against any advisory fee. In addition, United Community has agreed to indemnify Stifel Nicolaus for certain liabilities arising out of its engagement and reimburse Stifel Nicolaus for certain out-of-pocket expenses. In the past, Ryan Beck & Co., Inc., an affiliate of Stifel Nicolaus, has provided investment banking services to United Community from time to time for which Ryan Beck has received customary fees, and Stifel Nicolaus may provide investment banking services to United Community in the future. In the ordinary course of business, Stifel Nicolaus and its affiliates (including Ryan Beck) trade each of United Community’s and PVFC’s securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

The full text of Stifel Nicolaus’ opinion, which sets forth assumptions made, matters considered and limits on the review undertaken by Stifel Nicolaus, is attached to this document as Annex B. We urge United Community shareholders to read both the opinion in its entirety and this document in its entirety.

PVFC’s Background of the Merger

The board of directors of PVFC has for many years periodically discussed and reviewed with management the business, strategic direction, performance and prospects of PVFC in the context of its current and prospective business, economic and regulatory environment, and size and resources relative to its competitors. The board of directors has at times also discussed various potential strategic options, including strategies to increase and diversify PVFC’s business. As a result of the board of directors’ ongoing evaluation of the best use of PVFC’s capital, the board employed a variety of strategies to enhance PVFC’s franchise and create value for shareholders, including expansion of its branch office network to take advantage of growth opportunities within its market.

A challenge for the board of directors in recent years has been the deterioration of economic conditions in its market area. PVFC’s market area consists of Portage, Lake, Geauga, Cuyahoga, Summit, Stark, Medina and Lorain Counties in northeastern Ohio. The economy in PVFC’s market area to a large extent has been based on the manufacture of durable goods, and this sector of the economy has deteriorated in recent years.

This has contributed to a significant increase in foreclosures and loan delinquencies, which has adversely affected the financial institutions in PVFC’s market area, including PVFC.

As a result of the above concerns and in connection with its review of PVFC’s strategic plan, in March 2007, the board of directors of PVFC determined that it was in the best interests of PVFC and its shareholders that it retain a financial advisor to assist the board of directors in exploring PVFC’s strategic alternatives.

In April 2007, the board of directors of PVFC engaged KBW to assist it in exploring strategic alternatives and discussed with KBW the best techniques for securing a merger proposal that would be in the best interests of PVFC’s shareholders, customers, employees and the communities it serves. After review, the board of directors of PVFC concluded that it was in the best interests of PVFC to distribute to selected potential merger partners a confidential information memorandum containing detailed information regarding PVFC. The board of directors of PVFC then authorized KBW, upon completion of the confidential information memorandum, to contact potential merger partners to assess their interest in receiving a confidential information memorandum for an institution with financial and operational characteristics similar to PVFC and instructed KBW and management to prepare a draft confidential information memorandum.

In early May 2007, when the confidential information memorandum had been completed, KBW contacted 16 financial institutions that it, along with the board of directors of PVFC, believed were most likely to be interested in a business combination with PVFC. Of these institutions, 10 institutions entered into confidentiality agreements and received the confidential information memorandum.

While this process was pending, on May 2, the board of directors received an unsolicited proposal from a beneficial owner of approximately 6.0% of the outstanding PVFC common stock that PVFC issue between 1.5 and 2.0 million shares of common stock to the shareholder and other investors he approves at a price to be agreed upon and that PVFC use the new capital to be raised from this stock issuance to invest in new products and services and pursue strategic acquisitions.

On June 1, 2007, the board of directors of PVFC met with legal counsel and KBW to review the merger process to date. The board of directors of PVFC noted that, of the parties that were sent copies of the confidential information memorandum, six institutions (including United Community) had submitted detailed letters of interest in a possible merger transaction with PVFC.

The board of directors of PVFC reviewed each of the letters of interest, as well as the unsolicited proposal, at the June 1, 2007 meeting. Among the factors considered were the value of the proposed merger consideration, the potential synergies with each potential partner and each potential partner’s financial condition and operating results. PVFC’s board of directors also reviewed the impact of the proposed transaction on PVFC’s customers, community and employees. Finally, PVFC’s board of directors again reviewed its business plan and its ability to enhance shareholder value through alternate means. After discussion, the board of directors of PVFC voted to permit the two parties, one of which was United Community, with the strongest proposals and highest nominal price to perform due diligence on PVFC in the hopes that they might improve their proposals. The board of directors also determined that the unsolicited proposal to raise capital through the issuance of new shares was not likely to produce returns for shareholders superior to those to be obtained in a merger transaction.

During the next approximately three week period, the two potential merger partners conducted extensive due diligence on PVFC. On June 22, 2007, United Community submitted a revised letter of interest. The other potential merger partner advised KBW that it would not further pursue a business combination with PVFC. At a meeting on June 26, 2007, the board of directors determined to invite representatives of United Community to attend a meeting of PVFC’s board of directors to make a presentation to the board of United Community’s financial and operating characteristics, strategic plans and prospects.

At a July 3, 2007 board of directors meeting, representatives of United Community made their presentation. After the presentation, the board of directors of PVFC met with legal counsel and KBW to review the revised letter of interest. In its letter of interest, United Community offered to pay $18.50 per share for each share of PVFC’s common stock. United Community structured the merger consideration for the transaction as a combination of 50% cash and 50% United Community common stock. United Community’s financial advisor advised KBW that it was United Community’s intent that the stock portion of the merger consideration be based on a fixed exchange ratio to be determined based on the average trading price of United Community common stock over a period of time preceding the date a definitive agreement was executed.

The board of directors of PVFC reviewed the letter of interest in detail, including the transaction structure, the current and pro forma financial strength of United Community, the relevant stock pricing ratios and the recommendations of KBW regarding the United Community common stock to be received, as well as PVFC’s prospects should it continue as an independent institution. After extensive review and discussion, PVFC’s board of directors unanimously agreed to open negotiations on a merger agreement with United Community. The board of directors also directed management, with the assistance of KBW and legal counsel, to conduct due diligence on United Community.

The merger agreement was drafted and negotiated during the first three weeks of July 2007. During such period there were numerous telephone calls and meetings among PVFC’s management and counsel, and United Community’s management and counsel.

On July 24, 2007, PVFC’s board of directors met to consider the proposed merger agreement. Prior to considering the agreement, the board reviewed again PVFC’s business plan, recent operating results, proposals and the merger market as a whole to determine whether pursing a merger was advisable. Among other things, the board of directors of PVFC concluded that it was unlikely that PVFC would be able to implement a strategy that would generate a more favorable return to shareholders and have a more favorable impact on PVFC’s customers, communities and employees that the proposed merger with United Community.

PVFC’s board of directors, legal counsel and KBW then reviewed all aspects of the merger agreement, including the termination fees. In addition, the board of directors of PVFC reviewed the advisability of entering into a merger transaction from a shareholder, customer, community and employee standpoint. Finally, the board of directors considered that the market price for United Community’s common stock had declined since the Board’s previous meeting on July 3, 2007 and particularly during the last few days preceding July 24, 2007 and that, as a result, the value of the consideration to be received by PVFC’s shareholders was below the $18.50 per share amount proposed in United Community’s June 22, 2006 letter of interest. The board of directors also considered, however, the fact that as a result in the United Community stock price decline, United Community would issue more shares in the merger to PVFC shareholders than it would have issued had the exchange ratio been set on July 3, 2007, thereby resulting in a higher percentage ownership by PVFC shareholders of the combined institution. The board of directors noted that even with the decline in the United Community stock price, the consideration offered by United Community exceeded the value of the proposed merger consideration offered by the other financial institutions that submitted letters of interest, excluding the financial institution that withdrew from further discussions.

KBW provided the board of directors of PVFC with its oral opinion that the proposed merger consideration was fair, from a financial point of view, to holders of PVFC’s common stock to be followed with a written opinion. After further discussion, the board of directors of PVFC unanimously agreed to approve the merger agreement, subject to shareholder and regulatory approval and other conditions contained in the merger agreement. Following the approval of PVFC’s board of directors on July 24, 2007, the parties executed the merger agreement and, after the close of business on that day, the parties publicly announced the transaction through a joint press release.

Recommendation of the PVFC Board; PVFC’s Reasons for the Merger

PVFC’s board of directors has approved the merger agreement and recommends that PVFC shareholders vote “FOR” the approval of the merger agreement.

PVFC’s board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, PVFC and its shareholders. In approving the merger agreement, PVFC’s board of directors consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view. In arriving at its determination, PVFC’s board of directors also considered a number of factors, including the following:

•	The expected results from continuing to operate as an independent community banking institution, and the likely benefits to shareholders, compared with the value of the merger consideration offered by United Community.

•	Information concerning the businesses, earnings, operations, financial condition and prospects of PVFC and United Community, both individually and as combined. The PVFC board of directors took into account the results of PVFC’s due diligence review of United Community.

•	The opinion rendered by KBW, as financial advisor to PVFC, that the merger consideration is fair to PVFC’s shareholders from a financial point of view.

•	The terms of the merger agreement and the structure of the merger, including the fact that PVFC shareholders will have the opportunity to elect to receive either cash, United Community common shares, or both, in exchange for their shares and that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and as a purchase for accounting purposes.

•	The extensive review made by the PVFC board of directors of various pricing and other data in an attempt to establish PVFC’s value in a merger or sale transaction.

•	The review conducted by the PVFC board of directors of the strategic options available to PVFC and the assessment of the PVFC board of directors that none of those options presented superior opportunities or were likely to create greater value for PVFC shareholders than the prospects presented by the proposed merger with United Community.

•	The PVFC board of directors’ belief, after its review, that there was no potential merger partner with both a greater incentive to pursue a transaction with PVFC and a greater ability to pay a favorable merger price than United Community.

•	The fact that the market for United Community common shares after the merger is expected to be substantially broader than the current market for PVFC common shares.

•	PVFC shareholders who receive United Community common stock will experience an increase in dividends, based on United Community’s current dividend rate and the proposed exchange ratio.

•	The current and prospective economic, competitive and regulatory environment facing PVFC and independent community banking institutions generally.

•	The PVFC board of directors’ assessment that PVFC would better serve the convenience and needs of its customers and the communities that it serves through affiliation with a financial institution such as United Community that has a larger infrastructure, wider selection of financial products and services and more prominent market position.

•	United Community’s statement that it intends to retain as many Park View employees as possible.

•	The PVFC board of directors’ belief that, while no assurances could be given, the probability of consummating the merger appeared to be high and the business and financial advantages contemplated in connection with the merger appeared achievable within a reasonable time frame.

•	The likelihood of United Community’s receiving regulatory approval of the merger.

•	The likelihood of PVFC and United Community shareholders approving the merger.

The foregoing discussion of the information and factors considered by the PVFC board of directors is not exhaustive, but includes all material factors considered by the board of directors. In reaching its determination to approve and recommend the merger, the PVFC board of directors did not quantify or otherwise attempt to assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Opinion of PVFC’s Financial Advisor

On April 2, 2007, KBW was retained by PVFC to evaluate PVFC’s strategic alternatives and to evaluate any specific proposals that might be received regarding an acquisition of PVFC. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. The PVFC Board of Directors selected KBW on the basis of the firm’s reputation and its experience and expertise in transactions similar to the merger (the “Merger.”)

Pursuant to its engagement, KBW was asked to render an opinion as to the fairness, from a financial point of view, of the Merger Consideration to shareholders of PVFC. KBW delivered its opinion to the PVFC Board that, as of July 24, 2007 the Merger Consideration is fair, from a financial point of view, to the shareholders of PVFC. It is a condition to PVFC’s obligation to consummate the merger that KBW issue an updated opinion letter as of the date of this joint proxy statement/prospectus as to the fairness, from a financial point of view, of the merger consideration to be paid by UCFC to the shareholders of PVFC as set forth in the merger agreement, as of that date. In satisfaction of this condition, KBW issued an updated opinion letter as of          . No limitations were imposed by the PVFC Board upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its updated opinion to the PVFC Board and to the reference to the entire opinion attached hereto as Annex C.

The full text of the opinion of KBW, which is attached as Annex C of this Proxy Statement, sets forth certain assumptions made, matters considered and limitations on the review undertaken by KBW, and should be read in its entirety. The summary of the opinion of KBW set forth in this proxy statement is qualified in its entirety by reference to the opinion.

In connection with its opinion KBW reviewed certain financial and other business data supplied to it by PVFC, including:

(i) the merger agreement,

(ii) certain publicly available information concerning PVFC including Annual Reports for the years ended June 30, 2006, 2005 and 2004, 10-Q reports for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007 and preliminary unaudited results for the quarter and year ended June 30, 2007,

(iii) Certain publicly available information concerning United Community including Annual Reports for the years ended December 31, 2006, 2005 and 2004, 10-Q reports for the quarters ended March 31, 2007 and preliminary unaudited results for the quarter ended June 30, 2007, and

(iv) Other information KBW deemed relevant.

KBW also discussed with senior management and directors of PVFC the current position and prospective outlook for PVFC. KBW reviewed financial and stock market data of other banks and the financial and structural terms of several other recent transactions involving mergers and acquisitions of banks or proposed changes of control of comparably situated companies.

Analysis of Recent Comparable Acquisition Transactions

In rendering its opinion, KBW analyzed two sets of comparable merger and acquisition transactions: Nationwide Thrift Transactions and Midwest Bank and Thrift Transactions.

Nationwide Thrift Transactions.  KBW analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the acquisition price relative to tangible book value, last twelve months earnings, and premium to core deposits. All comparative metrics were as of each respective deal’s announcement date. The analysis included a comparison of the minimum, median and maximum of the above ratios for pending and completed acquisitions where the seller was a thrift and pricing metrics were available, based on the following three criteria:

(i) Deal was announced on or after December 31, 2003,

(ii) Target had assets between $500 million and $2.0 billion at announcement and

(iii) Target had a return on average equity ratio between 2.50% and 10.00% at announcement.

The selected comparable transactions that the three criteria produced include the following:

Acquiror	Target

Banknorth Group Inc.	BostonFed Bancorp Inc.
Beneficial Mutual Bancorp, Inc.	FMS Financial Corp.
Hudson City Bancorp, Inc.	Sound Federal Bancorp Inc.
MAF Bancorp Inc.	EFC Bancorp Inc.
New York Community Bancorp	Synergy Financial Group Inc.
East West Bancorp, Inc.	Standard FSB
Berkshire Hills Bancorp, Inc.	Woronoco Bancorp Inc.
KNBT Bancorp Inc.	Northeast PA Financial Corp.
SouthTrust Corp.	FloridaFirst Bancorp Inc.
FBOP Corp.	California SB
KeyCorp	EverTrust Financial Group Inc.
Provident Bancorp Inc.	Warwick Community Bancorp
Bay View Capital Corp.	Great Lakes Bancorp Inc.
IBERIABANK Corp.	Pocahontas Bancorp Inc.

KBW derived the minimum, median and maximum pricing metrics of the three aforementioned criteria as stated below:

	Price to			Core Deposit
	Tangible Book	LTM Earnings		Premium

Minimum	167.4%	17.5	x	6.1%
Median	205.4%	26.5	x	16.2%
Maximum	247.8%	57.1	x	30.4%
Merger Consideration*	193.2%	27.2	x	13.0%

*	Valued at $17.12 per share; based on UCFC’s closing price of $8.50 on July 20, 2007

KBW viewed the three aforementioned criteria as the most appropriate in deriving a comparable transaction value based on the transaction’s size and market area. KBW viewed the fact that the combined criteria produced a comparable group with fourteen transactions, as being significant for the purposes of comparison. KBW viewed the three resulting metrics (price to tangible book value, price to last twelve months earnings and core deposit premium) from the comparable group on a minimum, median and maximum basis, as the three key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

Given that the value of the consideration to be paid in the merger, as of the date of the opinion, exceeds the median for one of the metrics, and is respectively close to the median on the remaining metrics, KBW believes that this analysis supports the fairness, from a financial point of view, to PVFC and its shareholders of the consideration to be paid in the merger.

Midwest Bank and Thrift Transactions.  KBW analyzed certain comparable merger and acquisition transactions of both pending and completed bank and thrift deals in the Midwest, comparing the acquisition price relative to tangible book value, last twelve months earnings, and premium to core deposits. All comparative metrics were as of each respective deal’s announcement date. The analysis included a comparison of the minimum, median and maximum of the above ratios for pending and completed acquisitions where the seller was a bank or thrift and pricing metrics were available, based on the following three criteria:

(i) Deal was announced on or after December 31, 2003,

(ii) Target had assets between $500 million and $2.0 billion at announcement and

(iii) Target had a return on average equity ratio between 2.50% and 10.00% at announcement.

The selected comparable transactions that the three criteria produced include the following:

Acquiror	Target

BMO Financial Group	Merchants and Manufacturers
First Banks Inc.	Hillside Investors Ltd.
MAF Bancorp Inc.	EFC Bancorp Inc.
National City Corp.	Wayne Bancorp Inc.
BMO Financial Group.	Mercantile Bancorp. Inc.
UnionBancorp Inc.	Centrue Financial Corporation

KBW derived the minimum, median and maximum pricing metrics of the three aforementioned criteria as stated below:

	Price to			Core Deposit
	Tangible Book	LTM Earnings		Premium

Minimum	119.7%	17.5	x	1.0%
Median	199.4%	28.3	x	12.8%
Maximum	253.6%	32.3	x	18.1%
Merger Consideration*	193.2%	27.2	x	13.0%

*	Valued at $17.12 per share; based on UCFC’s closing price of $8.50 on July 20, 2007

KBW viewed the three aforementioned criteria as the most appropriate in deriving a comparable transaction value based on the transaction’s size and market area. KBW viewed the fact that the combined criteria produced a comparable group with six transactions, as being significant for the purposes of comparison. KBW viewed the three resulting metrics (price to tangible book value, price to last twelve months earnings and core deposit premium) from the comparable group on a minimum, median and maximum basis, as the three key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

Given that the value of the consideration to be paid in the merger, as of the date of the opinion, exceeds the median for one of the metrics, and is respectively close to the median on the remaining metrics, KBW believes that this analysis supports the fairness, from a financial point of view, to PVFC and its shareholders of the consideration to be paid in the merger.

Discounted Cash Flow Analysis

KBW performed a discounted cash flow analyses to estimate a range of intrinsic values per share of PVFC common stock. This range was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future cash flows that PVFC could generate over the next five years and (2) the present value of a terminal value, which is a representation of the current value of an entity at a specified time in the future. The terminal value was determined by applying a range of price to earnings multiples based on similar publicly traded institutions.

The Discounted Cash Flow Analysis based on a trading multiple applied a range of year five terminal value multiples of 15.1x to 19.1x based on a midpoint price to last twelve months earnings multiple of 17.1x. The midpoint terminal multiple was based on the median price to last twelve months earnings multiple for Midwest thrifts with assets between $750 million and $2.0 billion as of July 20, 2007. The discount rate applied to the projected cash flows and calculated terminal value ranged from 10.0% to 14.0%. Based on the foregoing criteria and assumptions, KBW determined that the stand-alone present value of the PVFC common stock ranged from $12.62 to $17.56 per share, with a midpoint price of $14.85 per share.

Given that the value of the consideration on a per share basis to be paid in the merger, as of the date of the opinion, exceeds all but the highest point in the intrinsic value range derived from the discounted cash flow analysis, KBW believes that this analysis supports the fairness, from a financial point of view, to PVFC and its shareholders of the consideration to be paid in the Merger.

The intrinsic values of PVFC derived using discounted cash flow analysis do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings estimates, terminal values, and discount rates.

Based on the above analyses KBW concluded that the consideration paid in the merger, was fair, from a financial point of view, to shareholders of PVFC. This summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion. Selecting portions of KBW’s analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors, could create an incomplete or potentially misleading view of the evaluation process.

In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by PVFC and United Community. In its review, with the consent of the PVFC board of directors, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of PVFC or United Community.

The fairness opinion of KBW is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the merger and does not address the underlying business decision to effect the merger (or alternatives thereto) nor does it constitute a recommendation to any shareholder of PVFC as to how such shareholder should vote with respect to the merger agreement.

Furthermore, KBW expresses no opinion as to the price or trading range at which shares of the pro forma entity will trade following the consummation of the merger.

KBW is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and PVFC. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

KBW will receive a fee of 1.00% of the closing deal value, as set forth in the Engagement Letter dated April 2, 2007, for services rendered in connection with advising and issuing a fairness opinion regarding the Merger. As of the date of this joint prospectus/proxy statement KBW has received $50,000 of such fee; the remainder of the fee is due upon the close of the transaction.

The full text of KBW’s opinion, which sets forth assumptions made, matters considered and limits on the review undertaken by KBW, is attached to this document as Annex C. We urge PVFC shareholders to read both the opinion in its entirety and this document in its entirety.

Accounting Treatment

United Community will account for the merger under the “purchase” method of accounting in accordance with U.S. generally accepted accounting principles. Using the purchase method of accounting, the assets and liabilities of PVFC will be recorded by United Community at their respective fair values at the time of the completion of the merger. The excess of United Community’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

Tax Consequences of the Merger

General.  The obligation of United Community and PVFC to consummate the merger is conditioned on the receipt by United Community and PVFC of an opinion of United Community’s counsel, Vorys, Sater, Seymour and Pease LLP dated as of the effective date of the merger and substantially to the effect that the federal income tax consequences of the merger will be as described below. The opinion is based on the Internal Revenue Code, the applicable Treasury Department regulations (the “Treasury Regulations”), judicial authorities, and current administrative rulings and practices as in effect on the date of the opinion, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Opinions of counsel are not binding upon the Internal Revenue Service (“IRS”) or the courts, either of which could take a contrary position. No rulings have been, or will be, sought from the IRS in connection with the merger. The opinion of United Community’s counsel will rely on certain assumptions that customarily are made with respect to transactions of this kind, and on certain representations and covenants, including those contained in officers’ certificates of United Community and PVFC, which representations and covenants counsel to United Community will assume to be true, correct, and complete. If any such assumption, representation or covenant is inaccurate, the opinion could be adversely affected. In addition, the opinion will assume that any PVFC shareholder that dissents and is entitled to appraisal rights under Section 1701.85 of the Ohio General Corporation Law will receive, pursuant to statutory procedures, an amount per share of dissenting PVFC common shares that does not exceed $18.50 (which is the cash consideration per share payable pursuant to the merger). The opinion of Vorys, Sater, Seymour and Pease LLP set forth as an exhibit to the registration statement of which this joint prospectus/proxy statement is a part, as well as the assumptions, representations, and covenants described above, support the following discussion of the anticipated material federal income tax consequences of the merger to United Community, PVFC and the PVFC shareholders.

This description of anticipated material federal income tax consequences of the merger assumes that the merger will be consummated in accordance with the terms and provisions of the merger agreement. Notwithstanding the foregoing, we assume that, in the event that the value of the Aggregate Share Consideration (as defined below) would be less than 40% of the sum of the value of the Aggregate Cash Consideration (as defined below) and the value of the Aggregate Share Consideration, then either (i) United Community will elect to increase the number of United Community common shares to be exchanged for PVFC common shares in the merger, or (ii) PVFC will elect to terminate the merger agreement and abandon the merger. “Aggregate Share Consideration” means the aggregate value of the United Community common shares to be issued in connection with the merger (excluding (a) the value of fractional shares for which cash is to be paid, and (b) the value of all United Community common shares to be issued in exchange for PVFC common shares acquired through the exercise of options to acquire PVFC common shares on or after the date which is three days prior to the effective date) based upon the closing price of the United Community common shares as reported on the NASDAQ Global Select Market on the trading day immediately preceding the effective date. “Aggregate Cash Consideration” means the sum of the aggregate cash consideration to be paid in the merger in exchange for PVFC common shares (including cash consideration paid in lieu of fractional United Community common shares) and cash consideration to be paid to dissenters.

This description does not address, among other matters, the tax consequences to a PVFC shareholder who holds PVFC common shares other than as a capital asset for federal income tax purposes. The description also does not address all of the tax consequences that may be relevant to PVFC shareholders in light of their particular tax circumstances, including, without limitation, shareholders that are: (i) persons who hold PVFC common shares as part of a straddle, hedge, conversion, or other risk-reduction transaction; (ii) broker-dealers; (iii) persons who have a functional currency other than the U.S. dollar; (iv) tax-exempt entities; (v) foreign persons; (vi) insurance companies; (vii) financial institutions; (viii) persons that acquired PVFC common shares pursuant to the exercise of employee stock options or otherwise as compensation; (ix) persons who receive United Community common shares other than in exchange for PVFC common shares; (x) retirement plans; or (xi) pass-through entities and investors in those entities. In addition, this description does not address the tax consequences to the holders of options to acquire PVFC common shares. Furthermore, the discussion does not address any alternative minimum tax or any foreign, state, or local tax consequences of the merger. PVFC shareholders with special particular tax circumstances or who are subject to special tax treatment are strongly urged to consult with their tax advisors regarding their individual tax consequences.

Reorganization treatment.  The merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and United Community and PVFC each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

Tax consequences to United Community and PVFC.

•	No gain or loss will be recognized by United Community or PVFC as a result of the merger.

•	The tax basis of the assets of PVFC in the hands of United Community will be the same as the tax basis of such assets in the hands of PVFC immediately prior to the merger.

•	The holding period of the assets of PVFC to be received by United Community will include the period during which such assets were held by PVFC.

Tax consequences to PVFC shareholders who receive only cash.  A PVFC shareholder who receives only cash in exchange for such shareholder’s PVFC common shares (as a result of such shareholder’s dissent to the merger or election to receive the cash consideration for all of such shareholder’s PVFC common shares) will recognize gain or loss as if such shareholder had received such cash as a distribution in redemption of such shareholder’s PVFC common shares, subject to the provisions and limitations of Section 302 of the Internal Revenue Code. The gain or loss will be long-term capital gain or loss if the PVFC common shares surrendered in the merger were held as capital assets for a period exceeding one year as of the time of the exchange.

Tax consequences to PVFC shareholders who receive only United Community common shares, except for cash in lieu of fractional shares.  A PVFC shareholder who receives only United Community common shares in exchange for such shareholder’s PVFC common shares (not including any cash received in lieu of fractional United Community common shares) will not recognize any gain or loss on the receipt of such United Community common shares.

Tax consequences to PVFC shareholders who receive a combination of cash (other than cash in lieu of fractional shares) and United Community common shares.  A PVFC shareholder who receives a combination of cash (other than cash in lieu of fractional United Community common shares) and United Community common shares in exchange for PVFC common shares will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional United Community common shares). For this purpose, a PVFC shareholder generally must calculate gain or loss separately for each identifiable block of PVFC common shares exchanged by the shareholder in the merger, and a loss realized on one block of PVFC common shares may not be used by the shareholder to offset a gain realized on another block of its PVFC common shares. Shareholders should consult their tax advisors regarding the manner in which cash and United Community common shares should be allocated among their PVFC common shares and the specific federal income tax consequences thereof.

For purposes of determining the character of the gain recognized on account of the cash received by a PVFC shareholder, such PVFC shareholder will be treated as having received only United Community common shares in exchange for such shareholder’s PVFC common shares, and as having immediately redeemed a portion of such United Community common shares for the cash received (excluding cash received in lieu of fractional United Community common shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Internal Revenue Code (to the extent of such shareholder’s ratable share of the undistributed earnings and profits of PVFC), the gain will be capital gain if the PVFC common shares are held by such shareholder as a capital asset at the time of the merger.

Cash in lieu of fractional shares.  A PVFC shareholder who receives cash in lieu of a fractional United Community common share will recognize gain or loss as if such fractional United Community common share were distributed as part of the merger and then redeemed by United Community, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

Tax basis.  The aggregate tax basis of the United Community common shares received by a PVFC shareholder in the merger (including fractional United Community common shares, if any, deemed to be issued and redeemed by United Community) generally will be equal to the aggregate tax basis of the PVFC common shares surrendered in the merger, reduced by the amount of cash received by the shareholder in the merger (other than cash in lieu of fractional United Community common shares), and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional United Community common shares).

Holding period.  The holding period of the United Community common shares received by a PVFC shareholder will include the holding period of the PVFC common shares surrendered in exchange for the United Community common shares in the merger, provided that the PVFC common shares were held as a capital asset at the time of the merger.

Reporting requirements.  A PVFC shareholder owning at least five percent (by vote or value) of the total outstanding PVFC common shares, immediately before the merger, is required to file a statement with the shareholder’s U.S. federal income tax return setting forth the tax basis in the shareholder’s PVFC common shares exchanged in the merger and the fair market value determined immediately before the merger of the PVFC common shares exchanged in the merger. In addition, all PVFC shareholders will be required to retain permanent records relating to the amount, basis, and fair market value of all property transferred in the merger, and relevant facts regarding any liabilities assumed or extinguished as part of the merger.

Backup withholding.  Under certain circumstances, cash payments made to a PVFC shareholder pursuant to the merger may be subject to backup withholding at a rate of 28%. There is no withholding for a shareholder who provides the exchange agent with such shareholder’s correct U.S. federal taxpayer identification number and who certifies that no loss of exemption from backup withholding has occurred on IRS Form W-9 or its substitute. Certain categories of PVFC shareholders, such as corporations and some foreign individuals, are not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, such individual generally must provide the exchange agent with a completed IRS Form W-8BEN or its substitute. Any amounts withheld from a PVFC shareholder under the backup withholding rules are not an additional tax. Rather, any such amounts will be allowed as a credit or refund against such shareholder’s U.S. federal income tax liability provided that the shareholder furnishes to the IRS all required information.

The discussion of material federal income tax consequences of the merger is included in this prospectus/proxy statement for general information only. Each PVFC shareholder should consult his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the merger, including the application and effect of state, local, and foreign income and other tax laws.

Regulatory Approvals Required for the Merger

Holding Company Merger.  United Community is required to obtain the approval of the Office of Thrift Supervision to complete the merger.

The Bank Merger.  The bank merger is subject to the approval by the Office of Thrift Supervision under the Bank Merger Act. In granting its approval under the Bank Merger Act, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served.

The bank merger is also subject to approval by the Ohio Division of Financial Institutions. The regulatory standards for the bank merger are similar to those applicable to the merger. The parties filed the requisite applications for the bank merger with the Office of Thrift Supervision and with the Ohio Division of Financial Institutions on September 20, 2007.

A period of 15 to 30 days must expire following approval by the Office of Thrift Supervision before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While United Community and PVFC believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

The merger cannot proceed in the absence of the requisite regulatory approvals. See “Description of the Merger — Conditions to Completion of the Merger” and “— Termination.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “Description of the Merger — Conditions to Completion of the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting PVFC shares to United Community shares. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Interests of Certain Persons in the Merger

As described below, certain of PVFC’s officers and directors have interests in the merger that are in addition to, or different from, the interests of PVFC’s shareholders generally. PVFC’s board of directors was aware of these conflicts of interest and took them into account in approving the merger.

Severance Agreements.  Each of John R. Male, Jeffrey N. Male and C. Keith Swaney has entered into a severance agreement with Park View and PVFC. Under the agreements, upon the executive’s termination of employment after a change in control, each executive will (i) receive a lump sum payment equal to three times the sum of his current base salary plus his annual incentive compensation for the previous calendar year, (ii) become fully vested in all qualified and nonqualified plans, (iii) receive a contribution to his 401(k) plan account an amount equal to the matching portion that would have been paid by Park View if the executive would have remained employed throughout the remainder of the 401(k) plan year, (iv) receive continued life, health and disability insurance coverage for 12 months following the date of the executive’s termination of employment. The agreements provide that if any payments to the executive are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would cause the executive to incur an excise tax, the executive shall receive an amount such that after payment of all federal, state and local income tax and any additional excise tax, the executive will be fully reimbursed for the amount of such excise tax. “Excess parachute payments” generally are payments in excess of three times the recipient’s average annual compensation from the employer includable in the recipient’s gross income during the most recent five taxable years ending before the date of a change in control of the employer (the “base amount”). Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed one times the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

In connection with the execution of the merger agreement, the executives entered into an amendment to their existing severance agreement to provide for a non-competition covenant in favor of United Community for a three-year period following the officer’s termination of employment. As amended, the agreement prevents the officers from being affiliated with a competing financial institution in United Community’s market area, other than as a passive investor during the restricted period.

Stock Options.  Under the terms of the merger agreement, each outstanding option to purchase PVFC common shares, whether or not it is exercisable, will be terminated and converted into the right to receive an amount of cash equal to the product of (1) the difference between $18.50, less the exercise price of each such option, multiplied by (2) the number of PVFC common shares subject to each such option. The nine directors and executive officers of PVFC, as a group, hold outstanding options to purchase           PVFC common

shares with a weighted average exercise price of $      per share. A total of           of these options are not presently vested or exercisable.

Supplemental Executive Retirement Plan.  Each of John R. Male, C. Keith Swaney and Jeffrey N. Male is a participant in the Park View Supplemental Executive Retirement Plan, which is designed to pay retirement benefits. Under this plan, each of these executive officers is entitled to receive a benefit equal to 60% of his highest year’s combined salary and target bonus during the last five years. As a result of the merger, each of the executives will become fully vested in the plan rather than having to wait until attaining age 65.

Appointment of Directors to the United Community and Home Savings Boards of Directors.  Upon the completion of the merger, two members of PVFC’s current Board of Directors will be appointed to serve on the Board of Directors of United Community and Home Savings. Following the execution of the merger agreement, United Community selected current PVFC directors Richard D. Holman, II and Stanley T. Jaros to serve on the United Community and Home Savings Boards following the completion of the merger. In addition, John R. Male will be appointed to the Board of Directors of Home Savings.

Indemnification.  For a period of six years following the effective time of the merger, United Community has agreed to indemnify and hold harmless the current and former officers and directors of PVFC and its subsidiaries against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as PVFC currently provides for indemnification of its officers and directors. For a period of six years following the effective time of the merger, United Community has also agreed to use reasonable efforts to provide coverage to the current and former officers and directors of PVFC and Park View to reimburse with respect to any claims against such directors and officers arising from events that occurred before the effective time of the merger.

Employee Matters

Each employee of PVFC or Park View who is actively employed by PVFC or Park View as of the effective time of the merger and who is offered employment by United Community or Home Savings will become an at-will employee of United Community or Home Savings. Continuing employees will be eligible for Home Savings’ benefit plans on the earliest date permitted by such plans, with credit for years of service to PVFC or Park View for eligibility and vesting purposes (but not for accrual of benefits except for vacation and sick leave).

United Community and Home Savings will review the PVFC and Park View compensation and benefits plans to determine whether to maintain, terminate or continue such plans. To the extent the plans are terminated, United Community and Home Savings shall provide continuing employees of PVFC or Park View with compensation and benefits that are substantially similar to those of similarly-situated United Community or Home Savings employees.

United Community will pay each employee of PVFC or Park View who is not otherwise covered by a written employment or change in control agreement whose employment is terminated (other than for cause) at the effective time of the merger, or within six months thereafter, a lump sum cash payment equal to one week of such employee’s then-current base salary for each full year of service with PVFC or Park View, up to a maximum of 26 weeks base pay.

Restrictions on Resale of United Community Common Shares by Affiliates of PVFC

United Community has registered the United Community common shares to be issued in the merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The United Community shares will be freely transferable, except for United Community shares received by persons who may be deemed to be affiliates of PVFC. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors, and shareholders beneficially owning 10% or more of the outstanding PVFC common shares. PVFC affiliates may not sell their United Community common shares, except (a) in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act or (b) pursuant to an effective registration statement under the Securities Act covering their United Community common shares.

Time of Completion

We will cause the effective date of the merger of PVFC into United Community to occur as soon as practicable after the last of the conditions set forth in the merger agreement has been satisfied or waived. Unless the parties otherwise agree in writing, the effective date of the merger will not be after March 31, 2008, or after the date on which any regulatory approval (or any extension thereof) expires. The merger will become effective upon the filing of a Certificate of Merger with the Ohio Secretary of State, or at a later time that we agree to in writing and specify in the Certificate of Merger.

We currently anticipate closing the transactions contemplated by the merger agreement and filing the Certificate of Merger with the Ohio Secretary of State on or before December 31, 2007.

Conditions to Completing the Merger

United Community’s and PVFC’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by each of United Community and PVFC shareholders;

•	receipt of all required regulatory approvals without any materially adverse conditions and the expiration of all statutory waiting periods;

•	no party to the merger being subject to any legal order, decree or injunction that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding to block the transaction and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

•	the registration statement of which this joint proxy statement/prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement;

•	receipt by each party of all consents and approvals from third parties (other than those required from government agencies) required to complete the merger, except for those consents for which failure to obtain consent or approval would not have a material adverse effect on United Community after completion of the merger;

•	receipt by each party of the opinion of United Community’s legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the other party having performed in all material respects its obligations under the merger agreement, the other party’s representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party’s chief executive officer and chief financial officer to that effect; and

•	to the extent required, the United Community common shares issuable pursuant to the merger being approved for listing on the NASDAQ Global Select Market.

United Community and PVFC cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

PVFC has agreed that, until completion of the merger and unless permitted by United Community, neither it nor its subsidiaries will:

•	conduct its business other than in the ordinary and usual course consistent with past practice;

•	fail to maintain and preserve intact its business organization, properties and business relationships and retain the services of its key employees;

•	borrow or agree to borrow any funds or indirectly guarantee or agree to guarantee any obligations of others, except for Federal Home Loan Bank advances in the ordinary course of business;

•	purchase, redeem, retire or otherwise acquire any PVFC shares, except for PVFC shares tendered in payment of the exercise price in connection with the exercise of PVFC stock options;

•	declare, pay or set aside for payment any dividends or make any distributions on PVFC shares, other than quarterly dividends in amount not to exceed $.074 per share per quarter, the payment of which shall be substantially in accordance with the dividend payment practice of PVFC during the fiscal year ended June 30, 2007;

•	issue any PVFC shares or grant any option or right to acquire any of its capital shares, except that PVFC may issue PVFC shares upon the valid exercise of a PVFC stock option;

•	enter into any securities transactions or purchase or otherwise acquire any investment security other than U.S. government and U.S. agency obligations;

•	enter into or perform any material contract or transaction that would have a material adverse effect on PVFC or its subsidiaries, impair in a material respect the ability of PVFC or any of the subsidiaries to perform its obligations or prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•	enter into any contract related to the provision of advisory or consulting services to PVFC or Park View;

•	sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of PVFC or its subsidiaries, tangible or intangible, which are material, individually or in the aggregate, to PVFC or its subsidiaries, except for loan sales and pledges of assets to secure FHLB advances in the ordinary course of business and consistent with past practice;

•	originate or issue a commitment to originate any loan or note in a principal amount of $500,000 or more or on an aggregate basis to one borrower of $1,000,000 or more, or modify, renew, or release any collateral on any existing loan the outstanding balance of which, including principal, interest and fees, is $300,000 or more;

•	establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

•	purchase or otherwise acquire any interest in a loan held by a third party;

•	increase the compensation or fringe benefits of any of its employees or directors;

•	pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any employees or directors;

•	become a party to, amend or commit to any benefit plan or employment agreement;

•	voluntarily accelerate the vesting or the lapsing of any restrictions with respect to any stock options or other stock-based compensation;

•	increase or decrease the number of directors currently serving on PVFC or Park View’s Board of Directors;

•	foreclose upon or otherwise take title to any real property without first obtaining a Phase I Environmental Report thereon indicating that the property is free of pollutants, contaminants or hazardous or toxic waste materials;

•	amend or propose to amend any governing documents of PVFC or Park View;

•	make any capital expenditures which individually exceed $25,000 or in the aggregate exceed $100,000;

•	open any new branches or loan production officers or close any branches or loan production offices in existence;

•	change its accounting principles, practices or methods, other than as may be required by GAAP;

•	make or change any tax election or tax accounting method, file any amended tax return or settle any tax claim or assessment;

•	take any action that will result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

•	take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; or

•	enter into any agreement in support of any of the foregoing actions.

Covenants of PVFC and United Community in the Merger Agreement

Agreement Not to Solicit Other Proposals.  PVFC and Park View have agreed not to directly or indirectly solicit or initiate any proposals or offers from any other entity or person regarding any sale of all or a material amount of the assets or equity securities of PVFC or Park View, nor negotiate any proposal or offer regarding a merger, acquisition or other business combination. PVFC and Park View also agreed to promptly notify United Community with respect to any such proposals, offers or inquiries.

Certain Other Covenants.  The merger agreement also contains other agreements relating to the conduct of United Community and PVFC before consummation of the merger, including the following:

•	Each of PVFC and United Community shall call and hold meetings of their shareholders for the purpose of considering and approving the merger;

•	United Community will file a listing application with the NASDAQ Global Select Market for the United Community shares to be issued to PVFC shareholders in the merger;

•	United Community and PVFC will notify the other party in writing of any event or condition that would constitute a breach of the representations and warranties or of the covenants made by United Community or PVFC in the merger agreement, or of any circumstance that would make the satisfaction of the conditions in the merger agreement unlikely; and

•	United Community will take all necessary actions to appoint Richard D. Holman, II and Stanley T. Jaros to the United Community and Home Savings Boards of Directors, and Home Savings will elect John R. Male to serve on the Home Savings Board of Directors;

Representations and Warranties Made by United Community and PVFC in the Merger Agreement

United Community and PVFC have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. For information on these representations and warranties, please refer to the merger agreement attached as Annex A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on the parties’ business, financial condition or results of operations. See “— Conditions to Completion of the Merger.”

The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Terminating the Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger, either before or after approval of the merger agreement by PVFC or United Community shareholders, as follows:

•	by the written mutual consent of United Community and PVFC;

•	by either United Community or PVFC by written notice to the non-terminating party where the merger has not been consummated by March 31, 2008, or where certain events occur which would preclude the satisfaction of the conditions of the merger agreement;

•	by PVFC upon written notice to United Community if certain terms and conditions in the merger agreement pertaining to the merger’s tax-free status or minimum average closing price of United Community shares are not met;

•	by either United Community or PVFC in the event of a material adverse change in financial condition, operations or business of the non-terminating party or its subsidiary bank;

•	by either United Community or PVFC if PVFC executes a definitive agreement for the acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with PVFC or Park View or closes such a transaction; or

•	by PVFC if both of the following occur: (1) the average closing price of United Community common shares during a 20-day period ending seven calendar days before the closing is less than $7.99, and (2) United Community common shares underperform the SNL Bank and Thrift Index between the date of the merger agreement and the measurement period by more than 20%, unless United Community agrees to increase the exchange ratio pursuant to a formula described in the merger agreement.

The merger agreement requires PVFC to pay United Community a fee of $5.75 million if the merger agreement is terminated in certain circumstances that involve a competing offer. Specifically, if PVFC executes a definitive agreement or closes a transaction with any other entity within twelve months of terminating the merger agreement with United Community, PVFC shall pay the termination fee.

Expenses

Each of United Community and PVFC will pay its own costs and expenses incurred in connection with the merger, except the costs of preparing and mailing this joint prospectus/proxy statement, which will be shared. All fees to be paid to governmental and regulatory authorities in connection with the merger shall be paid by United Community.

Changing the Terms of the Merger Agreement

Before the completion of the merger, United Community and PVFC may agree to waive, amend or modify any provision of the merger agreement. However, after the vote of either the PVFC or United Community shareholders, no amendment or modification can be made that would reduce the amount or alter the kind of consideration to be received by PVFC’s shareholders under the terms of the merger can be made.

DISSENTERS’ RIGHTS

Rights of dissenting United Community shareholders

United Community shareholders are entitled to certain dissenters’ rights pursuant to Sections 1701.78, 1701.84(B) and 1701.85 of the Ohio Revised Code. Section 1701.85 generally provides that shareholders of United Community will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85 and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any United Community shareholder who is a record holder of United Community common shares on          , 2007, the record date for the United Community special meeting, and whose shares are not voted in favor of the merger agreement may be entitled to be paid the “fair cash value” of such United Community common shares after the effective time of the merger. To be entitled to such payment, a shareholder must deliver a written demand for payment to United Community on or before the tenth day following the United Community special meeting and must otherwise comply with Section 1701.85. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him or her on the United Community record date, and the amount claimed as the “fair cash value” of such United Community common shares. See the text of Section 1701.85 of the Ohio Revised Code attached as Annex D to this prospectus/proxy statement for specific information on the procedures to be followed in exercising dissenters’ rights.

If United Community requests, dissenting shareholders must submit their share certificates to United Community within fifteen days of such request, for endorsement on such certificates by United Community that demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by United Community. If United Community and any dissenting shareholder cannot agree upon the “fair cash value” of the United Community common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Mahoning County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s United Community common shares. The fair cash value of a United Community common share to which a dissenting shareholder is entitled under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value”, and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

If a United Community shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s United Community common shares will be suspended until United Community purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights pursuant to Section 1701.85 of the Ohio Revised Code may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex D to this prospectus/proxy statement.

Rights of dissenting PVFC shareholders

Shareholders of PVFC are entitled to certain dissenters’ rights pursuant to Sections 1701.78, 1701.84(A) and 1701.85 of the Ohio Revised Code. Section 1701.85 generally provides that shareholders of PVFC will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any PVFC shareholder who is a record holder of PVFC common shares on          , 2007, the record date for the PVFC special meeting, and whose shares are not voted in favor of the merger agreement may be entitled to be paid the “fair cash value” of such PVFC common shares after the effective time of the merger. To be entitled to such payment, a shareholder must deliver a written demand for payment to PVFC on or before the tenth day following the PVFC special meeting and must otherwise comply with Section 1701.85.

Any written demand must specify the shareholder’s name and address, the number and class of shares held by him or her on the PVFC record date, and the amount claimed as the “fair cash value” of such PVFC common shares. See the text of Section 1701.85 of the Ohio Revised Code attached as Annex D to this prospectus/proxy statement for specific information on the procedures to be followed in exercising dissenters’ rights.

If PVFC so requests, dissenting shareholders must submit their share certificates to PVFC within fifteen days of such request, for endorsement on such certificates by PVFC that demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by PVFC. If PVFC and any dissenting shareholder cannot agree upon the “fair cash value” of the PVFC common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Cuyahoga County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s PVFC common shares. The fair cash value of a PVFC common share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value”, and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

If a PVFC shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s PVFC common shares will be suspended until PVFC purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights pursuant to Section 1701.85 of the Ohio Revised Code may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex D to this prospectus/proxy statement.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following is the unaudited pro forma consolidated financial information for United Community and PVFC giving effect to the merger. The balance sheet information presented gives effect to the merger as if it had occurred on June 30, 2007. The income statement information presented gives effect to the merger as if it had occurred on January 1, 2007 (for the six-month analysis) and January 1, 2006 (for the twelve-month analysis). The information for PVFC has been converted from a fiscal year end presentation ending June 30, 2006 to a calendar year ending December 31, 2006.

United Community used the following assumptions in computing pro forma combined and equivalent pro forma combined per share data:

1. 50% of PVFC’s shares outstanding will be exchanged for common shares of United Community stock based on an exchange ratio of 1.852.

2. 50% of PVFC’s outstanding shares will be paid in cash in the amount of $18.50 per share.

3. Consideration paid for outstanding stock options would be:

a. Equal to $18.50 minus the exercise price, and

b. Paid in cash.

4. No PVFC options would be exercised prior to the effective date of the merger resulting in approximately 7.7 million shares of PVFC outstanding.

The value of the transaction and the value of each share of PVFC common stock may be higher or lower at the time of closing depending on the share price of United Community common stock on the merger date. PVFC shareholder’s election to receive cash or stock is subject to allocation procedures that are intended to ensure that, in the aggregate, 50% of the shares of PVFC common stock will be exchanged for cash and the remaining PVFC shares will be exchanged for United Community common stock.

United Community expects that it will incur merger and integration charges as a result of the merger. The pro forma consolidated financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any possible financial benefits and, accordingly, does not attempt to predict or suggest future results. It does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

The merger will be accounted for as a purchase transaction. The assets and liabilities of PVFC will be recorded at their fair values and the excess of the purchase price over fair value will be allocated to identified intangible assets and goodwill. The amount of goodwill will be determined at the close of the merger and is subject to change based on United Community’s stock price, interest rates at the time of closing, interim change in PVFC’s equity balance sheet composition, market values of investments and other assets, and other factors. The financial statements of United Community issued after the completion of the merger will not be restated to reflect the historical position or results of operations of PVFC. The operating results will be reflected in United Community’s consolidated financial statements from and after the completion of the merger.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of PVFC’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related costs are subject to final decisions related to combining the companies. The amount of goodwill that is recorded may be affected by changes in the fair value of PVFC assets and changes in PVFC equity, including net income and changes in the market value of PVFC stock. Consequently, actual allocations to goodwill may be materially different from the unaudited pro forma adjustments used in preparing the unaudited pro forma consolidated financial information presented. The adjustments used in preparing these statements are described in the notes to the pro forma consolidated financial statements.

The unaudited pro forma consolidated financial information is based on, and should be read together with, the historical information that we have included in this proxy statement/prospectus or presented in United Community’s prior filings with the SEC.

These pro forma financial statements do not include the effects of any potential cost savings which management believes will result from operating the PVFC banking business as branches of Home Savings and combining certain operating procedures.

UNITED COMMUNITY AND PVFC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
OF FINANCIAL CONDITION
As of June 30, 2007

	United		Pro Forma Adjustments
	Community	PVFC	Debit	Credit	Pro Forma
	(In thousands, except per share data)

Assets:
Cash and deposits with banks	$32,093	$20,916	$—	$—	$53,009
Federal funds sold and other	2,225	7,542	80,343	88,173	1,937

Total cash and cash equivalents	34,318	28,458	80,343	88,173	54,946

Cash and cash equivalents Securities:
Trading	7,631	—	—	—	7,631
Available for sale	249,636	—	82,627	—	332,263
Held to maturity	—	83,880	—	83,880	—
Loans held for sale, net	16,509	14,993	—	—	31,502
Loans, net	2,248,462	713,329	5,829	—	2,967,620
Federal Home Loan Bank stock, at cost	25,432	12,312	—	—	37,744
Premises and equipment, net	25,970	10,588	—	—	36,558
Real estate owned and other repossessed assets	9,841	2,622	—	—	12,463
Goodwill	33,593	—	54,961	—	88,554
Core deposit intangible	1,341	—	5,716	—	7,057
Cash surrender value of life insurance	23,587	22,210	—	—	45,797
Other assets	29,840	12,424	5,988	—	48,252

Total assets	$2,706,160	$900,816	$235,464	$172,053	$3,670,387

Liabilities And Equity:
Liabilities:
Deposits	$1,801,249	$658,053	—	$776	2,460,078
Federal Home Loan Bank advances	452,814	75,000	—	38,206	566,020
Repurchase agreements and other borrowings	142,139	51,260	—	2,150	195,549
Advance payments by borrowers for taxes and insurance	14,358	8,547	—	—	22,905
Subordinated debt	—	20,000	—	40,000	60,000
Accrued expenses and other liabilities	20,254	16,466	5,494	5,422	36,648

Total liabilities	$2,430,814	$829,326	$5,494	$86,554	$3,341,200

Commitments and contingencies
Equity:
Preferred stock	$—	$—	$—	$—	$—
Common stock	—	82	82	—	—
Additional paid in capital	146,555	68,744	68,744	53,841	200,396
Undivided profits	223,571	6,501	6,501	—	223,571
Accumulated other comprehensive loss	(3,669)	—	—	—	(3,669)
Unearned employee stock ownership plan shares	(10,376)	—	—	—	(10,376)
Treasury stock	(80,735)	(3,837)	—	3,837	(80,735)

Total equity	275,346	71,490	75,327	57,678	329,187

Total liabilities and equity	$2,706,160	$900,816	$80,821	$144,232	$3,670,387

Shares outstanding	30,213	7,732
Retired shares			(7,732)
Newly issued shares				7,160
Resulting shares outstanding					37,373
Book value per share	$9.11	$9.25			$8.81
Tangible book value per share	$7.95	$9.25			$6.21

The accompanying notes are in integral part of the unaudited pro forma condensed consolidated financial statements.

UNITED COMMUNITY AND PVFC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the Six Months Ended June 30, 2007

	United		Pro Forma	Pro
	Community	PVFC	Adjustments	Forma
	(In thousands, except per share data)

Interest income:
Loans	$77,463	$27,948	$(583)	$104,828
Securities:
Trading	125	—	—	125
Available for sale	6,033	—	209	6,242
Held to maturity	—	2,015	—	2,015
FHLB stock dividend	812	393	—	1,205
Other interest-earning assets	396	295	(230)	461

Total interest income	84,829	30,651	(604)	114,876
Interest expense:
Deposits	33,550	14,486	(388)	47,648
Federal Home Loan Bank advances	10,627	1,593	1,044	13,264
Repurchase agreements and other	3,099	1,704	78	4,881
Subordinated debt	—	779	1,670	2,449

Total interest expense	47,276	18,562	2,404	68,242

Net interest income	37,553	12,089	(3,008)	46,634
Provision for loan loss allowances	5,069	1,011	—	6,080

Net interest income after provision for loan loss allowances	32,484	11,078	(3,008)	40,554

Noninterest income:
Commissions	13,289	—	—	13,289
Service fees and other charges	7,343	579	(567)	7,355
Underwriting and investment banking	245	—	—	245
Net gains (losses):
Trading securities	48	—	—	48
Loans sold	1,187	386	—	1,573
Other	(403)	260	—	(143)
Other income	1,925	418	—	2,343

Total noninterest income	23,634	1,643	(567)	24,710

Noninterest expenses:
Salaries and employee benefits	28,641	5,866	—	34,507
Occupancy, equipment and data processing	6,977	1,674	—	8,651
Franchise tax	1,114	491	—	1,605
Advertising	707	689	—	1,396
Amortization of core deposit intangible	193	—	520	713
Other expenses	5,110	1,958	182	7,250

Total noninterest expenses	42,742	10,678	702	54,122

Income before income taxes	13,376	2,043	(4,277)	11,142
Income taxes	4,776	509	(1,497)	3,788

Net income	$8,600	$1,534	$(2,780)	$7,354

Basic earnings per share	$0.30	$0.20		$0.20
Diluted earnings per share	$0.29	$0.19		$0.20
Average shares outstanding
Basic	28,946	7,724
Retired — basic			(7,724)
Newly issued — basic			7,160
Resulting basic				36,106
Diluted	29,237	7,823
Retired — diluted			(7,823)
Newly issued — diluted			7,160
Resulting diluted				36,397

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

UNITED COMMUNITY AND PVFC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the Twelve Months Ended December 31, 2006

	United		Pro Forma	Pro
	Community	PVFC	Adjustments	Forma
	(In thousands, except per share data)

Interest income:
Loans	$152,923	$55,931	$(1,166)	$207,688
Securities:
Trading	300	—	—	300
Available for sale	9,408	—	418	9,826
Held to maturity	—	3,785	—	3,785
Margin accounts	1,069	—	—	1,069
FHLB stock dividend	1,426	691	—	2,117
Other interest-earning assets	304	500	(459)	345

Total interest income	165,430	60,907	(1,207)	225,130
Interest expense:
Deposits	58,640	25,684	(776)	83,548
Federal Home Loan Bank advances	21,246	3,786	2,088	27,120
Repurchase agreements and other	4,542	3,217	156	7,915
Subordinated debt	—	1,141	3,340	4,481

Total interest expense	84,428	33,828	4,808	123,064

Net interest income	81,002	27,079	(6,015)	102,066
Provision for loan loss allowances	4,347	624	—	4,971

Net interest income after provision for loan loss allowances	76,655	26,455	(6,015)	97,095

Noninterest income:
Commissions	19,882	—		19,882
Service fees and other charges	12,546	1,168	(1,134)	12,580
Underwriting and investment banking	814	—	—	814
Net gains (losses):
Trading securities	56	—	—	56
Loans sold	2,943	672	—	3,615
Other	(63)	(35)	—	(98)
Other income	4,096	863	—	4,959

Total noninterest income	40,274	2,668	(1,134)	41,808

Noninterest expenses:
Salaries and employee benefits	52,272	12,123	—	64,395
Occupancy, equipment and data processing	13,448	3,532	—	16,980
Franchise tax	2,091	932	—	3,023
Advertising	1,567	—	—	1,567
Amortization of core deposit intangible	584	—	1,040	1,624
Other expenses	9,856	5,100	363	15,319

Total noninterest expenses	79,818	21,687	1,403	102,908

Income before income taxes	37,111	7,436	(8,552)	35,995
Income taxes	13,000	2,272	(2,993)	12,279

Net income	$24,111	$5,164	$(5,559)	$23,716

Basic earnings per share	$0.83	$0.67		$0.66
Diluted earnings per share	$0.82	$0.67		$0.65
Average shares outstanding
Basic	29,029	7,720
Retired — basic			(7,720)
Newly issued — basic			7,160
Resulting basic				36,189
Diluted	29,404	7,826
Retired — diluted			(7,826)
Newly issued — diluted			7,160
Resulting diluted				36,564

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

UNITED COMMUNITY AND PVFC

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1 —	Basis of Presentation

The unaudited pro forma condensed consolidated financial statements have been prepared using the purchase method of accounting. The unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2007 and the year ended December 31, 2006 are presented as if the merger occurred at the beginning of the applicable period. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 is presented as if the merger occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the merger actually occurred on those dates.

Note 2 —	Purchase Price and Funding of PVFC

Under the terms of the merger agreement, PVFC shares will be acquired by United Community in a 50% cash and 50% stock transaction. Based on the United Community closing price of $7.52 on July 24, 2007, the merger value per PVFC share was $16.21, for a total transaction value of $131.2 million, based on shares outstanding of 7.73 million. In this regard, PVFC shareholders can elect to receive consideration in the merger (“Merger Consideration”) as follows:

1. Cash in the amount of $18.50 per share; or

2. Shares of United Community’s newly-issued common stock based on an exchange ratio of 1.852 United Community shares for every one share of PVFC common stock; or

3. A combination of $9.25 cash and 0.926 shares of United Community stock subject to the requirement that 50% of PVFC’s outstanding shares will be paid in stock and 50% in cash, via a pro ration formula more fully described in the Agreement.

All PVFC stock options will be exchanged for cash representing the difference between $18.50 and the exercise price of the stock options.

United Community will have approximately 37,373,000 shares outstanding after the merger.

Note 3 —	Allocation of Purchase Price of PVFC

Under purchase accounting, PVFC’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The estimated fair values have been determined by United Community based upon currently available information. United Community cannot be sure that such estimated value represents the fair value that will be ultimately determined as of the merger date. The following are pro forma adjustments made to record the transaction and to adjust PVFC’s assets and liabilities to their estimated fair values at June 30, 2007.

UNITED COMMUNITY AND PVFC

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements — (Continued)

(In thousands)

Purchase Price of PVFC:
Cash consideration paid for the transaction	$74,821
Stock consideration paid for the transaction	53,841

Total consideration	128,662
Capitalized costs	7,858

Total cost	$136,520

Net historical assets of PVFC	$71,490
Fair market value adjustments as of June 30, 2007
Loans	5,829
Goodwill	54,961
Core deposit intangible	5,716
Deposits	(776)
Federal Home Loan Bank advances	(13)
Mortgage servicing rights	4,536
Customer relationship intangible	1,452
Securities held to maturity (reclassified as available for sale)	(1,253)
Recognition of deferred tax liability on fair market value adjustments	(5,422)

$136,520

The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. For pro forma presentation purposes only, United Community has included an estimated core deposit intangible calculated as 3.5% of core deposits. The customer relationship intangible asset is estimated to be 50 basis points of commercial loans. Mortgage servicing rights is based on the fair value of PVFC’s servicing rights at June 30, 2007. In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible and customer relationship intangible will be amortized over their estimated useful lives and recorded as a charge to operations. Management believes the book value of fixed assets is a reasonable approximation of fair value. In conjunction with the closing of the transaction, management will obtain a valuation of all significant tangible and intangible assets including real estate.

Note 4 —	Merger costs of PVFC

The table below reflects United Community’s current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $7.8 million (net of taxes of $3.4 million, computed using the federal effective tax rate of 35%) expected to be incurred in connection with the acquisition. While a portion of these costs may be required to be recognized over time, the current estimate of these costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Employee severance costs	$8,346
Investment banking and other fees	2,950
Deferred tax benefit	(3,438)

Total estimated costs, net of tax benefits	$7,858

UNITED COMMUNITY AND PVFC

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements — (Continued)

United Community’s costs estimates are forward-looking. While the costs represent United Community’s current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken into consideration with the merger will impact these estimates. The type and amount of actual costs incurred could vary from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. Any changes in the estimate for investment banking and other professional fees (capitalization costs) may change the total cost and therefore the goodwill associated with the merger. For additional factors that may cause actual results to differ, please see “Caution About Forward-Looking Statements” beginning on page   .

Note 5 —	Funding Costs

For purposes of these pro forma financial statements, United Community assumed the cash portion of the purchase price will be paid through (i) a dividend of $38.2 million from Home Savings to United Community to be funded by borrowings from FHLB advances at a weighted average rate of 5.5% and (ii) debt of $40.0 million. United Community is in discussions with several investment banking firms regarding the issuance by United Community of trust preferred securities or subordinated debt and with several commercial banks regarding a line of credit or a term loan as the debt funding source. Based on those discussions, United Community has assumed an interest rate of 8.35% for the borrowed funds for the purpose of preparing pro forma financial statements. Additionally, United Community will borrow $2.2 million on its existing line of credit to fund cash payments of anticipated merger costs. The current rate of interest on that credit line 7.25%.

Note 6 —	Pro forma Condensed Statement of Income Adjustments

For purposes of determining the pro forma effect of the merger on the statement of income, the following pro forma adjustments have been made as if the acquisition occurred on as of January 1, 2006 and 2007:

	For the	For the
	Six Months	Twelve Months
	Ended	Ended
	June 30,	December 31,
	2007	2006

Yield adjustment on loans	$(583)	$(1,166)
Yield adjustment on securities	209	418
Interest Income on federal funds	(230)	(459)
Yield adjustment on deposits	388	776
Yield adjustment on advances	7	13
Interest expense on FHLB advances	(1,051)	(2,101)
Interest expense subordinated debt	(1,670)	(3,340)
Interest expense on other borrowed funds	(78)	(156)
Amortization of mortgage servicing rights	(567)	(1,134)
Amortization of the core deposit intangible	(520)	(1,040)
Amortization of the customer intangible	(182)	(363)
Total pro forma income adjustments	(4,277)	(8,552)
Tax on pro forma income adjustments	1,497	2,993

Total pro forma income adjustments, net	$(2,780)	$(5,559)

UNITED COMMUNITY AND PVFC

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements — (Continued)

The following assumptions were used for purposes of determining the pro forma effect of the merger on the statements of income. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized, but will be reviewed for impairment at least annually.

	Weighted Average	Method of
	Remaining Term/	Amortization or
	Useful Life	Accretion

Loans	5 years	Level yield
Held to maturity securities	3 years	Level yield
Deposits	1 year	Level yield
FHLB advances	1 year	Level yield
Mortgage servicing rights	4 years	Accelerated
Core deposit intangible	10 years	Accelerated
Customer intangible	7 years	Accelerated

DESCRIPTION OF UNITED COMMUNITY COMMON SHARES

The following summary describes the material terms of United Community’s common shares and is subject to, and qualified by, United Community’s articles of incorporation and code of regulations and the Ohio General Corporation Law. See “Where You Can Find More Information” as to how to obtain a copy of United Community’s articles of incorporation and code of regulations.

General

United Community is authorized to issue 499,000,000 common shares having no par, and 1,000,000 preferred shares having no par value. At          , 2007,           common shares were outstanding and no preferred shares were outstanding.

Common Shares

Voting Rights.  The holders of common shares are entitled to one vote per share standing in the name of the shareholder on the books of the corporation on a particular record date.

No Preemptive or Conversion Rights.  The holders of common shares do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by United Community before such securities are offered to others. The absence of preemptive rights increases United Community’s flexibility to issue additional common shares in connection with United Community’s acquisitions, employee benefit plans and for other purposes, without affording the holders of common shares a right to subscribe for their proportionate share of those additional securities. The holders of common shares are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends.  If declared by United Community’s board of directors, holders of common shares are entitled to receive dividends ratably after payment of all dividends on any outstanding preferred stock. Under Ohio law, United Community may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by Home Savings and Butler Wick Corp. have historically been the primary source of funds available to United Community. United Community expects to use these sources of funds in the future, as well as proceeds it may obtain from the offering of common shares, preferred stock and/or debt securities for payment of dividends to its shareholders, the repurchase of its common shares and for other needs. United Community’s board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including United Community’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as United Community’s board of directors deems relevant.

Classification of Board.  There are currently nine directors. The board is divided into three classes, and each of these directors serves a three-year term.

Certain Articles of Incorporation and Code of Regulations Provisions Affecting Shares

United Community’s articles of incorporation and code of regulations contain several provisions that may make United Community a less attractive target for an acquisition of control by anyone who does not have the support of United Community’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders to approve certain business combinations and other corporate actions and a staggered board of directors.

Restrictions on Ownership

Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office

of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Transfer Agent and Registrar

The transfer agent and registrar for United Community’s common shares is Registrar and Transfer Company, 10 Commerce Dr., Cranford, New Jersey 07016, telephone 1-800-368-5948.

COMPARISON OF RIGHTS OF SHAREHOLDERS

The rights of shareholders of United Community and PVFC are currently governed by United Community’s or PVFC’s respective articles of incorporation and codes of regulations and applicable provisions of the Ohio General Corporation Law (“OGCL”). If the merger is completed, PVFC shareholders who receive United Community common shares will become United Community shareholders and their rights will likewise be governed by United Community’s articles of incorporation and code of regulations and the OGCL.

The following is a summary of the material differences between the rights of a PVFC shareholder and the rights of a United Community shareholder. This summary is not a complete statement of the differences between the rights of PVFC shareholders and the rights of United Community shareholders. Copies of United Community’s and PVFC’s articles of incorporation and code of regulations are on file with the Securities and Exchange Commission. Copies of United Community’s articles of incorporation and code of regulations are available upon written request addressed to Jude J. Nohra, Secretary, United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio 44503-1203.

Authorized Stock
United Community	PVFC

• The United Community articles of incorporation authorize 500,000,000 shares of capital stock, consisting of 499,000,000 common shares with no par value, and 1,000,000 shares of preferred stock with no par value.
• The PVFC articles of incorporation authorize 16,000,000 shares of capital stock, consisting of 15,000,000 common shares, $.01 par value, and 1,000,000 shares of serial preferred stock, $.01 par value.
• At , 2007, there were United Community common shares issued and outstanding.	• At , 2007, there were PVFC common shares issued and outstanding.
• As of , 2007, there were no shares of preferred stock issued or outstanding.	• Same.

Voting Rights
United Community	PVFC

• Shareholders are entitled to one vote per share.	• Same.
• Holders of common shares may not cumulate their votes for the election of directors.	• Same.

Required Vote for Authorization of Certain Actions
United Community	PVFC

• If the board of directors recommends against the approval of any of the following matter, at least 80% of the outstanding shares of voting stock must approve such matters: (1) amendment to articles of incorporation, (2) amendment to code of regulations, (3) proposal to change the number of directors, (4) an agreement or merger or consolidation, (5) a proposed combination or majority share acquisition, (6) a proposed sale, exchange, transfer or disposal of all or substantially all of the assets, and (7) a proposed dissolution.
• At least 80% of the outstanding shares of voting stock and a majority of voting stock that is not owned by related persons must approve certain “business combinations” involving “related person.”

Dividends
United Community	PVFC

• Shareholders are entitled, when declared by the United Community Board, to receive dividends.	• Same.

Shareholders’ Meetings
United Community	PVFC

• United Community must deliver notice of the meeting and a description of its purpose no fewer than seven days and no more than 60 days before the meeting to each shareholder entitled to vote.

• For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not more than 60 days before the meeting.

• The board of directors or any shareholder entitled to vote may nominate directors for election.
• Same.

• Special meetings may be called by the chairman of the board of directors, the president, an action at a meeting of the board of directors, a majority of the board of directors acting without a meeting and the written request of 50% of the shareholders entitled to vote at such meeting.

• The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

• To nominate a director or propose new business, shareholders must give written notice to the Secretary of PVFC not less than 30 days nor more than 60 days prior to the meeting.

Action by Shareholders Without a Meeting
United Community	PVFC

• Action taken at an annual or special meeting of shareholders may alternatively be taken without a meeting by the affirmative approval of all the shareholders entitled to vote in a signed writing.	• Action taken at an annual or special meeting of shareholders must be effected at a duly called meeting and may not be effected by written consent of shareholders.

Board of Directors
United Community	PVFC

• The code of regulations provide that the number of directors, to be fixed by resolution, shall not be less than 5 nor exceed 13.	• The articles of incorporation provide that the number of directors shall not be less than 5 nor more than 15.
• If the number of directors is increased above 5, the board shall be divided into classes as follows: (1) the directors are to be divided into two classes if there are 6, 7 or 8 directors on the board, and each of these directors serves a two-year term; and (2) the directors are to be divided into three classes if there are 9 or more directors, and each of these directors serves a three-year term. Each class of directors is to consist of at least three members, and each class of directors is to be as nearly equal in number as possible.
• If the number of directors is increased above 5, the board shall be divided into classes as follows: (1) the directors are to be divided into two classes if the board consists of 6, 7 or 8 members, and each of these directors shall serve a two-year term; and (2) the directors are to be divided into three classes if the board consists of 9 or more members, and these directors shall serve a three-year term. Each class of directors is to consist of at least three members, and each class of directors is to be as nearly equal in number as possible.
• Vacancies on the board of directors will be filled by a vote of a majority of the remaining directors.	• Vacancies on the board of directors will be filled by a two-thirds vote of the remaining directors.
• Directors may be removed with or without cause by the vote of 75% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose.	• Directors may be removed only for cause by the vote of 80% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose.

Amendment of the Code of Regulations
United Community	PVFC

• The code of regulations may be amended or new regulations adopted at a meeting of shareholders held for such purpose, by the affirmative vote of a majority of the outstanding shares entitled to vote, unless the board of directors recommends disapproval of the amendment, in which case at least 80% of the shares entitled to vote must approve the amendment.
• The code of regulations may be amended or repealed upon approval of at least two-thirds the shares entitled to vote on the matter, unless otherwise provided in the articles of incorporation or Ohio law.

Amendment of the Articles of Incorporation
United Community	PVFC

• The articles of incorporation may be amended or repealed upon approval of a majority of the shares entitled to vote on the matter, unless the board of directors recommends disapproval of the amendment, in which case at least 80% of the shares entitled to vote must approve the amendment.
• The articles of incorporation may be amended or repealed upon approval of a majority of the shares entitled to vote on the matter, unless otherwise provided in the articles of incorporation or Ohio law.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

After completion of the merger, the board of directors of United Community will consist of all the current directors of United Community plus Stanley T. Jaros. Ronald D. Homan, II and John R. Male will join the board of directors of Home Savings. Information regarding the current United Community directors and the new directors to be added after the merger follows.

			Director of
			United Community	Term
Name	Age	Positions Held	Since	Expiring in

Richard J. Buoncore	50	Director	2007	2008
Richard J. Schiraldi	52	Director	2002	2008
David C. Sweet	67	Director	2004	2008
Thomas J. Cavalier	54	Director	2000	2009
Douglas M. McKay	59	Director, Chairman of the Board and CEO	1998	2009
Donald J. Varner	75	Director	2007	2009
Eugenia C. Atkinson	64	Director	2005	2010
David G. Lodge	67	Director and President	2005	2010
Clarence R. Smith, Jr.	78	Director	2005	2010
Stanley T. Jaros	62	Director	*	—
Ronald D. Holman, II	47	Director	*	—

*	To be elected to the Board in connection with the merger.

Richard J. Buoncore.  Mr. Buoncore is a Certified Public Accountant and a managing partner of MAI Wealth Advisors, LLC, Cleveland, Ohio, a position he has held since December 2006. Previously, Mr. Buoncore was Managing Partner of BC Investment Partners LLC, which merged into MAI Wealth Advisors, a position he had held since 2005. From 1999 until 2005, he was the Chief Executive Officer of Victory Capital Management, Cleveland, Ohio, and served as its President and Chief Operating Officer from 1995 until 1999. Mr. Buoncore was elected to the United Community Board of Directors in January 2007 to fill the vacancy created by the retirement of Herbert F. Schuler, Sr. Mr. Buoncore also serves as a director of Home Savings.

Richard J. Schiraldi.  Mr. Schiraldi has been a partner at Cohen & Company, Certified Public Accountants, Youngstown, Ohio, since 1990. Mr. Schiraldi also serves as a director of Home Savings.

David C. Sweet.  Dr. Sweet is the President of Youngstown State University, a position he has held since July 2000. Dr. Sweet also serves as a director of Home Savings.

Thomas J. Cavalier.  Mr. Cavalier is the Chairman of the Board, Chief Executive Officer and President of Butler Wick Corp., a subsidiary of United Community, positions which he has held since 1985. Mr. Cavalier joined Butler Wick in 1975.

Douglas M. McKay.  Mr. McKay joined Home Savings in 1971. Mr. McKay has been the Chairman of the United Community Board since 1998. He also served as President of United Community from 1998 until January 2007. Since 1995, Mr. McKay has served as Chief Executive Officer and Chairman of the Board of Home Savings. He has also been a director of Home Savings since 1995.

Donald J. Varner.  Mr. Varner, an attorney, was Senior Vice President of Home Savings from 1995 until his retirement in 2004. He served as Home Savings’ Vice President and Corporate Counsel from 1976 to 1995. Mr. Varner has served as a director of Home Savings since 1987. He was appointed to the United Community Board effective March 15, 2007.

Eugenia C. Atkinson.  Mrs. Atkinson is the Executive Director of Youngstown Metropolitan Housing Authority, a position she has held since 2000. She has been a director of Home Savings since 1999, and she became a director of United Community in 2005.

David G. Lodge.  Mr. Lodge currently serves as the President and Chief Operating Officer of United Community and Director of Strategic Planning for Home Savings. Previously, Mr. Lodge served as the President, Chief Operating Officer and a director of Home Savings, positions he held from 2000 until January 2007. Prior to joining Home Savings, Mr. Lodge was the President, Chief Operating Officer and a director of Metropolitan Bank and Trust and its holding company, Metropolitan Financial Corp., located in Highland Hills, Ohio.

Clarence R. Smith, Jr.   Mr. Smith serves as Chairman of S-P Company located in Columbiana, Ohio, a position he has held since 1971. S-P Company is the holding company for Compco Industries and Diamond Steel Construction Company. Mr. Smith has also been a director of Home Savings since 1976.

Stanley T. Jaros.  Mr. Jaros is a partner in the law firm of Moriarty & Jaros, P.L.L. He has served as a trustee of a number of Cleveland area nonprofit organizations, and was a member of the Cleveland Landmarks Commission. Mr. Jaros is a graduate of Brown University and Case Western Reserve Law School and received an MBA from the University of Pennsylvania. He has served as a director of PVFC and Park View since 1997.

Ronald D. Holman, II.  Mr. Holman is a partner in the law firm of Cavitch, Familo, Durkin & Frutkin in Cleveland, Ohio. In addition, from 1989 to 2000 he served as a legal analyst on various news shows for WEWS TV in Cleveland, Ohio. Mr. Holman serves on the Boards of Directors for the following nonprofit institutions: Florence Crittenton Services Fund of the Cleveland Foundation (President from 1996 to 1998) and Shaker Heights Alumni Association. He has also served as Chair of the Center for Families and Children, and Treasurer of the Dartmouth Club of Northeastern Ohio. In addition, he has served on the transition subcommittees for Mayors Frank Jackson and Jane Campbell. Mr. Holman is a graduate of Dartmouth College and Columbia University School of Law. He has served as a director of PVFC and Park View since 2003.

The Board of Directors has determined that Messrs. Buoncore, Schiraldi, Smith, Sweet, Varner and Ms. Atkinson are each considered “independent” as set forth in (a) section 10A(m)(3) of the Securities Exchange Act of 1934 (15 U.S.C. 78f(m)(3)), (b) Securities and Exchange Commission (SEC) Rule 10A-3(b) (17CFR 240.10A-3(b)), and (c) Rule 4200(a) of the National Association of Securities Dealers, Inc. (NASD). The Board of Directors also determined that, at the time they served during 2006, Messrs. Schuler and Barrett were considered “independent” under the above standards.

Management

The executive officers of United Community and Home Savings will not change as a result of the merger. The following information is supplied for certain executive officers of United Community and Home Savings who do not serve on United Community’s Board of Directors:

Name	Age	Position Held

Patrick W. Bevack	60	Director, President and COO of Home Savings
Patrick A. Kelly	48	CFO and Treasurer of United Community and Home Savings, Director of Home Savings

Patrick W. Bevack.  Mr. Bevack was appointed President, Chief Operating Officer and a Director of Home Savings in January 2007. Previously, Mr. Bevack was Executive Vice President and Chief Financial Officer of Home Savings, positions he had held since June 2003. Mr. Bevack joined Home Savings in June 2000 and served as Senior Vice President of Mortgage Lending until June 2003. Prior to joining Home Savings, he was Executive Vice President and Assistant Secretary of Metropolitan Bank and Trust.

Patrick A. Kelly.  Mr. Kelly was appointed Treasurer of United Community in 1998 and Chief Financial Officer of United Community in June 2003. Mr. Kelly was appointed Treasurer of Home Savings in April 1992 and Chief Financial Officer of Home Savings in January 2007. Previously, he served as Senior Vice President of Home Savings from November 1995 until January 2007. Mr. Kelly has been employed by Home Savings since 1983 and has been a director of Home Savings since 1996.

SHARE OWNERSHIP

The following table sets forth information about the only persons known to United Community to own beneficially more than 5% of the outstanding United Community common shares as of          , 2007:

	Amount and Nature of	Percent of
Name and Address	Beneficial Ownership	Shares Outstanding

United Community Financial Corp. Employee Stock Ownership Plan	(1)		%
2321 Kochs Lane Quincy, IL 62301
Dimensional Fund Advisors, Inc.	(2)		%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401

(1)	First Bankers Trust Services, Inc., as the Trustee for the United Community Financial Corp. Employee Stock Ownership Plan (the ESOP), has sole investment power over the ESOP shares. The Trustee may be deemed to have voting power over the unallocated shares, although the ESOP provides that unallocated shares shall be voted by the Trustee in the same proportion as participants direct the voting of allocated ESOP shares.

(2)	Based on Schedule 13G, dated February 1, 2007, in which Dimensional Fund Advisors, Inc. reports sole voting power and sole dispositive power over all of the shares reported.

The following table sets forth information regarding the number of United Community common shares beneficially owned by each director and executive officer as of the record date and on a pro forma basis, assuming           additional United Community common shares are issued in the merger:

Amount and Nature of
Beneficial Ownership
	Sole	Shared		Post Merger
	Voting or	Voting or	Percent of	Percent of
	Investment	Investment	Shares	Shares
Name and Address(1)	Power	Power	Outstanding	Outstanding

Eugenia C. Atkinson
Patrick W. Bevack
Richard J. Buoncore
Thomas J. Cavalier
Patrick A. Kelly
David G. Lodge
Douglas M. McKay
Richard J. Schiraldi
Clarence R. Smith
David C. Sweet
Donald J. Varner
All directors and executive officers as a group (11 persons)

*	Less than one percent of the total outstanding.

(1)	Each of the persons listed in this table may be contacted at the address of United Community.

(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the United Community Financial Corp. 1999 Plan: Mr. Bevack — 137,304; Mr. Cavalier — 30,187; Mr. Kelly — 227,293; Mr. Lodge — 226,775; Mr. McKay — 439,627; and directors and executive officers as a group — 1,061,186. Also, includes the following number of shares that are pledged as security for a loan from a lender not affiliated with United Community: Mr. Kelly — 10,000; and Mr. Smith — 9,257.

INFORMATION ABOUT UNITED COMMUNITY

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Selected financial ratios and other data: (1)

	At or For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Performance ratios:
Return on average assets(2)	0.58%	0.95%	0.64%	0.96%
Return on average equity(3)	5.49%	9.13%	5.99%	9.09%
Interest rate spread(4)	2.37%	2.97%	2.47%	3.01%
Net interest margin(5)	2.83%	3.38%	2.93%	3.41%
Non-interest expense to average assets	3.18%	3.07%	3.16%	3.14%
Efficiency ratio(6)	69.72%	65.33%	69.14%	65.87%
Average interest-earning assets to average interest-bearing liabilities	112.49%	112.42%	112.60%	112.64%
Capital ratios:
Average equity to average assets	10.58%	10.44%	10.61%	10.55%
Equity to assets, end of period	10.17%	10.22%	10.17%	10.22%
Tier 1 leverage ratio	7.95%	8.49%	7.95%	8.49%
Tier 1 risk-based capital ratio	9.96%	10.34%	9.96%	10.34%
Total risk-based capital ratio	12.29%	11.10%	12.29%	11.10%
Asset quality ratios:
Nonperforming loans to net loans at end of period(7)	3.30%	1.33%	3.30%	1.33%
Nonperforming assets to average assets(8)	3.10%	1.23%	3.10%	1.25%
Nonperforming assets to total assets at end of period	3.10%	1.22%	3.10%	1.22%
Allowance for loan losses as a percent of loans	0.86%	0.72%	0.86%	0.72%
Allowance for loan losses as a percent of non-performing loans(7)	26.17%	54.42%	26.17%	54.42%
Office data:
Number of full service banking offices	38	37	38	37
Number of loan production offices	5	6	5	6
Number of brokerage offices	20	20	20	20
Number of trust offices	2	2	2	2
Per share data:
Basic earnings per share(9)	$0.14	$0.22	$0.30	$0.43
Diluted earnings per share(9)	$0.13	$0.21	$0.29	$0.42
Book value(10)	$9.11	$8.72	$9.11	$8.72
Tangible book value(11)	$7.95	$7.58	$7.95	$7.58
Market value as a percent of book value(12)	110%	138%	110%	138%

(1)	Ratios for the three and six month periods are annualized where appropriate.

(2)	Net income divided by average total assets.

(3)	Net income divided by average total equity.

(4)	Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.

(5)	Net interest income as a percentage of average interest-earning assets.

(6)	Noninterest expense, excluding the amortization of core deposit intangible, divided by the sum of net interest income and noninterest income, excluding gains and losses on securities and other.

(7)	Nonperforming loans consist of loans ninety days past due, loans less than ninety days past due and not accruing interest and restructured loans.

(8)	Nonperforming assets consist of nonperforming loans and real estate owned and other repossessed assets.

(9)	Earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of common shares determined for the basic computation plus the dilutive effect of potential common shares that could be issued under outstanding stock options.

(10)	Equity divided by number of shares outstanding.

(11)	Equity minus goodwill and core deposit intangible divided by number of shares outstanding.

(12)	Market value divided by book value.

Comparison of Financial Condition at June 30, 2007 and December 31, 2006

Total assets increased by $2.6 million to $2.7 billion at June 30, 2007, compared to December 31, 2006. The net change in assets was a result of increases of $12.1 million in available for sale securities, $6.6 million in real estate owned and other repossessed assets, $778,000 in premises and equipment and $3.4 million in other assets. These increases were offset by decreases in cash and cash equivalents of $1.4 million, trading securities of $3.2 million, net loans of $5.1 million and loans held for sale of $10.5 million.

Cash and cash equivalents decreased $1.3 million, or 3.7%, during the first six months of 2007. The reduction is attributable to decreases at Home Savings in currency to be delivered to branches of $3.2 million and cash on deposit at the Federal Reserve of $2.2 million. These decreases were offset by an increase in correspondent bank account balances at Home Savings of $922,000 and an increase in cash on deposit with other institutions at Butler Wick of $2.8 million. Cash and cash equivalents on hand at Butler Wick have an inverse relationship with their trading securities portfolio. Therefore, as securities were sold, cash increased.

The trading securities portfolio decreased $3.2 million, or 29.3%, to $7.6 million at June 30, 2007, from $10.8 million at December 31, 2006. This change was a result of decreases in Butler Wick’s portfolio of $2.8 million in municipal securities and $413,000 in government securities.

Net available for sale securities increased $12.1 million, or 5.1%, from December 31, 2006 to June 30, 2007. Home Savings had purchases of $42.8 million to replace scheduled maturities and runoff within its portfolio while Butler Wick had purchases of $2.9 million. These purchases were offset by paydowns and maturities of $28.2 million at Home Savings and $1.8 million at Butler Wick. The remaining difference is primarily a result of changes in the market valuation of the portfolio, net of any amortization or accretion.

Net loans declined $5.1 million from December 31, 2006 to June 30, 2007. Real estate loans increased $37.2 million and consumer loans increased $4.7 million. These increases were offset by decreases in construction loans of $17.2 million and commercial loans of $28.0 million.

The allowance for loan losses increased to $19.4 million at June 30, 2007, from $17.0 million at December 31, 2006 as a result of a loan loss provision of $5.1 million which was partially offset by net chargeoffs, primarily in the commercial and consumer portfolios. The allowance for loan losses is monitored closely and may increase or decrease depending on a variety of factors such as levels and trends of delinquencies, chargeoffs and recoveries, nonperforming loans, and potential risk in the portfolios. Management has developed and maintains an appropriate, systematic and consistently applied process to determine the amount of allowance and provision for loan losses. The allowance for loan losses as a percentage of net loans (coverage ratio) was 0.86% at June 30, 2007, compared to 0.75% at December 31, 2006. See Note 5 to the financial statements for a summary of the allowance for loan losses. The following table summarizes the trend in the allowance for loan losses for the first six months of 2007.

	Allowance for
	Loan Losses at				Allowance for
	December 31,				Loan Losses at
Real Estate Loans	2006	Provision	Recovery	Chargeoff	June 30, 2007

Permanent
One-to four-family	$2,234	$610	$6	$(357)	$2,493
Multifamily residential	818	359	—	(21)	1,156
Nonresidential	2,256	(84)	—	—	2,172
Land	151	5	—	—	156

Total	5,459	890	6	(378)	5,977

Construction Loans
One-to four-family residential	3,092	1,462	—	(76)	4,478
Multifamily and nonresidential	229	(67)	—	—	162

Total	3,321	1,395	—	(76)	4,640

Consumer Loans
Home Equity	1,046	(121)	—	(100)	825
Auto	510	13	14	(59)	478
Marine	991	1,076	6	(400)	1,673
Recreational vehicle	1,888	531	1	(375)	2,045
Other	712	(82)	218	(246)	602

Total	5,147	1,417	239	(1,180)	5,623

Commercial Loans
Secured	1,936	1,345	—	(1,241)	2,040
Unsecured	1,092	22	1	—	1,115

Total	3,028	1,367	1	(1,241)	3,155

Total Allowance	$16,955	$5,069	$246	$(2,875)	$19,395

The provision for loan losses of $5.1 million during the first six months of 2007 can be attributed to the overall increase in nonperforming loans. Nonperforming loans consist of loans past due 90 days or more, loans past due less than 90 days that are on nonaccrual status, and restructured loans. Nonperforming loans were $74.1 million at June 30, 2007, compared to $54.8 million at December 31, 2006. The schedule below summarizes the trend in nonperforming loans for the first six months of 2007.

	Nonperforming Loans
	June 30,	December 31,		2007 Interest
Real Estate Loans	2007	2006	Change	Foregone

Permanent
One-to four-family	$10,787	$8,976	$1,811	$60
Multifamily residential	8,648	2,642	6,006	278
Nonresidential	14,522	13,941	581	525
Land	3,700	6,699	(2,999)	265

Total	37,657	32,258	5,399	1,128

Construction Loans
One-to four-family residential	22,375	11,853	10,522	1,173
Multifamily and nonresidential	825	2,533	(1,708)	(100)

Total	23,200	14,386	8,814	1,073

Consumer Loans
Home Equity	1,429	1,374	55	17
Auto	206	252	(46)	—
Boat	1,678	1,383	295	8
Recreational vehicle	300	540	(240)	(1)
Other	334	252	82	25

Total	3,947	3,801	146	49

Commercial Loans
Secured	5,604	2,380	3,224	219
Unsecured	1,201	617	584	30

Total	6,805	2,997	3,808	249

Restructured Loans	2,515	1,385	1,130	—

Total Nonperforming Loans	$74,124	$54,827	$19,297	$2,499

The $8.8 million increase in nonperforming construction and multifamily loans is primarily a result of two lending relationships totaling $7.5 million. The increase in nonperforming commercial loans is a result of one lending relationship.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect both the contractual interest payments and the contractual principal payments, as scheduled in the loan agreement. The net increase in impaired loans, as shown in the following table, of $16.0 million during the period relates to a commercial loan relationship secured by marine assets totaling $3.7 million and deterioration in the construction loan portfolio and multi-family loan portfolio that caused impaired loans to increase $8.8 million and $6.0 million respectively for those two portfolios. The schedule below summarizes impaired loans at June 30, 2007 and December 31, 2006.

	Impaired Loans
	June 30,	December 31,
Real Estate Loans	2007	2006	Change

Permanent
One-to four-family	$1,515	$794	$721
Multifamily residential	8,648	2,642	6,006
Nonresidential	14,522	13,927	595
Land	3,700	6,699	(2,999)

Total	28,385	24,062	4,323

Construction Loans
One-to four-family residential	20,864	11,698	9,166
Multifamily and nonresidential	825	2,533	(1,708)

Total	21,689	14,231	7,458

Consumer Loans
Home Equity	—	—	—
Auto	—	—	—
Boat	1,678	1,377	301
Recreational vehicle	—	—	—
Other	—	—	—

Total	1,678	1,377	301

Commercial Loans
Secured	5,604	2,282	3,322
Unsecured	1,201	594	607

Total	6,805	2,876	3,929

Total Impaired Loans	$58,557	$42,546	$16,011

Other nonperforming assets, consisting of real estate and other consumer property acquired in the settlement of loans, were $9.8 million at June 30, 2007, compared to $3.2 million at December 31, 2006. The increase is primarily attributable to a $2.9 million loan secured by land and a $1.7 million construction loan secured by a mini-storage facility that was taken into possession by the Company. Other consumer property, such as boats, recreational vehicles and automobiles that were received by the Company in the satisfaction of loans makes up the remainder of the change. The resolution and reduction of the level of nonperforming loans and other nonperforming assets remains a top priority with management.

Loans held for sale decreased $10.5 million, or 38.8%, to $16.5 million at June 30, 2007, compared to $27.0 million at December 31, 2006. Loan sales of $121.5 million during the six month period exceeded principal disbursed on loans held for sale of $109.8 million. Home Savings sells loans as part of its risk management strategy and anticipates doing so in the future. Home Savings also purchases loans, both for its portfolio and to be sold in the secondary market. If interest rates continue to rise, management anticipates fewer originations, which will result in fewer loan sales and reduced gains from sales.

Federal Home Loan Bank stock remained at $25.4 million at June 30, 2007, compared to December 31, 2006. During the first half of 2007, the Federal Home Loan Bank paid cash dividends in lieu of a stock dividend.

Premises and equipment increased $778,000, or 3.1%, due to the cost of construction of a new Home Savings branch along with renovations to other branches. The total cost of the branch and renovations aggregated $1.6 million. These capitalized expenditures were offset by an increase in accumulated depreciation of $1.3 million.

Accrued interest receivable decreased $535,000 to $13.2 million at June 30, 2007, compared to $13.7 million at December 31, 2006. Home Savings had increases of accrued interest due from mortgage loans of $1.4 million and commercial loans of $850,000, which were offset by a decrease in interest accrued on consumer loans of $95,000 and an increase in reserves for uncollected interest on mortgage loans of $1.4 million and commercial loans of $1.1 million. The increase in the reserves for uncollected interest is directly affected by any increase in loans on non-accrual status. This, too, will be monitored closely as a component of nonperforming loans.

Other assets increased $3.4 million to $16.7 million at June 30, 2007, compared to $13.2 million at December 31, 2006. Home Savings had an increase in prepaid Ohio franchise tax of $1.1 million offset by decreases in other prepaid expenses of $170,000 and deferred federal income tax of $1.3 million. Butler Wick had an increase in receivables due from customers and brokers of $2.0 million offset by a decrease in other assets, such as deferred taxes and prepaid assets, of $1.3 million.

Total deposits decreased $21.7 million to $1.8 billion at June 30, 2007, compared to December 31, 2006. This change was due primarily to a decrease of $48.9 million in certificates of deposit and a decrease of $3.9 million in savings accounts offset by a $31.1 million increase in money market accounts and other demand deposit accounts.

Federal Home Loan Bank advances decreased $12.4 million during the first six months of 2007, reflecting a decline in overnight advances of $60.6 million and paydown of term advances of $16.8 million offset by new term advances of $65.0 million. Repurchase agreements and other borrowed funds increased $43.6 million to $142.1 million at June 30, 2007 from $98.5 million at December 31, 2006.

Advance payments by borrowers for taxes and insurance decreased $3.1 million during the first six months of 2007. Payments for real estate taxes and property insurance made on behalf of customers of Home Savings account for $558,000 of the decrease. Also, funds held for payments received on loans sold where servicing was retained by Home Savings decreased $2.6 million.

Accrued interest payable increased $3.4 million during the first half of 2007 largely due to the accrual of interest on certificates of deposit of $2.9 million and an increase in accrued interest on other borrowed funds of $612,000.

Accrued expenses and other liabilities decreased $1.2 million, or 7.7% to $14.0 million at June 30, 2007 from $15.2 million at December 31, 2006. Home Savings had decreases in accrued federal income tax expenses of $2.2 million due to reduced income and accrued payroll tax expense of $1.1 million. Butler Wick had an increase in securities sold but not yet settled of $1.2 million.

Shareholders’ equity decreased $6.0 million, to $275.3 million at June 30, 2007, from $281.3 million at December 31, 2006. Earnings from Home Savings and Butler Wick for the first six months of 2007 were offset by dividend payments to shareholders of $5.5 million and an increase in treasury stock of $8.5 million, as a result of the purchase of approximately 786,000 shares during the period.

Comparison of Operating Results for the Three Months Ended June 30, 2007 and June 30, 2006

Net Income.  Net income for the three months ended June 30, 2007, was $3.9 million, or $0.13 per diluted share, compared to net income of $6.3 million, or $0.21 per diluted share, for the three months ended June 30, 2006. During the second quarter of 2007, net interest income decreased $2.9 million, the provision for loan losses increased $1.9 million and non-interest expense increased $1.4 million. These changes were offset by an increase in non-interest income of $2.7 million and a decrease in the provision for income taxes of $1.2 million. The Company’s annualized return on average assets and return on average equity were 0.58% and 5.49%, respectively, for the three months ended June 30, 2007. The annualized return on average assets and return on average equity for the comparable period in 2006 were 0.95% and 9.13%, respectively.

Net Interest Income.  Net interest income for the quarter ended June 30, 2007, was $18.2 million compared to $21.0 million for the same period last year. Interest income increased $357,000 for the second quarter of 2007 compared to the second quarter of 2006. The change in interest income was primarily due to an increase in income on available for sale securities of $733,000. Interest earned on available for sale securities increased as the average balance of those assets grew by $39.7 million and the yield earned on those securities increased 47 basis points. Partially offsetting these increases was a decrease in interest earned on margin accounts of $367,000. As mentioned in prior reports, in the third quarter of 2006, management of Butler Wick decided to outsource the clearing function in an effort to increase efficiency in the investment services business segment. The decrease in margin account interest is a direct result of the outsourcing of this function. The average yield on interest earning assets decreased 14 basis points to 6.56% for the three months ended June 30, 2007, compared to 6.70% for the three months ended June 30, 2006.

Total interest expense increased $3.2 million for the quarter ended June 30, 2007, as compared to the same quarter last year. The increase was due primarily to rising interest expense on deposits of $2.7 million, repurchase agreements and other borrowings of $537,000 and Federal Home Loan Bank advances of $29,000.

The primary cause of the increase in interest expense on deposits was an increase in interest paid on certificates of deposit, which was $1.7 million greater in the second quarter of 2007 compared to the same period in 2006. Additionally, interest expense on NOW and money market accounts was $1.0 million higher in the second quarter of 2007 compared to the same period in 2006. Home Savings had an increase in the average balance of certificates of deposit of $11.5 million as well as an increase of 57 basis points paid on those deposits. The average balance of NOW and money market accounts increased $68.8 million and the rate paid on those deposits increased 50 basis points. The increase in interest expense on Federal Home Loan Bank advances was due to an increase in the cost of those funds of 23 basis points. Interest expense on repurchase agreements and other borrowed funds increased primarily as a result of an increase of 37 basis points paid for those funds.

The following table provides specific information about interest rate and outstanding balance (volume) changes compared to the second quarter of last year. The interest rate spread for the three months ended June 30, 2007, was 2.37% compared to 2.97% for the quarter ended June 30, 2006. Net interest margin compressed 55 basis points to 2.83% for the three months ended June 30, 2007 compared to 3.38% for the same quarter in 2006.

	For the Three Months Ended June 30,
	2007 vs. 2006
	Increase		Total
	(Decrease) Due to		Increase
	Rate	Volume	(Decrease)
	(Dollars in thousands)

Interest-earning assets:
Loans	$(22,163)	$22,117	$(46)
Loans held for sale	1,026	(1,217)	(191)
Investment securities:
Trading	(11)	(6)	(17)
Available for sale	270	463	733
Margin accounts	(183)	(184)	(367)
FHLB stock	47	16	63
Other interest-earning assets	137	45	182

Total interest-earning assets	$(20,877)	$21,234	$357

Interest-bearing liabilities:
Savings accounts	—	(33)	(33)
NOW and money market accounts	450	561	1,011
Certificates of deposit	1,576	121	1,697
Federal Home Loan Bank advances	190	(161)	29
Repurchase agreements and other	103	434	537

Total interest-bearing liabilities	$2,319	$922	3,241

Change in net interest income			$(2,884)

Provision for Loan Losses.  A provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for probable incurred losses based on management’s evaluation of such factors as the delinquency status of loans, current economic conditions, the fair value of the underlying collateral, changes in the composition of the loan portfolio and prior loan loss experience. The provision for loan losses increased by $1.9 million, to $2.7 million for the three months ended June 30, 2007, compared to $812,000 for the same period in 2006. The $2.7 million provision was affected significantly by nonperforming construction loans totaling $8.8 million. The credit quality of these loans deteriorated significantly during the second quarter and a provision was allocated to these loans based on information available at that time. The Company may incur an additional provision in future quarters as more information becomes available concerning the collectibility of these loans. These relationships continue to be monitored and evaluated by management.

Non-interest Income.  Non-interest income increased $2.7 million, or 28.2%, to $12.2 million for the three months ended June 30, 2007, from $9.5 million for the three months ended June 30, 2006, due to increases in brokerage commissions, service fees and other charges, underwriting and investment banking activity and gains on trading securities and loans sold. These increases were offset by an increase in other net losses recognized as a result of the sale of real estate owned and other repossessed assets.

Non-interest Expense.  Total non-interest expense increased $1.4 million for the three months ended June 30, 2007, compared to the three months ended June 30, 2006. The increase is due primarily to an increase in salaries and employee benefits.

Comparison of Operating Results for the Six Months Ended June 30, 2007 and June 30, 2006

Net Income.  Net income for the six months ended June 30, 2007, was $8.6 million, or $0.29 per diluted share, compared to net income of $12.4 million, or $0.42 per diluted share, for the six months ended June 30, 2006. During the first half of 2007, net interest income decreased $4.2 million, the provision for loan losses increased $3.5 million and non-interest expense increased $2.3 million. These changes were offset by an increase in non-interest income of $4.3 million and a decrease in the provision for income taxes of $1.9 million. The Company’s annualized return on average assets and return on average equity were 0.64% and 5.99%, respectively, for the six months ended June 30, 2007. The annualized return on average assets and return on average equity for the comparable period in 2006 were 0.96% and 9.09%, respectively.

Net Interest Income.  Net interest income for the six months ended June 30, 2007, was $37.6 million compared to $41.7 million for the same period last year. Interest income increased $4.6 million for the first half of 2007 compared to the first half of 2006. The change in interest income was primarily due to an increase in income on net loans of $3.8 million as a result of an increase in the average balance of outstanding loans of $111.8 million. The average yield on interest earning assets increased 6 basis points to 6.62% for the six months ended June 30, 2007, compared to 6.56% for the six months ended June 30, 2006. Interest earned on available for sale securities increased $1.5 million as the average balance of those assets grew by $38.6 million and the yield earned on those securities increased 50 basis points. Partially offsetting these increases was a decrease in interest earned on margin accounts of $707,000. As mentioned above, in the third quarter of 2006, management of Butler Wick decided to outsource the clearing function in an effort to increase efficiency in the investment services business segment. The decrease in margin account interest is a direct result of the outsourcing of this function.

Total interest expense increased $8.7 million for the six months ended June 30, 2007, as compared to the same period last year. The increase was due primarily to rising interest expense on deposits of $7.0 million, repurchase agreements and other borrowings of $1.0 million and Federal Home Loan Bank advances of $746,000.

The primary reason for the rise in interest expense on deposits was an increase in interest paid on certificates of deposit, which was $4.4 million greater in the first half of 2007 compared to the same period in 2006. Additionally, interest expense on NOW and money market accounts was $2.7 million higher in the first half of 2007 compared to the same period in 2006. Home Savings had an increase in the average balance of certificates of deposit of $38.3 million as well as an increase of 64 basis points paid on those deposits. The average balance of NOW and money market accounts increased $83.5 million and the rate paid on those deposits increased 80 basis points. The increase in interest expense on Federal Home Loan Bank advances was due to an increase in the cost of those funds of 41 basis points. Interest expense on repurchase agreements and other borrowed funds increased primarily as a result of an increase of 53 basis points paid for those funds.

The following table provides specific information about interest rate and outstanding balance (volume) changes compared to the first six months of last year. The interest rate spread for the six months ended June 30, 2007, was 2.47% compared to 3.01% for the six months ended June 30, 2006. Net interest margin compressed 48 basis points to 2.93% for the six months ended June 30, 2007 compared to 3.41% for the same period in 2006.

	For the Six Months Ended
	June 30, 2007 vs. 2006
	Increase		Total
	(Decrease) Due to		Increase
	Rate	Volume	(Decrease)
	(Dollars in thousands)

Interest-earning assets:
Loans	$29	$3,818	$3,847
Loans held for sale	183	(626)	(443)
Investment securities:
Trading	(22)	(15)	(37)
Available for sale	564	889	1,453
Margin accounts	(353)	(354)	(707)
FHLB stock	86	37	123
Other interest-earning assets	236	84	320

Total interest-earning assets	$723	$3,833	$4,556

Interest-bearing liabilities:
Savings accounts	2	(86)	(84)
NOW and money market accounts	1,392	1,271	2,663
Certificates of deposit	3,604	794	4,398
Federal Home Loan Bank advances	892	(146)	746
Repurchase agreements and other	279	726	1,005

Total interest-bearing liabilities	$6,169	$2,559	8,728

Change in net interest income			$(4,172)

Provision for Loan Losses.  A provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for probable incurred losses based on management’s evaluation of such factors as the delinquency status of loans, current economic conditions, the fair value of the underlying collateral, changes in the composition of the loan portfolio and prior loan loss experience. The provision for loan losses increased by $3.5 million, to $5.1 million for the six months ended June 30, 2007, compared to $1.6 million for the same period in 2006. The $5.1 million provision was affected significantly by one commercial loan relationship secured by marine assets totaling $3.7 million that became impaired during the first quarter and nonperforming construction loans totaling $8.8 million that became impaired during the second quarter. The Company may incur an additional provision in future quarters as more information becomes available concerning the collectibility of these loans. These relationships continue to be monitored and evaluated by management.

Non-interest Income.  Non-interest income increased $4.3 million, or 22.2%, to $23.6 million for the six months ended June 30, 2007, from $19.3 million for the six months ended June 30, 2006, due to increases in brokerage commissions, service fees and other charges, underwriting and investment banking activity and gains on trading securities and loans sold. These increases were offset by an increase in other net losses recognized as a result of the sale of real estate owned and other repossessed assets.

Non-interest Expense.  Total non-interest expense increased $2.3 million for the six months ended June 30, 2007, compared to the six months ended June 30, 2006. The increase is due primarily to a rise in employee compensation and benefits.

UNITED COMMUNITY FINANCIAL CORP.

AVERAGE BALANCE SHEETS

The following table presents the total dollar amounts of interest income and interest expense on the indicated amounts of average interest-earning assets or interest-bearing liabilities together with the weighted average interest rates for the three month periods ended June 30, 2007 and 2006. Average balance calculations were based on daily balances.

	Three Months Ended June 30,
	2007			2006
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Cost	Balance	Paid	Cost
	(Dollars in thousands)

Interest-earning assets:
Net loans(1)	$2,248,849	$37,915	6.74%	$2,175,424	$37,961	6.98%
Net loans held for sale	17,163	289	6.74%	42,931	480	4.47%
Investment securities:
Trading	6,748	63	3.73%	7,359	80	4.35%
Available for sale	256,214	3,099	4.84%	216,544	2,366	4.37%
Margin accounts	—	—	0.00%	16,366	367	8.97%
FHLB stock	25,432	412	6.48%	24,350	349	5.73%
Other interest-earning assets	7,683	226	11.77%	4,596	44	3.83%

Total interest-earning assets	2,562,089	42,004	6.56%	2,487,570	41,647	6.70%
Noninterest-earning assets	144,534			135,647

Total assets	$2,706,623			$2,623,217

Interest-bearing liabilities:
NOW and money market accounts	$399,187	$3,477	3.48%	$330,408	$2,466	2.99%
Savings accounts	191,455	196	0.41%	223,236	229	0.41%
Certificates of deposit	1,111,291	13,155	4.74%	1,099,823	11,458	4.17%
Federal Home Loan Bank advances	434,387	5,280	4.86%	453,654	5,251	4.63%
Repurchase agreements and other	141,343	1,744	4.94%	105,633	1,207	4.57%

Total interest-bearing liabilities	2,277,663	23,852	4.19%	2,212,754	20,611	3.73%

Noninterest-bearing liabilities	142,647			136,572

Total liabilities	2,420,310			2,349,326
Equity	286,313			273,891

Total liabilities and equity	$2,706,623			$2,623,217

Net interest income and interest rate spread		$18,152	2.37%		$21,036	2.97%

Net interest margin			2.83%			3.38%
Average interest-earning assets to average interest-bearing liabilities			112.49%			112.42%

(1)	Nonaccrual loans are included in the average balance.

UNITED COMMUNITY FINANCIAL CORP.

AVERAGE BALANCE SHEETS

The following table presents the total dollar amounts of interest income and interest expense on the indicated amounts of average interest-earning assets or interest-bearing liabilities together with the weighted average interest rates for the six month periods ended June 30, 2007 and 2006. Average balance calculations were based on daily balances.

	Six Months Ended June 30,
	2007			2006
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Cost	Balance	Paid	Cost
	(Dollars in thousands)

Interest-earning assets:
Net loans(1)	$2,251,840	$76,918	6.83%	$2,140,079	$73,071	6.83%
Net loans held for sale	20,156	545	5.41%	42,114	988	4.69%
Investment securities:
Trading	6,905	125	3.62%	7,676	162	4.22%
Available for sale	251,615	6,033	4.80%	212,989	4,580	4.30%
Margin accounts	—	—	0.00%	15,996	707	8.84%
FHLB stock	25,432	812	6.39%	24,181	689	5.70%
Other interest-earning assets	7,175	396	11.04%	4,174	76	3.64%

Total interest-earning assets	2,563,123	84,829	6.62%	2,447,209	80,273	6.56%
Noninterest-earning assets	141,914			134,890

Total assets	$2,705,037			$2,582,099

Interest-bearing liabilities:
NOW and money market accounts	$388,609	$6,723	3.46%	$305,081	$4,060	2.66%
Savings accounts	192,829	394	0.41%	234,800	478	0.41%
Certificates of deposit	1,130,838	26,433	4.67%	1,092,551	22,035	4.03%
Federal Home Loan Bank advances	437,536	10,627	4.86%	444,231	9,881	4.45%
Repurchase agreements and other	126,426	3,099	4.90%	95,869	2,094	4.37%

Total interest-bearing liabilities	2,276,238	47,276	4.15%	2,172,532	38,548	3.55%

Noninterest-bearing liabilities	141,687			137,281

Total liabilities	2,417,925			2,309,813
Equity	287,112			272,286

Total liabilities and equity	$2,705,037			$2,582,099

Net interest income and interest rate spread		$37,553	2.47%		$41,725	3.01%

Net interest margin			2.93%			3.41%
Average interest-earning assets to average interest-bearing liabilities			112.60%			112.64%

(1)	Nonaccrual loans are included in the average balance.

Quantitative and Qualitative Disclosures about Market Risk

Qualitative Aspects of Market Risk.  The principal market risk affecting United Community is interest rate risk. United Community is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. Interest rate risk is defined as the sensitivity of a company’s earnings and net asset values to changes in interest rates. As part of its efforts to monitor and manage the interest rate risk, Home Savings, which accounts for most of the assets and liabilities of United Community, has adopted an interest rate risk policy that requires the Home Savings Board to review quarterly reports related to interest rate risk and to set exposure limits for Home Savings as a guide to management in setting and implementing day-to-day operating strategies.

Quantitative Aspects of Market Risk.  As part of its interest rate risk analysis, Home Savings uses the “net portfolio value” (NPV) methodology. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV and net interest income that would result from various levels of theoretical basis point changes in market interest rates.

Home Savings uses an NPV and earnings simulation model prepared internally as its primary method to identify and manage its interest rate risk profile. The model is based on actual cash flows and repricing characteristics for all financial instruments and incorporates market-based assumptions regarding the impact of changing interest rates on future volumes and the prepayment rate of applicable financial instruments. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates also are incorporated into the model. These assumptions inherently are uncertain and, as a result, the model cannot measure precisely NPV or net interest income or precisely predict the impact of fluctuations in interest rates on net interest rate changes as well as changes in market conditions and management strategies.

Presented below are analyses of Home Savings’ interest rate risk as measured by changes in NPV and net interest income for instantaneous and sustained parallel shifts of 100 basis point increments in market interest rates. As noted, for the quarter ended June 30, 2007, the percentage changes fall within the policy limits set by the Board of Directors of Home Savings as the minimum NPV ratio and the maximum change in interest income the Home Savings Board deems advisable in the event of various changes in interest rates. See the table below for Board adopted policy limits.

	Quarter Ended June 30, 2007
	NPV as % of Portfolio Value of Assets			Next 12 Months Net Interest Income
		Internal Policy			Internal Policy
Change in Rates (Basis Points)	NPV Ratio	Limitations	Change in %	$ Change	Limitations	% Change

+300	8.86%	5.00%	(1.88)%	$(8,845)	(15.00)%	(12.01)%
+200	9.55	6.00	(1.19)	(5,765)	(10.00)	(7.83)
+100	10.16	6.00	(0.58)	(2,742)	(5.00)	(3.72)
Static	10.74	7.00	—	—	—	—
(100)	10.53	6.00	(0.21)	2,740	(5.00)	3.72
(200)	9.89	6.00	(0.85)	3,350	(15.00)	4.55
(300)	8.61	5.00	(2.13)	4.841	(20.00)	6.58

	Year Ended December 31, 2006
	NPV as % of Portfolio Value of Assets			Next 12 Months Net Interest Income
		Internal Policy			Internal Policy
Change in Rates (Basis Points)	NPV Ratio	Limitations	Change in%	$ Change	Limitations	% Change
	(Dollars in thousands)

+300	8.92%	5.00%	(2.27)%	$(10,078)	(15.00)%	(13.95)%
+200	9.81	6.00	(1.38)	(6,455)	(10.00)	(8.94)
+100	10.60	6.00	(0.59)	(2,972)	(5.00)	(4.12)
Static	11.19	7.00	—	—	—	—
(100)	11.19	6.00	—	2,651	(5.00)	3.67
(200)	10.62	6.00	(0.57)	3,548	(15.00)	4.91
(300)	9.69	5.00	(1.50)	2,254	(20.00)	3.12

Due to changes in the composition of Home Savings’ funding mix since December 2006, Home Savings reduced some of its sensitivity to rising rates. Home Savings remains liability sensitive. Management is comfortable with Home Savings’ interest rate risk position and with its outlook for interest rates over the next year.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and early withdrawal levels from certificates of deposit may deviate significantly from those assumed in making risk calculations.

Potential Impact of Changes in Interest Rates. Home Savings’ profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and securities and interest expense on deposits and borrowings. Like most financial institutions, Home Savings’ short-term interest income and interest expense are affected significantly by changes in market interest rates and other economic factors beyond its control.

Over the last year, Home Savings’ margin has been negatively impacted due to a flat yield curve. Home Savings is pursuing strategies to mitigate the effects of the flat yield curve but without some steepening of the curve, margin pressure will most likely continue for the remainder of the year.

United Community Financial Corp. (United Community) was incorporated in the State of Ohio in February 1998 for the purpose of owning all of the outstanding capital stock of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings) issued upon the conversion of Home Savings from a mutual savings association to a permanent capital stock savings association (Conversion). The Conversion was completed on July 8, 1998. On August 12, 1999, Butler Wick Corp. (Butler Wick) became a wholly-owned subsidiary of United Community.

United Community’s Internet site, http://www.ucfconline.com, contains a hyperlink to the Securities and Exchange Commission (SEC) where United Community’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 Insider Reports and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge as soon as reasonably practicable after United Community has filed the report with the SEC.

As a unitary thrift holding company, United Community is subject to regulation, supervision and examination by the Office of Thrift Supervision (OTS), the Division of Financial Institutions of the Ohio Department of Commerce (Division) and the SEC. United Community’s primary activity is holding the common shares of Home Savings and Butler Wick. Consequently, the following discussion focuses primarily on the business of Home Savings and Butler Wick.

Home Savings was organized as a mutual savings association under Ohio law in 1889. During 2003, Home Savings changed its charter from a state-chartered savings and loan association to a state-chartered savings bank. Home Savings is subject to supervision and regulation by the Federal Deposit Insurance Corporation (FDIC) and the Division. Home Savings is a member of the Federal Home Loan Bank of Cincinnati (FHLB) and the deposits of Home Savings are insured up to applicable limits by the FDIC.

Home Savings conducts business from its main office located in Youngstown, Ohio, 37 full-service branches and five loan production offices located throughout Ohio and western Pennsylvania. The principal business of Home Savings is the origination of mortgage loans, including construction loans on residential and nonresidential real estate located in Home Savings’ primary market area, which consists of Ashland, Columbiana, Cuyahoga, Erie, Franklin, Geauga, Hancock, Huron, Lake, Mahoning, Montgomery, Portage, Richland, Sandusky, Seneca, Stark, Summit and Trumbull Counties in Ohio and Beaver County in Pennsylvania. In addition to real estate lending, Home Savings originates commercial loans and various types of consumer loans. For liquidity and interest rate risk management purposes, Home Savings invests in various financial instruments as discussed below under “Investment Activities.” Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, principal repayments of loans, borrowings from the FHLB and maturities of securities.

Interest on loans and other investments is Home Savings’ primary source of income. Home Savings’ principal expense is interest paid on deposit accounts and other borrowings and salaries and benefits paid to employees. Operating results are dependent to a significant degree on the net interest income of Home Savings, which is the difference between interest earned on loans and other investments and interest paid on deposits and borrowed funds. Like most financial institutions, Home Savings’ interest income and interest expense are affected significantly by general economic conditions and by the policies of various regulatory authorities.

Butler Wick is the parent company for two wholly-owned subsidiaries: Butler Wick & Co., Inc. and Butler Wick Trust Company. Butler Wick conducts business from its main office located in Youngstown, Ohio and 20 offices located in northeastern Ohio and western Pennsylvania. Butler Wick primarily sells common and preferred stocks, but also offers an array of government, corporate and municipal bonds, unit trusts, mutual funds, IRAs, money market accounts and certificates of deposit. Butler Wick also offers a full line of life insurance and annuity products, personal and corporate financial planning, estate planning, pension and profit sharing plan services.

Butler Wick’s primary source of income is commissions earned on trades initiated by customers and its primary expense is salaries and employee benefits. Commissions earned by Butler Wick, which are a component of non-interest income, may be affected by general economic conditions in its market area as well as policy changes by various regulatory agencies.

Lending Activities

General.  Home Savings’ principal lending activity is the origination of conventional real estate loans secured by real estate located in Home Savings’ primary market area, including single family residences, multifamily residences and nonresidential real estate, including construction projects. In addition to real estate lending, Home Savings originates commercial loans and various types of consumer loans, including home equity loans, education loans, loans secured by savings accounts, motor vehicles, boats and recreational vehicles and unsecured loans.

Loan Portfolio Composition.  The following table presents certain information regarding the composition of Home Savings’ loan portfolio at the dates indicated:

	At December 31,
	2006		2005		2004		2003		2002
		Percent		Percent		Percent		Percent		Percent
		of		of		of		of		of
		Total		Total		Total		Total		Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Real estate loans:
Permanent loans:
One- to four-family residential	$854,829	37.65%	$749,362	35.44%	$690,413	37.68%	$599,370	37.62%	$884,950	59.13%
Multifamily residential	163,541	7.20	154,702	7.32	153,011	8.35	148,362	9.31	78,298	5.23
Non-residential	348,528	15.35	314,124	14.86	289,755	15.81	291,588	18.30	226,399	15.13
Land	26,684	1.18	14,979	0.71	14,701	0.80	14,147	0.89	5,812	0.39

Total permanent	1,393,582	61.38	1,233,167	58.33	1,147,880	62.64	1,053,467	66.12	1,195,459	79.88
Construction loans:
One- to four-family residential	388,926	17.13	389,558	18.43	301,193	16.44	244,837	15.37	73,047	4.88
Multifamily and non-residential	25,215	1.11	66,788	3.16	47,230	2.58	27,586	1.73	27,625	1.85

Total construction	414,141	18.24	456,346	21.59	348,423	19.01	272,423	17.10	100,672	6.73

Total real estate loans	1,807,723	79.62	1,689,513	79.92	1,496,303	81.65	1,325,890	83.22	1,296,131	86.61
Consumer loans:
Home equity	220,679	9.72	196,986	9.32	133,441	7.28	134,053	8.41	109,671	7.33
Auto	36,605	1.61	42,975	2.03	58,148	3.17	48,219	3.03	36,052	2.41
Marine	19,218	0.85	23,434	1.11	31,622	1.73	22,987	1.44	63	0.00
RV	59,642	2.63	48,108	2.27	27,330	1.49	15	0.00	25	0.00
Other(1)	9,463	0.42	12,012	0.57	17,105	0.94	13,488	0.85	10,085	0.68

Total consumer	345,607	15.23	323,515	15.30	267,646	14.61	218,762	13.73	155,896	10.42
Commercial loans	116,952	5.15	100,977	4.78	68,523	3.74	48,570	3.05	44,470	2.97

Total loans	2,270,282	100.00%	2,114,005	100.00%	1,832,472	100.00%	1,593,222	100.00%	1,496,497	100.00%

Less net items	16,723		16,572		16,496		16,728		18,284

Total loans, net	$2,253,559		$2,097,433		$1,815,976		$1,576,494		$1,478,213

(1)	Consists primarily of overdraft protection loans and loans to individuals secured by demand accounts, deposits and other consumer assets.

Loan Maturity.  The following table sets forth certain information as of December 31, 2006, regarding the dollar amount of construction and commercial loans maturing in Home Savings’ portfolio based on their contractual terms to maturity. Demand and other loans having no stated schedule of repayments or no stated maturity are reported as due in one year or less. Mortgage loans originated by Home Savings generally include due-on-sale clauses that provide Home Savings with the contractual right to deem the loan immediately due and payable in the event the borrower transfers the ownership of the property without Home Savings’ consent. The table does not include the effects of possible prepayments or scheduled repayments.

	Principal Repayments Contractually Due in the Years Ended December 31,
			2012 and
	2007	2008-2011	Thereafter	Total
	(Dollars in thousands)

Construction loans:
One- to four-family residential	$357,736	$537	$30,653	$388,926
Multifamily and non-residential	7,233	9,693	8,289	25,215

	364,969	10,230	38,942	414,141
Commercial loans	71,108	37,492	8,352	116,952

Total	$436,077	$47,722	$47,294	$531,093

The next table sets forth the dollar amount of all loans reported above as due after December 31, 2007, which have fixed or adjustable interest rates:

Due after December 31,
2007
(Dollars in thousands)

Fixed rate	$53,839
Adjustable rate	41,177

$95,016

Loans Secured by One- to Four-Family Real Estate.  Home Savings originates conventional loans secured by first mortgages on one- to four-family residences primarily located within Home Savings’ primary market area. At December 31, 2006, Home Savings’ one- to four-family residential real estate loans totaled approximately $854.8 million, or 37.7% of total loans. At December 31, 2006, $9.0 million, or 1.1%, of Home Savings’ one- to four-family loans, were nonperforming.

Home Savings currently offers fixed-rate mortgage loans and adjustable-rate mortgage loans (ARMs) for terms of up to 40 years. Although Home Savings’ loan portfolio includes a significant amount of 30-year fixed-rate loans, most fixed rate loans are originated for sale. The interest rate adjustment periods on ARMs are typically one, three or five years. The maximum interest rate adjustment on most of the ARMs is 2.0% on any adjustment date and a total of 6.0% over the life of the loan. The interest rate adjustments on three-year and five-year ARMs presently offered by Home Savings are indexed to the weekly average rate on the one-year U.S. Treasury securities. Rate adjustments are computed by adding a stated margin to the index.

FDIC regulations and Ohio law limit the amount that Home Savings may lend in relationship to the appraised value of the real estate and improvements that secure the loan at the time of loan origination. In accordance with such regulations, Home Savings makes loans on one- to four-family residences of up to 100% of the value of the real estate and improvements (LTV). Home Savings typically requires private mortgage insurance on the portion of the principal amount of the loan that exceeds 85% of the appraised value of the property securing the loan.

Under certain circumstances, Home Savings will offer loans with LTV’s exceeding 80% without private mortgage insurance. Such loans involve a higher degree of risk because, in the event of a borrower default, the value of the underlying collateral may not satisfy the principal and interest outstanding on the loan. To reduce this risk, Home Savings underwrites all such loans to Freddie Mac and Fannie Mae underwriting guidelines. At December 31, 2006, these loans totaled $110.7 million, $851,000 of which was nonperforming.

From time-to-time, Home Savings originates interest-only loans, but these loans are sold immediately after origination. Currently, no interest-only one- to four-family loans are contained in Home Savings portfolio.

Home Savings issues loan origination commitments to qualified borrowers primarily for the purchase of single-family residential real estate. Such commitments have specified terms and conditions and are made for periods of up to 60 days, during which time the interest rate is locked in.

Loans Secured by Multifamily Residences.  Home Savings originates loans secured by multifamily properties that contain more than four units. Multifamily loans are offered with adjustable rates of interest, which adjust according to a specified index, and typically have terms ranging from five to ten years and LTVs of up to 80%.

Multifamily lending generally is considered to involve a higher degree of risk than one- to four-family residential lending because the borrower typically depends upon income generated by the project to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. Home Savings attempts to reduce the risk associated with multifamily lending by evaluating the creditworthiness of the borrower and the projected income from the project and by obtaining personal guaranties on loans made to corporations, limited liability companies and partnerships. Home Savings requires borrowers to submit financial statements annually to enable management to monitor the loan and requires an assignment of rents from borrowers.

At December 31, 2006, loans secured by multifamily properties totaled approximately $163.5 million, or 7.2% of total loans. The largest loan had a principal balance of $11.7 million and was performing according to its terms. There were approximately $2.6 million in multifamily loans that were considered nonperforming at December 31, 2006.

Loans Secured by Nonresidential Real Estate.  Home Savings originates loans secured by nonresidential real estate including shopping centers, office buildings, hotels and motels. Home Savings’ nonresidential real estate loans have adjustable rates, terms of up to 25 years and, generally, LTVs of up to 75%. The majority of such properties are located within Home Savings’ primary lending area.

Nonresidential real estate lending generally is considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. Home Savings has endeavored to reduce such risk by evaluating the credit history of the borrower, the location of the real estate, the financial condition of the borrower, obtaining personal guaranties by the borrower, the quality and characteristics of the income stream generated by the property and the appraisals supporting the property’s valuation.

At December 31, 2006, Home Savings’ largest loan secured by nonresidential real estate had a balance of $9.3 million and was performing according to its terms. At December 31, 2006, approximately $348.5 million, or 15.4% of Home Savings’ total loans, was secured by mortgages on nonresidential real estate, of which $13.9 million were considered nonperforming.

Loans Secured by Vacant Land.  Home Savings also originates a limited number of loans secured by vacant land for the construction of single-family houses. Home Savings’ land loans generally are fixed-rate loans for terms up to five years and require a LTV of 75% or less. At December 31, 2006, approximately $26.7 million, or 1.2%, of Home Savings’ total loans were land loans, a majority of which were loans to individuals intending to construct and occupy single-family residences on the properties. Nonperforming land loans totaled $6.7 million at December 31, 2006.

Construction Loans.  Home Savings originates loans for the construction of one- to four-family residences, multifamily properties and nonresidential real estate projects. Residential construction loans are made to both owner-occupants and to builders on a speculative (unsold) basis. Construction loans to owner-occupants are structured as permanent loans with fixed or adjustable rates of interest and terms of up to 30 years. During the first year, while the residence is being constructed, the borrower is required to pay interest only. Construction loans for one- to four-family residences have LTVs of up to 95%, and construction loans for multifamily and nonresidential properties have LTVs of up to 80%, with the value of the land included as part of the owner’s equity.

At December 31, 2006, Home Savings had approximately $414.1 million, or 18.2% of its total loans, invested in construction loans, including $388.9 million in one- to four-family residential construction and approximately $25.2 million in multifamily and nonresidential construction loans. Approximately 83.9% of Home Savings’ residential construction loans are made to builders for homes for which the builder does not have a contract with a buyer. Home Savings, however, limits the number of outstanding loans to each builder on unsold homes under construction.

Construction loans generally involve greater underwriting and default risks than loans secured by mortgages on existing properties because construction loans are more difficult to appraise and to monitor. Loan funds are advanced upon the security of the project under construction. In the event a default on a construction loan occurs and foreclosure follows, Home Savings usually will take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project.

Nonperforming construction loans at December 31, 2006, totaled $14.4 million.

Consumer Loans.  Home Savings originates various types of consumer loans, including home equity loans, vehicle loans, education loans, recreational vehicle loans, marine loans, overdraft protection loans, loans to individuals secured by demand accounts, deposits and other consumer assets and unsecured loans. Consumer loans are made at fixed and adjustable rates of interest and for varying terms based on the type of loan. At December 31, 2006, Home Savings had approximately $345.6 million, or 15.2% of its total loans, invested in consumer loans.

Home Savings generally makes closed-end home equity loans in an amount that, when added to the prior indebtedness secured by the real estate, does not exceed 95% of the estimated value of the real estate. Home equity loans typically are secured by a second mortgage on the real estate. Home Savings frequently holds the first mortgage, although Home Savings will make home equity loans in cases where another lender holds the first mortgage. Home Savings also offers home equity loans with a line of credit feature. Home equity loans are made with adjustable and fixed rates of interest. Fixed-rate home equity loans have terms of ten years but can be called after five years. Rate adjustments on adjustable home equity loans are determined by adding a 1.25% margin to the current prime interest rate for loans on residences of up to 80% LTV or by adding a 1.50% margin to the current prime interest rate for loans on residences of up to 90% LTV to the one-year U.S. Treasury index. At December 31, 2006, approximately $220.7 million, or 63.9%, of Home Savings’ consumer loan portfolio consisted of home equity loans. Consumer loans secured by a deposit or savings account are made for up to 100% of the principal balance of the account and generally have adjustable rates, which adjust based on the weekly average yield on U.S. Treasury securities plus a margin.

For new automobiles, loans are originated for up to 110% of the MSRP value of the car with terms of up to 72 months, and, for used automobiles, loans are made for up to the National Automobile Dealers Association (N.A.D.A) retail value of the car model and a term of up to 66 months. Most automobile loans are originated indirectly by approved auto dealerships. At December 31, 2006, automobile loans totaled $36.6 million, or 10.6%, of Home Savings’ consumer loan portfolio.

Loans for recreational vehicles may be either originated or purchased by Home Savings. Recreational vehicle loans are originated for up to 85% of the selling price on new vehicles and 90% of the N.A.D.A retail value of used units with terms of up to 20 years. Loans are generally fixed for the first seven years and change to an adjustable rate loan for the remaining term. At December 31, 2006, recreational vehicle loans totaled $59.6 million, or 17.3%, of Home Savings’ consumer loan portfolio.

Nonperforming consumer loans at December 31, 2006, amounted to $3.2 million.

Commercial Loans.  Home Savings makes commercial loans to businesses in its primary market area, including traditional lines of credit, revolving lines of credit, term loans and acquisition and development loans. The LTV ratios for commercial loans depend upon the nature of the underlying collateral, but generally commercial loans are made with LTVs of 50% to 90% and have adjustable interest rates. Lines of credit and revolving credits generally are priced on a floating rate basis, which is tied to the prime interest rate or U.S. Treasury bill rate. Term loans usually have adjustable rates, but can have fixed rates of interest, and have terms of one to five years.

At December 31, 2006, Home Savings had approximately $117.0 million, or 5.2% of total loans, invested in commercial loans. The majority of these loans are secured by inventory, accounts receivable, machinery, investment property, vehicles or other assets of the borrower. Home Savings also originates unsecured commercial loans including lines of credit for periods of less than 12 months, short-term loans and, occasionally, term loans for periods of up to 36 months. These loans are underwritten based on the creditworthiness of the borrower and the guarantors, if any. Home Savings had $59.4 million in unsecured commercial loans as of December 31, 2006.

Commercial loans generally entail greater risk than real estate lending. The repayment of commercial loans typically is dependent on the income stream and successful operation of a business, which can be affected by economic conditions. The collateral for commercial loans, if any, often consists of rapidly depreciating assets.

Nonperforming commercial loans at December 31, 2006, amounted to $3.0 million.

Loan Solicitation and Processing.  The lending activities of Home Savings are subject to the written, non-discriminatory underwriting standards and loan origination procedures approved by Home Savings’ Board of Directors (Board). Loan originations generally are obtained from existing customers and members of the local community and from referrals by real estate brokers, lawyers, accountants and current and former customers. Home Savings also advertises in the local print media, radio and on television.

Each of Home Savings’ 37 offices and five loan production offices have loan personnel who can accept loan applications, which are then forwarded to Home Savings’ Underwriting Department for processing and approval. In underwriting real estate loans, Home Savings typically obtains a credit report, verification of employment and other documentation concerning the creditworthiness of the borrower. An appraisal of the fair market value of the real estate that will be given as security for the loan is prepared by one of Home Savings’ in-house licensed appraisers or an approved independent fee appraiser. For certain large nonresidential real estate loans, the appraisal is conducted by an outside fee appraiser whose report is reviewed by Home Savings’ chief appraiser. Upon the completion of the appraisal and the receipt of information on the credit history of the borrower, the loan application is submitted for review to the appropriate persons. Commercial, residential and nonresidential real estate loans up to $1.0 million may be approved by an authorized executive officer. Loan requests of $1.0 million to $15.0 million require the approval of the Loan Committee. All loans of $15.0 million or more require approval by three executive officers and a majority of the Board.

Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name Home Savings as an insured mortgagee. Home Savings generally obtains a title guarantee or title insurance on real estate loans.

The procedure for approval of construction loans is the same as for permanent real estate loans, except that an appraiser evaluates the building plans, construction specifications and estimates of construction costs. Home Savings also evaluates the feasibility of the proposed construction project and the experience and record of the builder. Once approved, the construction loan is disbursed in installments based upon periodic inspections of the construction progress.

Consumer loans are underwritten on the basis of the borrower’s credit history and an analysis of the borrower’s income and expenses, ability to repay the loan and the value of the collateral, if any.

Loan Originations, Purchases and Sales.  Home Savings’ residential loans generally are made on terms and conditions and documented to conform to the secondary market guidelines for sale to the Federal Home Loan Mortgage Company (FHLMC) and other institutional investors in the secondary market. Education loans are sold to the Student Loan Marketing Association. Home Savings does not originate first mortgage loans insured by the Federal Housing Authority or guaranteed by the Veterans Administration, but it has purchased such loans as well as participation interests in such loans.

Home Savings generally retains the servicing rights on the sale of loans originated in the geographic area surrounding its full service branches. Home Savings anticipates continued participation in the secondary mortgage loan market to maintain its desired risk profile.

At December 31, 2006, Home Savings had $96.7 million of outstanding commitments to make loans, $162.5 million available to borrowers under consumer and commercial lines of credit and $37.9 million available in the OverdraftPrivledgetm program. At December 31, 2006, Home Savings had $223.7 million in undisbursed funds related to construction loans in process.

During 2003, Home Savings entered into an agreement to purchase one- to four-family construction loans from another institution. Loans purchased under this agreement earn a floating rate of interest, are guaranteed as to principal and interest by a third party and are for the purpose of constructing either pre-sold or market homes. At December 31, 2006, approximately $88.9 million was outstanding under this program. Home Savings anticipates continuing purchases of loans under this arrangement in 2007.

During 2003, Home Savings entered into an agreement to purchase one- to four-family construction loans from another institution. Loans purchased under this agreement earn a floating rate of interest, are guaranteed as to principal and interest by a third party and may be for the purpose of constructing either pre-sold or speculative homes. Home Savings continued to purchase loans under this program in 2006 and had approximately $88.9 million outstanding at December 31, 2006. This represents a decrease of $12.7 million over the outstanding balance of $101.7 million included in net loans as of December 31, 2005.

Loans to One Borrower Limits.  Regulations generally limit the aggregate amount that Home Savings may lend to any one borrower to an amount equal to 15.0% of Home Savings’ unimpaired capital and unimpaired surplus (Lending Limit Capital). A savings association may lend to one borrower an additional amount not to exceed 10.0% of Lending Limit Capital if the additional amount is fully secured by certain forms of “readily marketable collateral.” Real estate is not considered “readily marketable collateral.” In applying this limit, the regulations require that loans to certain related or affiliated borrowers be aggregated.

Based on such limits, Home Savings could lend approximately $37.3 million to one borrower at December 31, 2006. The largest amount Home Savings had outstanding to one borrower at December 31, 2006, was $23.2 million, which consisted of 14 loans secured primarily by mortgages on non-residential and construction property. At December 31, 2006, these loans were performing in accordance with their terms.

Delinquent Loans, Nonperforming Assets and Classified Assets.  Home Savings attempts to maintain a high level of asset quality through sound underwriting policies and aggressive collection practices.

The following table reflects the amount of all loans in a delinquent status as of the dates indicated:

	At December 31,
	2006			2005
			Percent of Net			Percent of Net
	Number	Amount	Loans	Number	Amount	Loans
	(Dollars in thousands)

Loans delinquent for:
30-59 days	347	$32,315	1.43%	295	$19,098	0.90%
60-89 days	93	9,413	0.42	81	14,193	0.67
90 days or over	297	52,313	2.32	220	24,391	1.15

Total delinquent loans	737	$94,041	4.17%	596	$57,682	2.72%

Nonperforming assets include loans past due 90 days and on a nonaccrual status, loans past due 90 days and still accruing, loans less than 90 days past due and on a nonaccrual status, restructured loans, real estate acquired by foreclosure or by deed-in-lieu of foreclosure and repossessed assets. Once a loan becomes 90 days delinquent, it generally is placed on non-accrual status.

Loans are reviewed through monthly reports to the Board and management and are placed on nonaccrual status when collection in full is considered doubtful by management. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent cash payments generally are applied to interest income unless, in the opinion of management, the collection of principal and interest is doubtful. In those cases, subsequent cash payments are applied to principal.

The following table sets forth information with respect to Home Savings’ nonperforming loans and other assets at the dates indicated:

	At December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands)

Nonperforming loans:
Nonaccrual loans
Real estate loans:
One-to four-family residential	$8,977	$6,795	$6,511	$7,121	$7,567
Multifamily and nonresidential	16,569	6,368	2,880	1,315	2,049
Construction (net of loans in process) and land	20,858	4,732	1,350	1,724	3,141

Total real estate loans	46,404	17,895	10,741	10,160	12,757
Consumer	3,245	2,495	5,152	888	715
Commercial	2,997	3,889	4,960	1,933	952

Total nonaccrual loans	52,646	24,279	20,853	12,981	14,424
Restructured loans	1,385	825	1,329	1,853	1,271
Past due 90 days and still accruing	796	563	377	1,300	—

Total nonperforming loans	54,827	25,667	22,559	16,134	15,695
Real estate acquired through foreclosure and other repossessed assets	3,243	2,514	1,682	1,299	1,150

Total nonperforming assets	$58,070	$28,181	$24,241	$17,433	$16,845

Nonperforming loans as a percent of loans, net	2.43%	1.22%	1.24%	1.02%	1.06%
Nonperforming assets as a percent of total assets	2.15	1.11	1.06	0.84	0.85
Allowance for loan losses as a percent of nonperforming loans	30.92	61.26	70.38	93.66	96.20
Allowance for loan losses as a percent of loans, net	0.75	0.74	0.87	0.96	1.02

For 2006, approximately $5.2 million in additional interest income would have been recorded had nonaccrual and restructured loans been accruing pursuant to contractual terms. During 2006, interest collected on such loans and included in net income was approximately $1.7 million.

Nonperforming assets increased approximately $29.9 million, or 106.1%, to $58.1 million at December 31, 2006, from $28.2 million at December 31, 2005. At December 31, 2006, total nonperforming loans accounted for 2.43% of net loans receivable, compared to 1.22% at December 31, 2005. Total nonperforming assets were 2.15% of total assets as of December 31, 2006 up from 1.11% as of December 31, 2005.

Real estate acquired in settlement of loans is classified separately on the balance sheet at the lower of cost or net realizable value as of the date of acquisition. At foreclosure, the loan is written down to the value of the underlying collateral by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income or loss on disposition, are included in other expenses. At December 31, 2006, the carrying value of real estate and other repossessed assets acquired in settlement of loans was $3.2 million and consisted of $2.1 million in single-family properties and $1.1 million in boats, recreational vehicles and automobiles.

In addition to the nonperforming loans identified above, other loans may be identified as having potential credit problems that result in those loans being classified by our internal loan review function. These potential problem loans, which have not exhibited the more severe weaknesses generally present in nonperforming loans, amounted to $16.5 million, net of applicable reserves, at December 31, 2006.

Allowance for Loan Losses.  Management establishes the allowance for loan losses at a level it believes adequate to absorb probable losses incurred in the loan portfolio. Management bases its determination of the adequacy of the allowance upon estimates derived from an analysis of individual credits, prior and current loss experience, loan portfolio delinquency levels, overall growth in the loan portfolio and current economic conditions. Furthermore, in determining the level of the allowance for loan loss, management reviews and evaluates on a monthly basis the necessity of a reserve for individual loans classified by management. The specifically allocated reserve for a classified loan is determined based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to Home Savings. Once a review is completed, the need for a specific reserve is determined by the Home Savings Asset Review Committee and allocated to the loan. Other loans not reviewed specifically by management are evaluated as a homogeneous group of loans (single-family residential mortgage loans and all consumer credit except marine loans) using the historical charge-off experience ratio calculated by type of loan. The historical charge-off experience ratio factors into account the homogeneous nature of the loans, the geographical lending areas involved, regulatory examination findings, specific grading systems applied and any other known factors that may impact the ratios used. Specific reserves on individual loans and historical ratios are reviewed periodically and adjusted as necessary based on subsequent collections, loan upgrades or downgrades, nonperforming trends or actual principal charge-offs. When evaluating the adequacy of the allowance for loan losses, consideration is given to geographic concentration and the effect changing economic conditions have on Home Savings. These estimates are particularly susceptible to changes that could result in a material adjustment to results of operations. The provision for loan losses represents a charge against current earnings in order to maintain the allowance for loan losses at an appropriate level.

The following table sets forth an analysis of Home Savings’ allowance for loan losses for the periods indicated:

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands)

Balance at beginning of period	$15,723	$15,877	$15,111	$15,099	$11,480
Provision for loan losses	4,347	3,028	9,370	3,179	3,578
Charge-offs:
Real estate	(1,057)	(996)	(1,016)	(2,111)	(347)
Consumer	(2,334)	(2,848)	(6,177)	(650)	(410)
Commercial	(47)	(241)	(1,867)	(579)	(1,210)

Total charge-offs	(3,438)	(4,085)	(9,060)	(3,340)	(1,967)

Recoveries:
Real estate	35	53	325	94	71
Consumer	283	848	72	41	65
Commercial	5	2	59	38	3

Total recoveries	323	903	456	173	139

Net charge-offs	(3,115)	(3,182)	(8,604)	(3,167)	(1,828)
Acquisition of Potters Bank	—	—	—	—	1,869

Balance at end of year	$16,955	$15,723	$15,877	$15,111	$15,099

Ratio of net charge-offs to average net loans	(0.14)%	(0.16)%	(0.50)%	(0.21)%	(0.12)%

The following table sets forth the allocation of the allowance for loan losses by category. The allocations are based on management’s assessment of the risk characteristics of each of the components of the total loan portfolio and are subject to change as and when the risk factors of each component change. The allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. The allocation of the allowance to each category is not indicative necessarily of future loss in any particular category and does not restrict the use of the allowance to absorb losses in any category.

	At December 31,
	2006		2005		2004		2003		2002
		Percent of		Percent of		Percent of		Percent of		Percent of
		Loans in Each		Loans in Each		Loans in Each		Loans in Each		Loans in Each
		Category		Category		Category		Category		Category
	Amount	to Total Loans	Amount	to Total Loans	Amount	to Total Loans	Amount	to Total Loans	Amount	to Total Loans
	(Dollars in thousands)

Real estate loans	$8,780	79.63%	$9,683	79.92%	$10,559	81.65%	$10,796	83.22%	$11,017	86.61%
Consumer loans	5,147	15.22	3,378	15.30	3,615	14.61	2,670	13.73	1,947	10.42
Commercial loans	3,028	5.15	2,662	4.78	1,703	3.74	1,645	3.05	2,135	2.97

Total	$16,955	100.00%	$15,723	100.00%	$15,877	100.00%	$15,111	100.00%	$15,099	100.00%

Investment Activities

General.  Investment securities are classified upon acquisition as available for sale, held to maturity or trading. Securities classified as available for sale are carried at estimated fair value with the unrealized holding gain or loss, net of taxes, reflected as a component of retained earnings. Securities classified as held to maturity are carried at amortized cost. Securities classified as trading are carried at estimated fair value with the unrealized holding gain or loss reflected as a component of income. United Community, Home Savings and Butler Wick recognize premiums and discounts in interest income over the period to maturity or call by the level yield method and realized gains or losses on the sale of debt securities based on the amortized cost of the specific securities sold.

Home Savings Investment Activities.  Federal regulations and Ohio law permit Home Savings to invest in various types of marketable securities, including interest-bearing deposits in other financial institutions, federal funds, U.S. Treasury and agency obligations, mortgage-related securities, and certain other specified investments. The Board has adopted an investment policy that authorizes management to make investments in U.S. Treasury obligations, U.S. Federal agency and federally-sponsored corporation obligations, mortgage-related securities issued or sponsored by Federal National Mortgage Association (FNMA), FHLMC, Government National Mortgage Association (GNMA), as well as private issuers, investment-grade municipal obligations, creditworthy, unrated securities issued by municipalities in which an office of Home Savings is located, investment-grade corporate debt securities, investment-grade asset-backed securities, certificates of deposit that are fully-insured by the FDIC, bankers’ acceptances, federal funds and money market funds. Home Savings’ investment policy is designed primarily to provide and maintain liquidity within regulatory guidelines, to maintain a balance of high quality investments to minimize risk, and to maximize return without sacrificing liquidity and safety.

Home Savings maintains a significant portfolio of mortgage-backed securities and collateralized mortgage obligations (CMOs) that are rated the highest credit quality by a nationally recognized rating agency. Both types of securities are issued by FNMA, GNMA and FHLMC. Mortgage-backed securities generally entitle Home Savings to receive a portion of the cash flows from an identified pool of mortgages. CMOs are a type of debt security issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral generally are divided into tranches or classes that have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages, as opposed to pass through mortgage-backed securities where cash flows are distributed pro rata to all security holders. In contrast to mortgage-backed securities from which cash flow is received (and hence, prepayment risk is shared) pro rata by all securities holders, the cash flow from the mortgages or mortgage-related securities underlying CMOs is paid in accordance with predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche of CMOs may, therefore, carry prepayment risk that differs from that of both the underlying collateral and other tranches. Accordingly, CMOs attempt to moderate risks associated with conventional mortgage-backed securities resulting from unexpected prepayment activity.

Home Savings is exposed to prepayment risk and reinvestment risk to the extent that actual prepayments will differ from those estimated in pricing the security, which may result in adjustments to the net yield on such securities. Mortgage- related securities enable Home Savings to generate positive interest rate spreads with minimal administrative expense and reduce credit risk due to either guarantees provided by the issuer or the high credit rating of the issuer. Mortgage-related securities classified as available for sale also provide Home Savings with an additional source of liquid funds.

Butler Wick Investment Activities.  Butler Wick holds securities through two subsidiaries, Butler Wick & Co., Inc. and Butler Wick Trust Company. Butler Wick & Co., Inc. invests in municipal securities and government agency securities for sale to clients. Butler Wick & Co., Inc.’s securities are carried at fair value with gains and losses recognized currently. Butler Wick & Co., Inc. does not make markets in equity securities.

In order to qualify as a fiduciary in the State of Ohio, Butler Wick Trust Company deposited United States Government obligations having a principal value of $100,000 with the Federal Reserve Bank for the state. In addition to these deposits, Butler Wick Trust Company owns U.S. Government obligations.

United Community Investment Activities.  Funds maintained by United Community for general corporate purposes, including possible acquisitions, primarily are invested in an account with Home Savings. United Community also owns a small portfolio of bank equities.

The following table presents the amortized cost, fair value and weighted average yield of securities at December 31, 2006 by maturity:

	At December 31, 2006
							Five Years
	No Stated				After One Year Through		Through
	Maturity		One Year or Less		Five Years		Ten Years
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield
	(Dollars in thousands)

Securities:
U.S Government agencies and corporations	$—	—%	$30,319	3.50%	$37,849	4.35%	$29,339	5.31%
Mortgage-related securities	—	—	42	7.41	546	8.02	17,323	4.56
Other securities(a)	7,337	4.38	—	—	—	—	—	—

Total securities	$7,337	4.38%	$30,361	3.51%	$38,395	4.40%	$46,662	5.03%

	At December 31, 2006
	After ten years		Total
	Amortized	Average	Amortized	Average	Fair
	Cost	Yield	Cost	Yield	Value
	(Dollars in thousands)

Securities:
U.S. Government agencies and corporations	$—	—%	$97,507	4.37%	$96,848
Mortgage-related securities	116,646	4.96	134,557	4.92	132,818
Other securities(a)	—	—	7,337	4.38	7,866

Total securities	$116,646	4.96%	$239,401	4.68%	$237,532

(a)	Yield on equity securities only; mutual funds excluded

Sources of Funds

General.  Deposits traditionally have been the primary source of Home Savings’ funds for use in lending and other investment activities. In addition to deposits, Home Savings derives funds from interest payments and principal repayments on loans and income on other earning assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate in response to general interest rates and money market conditions. Home Savings also may borrow from the FHLB, as well as other suitable lenders, as a source of funds.

Deposits.  Deposits are attracted principally from within Home Savings’ primary market area through the offering of a selection of deposit instruments, including regular passbook savings accounts, demand deposits, individual retirement accounts (IRAs), checking accounts, money market accounts, and certificates of deposit. Interest rates paid, maturity terms, service fees, and withdrawal penalties for the various types of accounts are monitored weekly by management. Home Savings does not use brokers to attract deposits. The amount of deposits from outside Home Savings’ primary market area is not significant.

The following table sets forth the dollar amount of deposits in the various types of accounts offered by Home Savings at the dates indicated:

	At December 31, 2006			For The Year Ended December 31, 2006
		Percent	Weighted		Percent	Weighted
		of Total	Average	Average	of Average	Average
	Amount	Deposits	Rate	Balance	Deposits	Rate
	(Dollars in thousands)

Noninterest bearing demand	$102,509	5.62%	—%	$96,067	5.47%	—%
Checking and money market accounts	370,980	20.35	3.37	330,856	18.83	3.04
Savings accounts	195,331	10.72	0.41	218,590	12.44	0.41
Certificates of deposit	1,154,115	63.31	4.66	1,111,602	63.26	4.29

Total deposits	$1,822,935	100.00%	3.68%	$1,757,115	100.00%	3.34%

	For The Year Ended December 31, 2005			For The Year Ended December 31, 2004
		Percent	Weighted		Percent	Weighted
	Average	of Average	Average	Average	of Average	Average
	Balance	Deposits	Rate	Balance	Deposits	Rate
	(Dollars in thousands)

Noninterest bearing demand	$89,483	5.64%	—%	$75,157	5.13%	—%
Checking and money market accounts	269,652	17.00	1.20	302,936	20.67	0.79
Savings accounts	287,714	18.15	0.42	314,588	21.46	0.43
Certificates of deposit	938,957	59.21	3.57	773,019	52.74	3.18

Total deposits	$1,585,806	100.00%	2.39%	$1,465,700	100.00%	1.93%

The following table shows rate and maturity information for Home Savings’ certificates of deposit at December 31, 2006:

		Over	Over
	Up to	1 Year to	2 Years to
Rate	One Year	2 Years	3 Years	Thereafter	Total
	(Dollars in thousands)

2.00% or less	$6,480	$1,721	$2,143	$234	$10,578
2.01% to 4.00%	92,453	55,163	7,850	6,279	161,745
4.01% to 6.00%	787,242	53,990	34,285	106,226	981,743
Greater than 6.00%	32	17	—	—	49

Total certificates of deposit	$886,207	$110,891	$44,278	$112,739	$1,154,115

Percent of total certificates of deposit	76.79%	9.61%	3.83%	9.77%	100.00%

At December 31, 2006, approximately $886.2 million of Home Savings’ certificates of deposit mature within one year. Based on past experience and Home Savings’ prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with Home Savings at maturity. If, however, Home Savings is unable to renew the maturing certificates for any reason, borrowings of up to $170.9 million are available from the FHLB. In the event Home Savings would be unable to keep these deposits, the use of alternative funding sources would be employed.

The following table presents the amount of Home Savings’ certificates of deposit of $100,000 or more by the time remaining until maturity at December 31, 2006:

Maturity	Amount
(Dollars in thousands)

Three months or less	$50,510
Over 3 months to 6 months	67,618
Over 6 months to 12 months	90,141
Over 12 months	67,600

Total	$275,869

Based on past experience, management believes that a substantial percentage of the above certificates will be renewed with Home Savings at maturity.

The following table sets forth Home Savings’ deposit account balance activity for the periods indicated:

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)

Beginning balance	$1,681,844	$1,522,952
Net increase in deposits	81,914	122,020

Net deposits before interest credited	1,763,758	1,644,972
Interest credited	59,177	36,872

Ending balance	$1,822,935	$1,681,844

Net increase	$141,091	$158,892

Percent increase	8.39%	10.43%

Borrowings.  The FHLB system functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. As a member in good standing of the FHLB, Home Savings is authorized to apply for advances, provided certain standards of creditworthiness have been met. Under current regulations, an association must meet certain qualifications to be eligible for FHLB advances. The extent to which an association is eligible for such advances will depend upon whether it meets the Qualified Thrift Lender (QTL) test. If an association meets the QTL test, the association will be eligible for 100% of the advances it would otherwise be eligible to receive. If an association does not meet the QTL test, the association will be eligible for such advances only to the extent it holds specified QTL test assets. At December 31, 2006, Home Savings was in compliance with the QTL test. Home Savings may borrow up to $636.2 million from the FHLB, and had $465.3 million in outstanding advances at December 31, 2006. Of the $465.3 million, a total of $10.0 million is callable quarterly and matures in February 2009.

Butler Wick borrows on a secured basis to fund its operations. Short-term bank loans bear interest at the federal funds rate plus 1% and are payable on demand. Short-term loans are collateralized fully by marketable securities from securities owned by Butler Wick. Butler Wick also has a margin account at the Company’s clearing firm. The margin account is fully collateralized by marketable securities owned by Butler Wick and held by the clearing firm and can be repaid at any time.

Competition.  Home Savings faces competition for deposits and loans from other savings and loan associations, credit unions, banks and mortgage originators in Home Savings’ primary market area. The primary factors in competition for deposits are customer service, convenience of office location and interest rates. Home Savings competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of service it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors, which are not readily predictable.

Butler Wick offers retail brokerage, asset management, and trust services to clients primarily in northeastern Ohio and western Pennsylvania. In each of these businesses, Butler Wick competes with both regional and national firms. As a fully-disclosed service broker, Butler Wick competes based on personal service rather than price. Butler Wick Trust Company is the only such locally owned and managed financial services provider.

Employees.  At December 31, 2006, Home Savings and Butler Wick had 616 and 191 full-time equivalent employees, respectively. Home Savings and Butler Wick believe that relations with their employees are good. Home Savings offers health, life and disability benefits to all employees, a 401(k) plan and an employee stock ownership plan for its eligible employees. Butler Wick offers health, life and disability benefits to all employees, a 401(k) plan, a profit sharing plan and a retention plan for its eligible employees.

Regulation.  United Community is a unitary thrift holding company within the meaning of the Home Owners Loan Act, as amended (HOLA), and is subject to regulation, examination, and oversight by the OTS, although there generally are no restrictions on the activities of United Community unless the OTS determines that there is reasonable cause to believe that an activity constitutes a serious risk to the financial safety, soundness, or stability of Home Savings. Home Savings is subject to regulation, examination, and oversight by the Division and the FDIC, and it also is subject to certain provisions of the Federal Reserve Act. Butler Wick is subject to regulation, examination and oversight by the SEC and NASD and the Division. United Community, Home Savings and Butler Wick are also subject to the provisions of the Ohio Revised Code applicable to corporations generally, including laws that restrict takeover bids, tender offers and control-share acquisitions involving public companies which have significant ties to Ohio.

The OTS, the FDIC, the Division, the SEC and the NASD each have various powers to initiate supervisory measures or formal enforcement actions if United Community or the subsidiary they regulate does not comply with applicable regulations. If the grounds provided by law exist, the FDIC or the Division may place Home Savings in conservatorship or receivership. Home Savings also is subject to regulatory oversight under various consumer protection and fair lending laws that govern, among other things, truth-in-lending disclosures, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of Home Savings to open a new branch or engage in a merger.

Federal law prohibits Home Savings from making a capital distribution to anyone or paying management fees to any person having control of Home Savings if, after such distribution or payment, Home Savings would be undercapitalized. In addition, each company controlling an undercapitalized institution will comply with its capital restoration plan until the institution has been adequately capitalized on average during each of the four preceding calendar quarters and must provide adequate assurances of performance.

Federal Reserve Board regulations currently require savings associations to maintain reserves of 3% of net transaction accounts (primarily checking accounts) up to $45.8 million (subject to an exemption of up to $8.5 million), and of 10% of net transaction accounts in excess of $45.8 million. At December 31, 2006, Home Savings was in compliance with its reserve requirements.

Loans by Home Savings to executive officers, directors, and principal shareholders and their related interests must conform to the lending limit on loans to one borrower, and the total of such loans to executive officers, directors, principal shareholders, and their related interests cannot exceed specified limits. Most loans to directors, executive officers, and principal shareholders must be approved in advance by a majority of the “disinterested” members of the Board with any “interested” director not participating. All loans to directors, executive officers, and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public or as offered to all employees in a company-wide benefit program, and loans to executive officers are subject to additional limitations. All other transactions between Home Savings and its affiliates must comply with Sections 23A and 23B of the Federal Reserve Act. United Community and Butler Wick are affiliates of Home Savings for this purpose.

Under federal law and regulations, no person, directly or indirectly, or acting in concert with others, may acquire control of Home Savings or United Community without 60 days’ prior notice to the OTS. “Control” is generally defined as having more than 25% ownership or voting power; however, ownership or voting power of more than 10% may be deemed “control” if certain factors are in place. If the acquisition of control is by a company, the acquirer must obtain approval, rather than give notice, of the acquisition as a savings and loan holding company.

In addition, a statutory limitation on the acquisition of control of an Ohio savings bank requires the written approval of the Division prior to the acquisition by any person or entity of a controlling interest in an Ohio association. Control exists, for purposes of Ohio law, when any person or entity which, either directly or indirectly, or acting in concert with one or more other persons or entities, owns, controls, holds with power to vote, or holds proxies representing, 15% or more of the voting shares or rights of an association, or controls in any manner the election or appointment of a majority of the directors. Ohio law also requires that certain acquisitions of voting securities that would result in the acquiring shareholder owning 20%, 33 1/3% or 50% of the outstanding voting securities of United Community must be approved in advance by the holders of at least a majority of the outstanding voting shares represented at a meeting at which a quorum is present and a majority of the portion of the outstanding voting shares represented at such a meeting, excluding the voting shares by the acquiring shareholder.

Federal law generally prohibits a unitary thrift holding company, such as United Community, from controlling any other savings association or savings and loan holding company, without prior approval of the

OTS, or from acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof, which is not a subsidiary. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such holding company’s stock also may acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

Properties.  Home Savings owns it corporate headquarters building located in Youngstown, Ohio. Of Home Savings’ 37 branch offices, 30 are owned and the remaining offices are leased. Loan origination offices are leased under long-term lease agreements. Butler Wick leases its corporate headquarters located in Youngstown, Ohio under a long-term lease agreement. Its branch office locations and operations centers are also leased under long-term lease agreements. The information contained in Note 6 “Premises and Equipment” to the consolidated financial statements is incorporated herein by reference.

Legal Proceedings.  United Community and its subsidiaries are parties to litigation arising in the normal course of business. While it is impossible to determine the ultimate resolution of these contingent matters, management believes any resulting liability would not have a material effect upon United Community’s financial statements.

United Community Compensation Discussion and Analysis

Compensation Objectives

United Community’s compensation philosophy is based on the principles that executive compensation should be aligned with shareholder value and determined primarily by overall company performance. The Compensation Committee has adopted a pay-for-performance approach that ties bonuses for the Named Executive Officers (as defined under “Compensation of Executive Officers” below), except Mr. Cavalier, directly to specific performance targets which are established by the Compensation Committee based on United Community’s business plan and operating budget.

United Community’s executive compensation program for 2006 was designed to achieve the following primary objectives:

1. Drive performance relative to United Community’s financial goals, balancing short-term and intermediate operational objectives with long-term strategic goals;

2. Align executives’ interests with those of shareholders;

3. Attract and retain highly-qualified executives and maintain a stable executive management group; and

4. Place a significant portion of total compensation at risk, contingent on company performance.

United Community has employment agreements with each of the Named Executive Officers. These agreements are described under the headings “Employment Agreements” and “Termination and Change of Control Payments” below.

Role of the Compensation Committee and Management

The Compensation Committee has the primary responsibility to assist the Board in discharging the Board’s responsibilities relating to the compensation of United Community’s executive officers. The Compensation Committee is responsible for recommending to the Board of Directors for its approval on an annual basis the compensation package for each of the Named Executive Officers.

The Compensation Committee frequently invites Mr. McKay, the Chief Executive Officer, to attend Committee meetings to discuss the performance of United Community and other items affecting the compensation of each of the Named Executive Officers. Mr. McKay makes recommendations to the Committee regarding base salary, incentive compensation and performance targets for bonuses for each of the Named Executive Officers other than himself. The Compensation Committee discusses Mr. McKay’s prior year’s performance and goals with him, but all decisions regarding his compensation are made in executive session, without his presence.

Occasionally, other executives may attend a Committee meeting to provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide information and suggestions, but they do not vote on decisions regarding executive compensation.

Compensation Components

•	United Community’s executive compensation program included the following components in 2006:

•	Salary — fixed base pay that reflects each executive’s position, individual performance, experience, and expertise;

•	Annual Cash Incentive — pay that varies based on Company and individual performance against annual business objectives; and

•	Other Compensation — perquisites consistent with industry practices in comparable financial institutions, as well as broad-based employee benefits such as medical, dental, disability, and life insurance coverage.

United Community desires to motivate and reward executives to drive superior future performance, so United Community does not currently consider prior stock compensation gains as a factor in determining compensation levels.

Salary.  United Community pays its executives cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to United Community. The Compensation Committee met with Mr. McKay and discussed his recommendations. On January 17, 2006, the Board approved the compensation for all executive officers for 2006, except Mr. Cavalier, based on recommendations from the Compensation Committee. In establishing base salaries, the Compensation Committee considered Mr. McKay’s recommendations, United Community’s 2005 performance, peer group compensation data compiled by Watson Wyatt Survey and SNL Securities, and individual performance.

Mr. Cavalier’s compensation is established separately because of the nature of Butler Wick. Mr. Cavalier entered into an employment agreement with Butler Wick on August 12, 1999, the terms of which are discussed under “Employment Agreements” and “Termination and Change of Control Payments” below. Mr. Cavalier’s employment agreement is reviewed annually by the Compensation Committee of Butler Wick, of which Mr. McKay is Chairman. The Compensation Committee has not increased Mr. Cavalier’s base salary as set forth in his employment agreement since 2003.

The Named Executive Officers’ 2006 base salaries are set forth in the “Salary” column of the Summary Compensation Table.

Annual Cash Bonus.  Executive officers other than Mr. Cavalier receive an annual cash bonus that is primarily determined using a formula based on attainment by Home Savings of specified levels of after-tax net income (adding back cash bonus accruals). The Compensation Committee, however, may use other factors such as the following qualitative measures in setting final bonus amounts: credit quality, efficiency ratio, capital adequacy, and interest rate risk. The performance goals for net income and EPS are established each year by the Compensation Committee based upon the recommendation of management and performance of United Community’s peers. The following four bonus levels were established for 2006:

Bank Performance Goals

Performance Levels	Net Income

Maximum +	$25.5M
Maximum	$25.0M to<$25.5M
Target	$24.5M to<$25.0M
Threshold	$20.5M to<$24.5M
<Threshold	<$20.5M

Generally, bonuses are not awarded for performance below the threshold level, although the Compensation Committee retains the discretion to award bonuses based upon the facts and circumstances related to the EPS and net income levels reached by United Community in any year.

The Compensation Committee also recommends to the Board the bonus opportunity for each of the participating Named Executive Officers (other than Mr. McKay) at each performance level. The incentive opportunities for 2006 were as follows:

	Incentive Opportunity
	as a Percentage of Salary
Executive	Threshold	Target	Max	Max+

Patrick A. Kelly	35%	45%	55%	60%
David G. Lodge	45%	55%	65%	70%
Patrick V. Bevack	40%	50%	60%	65%

The percentage of base salary awarded to Mr. McKay as a bonus is determined in the Compensation Committee’s discretion and is generally established after the completion of the fiscal year at a percentage slightly higher than the other Named Executive Officers.

In January 2007, the Compensation Committee reviewed Home Savings’ performance as well as the qualitative factors discussed above. Home Savings’ net income and EPS fell in the Maximum level. The Compensation Committee also reviewed the peer group analysis prepared by its compensation consultants (discussed below) to analyze whether the bonuses derived from the net income and EPS results put the executive officers’ total compensation in line with the peer group. The Committee met with Mr. McKay and discussed his recommendations for 2006 bonus awards for each of the executive officers, other than himself.

Because, Mr. Lodge was on medical leave for five months during 2006, Mr. Lodge’s bonus was reduced and the bonuses of certain other executive officers, including Mr. Kelly and Mr. Bevack were increased to compensate them for additional responsibilities acquired during Mr. Lodge’s leave. The cash bonuses awarded pursuant to the 2006 performance goals are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, while the additional bonuses awarded to Mr. Kelly and Mr. Bevack as a result of Mr. Lodge’s medical leave are reflected in the “Bonus” column.

Mr. Cavalier received a bonus in an amount recommended by Mr. McKay to the Butler Wick Compensation Committee. The Butler Wick Compensation Committee reviewed and approved Mr. McKay’s recommendation. Mr. Cavalier’s bonus for 2006 is set forth under the “Bonus” column of the Summary Compensation Table.

Other Compensation.  The Named Executive Officers participate in United Community’s broad-based employee benefit plans, such as medical, dental, supplemental disability and term life insurance programs. In 2006, the Board approved certain perquisites for the Named Executive Officers. All of the Named Executive Officers other than Mr. Cavalier had use of a company car and received fees for country club memberships. Mr. Cavalier participates in a non-qualified deferred compensation plan, which is discussed under the “2006 Non-qualified Deferred Compensation Table” below.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the Named Executive Officers in a taxable year. All of the compensation the Company paid in 2006 to the Named Executive Officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

Future Compensation

United Community has engaged compensation consultants and advisors from time to time to provide input on both Board and executive compensation issues. Although the Compensation Committee has utilized the annual cash bonus to drive executives to increase United Community performance, the Committee believed that United Community should consider adopting another equity plan in order to better align executive and shareholder interests. In 2006, United Community’s Compensation Committee hired Clark Consulting to conduct a compensation review, including a peer group analysis, and to review equity compensation practices in general and within the banking industry. Working with both the Compensation Committee and management, Clark Consulting identified several factors to be used to establish a peer group of financial institutions for

United Community, those factors included size, asset growth of the institution, number of branches, and annual and long-term performance. Utilizing these factors, Clark Consulting developed the following group of sixteen companies as a peer group (Peer Group):

PEER GROUP

Company Name (Ticker)	Company Name (Ticker)

WesBanco, Inc (WSBC)	ESB Financial Corp. (ESBF)
Chemical Financial Corp. (CHFC)	Citizens First Bancorp, Inc. (CTZN)
First Financial Bancorp (FFBC)	MainSource Financial Group, Inc. (MSFG)
Independent Bank Corp. (IBCP)	First Defiance Financial Corp. (FDEF)
Harleysville National Corp. (HNBC)	CFS Bancorp, Inc. (CITZ)
KNBT Bancorp, Inc. (KNBT)	Parkvale Financial Corp. (PVSA)
Community Trust Bancorp, Inc. (CTBI)	First Indiana Corp. (FINB)
Integra Bank Corp. (IBNK)	First Place Financial Corp. (FPFC)

Clark Consulting studied the executive compensation practices of each of the companies in the Peer Group and provided reports to the Compensation Committee regarding the analysis. The Peer Group analysis will enable the Compensation Committee, Board of Directors and management to assess United Community’s executive compensation practices against banking industry peers when making future compensation decisions. The Compensation Committee intends to utilize a peer group for benchmarking each year and will annually review the Peer Group to identify any necessary changes to its composition. Further, based upon the analysis of Clark Consulting, United Community sought approval from the shareholders to implement a new long term incentive plan at the 2007 Annual Meeting.

Compensation Committee Report

In performing its oversight role, the Compensation Committee has considered and discussed the Compensation Discussion and Analysis (CD&A) with executive management. On March 1, 2007, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement for the fiscal year ended December 31, 2006.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Eugenia Atkinson (Chairperson)
Clarence R. Smith, Jr.
Richard J. Schiraldi

Compensation of Executive Officers

The following table presents certain information regarding the compensation earned by Mr. McKay and Mr. Kelly and the three highest compensated executive officers of United Community and its subsidiaries (Named Executive Officers) who received cash and cash equivalent compensation in excess of $100,000 from United Community or one of its subsidiaries for services rendered during 2006:

Summary Compensation Table

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
				Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)	($)(1)	($)	($)		($)

Douglas M. McKay	2006	$367,157	—	$275,368	—	$68,612		$711,137
Chairman and CEO, United Community
David G. Lodge	2006	272,454	—	139,146	—	86,398		497,998
President and COO, United Community
Thomas J. Cavalier	2006	301,313	$181,152	—	$1,447	21,698	(2)	505,610
Chairman and CEO, Butler Wick
Patrick W. Bevack	2006	196,716	29,507	118,030	—	58,299		402,552
President and COO, Home Savings
Patrick A. Kelly	2006	182,496	18,249	100,373	—	58,377	(2)	359,495
Treasurer and CFO, United Community and Home Savings

(1)	The values represent the annual cash bonus earned in fiscal 2006 and paid in early 2007.

(2)	Does not include amounts attributable to other miscellaneous benefits because the cost to United Community of providing such benefits was less than $10,000.

The amounts listed in the “All Other Compensation” column include the following:

	401(k)	Value of ESOP	Profit	Company	Club		Spousal	Director
Name	Match	Allocation	Sharing	Car	Dues	Parking	Travel	Fees	Total

Douglas M. McKay	$6,600	$36,977	—	$1,922	$7,054	$420	$839	$14,800	$68,612
David G. Lodge	6,600	36,977	—	2,626	25,605	420	970	13,200	86,398
Thomas J. Cavalier	3,300	—	$6,798	—	—	—	—	11,600	21,698
Patrick W. Bevack	6,600	36,977	—	1,160	12,886	506	170	—	58,299
Patrick A. Kelly	6,600	36,977	—	—	—	—	—	14,800	58,377

Employment Agreements

Home Savings has employment agreements with each of Mr. McKay, Mr. Lodge, Mr. Bevack and Mr. Kelly, and Butler Wick has an employment agreement with Mr. Cavalier (collectively, Employment Agreements). Each of the Employment Agreements has a term ending on December 31, 2009 and is terminable by Home Savings or Butler Wick, as applicable, at any time. Each of the executives’ rights upon termination is discussed under “Termination and Change of Control Payments” below.

2006 Grants of Plan-Based Awards

		Estimated Possible Payouts
		Under Non-Equity Incentive Plan Awards(1)
		Threshold	Target	Maximum +
		($)	($)	($)

David G. Lodge	1/17/2007	$113,847	$139,146	$177,095
Patrick W. Bevack	1/17/2007	78,686	98,358	127,865
Patrick A. Kelly	1/17/2007	63,874	82,123	109,498

(1)	The amounts represent the 2006 potential awards under the annual cash bonus plan.

Outstanding Equity Awards at December 31, 2006

	Option Awards
	Number of
	Securities
	Underlying
	Unexercised
	Options
	(#)	Option Exercise Price	Option Expiration
Name	Exercisable	($)	Date

Douglas M. McKay	14,347	$6.97	3/23/2010
	15,024	6.656	3/22/2011
	136,752	7.40	3/20/2012
	136,752	8.97	3/19/2013
	136,752	12.73	3/17/2014
David G. Lodge	66,583	7.40	3/20/2012
	80,096	8.97	3/19/2013
	80,096	12.73	3/17/2014
Thomas J. Cavalier	5,960	6.97	3/23/2010
	6,043	6.656	3/22/2011
	5,316	7.40	3/20/2012
	6,315	8.97	3/19/2013
	6,553	12.73	3/17/2014
Patrick W. Bevack	32,416	7.40	3/20/2012
	52,444	8.97	3/19/2013
	52,444	12.73	3/17/2014
Patrick A. Kelly	33,626	6.97	3/23/2010
	20,336	6.656	3/22/2011
	57,777	7.40	3/20/2012
	57,777	8.97	3/19/2013
	57,777	12.73	3/17/2014

All of the options were granted under the United Community 1999 Long-Term Incentive Plan (1999 Plan) and were 100% vested on the date of grant. None of the Named Executive Officers exercised options during 2006.

2006 Non-qualified Deferred Compensation Table

	Executive	Aggregate	Aggregate
	Contributions in	Earnings in Last	Balance at Last
Name	Last Fiscal Year	Fiscal Year	Fiscal Year End

Thomas J. Cavalier	$15,169	$1,447	$16,616

Mr. Cavalier is a participant in the Butler Wick Deferred Compensation Plan under which he may elect to defer annually until his retirement up to 80% of his salary and commissions, and 100% of his bonus. The plan provides a variety of mutual funds into which deferrals may be invested at Mr. Cavalier’s election, including a money market fund, an intermediate bond fund and various equity funds. The earnings that accrued in 2006 on Mr. Cavalier’s plan account balance are provided above. Butler Wick does not make any contributions to Mr. Cavalier’s deferred account and he has not received a withdrawal or distribution from his account.

Termination and Change in Control Payments

The discussion and table below reflect the amount of compensation that would be paid to each of the Named Executive Officers in the specified event of termination of such executive’s employment. The amounts shown are estimates and assume a termination date of December 31, 2006. Amounts do not include compensation and benefits available generally to all of United Community’s salaried employees on a non-discriminatory basis.

	Change of			Other
	Control	Death	Disability	Termination
	($)	($)	($)	($)

Douglas M. McKay
Base Amount	$1,101,470	$84,729	$141,214	$1,101,471
Bonus	—	—	—	275,368
Health Insurance	29,750	—	19,833	—
Life Insurance	76,845	—	51,230	—
Disability Insurance	26,043	—	17,362	—
Non-Compete	225,943	—	—	—

Total	$1,460,050	$84,729	$229,639	$1,376,839
David G. Lodge
Base Amount	$758,978	$58,383	$97,305	$758,979
Bonus	—	—	—	139,146
Health Insurance	21,869	—	14,579	—
Life Insurance	3,188	—	2,125	—
Disability Insurance	3,248	—	2,166	—
Non-Compete	155,688	—	—	—

Total	$942,971	$58,383	$116,175	$898,125
Thomas J. Cavalier
Base Amount	$630,890	—	—	$633,000
Bonus	—	—	—	181,152
Health Insurance	59	—	—	59
Life Insurance	4,680	—	—	4,680
Commission	—	—	—	90,314

Total	$635,629	—	—	$909,205
Patrick W. Bevack
Base Amount	$590,147	$45,396	$75,660	$590,148
Bonus	—	—	—	147,537
Health Insurance	21,869	—	14,579	—
Life Insurance	2,482	—	1,655	—
Disability Insurance	2,526	—	1,684	—
Non-Compete	121,056	—	—	—

Total	$738,080	$45,396	$93,578	$737,685

	Change of			Other
	Control	Death	Disability	Termination
	($)	($)	($)	($)

Patrick A. Kelly
Base Amount	$547,487	$42,114	$70,191	$547,488
Bonus	—	—	—	118,622
Health Insurance	29,750	—	19,833	—
Life Insurance	6,303	—	4,202	—
Disability Insurance	6,471	—	4,314	—
Non-Compete	112,305	—	—	—

Total	$702,316	$42,114	$98,540	$666,110

Termination upon Change of Control.  Each of the Employment Agreements provides that the executive is entitled to certain benefits if his employment is terminated within one year before or after a Change of Control: (i) by his employer, or (ii) by the executive because his employment is materially adversely changed (including, for example, a material reduction in responsibilities, change of title, a requirement that the executive perform his functions more than 35 miles from his primary office location, or a non-company wide reduction in benefits). Any benefits to be received by the executives will be reduced to the maximum amount payable under Section 280G without penalty.

Under these circumstances, each of Messrs. McKay, Lodge, Bevack and Kelly are entitled to an amount equal to three times his “base amount” (as defined in Section 280G of the Internal Revenue Code) less $1.00, and continued coverage at Home Savings expense under all health and welfare benefit plans until the earlier of the expiration of the term of the Employment Agreement or the date on which he is included in another employer’s benefit plans as a full-time employee.

Upon a termination in connection with a Change of Control, Mr. Cavalier is entitled to 2.99 times his “base amount” (as defined in Section 280G) and continued coverage at Butler Wick’s expense under all health, life and disability plans of Butler Wick until the earlier of the expiration of the term of the Employment Agreement or the date on which he is included in another employer’s benefit plans as a full-time employee.

In addition, if Messrs. McKay, Lodge, Bevack or Kelly’s employment is terminated pursuant to a Change of Control, he is subject to a non-compete that prohibits him from engaging in the financial institutions business for a period of eight months in Mahoning, Trumbull or Columbiana Counties, Ohio, or any other geographic area in which Home Savings or United Community is doing business. In exchange for this non-compete, he is entitled to receive an additional eight months of his base salary.

Under each of the Employment Agreement of Messrs. McKay, Lodge, Bevack and Kelly, “Change of Control” is defined as:

•	the acquisition of the power to vote more than 20% of the shares of Home Savings or United Community;

•	the acquisition of the ability to control the election of a majority of the directors of Home Savings or United Community;

•	such time when, during any period of three or less consecutive years, individuals who at the beginning of that period constituted the Board of Directors of Home Savings or United Community cease to constitute at least a majority of the Board; provided that any person whose election as a director was approved by a vote of at least 2/3 of the directors then in office will be considered to have continued to be a director of Home Savings or United Community;

•	the acquisition by any person or entity of control of Home Savings as defined in 12 C.F.R § 303.81(c); or

•	an event that would be required to be reported under Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A.

Under Mr. Cavalier’s Employment Agreement, “Change of Control” is defined as:

•	the acquisition of the power to vote more than 25% of the shares of Butler Wick or United Community;

•	the acquisition of the ability to control the election of a majority of the directors of Butler Wick or United Community; or

•	an event that would be required to be reported under Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A.

Termination upon Death.  Upon Messrs. McKay, Lodge, Bevack or Kelly’s death, his estate is entitled to receive a continuation of his base salary for 90 days. Upon Mr. Cavalier’s death, his estate is entitled to receive the compensation due to him through the last day of the calendar month in which he died.

Termination upon Disability.  If Messrs. McKay, Lodge, Bevack or Kelly is unable to perform his duties due to illness or incapacity for a period of up to 150 consecutive days, Home Savings can terminate the Employment Agreement. After the Employment Agreement is terminated, if the executive is eligible for long term disability benefits under Home Savings’ disability plan, then he will be entitled to continued coverage under health and life insurance plans for a period of two years. Mr. Cavalier’s employment agreement does not provide for benefits upon termination due to disability.

Termination for Cause.  None of the executives are entitled to receive any benefits following termination for Cause. “Cause” is defined in the Employment Agreements as personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities, willful violation of any final cease-and-desist order, law, rule or regulation (other than traffic violations or other minor offenses), or material breach of the Employment Agreement.

Other Termination.  If the executive is terminated before the expiration of his Employment Agreement for any reason other than death, disability, Cause, or Change of Control, then he is entitled to receive the total compensation in effect at the time of termination until the expiration of the term of the Employment Agreement and continued coverage under all health and welfare benefit plans until the earlier of the expiration of the term or the date on which he is included in another employer’s benefit plans as a full-time employee. Messrs. McKay, Lodge, Bevack and Kelly are also entitled to receive a cash bonus equal to the cash bonus, if any, he received in the 12 month period prior to termination

In the event Mr. Cavalier terminates his employment without Butler Wick’s consent (other than in connection with a Change of Control), he shall be subject to a non-compete for the unexpired term of his Employment Agreement. The non-compete prohibits him from engaging in any manner in any business that competes with Butler Wick or United Community within Mahoning, Trumbull, Columbiana, Portage, Cuyahoga, Medina or Stark Counties, Ohio; or Mercer or Venango Counties, Pennsylvania.

Director Compensation

	Fees Earned or	Total
Name	Paid in Cash ($)	($)

Eugenia C. Atkinson	$20,400	$20,400
Richard M. Barrett	13,500	13,500
Richard J. Schiraldi	21,200	21,200
Herbert F. Schuler	19,600	19,600
Clarence R. Smith, Jr.	18,800	18,800
David C. Sweet	20,400	20,400
Donald J. Varner	16,000	16,000

Mr. Buoncore did not receive any 2006 director compensation because he joined the Board in 2007. All of the compensation reported for Mr. Varner was paid for his service on the Home Savings Board since his appointment to the UCFC Board was not effective until 2007. Further, because they are employees of UCFC and its subsidiaries, Messrs. Cavalier, Lodge, and McKay’s director fees are included in the “All Other Compensation” column of the Summary Compensation Table below.

Each director of UCFC who is also a director of Home Savings receives a $10,000 retainer from Home Savings, and each UCFC director who is not a Home Savings director receives a $10,000 retainer from UCFC. Each director also receives a fee of $400 per UCFC board meeting attended, and each non-employee director receives a fee of $400 per committee meeting attended if he/she is a committee member, or $600 per committee meeting attended if he/she is the committee chairperson.

Compensation Committee Interlocks and Insider Participation

At various times during 2006, Ms. Atkinson and Messrs. Barrett, Schiraldi, Schuler, Smith and Dr. Sweet served on the United Community Compensation Committee. None of these individuals is a current or former executive officer or employee of United Community, Home Savings or Butler Wick or had a reportable business relationship with United Community, Home Savings or Butler Wick.

Related Person Transactions

Home Savings makes loans to executive officers and directors of United Community and its subsidiaries in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable loans to other persons. All outstanding loans to executive officers and directors were made pursuant to such policy, do not involve more than the normal risk of collectibility or present other unfavorable features and are current in their payments.

United Community does not have any related person transactions as defined in Regulation S-K Item 404(a) and currently does not permit any such transactions. This policy is not evidenced in writing, but has been clearly communicated to the Board.

Operations

While there can be no assurance as to the achievement of business and financial goals, United Community currently expects to achieve cost savings equal to approximately 25% of PVFC’s current annualized non-interest expenses through the elimination of redundant senior management and back-office staffing and other operating efficiencies (such as the elimination of duplicative data processing services). United Community expects to achieve most of these savings in the first full year following the merger. See “A Warning About Forward-Looking Statements.”

Equity Compensation Plan Information

The following table shows, as of December 31, 2006, the number of common shares issuable upon the exercise of outstanding stock options, the weighted average exercise price of those stock options, and the number of common shares remaining for future issuance. The United Community 1999 Long-Term Incentive Plan, United Community Recognition and Retention Plan and Trust Agreement (“RRP”) and 2007 Long-Term Incentive Plan were approved by United Community’s shareholders. The table below does not reflect United Community common shares available for issuance upon the exercise of options to be awarded under the 2007 Plan because that plan was not approved by shareholders until the United Community 2007 Annual Meeting of Shareholders.

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted-Average	Remaining Available
	Exercise of	Exercise Price of	for Future Issuance
Plan Category	Outstanding Options	Outstanding Options	Under the RRP

Equity compensation plans approved by shareholders	2,068,558	$9.63	37,156

Performance Graph.  The following graph compares the cumulative total return on United Community’s common shares since December 31, 2001, with the total return of an index of companies whose shares are traded on The NASDAQ Stock Market and an index of publicly traded thrift institutions and thrift holding companies. The graph assumes that $100 was invested in United Community shares on December 31, 2001.

United Community Financial Corp.

Total Return Performance

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
United Community Financial Corp.	100.00	124.56	169.51	170.66	185.43	197.86

NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58

SNL Thrift	100.00	119.29	168.88	188.16	194.80	227.07

ADJOURNMENT OF THE SPECIAL MEETINGS

If there are not sufficient votes to constitute a quorum or to approve the merger agreement and the amendments to PVFC’s code of regulations at the time of the PVFC special meeting, the merger agreement and the amendments to PVFC’s code of regulations cannot be approved unless the PVFC special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by PVFC at the time of the special meeting to be voted for an adjournment, if deemed necessary, PVFC has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of PVFC unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

If there are not sufficient votes to constitute a quorum or to approve the merger agreement at the time of the United Community special meeting, the merger agreement cannot be approved unless the United Community special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by United Community at the time of the special meeting to be voted for an adjournment, if deemed necessary, United Community has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of United Community unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

LEGAL MATTERS

The validity of the United Community common shares to be issued in the proposed merger has been passed upon for United Community by Vorys, Sater, Seymour and Pease LLP.

EXPERTS

The consolidated financial statements of PVFC as of June 30, 2007 and 2006 and for each of the years in the three-year period ended June 30, 2007, and PVFC management’s assessment of the effectiveness of the internal control over financial reporting and the effectiveness of internal control over financial reporting as of June 30, 2007 have been incorporated by reference to this joint proxy statement/prospectus in reliance upon the reports dated August 31, 2007 of Crowe Chizek and Company LLC, independent registered public accounting firm, which reports are included in Form 10-K for PVFC for the year ended June 30, 2007, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of United Community as of December 31, 2006 and 2005, and for the three years ended December 31, 2006, and United Community management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as set forth in its reports dated March 9, 2007, included in this joint proxy statement/prospectus. Such consolidated financial statements are included in this joint proxy statement/prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

PVFC will hold its 2007 annual meeting only if the merger is not completed. Under PVFC’s First Amended and Restated Articles of Incorporation, shareholder proposals must be submitted in writing to the Secretary of PVFC at the address stated later in this paragraph no less than thirty days nor more than sixty days prior to the date of such meeting; provided, however, that if less than forty days’ notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of PVFC not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders. In order to be eligible for inclusion in PVFC’s proxy materials for PVFC’s 2007 Annual Meeting of Shareholders, if one is held, any shareholder proposal to take action at such meeting must be received at PVFC’s executive office at 30000 Aurora Road, Solon, Ohio 44139 by a reasonable time before the proxy solicitation for such annual meeting is made.

Any proposals of qualified shareholders intended to be included in the proxy statement for the 2008 Annual Meeting of Shareholders of United Community should be sent to United Community by certified mail and must be received by UCFC not later than November 24, 2007. In addition, if a shareholder intends to present a proposal at the 2008 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by February 7, 2008, then the proxies designated by the Board of Directors of United Community for the 2008 Annual Meeting of Shareholders of United Community may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

WHERE YOU CAN FIND MORE INFORMATION

United Community filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act to register the United Community common shares to be issued to PVFC shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of United Community, a proxy statement of United Community for its special meeting and a proxy statement of PVFC for its special meeting. As permitted by the Securities and Exchange Commission rules, this joint proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

United Community files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document United Community files with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

The Securities and Exchange Commission allows PVFC to “incorporate by reference” information into this joint proxy statement/prospectus. This means that PVFC can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that PVFC has previously filed with the Securities and Exchange Commission and additional documents that PVFC files with the Securities and Exchange Commission between the date of this joint proxy statement/prospectus and the date of the PVFC shareholder meeting. These documents contain important information about PVFC’s financial condition, including disclosure in the Annual Report on Form 10-K for the year ended June 30, 2007 regarding a material weakness in PVFC’s internal controls which resulted in PVFC’s conclusion that its internal control over financial reporting was not effective as of June 30, 2007. We encourage you to read these documents.

PVFC FILINGS (File No. 0-24948)

Filings	Period of Report or Date Filed

Annual Report on Form 10-K	Year ended June 30, 2007
Current Reports on Form 8-K	July 30, 2007, July 30, 2007 and October 1, 2007 (other than information furnished under Regulation FD)
The description of PVFC common shares set forth in the Registration Statement on Form 8-A as declared effective by the SEC on October 31, 1994, including any amendment of report filed with the SEC for the purpose of updating this description.

Documents incorporated by reference are available from PVFC without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from PVFC at the following address:

PVF Capital Corp.
30000 Aurora Road
Attention: Jeffrey N. Male, Secretary
Telephone: (440) 248-7171

If you would like to request documents from PVFC, please do so by          , 2007 to receive them before each company’s meeting of shareholders. If you request any incorporated documents, PVFC will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

PVFC incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of the special meetings. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on

Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

United Community has supplied all information contained in this joint proxy statement/prospectus relating to United Community, and PVFC has supplied all information relating to PVFC.

You should rely only on the information contained in this joint proxy statement/prospectus when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated          , 2007. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders of PVFC or United Community nor the issuance of United Community common shares as contemplated by the merger agreement shall create any implication to the contrary.

UNITED COMMUNITY HISTORICAL FINANCIAL STATEMENTS

PAGE

Financial Statements at and as of June 30, 2007 (Unaudited)
Consolidated Statements of Financial Condition as of June 30, 2007 and December 31, 2006	F-1
Consolidated Statements of Income for the Three and Six Months Ended June 30, 2007 and 2006	F-2
Consolidated Statement of Shareholders’ Equity for the Six Months ended June 30, 2007	F-3
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2007 and 2006	F-4
Notes to Consolidated Financial Statements	F-5 - F-13
Financial Statements at and as of December 31, 2006 and 2005 (Audited)
Consolidated Statements of Financial Condition	F-14
Consolidated Statements of Income	F-15
Consolidated Statement of Shareholders’ Equity	F-16
Consolidated Statements of Cash Flows	F-17
Notes to Consolidated Financial Statements	F-18 - F-48
Report of Independent Registered Public Accounting Firm	F-49
Management’s Report on Internal Control Over Financial Reporting	F-50
Report of Independent Registered Public Accounting Firm	F-51

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

	June 30,	December 31,
	2007	2006
	(Dollars in thousands)

Assets:
Cash and deposits with banks	$32,093	$34,129
Federal funds sold and other	2,225	1,508
Total cash and cash equivalents	34,318	35,637

Securities:
Trading, at fair value	7,631	10,786
Available for sale, at fair value	249,636	237,531
Loans, net of allowance for loan losses of $19,395 and $16,955, respectively	2,248,462	2,253,559
Loans held for sale	16,509	26,960
Federal Home Loan Bank stock, at cost	25,432	25,432
Premises and equipment, net	25,970	25,192
Accrued interest receivable	13,168	13,703
Real estate owned and other repossessed assets	9,841	3,242
Goodwill	33,593	33,593
Core deposit intangible	1,341	1,534
Cash surrender value of life insurance	23,587	23,137
Other assets	16,672	13,239

Total assets	$2,706,160	$2,703,545

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Interest bearing	$1,696,819	$1,720,426
Non-interest bearing	104,430	102,509

Total deposits	1,801,249	1,822,935
Federal Home Loan Bank advances	452,814	465,253
Repurchase agreements and other borrowings	142,139	98,511
Advance payments by borrowers for taxes and insurance	14,358	17,471
Accrued interest payable	6,217	2,842
Accrued expenses and other liabilities	14,037	15,200

Total liabilities	2,430,814	2,422,212

Shareholders’ Equity
Preferred stock-no par value; 1,000,000 shares authorized and unissued	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 shares issued	146,555	145,834
Retained earnings	223,571	220,527
Accumulated other comprehensive loss	(3,669)	(1,296)
Unearned employee stock ownership plan shares	(10,376)	(11,287)
Treasury stock, at cost, 7,591,488 and 6,827,143 shares, respectively	(80,735)	(72,445)

Total shareholders’ equity	275,346	281,333

Total liabilities and shareholders’ equity	$2,706,160	$2,703,545

See Notes to Consolidated Financial Statements.

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Dollars in thousands, except per share data)

Interest income
Loans	$37,915	$37,961	$76,918	$73,071
Loans held for sale	289	480	545	988
Securities:
Trading	63	80	125	162
Available for sale	3,099	2,366	6,033	4,580
Held to maturity
Margin accounts	—	367	—	707
Federal Home Loan Bank stock dividends	412	349	812	690
Other interest earning assets	226	44	396	75

Total interest income	42,004	41,647	84,829	80,273
Interest expense
Deposits	16,828	14,153	33,550	26,573
Federal Home Loan Bank advances	5,280	5,251	10,627	9,881
Repurchase agreements and other	1,744	1,207	3,099	2,094

Total interest expense	23,852	20,611	47,276	38,548

Net interest income	18,152	21,036	37,553	41,725
Provision for loan losses	2,744	812	5,069	1,551

Net interest income after provision for loan losses	15,408	20,224	32,484	40,174

Non-interest income
Brokerage commissions	7,049	4,814	13,289	9,814
Service fees and other charges	3,770	3,209	7,343	6,407
Underwriting and investment banking	212	(4)	245	26
Net gains (losses):
Trading securities	43	(12)	48	32
Loans sold	524	466	1,187	1,029
Other	(379)	(32)	(403)	(27)
Other income	998	1,092	1,925	2,064

Total non-interest income	12,217	9,533	23,634	19,345

Non-interest expense
Salaries and employee benefits	14,359	13,005	28,641	26,528
Occupancy	1,208	1,106	2,356	2,214
Equipment and data processing	2,306	2,386	4,621	4,645
Franchise tax	550	530	1,114	1,071
Advertising	390	447	707	792
Amortization of core deposit intangible	93	127	193	260
Other expenses	2,594	2,525	5,110	4,973

Total non-interest expenses	21,500	20,126	42,742	40,483

Income before income taxes	6,125	9,631	13,376	19,036
Income taxes	2,195	3,381	4,776	6,654

Net income	$3,930	$6,250	$8,600	$12,382

Comprehensive income	$1,119	$4,695	$6,227	$10,339
Earnings per share
Basic	$0.14	$0.22	$0.30	$0.43
Diluted	$0.13	$0.21	$0.29	$0.42

See Notes to Consolidated Financial Statements.

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

					Unearned
				Accumulated	Employee
				Other	Stock
	Shares	Common	Retained	Comprehensive	Ownership	Treasury
	Outstanding	Stock	Earnings	Income (Loss)	Plan Shares	Stock	Total
	(Dollars in thousands, except per share data)
	(Unaudited)
Balance December 31, 2006	30,977	$145,834	$220,527	$(1,296)	$(11,287)	$(72,445)	$281,333
Comprehensive income:
Net income			8,600				8,600
Change in net unrealized gain/(loss) on securities, net of taxes of $1,278				(2,373)			(2,373)

Comprehensive income			8,600	(2,373)			6,227

Shares allocated to ESOP participants		721			911		1,632
Purchase of treasury stock	(786)					(8,518)	(8,518)
Exercise of stock options	22		(75)			228	153
Dividends paid, $0.19 per share			(5,481)				(5,481)

Balance June 30, 2007	30,213	$146,555	$223,571	$(3,669)	$(10,376)	$(80,735)	$275,346

See Notes to Consolidated Financial Statements.

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2007	2006
	(Dollars in thousands)

Cash Flows from Operating Activities
Net income	$8,600	$12,382
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	5,069	1,551
Net gains	(784)	(1,010)
Amortization of premiums and accretion of discounts	995	1,501
Depreciation and amortization	1,559	1,364
ESOP compensation	1,632	1,777
FHLB stock dividends	—	(690)
Decrease in trading securities	3,155	3,781
Decrease in margin accounts	—	(972)
Decrease (increase) in interest receivable	535	(1,123)
(Increase) decrease in prepaid and other assets	(4,321)	(223)
Increase in interest payable	3,375	320
Net principal disbursed on loans held for sale	(109,845)	(92,816)
Proceeds from sale of loans held for sale	121,455	94,432
Increase (decrease) in other liabilities	115	(1,993)

Net cash from operating activities	31,540	18,281

Cash Flows from Investing Activities
Proceeds from principal repayments and maturities of:
Available for sale securities	29,990	14,369
Proceeds from sale of:
Real estate owned and other repossessed assets	1,693	1,436
Nonperforming loans	—	210
Premises and equipment	—	531
Purchases of securities available for sale	(45,717)	(30,334)
Net principal repaid (disbursed) on loans	81,854	(1,735)
Loans purchased	(90,897)	(109,395)
Purchases of premises and equipment	(2,328)	(1,865)

Net cash from investing activities	(25,405)	(126,783)

Cash Flows from Financing Activities
Net increase in NOW, savings and money market accounts	27,235	45,815
Net (decrease) increase in certificates of deposit	(48,919)	48,548
Net decrease in advance payments by borrowers for taxes and insurance	(3,113)	(921)
Proceeds from FHLB advances	404,453	287,096
Repayment of FHLB advances	(416,892)	(306,860)
Net change in other borrowed funds	43,628	35,702
Dividends paid	(5,481)	(5,209)
Proceeds from the exercise of stock options	153	403
Purchase of treasury stock	(8,518)	(2,208)

Net cash from financing activities	(7,454)	102,366

Decrease in cash and cash equivalents	(1,319)	(6,136)
Cash and cash equivalents, beginning of period	35,637	37,545

Cash and cash equivalents, end of period	$34,318	$31,409

See Notes to Consolidated Financial Statements.

UNITED COMMUNITY FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	BASIS OF PRESENTATION

United Community Financial Corp. (United Community) was incorporated under Ohio law in February 1998 by The Home Savings and Loan Company of Youngstown, Ohio (Home Savings) in connection with the conversion of Home Savings from an Ohio mutual savings and loan association to an Ohio capital stock savings bank (Conversion). Upon consummation of the Conversion on July 8, 1998, United Community became the unitary thrift holding company for Home Savings. During 2003, Home Savings changed its charter to a state savings bank. Home Savings has 38 full service offices and five loan production offices throughout Ohio and Western Pennsylvania. Butler Wick Corp. (Butler Wick) became a wholly owned subsidiary of United Community on August 12, 1999. Butler Wick is the parent company for two wholly owned subsidiaries: Butler, Wick & Co., Inc. and Butler Wick Trust Company. Butler Wick has 21 office locations providing a full range of investment alternatives for individuals, businesses and not-for-profit organizations throughout Ohio and Western Pennsylvania.

The accompanying consolidated financial statements of United Community have been prepared in accordance with instructions relating to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair statement of results for the interim periods.

The results of operations for the six months ended June 30, 2007, are not necessarily indicative of the results to be expected for the year ending December 31, 2007. The consolidated financial statements and notes thereto should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2006, contained in United Community’s Form 10-K for the year ended December 31, 2006.

Some items in the prior year financial statements were reclassified to conform to the current presentation.

2.	RECENT ACCOUNTING DEVELOPMENTS

The Company adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax purposes not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

The Company and its subsidiaries are subject to U.S. federal income tax as well as various other state income taxes. The Company is no longer subject to examination by taxing authorities for years before 2002. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months.

The Company recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other expense. The Company did not have any amounts accrued for interest and penalties at January 1, 2007.

In July 2006, the Emerging Issues Task Force (EITF) of FASB issued a draft abstract for EITF Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefits Aspects of Endorsement Split-Dollar Life Insurance Arrangement. This draft abstract from EITF reached a consensus that for an endorsement split-dollar life insurance arrangement within the scope of this Issue, an employer should recognize a liability for future benefits in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”. The Task Force concluded that a liability for the benefit obligation under SFAS No. 106 has not been settled through the endorsement type life insurance policy. In

UNITED COMMUNITY FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 2006, FASB agreed to ratify the consensus reached in EITF Issue No. 06-04. This new accounting standard will be effective for fiscal years beginning after December 15, 2007. At June 30, 2007, United Community and its subsidiaries owned $23.6 million of bank owned life insurance. The Company is evaluating the impact of the adoption of this standard. In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This issue is effective for fiscal years beginning after December 15, 2006. The adoption of this issue did not have a material impact on United Community’s financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement grants companies the option to carry most financial assets and liabilities at fair value, with changes in fair value recorded in earnings. This statement will be effective in the first quarter of 2008. The Company is evaluating the effect of adopting this statement.

3.	STOCK COMPENSATION

On July 12, 1999, shareholders approved the United Community Financial Corp. 1999 Long-Term Incentive Plan (1999 Plan). The purpose of the 1999 Plan is to promote and advance the interests of United Community and its shareholders by enabling United Community to attract, retain and reward directors, directors emeritus, managerial and other key employees of United Community, including Home Savings and Butler Wick, by facilitating their purchase of an ownership interest in United Community.

The 1999 Plan provides for the grant of options, which may qualify as either incentive or nonqualified stock options. The incentive plan provides that option prices will not be less than the fair market value of the stock at the grant date. The maximum number of common shares that may be issued under the plan is 3,471,562, all of which were granted prior to December 31, 2004. All of the options awarded became exercisable on the date of grant. The option period expires 10 years from the date of grant. A summary of activity in the plan is as follows:

	For the Six Months Ended June 30,
	2007
		Weighted
		Average	Aggregate
	Shares	Exercise Price	Intrinsic Value
	(In thousands)

Outstanding at beginning of year	2,068,558	$9.63
Granted	—	—
Exercised	(21,447)	7.17
Forfeited	—	—

Outstanding at end of period	2,047,111	$9.65	$2,636

Options exercisable at end of period	2,047,111	$9.65	$2,636

UNITED COMMUNITY FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Information related to the stock option plan during the quarter follows:

June 30,
2007

Intrinsic value of options exercised	$77
Cash received from option exercises	153
Tax benefit realized from option exercises	—
Weighted average fair value of options granted	—

Outstanding stock options have a weighted average remaining life of 5.51 years and may be exercised in the range of $6.66 to $12.73.

On April 26, 2007, shareholders approved the United Community Financial Corp. 2007 Long-Term Incentive Plan (2007 Plan). The purpose of the 2007 Plan is the same as that of the 1999 Plan. The 2007 Plan provides for the issuance of up to 2,000,000 shares and are to be used for awards of restricted stock shares, stock options, performance awards, stock appreciation rights (SARs), or other forms of stock-based incentive awards. No awards have been granted under the 2007 Plan.

4.	SECURITIES

United Community categorizes securities as available for sale and trading. Components of the available for sale portfolio are as follows:

	June 30, 2007			December 31, 2006
		Gross	Gross		Gross	Gross
	Fair	Unrealized	Unrealized	Fair	Unrealized	Unrealized
	Value	Gains	Losses	Value	Gains	Losses
	(Dollars in thousands)

U.S. Treasury and agency securities	$94,613	$—	$(1,436)	$96,847	$63	$(722)
Equity securities	7,802	599	(135)	7,866	641	(112)
Mortgage-related securities	147,221	11	(4,560)	132,818	131	(1,870)

Total	$249,636	$610	$(6,131)	$237,531	$835	$(2,704)

United Community’s trading securities are carried at fair value and consist of the following:

	June 30,	December 31,
	2007	2006
	(Dollars in thousands)

Obligations of U.S. Government	$833	$1,296
State and municipal obligations	5,890	8,606
Corporate bonds, debentures and notes	271	258
Mutual funds, stocks and warrants	637	626

Total trading securities	$7,631	$10,786

UNITED COMMUNITY FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	LOANS

Portfolio loans consist of the following:

	June 30,	December 31,
	2007	2006
	(Dollars in thousands)

Real Estate:
One- to four-family residential	$889,007	$854,829
Multifamily residential	166,036	163,541
Nonresidential	351,130	348,528
Land	24,605	26,684
Construction:
One- to four-family residential	379,655	388,926
Multifamily and non-residential	17,324	25,215

Total real estate	1,827,757	1,807,723
Consumer	350,333	345,607
Commercial	88,986	116,952

Total loans	2,267,076	2,270,282
Less:
Allowance for loan losses	19,395	16,955
Deferred loan fees, net	(781)	(232)

Total	18,614	16,723

Loans, net	$2,248,462	$2,253,559

Changes in the allowance for loan loss are as follows:

	As of or for the	As of or for the
	Six Months Ended	Year Ended
	June 30,	December 31,
	2007	2006
	(Dollars in thousands)

Balance, beginning of year	$16,955	$15,723
Provision for loan losses	5,069	4,347
Amounts charged off	(2,875)	(3,438)
Recoveries	246	323

Balance, end of period	$19,395	$16,955

Non-accrual loans were $69.8 million and $52.6 million at June 30, 2007 and December 31, 2006, respectively. Restructured loans were $2.5 million at June 30, 2007 and $1.4 million at December 31, 2006. Loans greater than 90 days past due and still accruing interest were $1.8 million and $796,000 at June 30, 2007 and December 31, 2006, respectively.

UNITED COMMUNITY FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impaired loans consist of the following:

	As of or for	As of or for
	the Six	the Year
	Months Ended	Ended
	June 30,	December 31,
	2007	2006
	(Dollars in thousands)

Impaired loans on which no specific valuation allowance was provided	$38,043	$28,329
Impaired loans on which a specific valuation allowance was provided	20,514	14,217

Total impaired loans at period-end	$58,557	$42,546

Specific valuation allowances on impaired loans at period-end	$4,879	$2,841
Average impaired loans during the period	49,695	23,617
Interest income recognized during impairment	169	372
Cash basis interest recognized	169	373

6.	MORTGAGE BANKING ACTIVITIES

Mortgage loans serviced for others, which are not reported in United Community’s assets, totaled $871.3 million at June 30, 2007 and $861.5 million at December 31, 2006.

Activity for capitalized mortgage servicing rights, included in other assets, was as follows:

	As of or for the
	Six Months	As of or for the
	Ended	Year Ended
	June 30,	December 31,
	2007	2006
	(Dollars in thousands)

Balance, beginning of year	$6,820	$6,923
Originations	585	1,917
Sale of servicing	—	(323)
Amortized to expense	(873)	(1,697)

Balance, end of period	$6,532	$6,820

Activity in the valuation allowance for mortgage servicing rights was as follows:

	June 30,	December 31,
	2007	2006
	(Dollars in thousands)

Balance, beginning of year	$(435)	$—
Impairment charges	—	(435)
Recoveries	435	—

Balance, end of period	$—	$(435)

Fair value of mortgage servicing rights as of June 30, 2007 was approximately $10.6 million and at December 31, 2006 was $9.3 million.

UNITED COMMUNITY FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Key economic assumptions in measuring the value of mortgage servicing rights at June 30, 2007 and December 31, 2006 were as follows:

	June 30,	December 31,
	2007	2006

Weighted average prepayment rate	197 PSA	261 PSA
Weighted average life (in years)	4.20	4.50
Weighted average discount rate	8%	8%

7.	OTHER POSTRETIREMENT BENEFIT PLANS

Home Savings sponsors a defined benefit health care plan. The plan was curtailed in 2000, but continues to provide postretirement medical benefits for employees who had worked 20 years and attained a minimum age of 60 by September 1, 2000, while in service with Home Savings. The plan is contributory and contains minor cost-sharing features such as deductibles and coinsurance. In addition, postretirement life insurance coverage is provided for employees who were participants prior to December 10, 1976. The life insurance plan is non-contributory. Home Savings’ policy is to pay premiums monthly, with no pre-funding.

Components of net periodic benefit cost are as follows:

	Three Months Ended June 30,
	2007	2006
	(Dollars in thousands)

Service cost	$—	$—
Interest cost	55	55
Expected return on plan assets	—	—
Net amortization of prior service cost -	—	—
Recognized net actuarial gain	—	—
Net periodic benefit cost/(gain)	$55	$55

Assumptions used in the valuations were as follows:
Weighted average discount rate	5.50%	5.50%

	Six Months Ended June 30,
	2007	2006
	(Dollars in thousands)

Service cost	$-	$—
Interest cost	111	112
Expected return on plan assets	-	—
Net amortization of prior service cost	-	—
Recognized net actuarial gain	-	—
Net periodic benefit cost/(gain)	$111	$112

Assumptions used in the valuations were as follows:
Weighted average discount rate	5.50%	5.50%

UNITED COMMUNITY FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	STATEMENT OF CASH FLOWS SUPPLEMENTAL DISCLOSURE

Supplemental disclosures of cash flow information are summarized below.

	June 30,	June 30,
	2007	2006
	(Dollars in thousands)

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest on deposits and borrowings, net of amounts capitalized	$43,901	$38,868
Interest capitalized on borrowings	13	16
Income taxes	6,881	6,550
Supplemental schedule of noncash activities:
Transfers from loans to real estate owned and other repossessed assets	8,687	1,895

9.	SEGMENT INFORMATION

United Community has two principal segments, banking and investment services. Banking provides consumer and commercial banking services. Investment services provide investment brokerage and a network of integrated financial services. Condensed statements of income by operating segment for the three and six months ended June 30, 2007 and 2006 are as follows:

	For the Three Months Ended June 30, 2007
	Banking	Investment
	Services	Services	Total
	(Dollars in thousands)

Interest income	$41,696	$308	$42,004
Interest expense	23,761	91	23,852
Provision for loan loss	2,744	—	2,744

Net interest income after provision for loan loss	15,191	217	15,408
Non-interest income	3,698	8,519	12,217
Non-interest expense	13,760	7,740	21,500

Income before tax	5,129	996	6,125
Income tax expense	1,864	331	2,195

Net income	$3,265	$665	$3,930

UNITED COMMUNITY FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Three Months Ended June 30, 2006
	Banking	Investment
	Services	Services	Total
	(Dollars in thousands)

Interest income	$41,156	$491	$41,647
Interest expense	20,470	141	20,611
Provision for loan loss	812	—	812

Net interest income after provision for loan loss	19,874	350	20,224
Non-interest income	3,022	6,511	9,533
Non-interest expense	13,630	6,496	20,126

Income before tax	9,266	365	9,631
Income tax expense	3,253	128	3,381

Net income	$6,013	$237	$6,250

	For the Six Months Ended June 30, 2007
	Banking	Investment
	Services	Services	Total
	(Dollars in thousands)

Interest income	$84,265	$564	$84,829
Interest expense	47,092	184	47,276
Provision for loan loss	5,069	—	5,069

Net interest income after provision for loan loss	32,104	380	32,484
Non-interest income	7,315	16,319	23,634
Non-interest expense	27,848	14,894	42,742

Income before tax	11,571	1,805	13,376
Income tax expense	4,162	614	4,776

Net income	$7,409	$1,191	$8,600

	For the Six Months Ended June 30, 2006
	Banking	Investment
	Services	Services	Total
	(Dollars in thousands)

Interest income	$79,329	$944	$80,273
Interest expense	38,283	265	38,548
Provision for loan loss	1,551	—	1,551

Net interest income after provision for loan loss	39,495	679	40,174
Non-interest income	5,962	13,383	19,345
Non-interest expense	27,248	13,235	40,483

Income before tax	18,209	827	19,036
Income tax expense	6,365	289	6,654

Net income	$11,844	$538	$12,382

UNITED COMMUNITY FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	EARNINGS PER SHARE

Earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of shares determined for the basic computation plus the dilutive effect of potential common shares that could be issued under outstanding stock options. There were stock options for 717,247 shares that were antidilutive for the period ending June 30, 2007 and 746,097 shares that were antidilutive for the period ending June 30, 2006.

	For the Three Months
	Ended June 30,
	2007	2006
	(Dollars in thousands, except per share data)

Net income applicable to common stock	$3,930	$6,250

Weighted average common shares outstanding	28,769	29,029
Dilutive effect of stock options	255	361

Weighted average common shares outstanding for dilutive computation	29,024	29,390

Basic earnings per share as reported	$0.14	$0.22
Diluted earnings per share as reported	$0.13	$0.21

	For the Six Months
	Ended June 30,
	2007	2006
	(Dollars in thousands, except per share data)

Net income applicable to common stock	$8,600	$12,382

Weighted average common shares outstanding	28,946	29,009
Dilutive effect of stock options	291	379

Weighted average common shares outstanding for dilutive computation	29,237	29,388

Basic earnings per share as reported	$0.30	$0.43
Diluted earnings per share as reported	$0.29	$0.42

11.	SUBSEQUENT EVENT

On July 24, 2007 United Community Financial Corp. (United Community) executed a definitive agreement for United Community to acquire PVF Capital Corp., the holding company for Park View Federal Savings Bank located in Solon, Ohio. Subject to approval of regulatory authorities, PVF Capital Corp. shareholders and United Community shareholders, each share of PVF Capital Corp. common stock will be exchanged for, at the election of each shareholder, $18.50 in cash, or 1.852 shares of United Community common stock, or a combination of $9.25 in cash and 0.926 shares of United Community common stock. The transaction is anticipated to be completed at or near the end of the year. United Community will account for the acquisition as a purchase and will include PVF Capital Corp.’s results of operations from the effective date of the acquisition in the appropriate financial statements. At the time of the announcement, PVF Capital Corp. had total assets of $908 million. Based on the closing price of United Community common stock as quoted on the NASDAQ Global Market of $7.52 on July 24, 2007, the parties value the consideration at $16.21 per share of PVF Capital Corp. common stock, for a total transaction consideration of $130.8 million. The complete copy of the press release announcing the acquisition can be found as an exhibit to Form 8-K filed with the Securities and Exchange Commission on July 26, 2007.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2006	2005
	(In thousands)

ASSETS
Cash and deposits with banks	$34,129	$36,043
Federal funds sold	1,508	1,502

Total cash and cash equivalents	35,637	37,545

Securities:
Trading, at fair value	10,786	10,812
Available for sale, at fair value	237,531	201,870
Loans held for sale	26,960	29,109
Loans, net of allowance for loan losses of $16,955 and $15,723	2,253,559	2,097,433
Margin accounts	—	15,705
Federal Home Loan Bank stock, at cost	25,432	24,006
Premises and equipment, net	25,192	23,771
Accrued interest receivable	13,703	12,053
Real estate owned and other repossessed assets	3,242	2,514
Goodwill	33,593	33,593
Core deposit intangible	1,534	2,118
Cash surrender value of life insurance	23,137	22,260
Other assets	13,239	16,061

Total assets	$2,703,545	$2,528,850

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$102,509	$96,918
Interest bearing	1,720,426	1,584,926

Total deposits	1,822,935	1,681,844
Borrowed funds:
Federal Home Loan Bank advances	465,253	475,549
Repurchase agreements and other	98,511	75,214

Total borrowed funds	563,764	550,763
Advance payments by borrowers for taxes and insurance	17,471	14,322
Accrued interest payable	2,842	2,622
Accrued expenses and other liabilities	15,200	14,564

Total liabilities	2,422,212	2,264,115

Commitments and contingent liabilities (Note 4 and Note 11)	—	—
Shareholders’ Equity
Preferred stock-no par value; 1,000,000 shares authorized and unissued	—	—
Common stock — no par value; 499,000,000 shares authorized; 37,804,457 shares issued	145,834	143,896
Retained earnings	220,527	207,120
Accumulated other comprehensive income (loss)	(1,296)	(1,845)
Unearned employee stock ownership plan shares	(11,287)	(13,108)
Treasury stock, at cost, 2006 — 6,827,143 shares and 2005 — 6,742,345 shares	(72,445)	(71,328)

Total shareholders’ equity	281,333	264,735

Total liabilities and shareholders’ equity	$2,703,545	$2,528,850

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share data)

Interest income
Loans	$151,029	$123,749	$102,453
Loans held for sale	1,894	1,651	1,449
Securities:
Trading	300	943	736
Available for sale	9,408	7,227	7,022
Margin accounts	1,069	1,219	802
Federal Home Loan Bank stock dividends	1,426	1,164	919
Other interest earning assets	304	99	60

Total interest income	165,430	136,052	113,441

Interest expense
Deposits	58,640	37,920	28,361
Federal Home Loan Bank advances	21,246	17,364	11,254
Repurchase agreements and other	4,542	2,012	763

Total interest expense	84,428	57,296	40,378

Net interest income	81,002	78,756	73,063
Provision for loan losses	4,347	3,028	9,370

Net interest income after provision for loan losses	76,655	75,728	63,693

Non-interest income
Brokerage commissions	19,882	18,508	17,189
Service fees and other charges	12,546	12,471	11,780
Underwriting and investment banking	814	876	1,029
Net gains (losses):
Securities available for sale	—	195	8
Trading securities	56	268	(7)
Loans sold	2,943	2,250	3,192
Other	(63)	(22)	(43)
Other income	4,096	3,714	2,961

Total non-interest income	40,274	38,260	36,109

Non-interest expense
Salaries and employee benefits	52,272	51,301	46,074
Occupancy	4,450	4,115	3,757
Equipment and data processing	8,998	9,067	9,086
Franchise tax	2,091	1,894	1,583
Advertising	1,567	1,570	1,853
Amortization of core deposit intangible	584	769	900
Other expenses	9,856	10,165	9,581

Total non-interest expense	79,818	78,881	72,834

Income before income taxes	37,111	35,107	26,968
Income taxes	13,000	11,910	9,103

Net income	$24,111	$23,197	$17,865

Earnings Per Share
Basic	$0.83	$0.81	$0.61
Diluted	$0.82	$0.80	$0.60

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Accumulated	Unearned
				Other	Employee Stock
	Shares	Common	Retained	Comprehensive	Ownership	Treasury
	Outstanding	Stock	Earnings	Income (Loss)	Plan Shares	Stock	Total
	(In thousands, except per share data)

Balance December 31, 2003	34,086	$139,526	$185,495	$1,124	$(16,752)	$(29,557)	$279,836
Comprehensive income:
Net income	—	—	17,865	—	—	—	17,865
Change in net unrealized gain (loss) on securities, net of taxes of $33	—	—	—	(61)	—	—	(61)

Comprehensive income	—	—	17,865	(61)	—	—	17,804
Shares allocated to ESOP participants	—	1,682	—	—	1,822	—	3,504
Purchase of treasury stock	(3,797)	—	—	—	—	(47,814)	(47,814)
Exercise of stock options	913	1,129	(1,137)	—	—	7,563	7,555
Dividends paid, $0.30 per share	—	—	(8,533)	—	—	—	(8,533)

Balance December 31, 2004	31,202	142,337	193,690	1,063	(14,930)	(69,808)	252,352
Comprehensive income:
Net income	—	—	23,197	—	—	—	23,197
Change in net unrealized gain (loss) on securities, net of taxes of $1,565	—	—	—	(2,908)	—	—	(2,908)

Comprehensive income	—	—	23,197	(2,908)	—	—	20,289
Shares allocated to ESOP participants	—	1,432	—	—	1,822	—	3,254
Purchase of treasury stock	(233)	—	—	—	—	(2,499)	(2,499)
Exercise of stock options	93	127	(305)	—	—	979	801
Dividends paid, $0.33 per share	—	—	(9,462)	—	—	—	(9,462)

Balance December 31, 2005	31,062	143,896	207,120	(1,845)	(13,108)	(71,328)	264,735
Comprehensive income:
Net income	—	—	24,111	—	—	—	24,111
Change in net unrealized gain (loss) on securities, net of taxes of $367	—	—	—	681	—	—	681

Comprehensive income	—	—	24,111	681	—	—	24,792
Adjustment to initially apply SFAS 158, net of taxes of $72 (Note 15)	—	—		(132)	—	—	(132)
Shares allocated to ESOP participants	—	1,797	—	—	1,821	—	3,618
Purchase of treasury stock	(196)	—	—	—	—	(2,298)	(2,298)
Exercise of stock options	111	141	(303)	—	—	1,181	1,019
Dividends paid, $0.36 per share	—	—	(10,401)	—	—	—	(10,401)

Balance December 31, 2006	30,977	$145,834	$220,527	$(1,296)	$(11,287)	$(72,445)	$281,333

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
		(In thousands)

Cash Flows from Operating Activities
Net income	$24,111	$23,197	$17,865
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	4,347	3,028	9,370
Net gains on loans	(2,943)	(2,250)	(3,192)
Net gains on other assets	—	(173)	35
Amortization of premiums and accretion of discounts	3,105	2,139	4,608
Depreciation and amortization	2,784	2,347	2,943
Federal Home Loan Bank stock dividends	(1,426)	(1,164)	(919)
Increase in interest receivable	(1,650)	(2,608)	(1,002)
Increase in interest payable	220	1,533	119
Decrease (increase) in prepaid and other assets	316	(4,273)	(5,869)
Increase (decrease) in other liabilities	209	412	(3,133)
Decrease (increase) in trading securities	26	21,504	(16,716)
Decrease (increase) in margin accounts	15,705	(854)	(463)
Net principal disbursed on loans held for sale	(219,924)	(154,873)	(155,664)
Proceeds from sale of loans held for sale	225,126	224,200	176,609
ESOP compensation	3,618	3,254	3,504

Net cash from operating activities	53,624	115,419	28,095

Cash Flows from Investing Activities
Proceeds from principal repayments and maturities of:
Securities available for sale	44,766	51,100	76,282
Proceeds from sale of:
Securities available for sale	—	20,883	63,021
Commercial loan participations	—	1,500	43,156
Nonperforming loans	210	6,173	—
Premises and equipment	531	169	2
Real estate owned and other repossessed assets	4,059	3,999	1,932
Purchases of:
Securities available for sale	(79,445)	(80,301)	(111,667)
Principal disbursed on loans, net of repayments	31,818	(46,836)	(120,527)
Loans purchased	(198,229)	(286,653)	(213,802)
Purchases of premises and equipment	(4,676)	(5,379)	(3,199)

Net cash from investing activities	(200,966)	(335,345)	(264,802)

Cash Flows from Financing Activities
Net increase (decrease) in checking, savings and money market accounts	53,093	(82,940)	17,174
Net increase in certificates of deposit	88,012	241,883	82,219
Net increase in advance payments by borrowers for taxes and insurance	3,149	2,274	1,327
Proceeds from Federal Home Loan Bank advances	671,326	702,570	724,549
Repayment of Federal Home Loan Bank advances	(681,622)	(650,376)	(599,771)
Net change in repurchase agreements and other	23,297	15,066	20,262
Dividends paid	(10,401)	(9,462)	(8,533)
Proceeds from exercise of stock options	878	674	6,420
Purchase of treasury stock	(2,298)	(2,499)	(47,814)

Net cash from financing activities	145,434	217,190	195,833

Decrease in cash and cash equivalents	(1,908)	(2,736)	(40,874)
Cash and cash equivalents, beginning of year	37,545	40,281	81,155

Cash and cash equivalents, end of year	$35,637	$37,545	$40,281

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of United Community Financial Corp. (United Community), a unitary savings and loan holding company, The Home Savings and Loan Company of Youngstown, Ohio (Home Savings), an Ohio chartered savings bank, and Butler Wick Corp. (Butler Wick), a holding company for (i) an investment brokerage firm registered with the Securities and Exchange Commission (SEC) as well as a member of the National Association of Securities Dealers (NASD) and the Chicago Stock Exchange and (ii) a state chartered trust company, conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking, thrift and brokerage industries. A summary of the more significant accounting policies follows.

Nature of Operations

United Community was incorporated under Ohio law in February 1998 by Home Savings in connection with the conversion of Home Savings from an Ohio mutual savings and loan association to an Ohio capital stock savings and loan association (Conversion). Upon consummation of the Conversion on July 8, 1998, United Community became the unitary savings and loan holding company for Home Savings. The business of Home Savings is providing consumer and business banking service to its market area in Ohio and western Pennsylvania. At the end of 2006, Home Savings was doing business through 37 full-service banking branches and 5 loan production offices. Loans and deposits are primarily generated from the areas where banking branches are located. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the market area. Home Savings derives its income predominantly from interest on loans, securities, and to a lesser extent, non-interest income. Home Savings’ principal expenses are interest paid on deposits, Federal Home Loan Bank advances, and normal operating costs. Consistent with internal reporting, Home Savings’ operations are reported in one operating segment, which is banking services. On August 12, 1999, United Community acquired Butler Wick, the parent company for two wholly owned subsidiaries: Butler Wick & Co., Inc. and Butler Wick Trust Company. Butler Wick has 21 office locations providing a full range of investment alternatives for individuals, companies and not-for-profit organizations throughout Ohio and western Pennsylvania. Butler Wick’s operations are reported in a separate operating segment, which is investment services.

Basis of Presentation

The consolidated financial statements include the accounts of United Community and its subsidiaries. All material inter-company transactions have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair value of financial instruments, fair value of servicing rights, carrying value of goodwill and core deposit intangible assets, and status of contingencies are particularly subject to change.

Securities

Securities are classified as available for sale or trading upon their acquisition. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at estimated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair value with the unrealized holding gain or loss reported in other comprehensive income. Securities classified as trading are held principally for resale in the near term and are recorded at fair market value with any changes in fair value included in income. Quoted market prices are used to determine the fair value of trading securities. Restricted securities such as Federal Home Loan Bank stock are carried at cost. Interest income includes amortization of purchase premium or discount on debt securities. Premiums or discounts are amortized on the level-yield method without anticipating prepayments. Gains and losses on sales are recorded on the trade date and are based on the amortized cost of the individual security sold.

Securities are written down to fair value when a decline in fair value is other-than-temporary. Declines in the fair value of securities below their cost that are other-than-temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

Loans held for sale consist of residential mortgage loans originated for sale and other loans which have been identified for sale. These loans are carried on the books at the lower of cost or fair market value, determined in the aggregate.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the outstanding principal balance, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Nonaccrual loans are comprised principally of loans 90 days past due as well as certain loans which are less than 90 days past due, but where serious doubt exists as to the ability of the borrowers to comply with the repayment terms. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectablilty of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required based on an analysis using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, general economic conditions in the market area and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers pools of other loans and is based on historical loss experience adjusted for current factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A loan is considered impaired when, based on current information and events, it is probable that United Community will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the facts and circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, United Community does not separately identify individual consumer or residential loans for impairment disclosures.

Servicing Assets

Servicing assets are recognized as separate assets when rights are acquired through purchase or sale of financial assets. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying assets.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as original maturity, interest rate and loan type. Impairment is recognized through a valuation allowance for an individual tranche. If United Community later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan, and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Buildings and related components are depreciated and amortized using the straight-line method over the useful lives, generally ranging from 20 years to 40 years, (or term of the lease, if shorter) of the related assets. Furniture and fixtures are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.

Real Estate Owned and Other Repossessed Assets

Real estate owned, including property acquired in settlement of foreclosed loans, is carried at the lower of cost or estimated fair value less estimated cost to sell after foreclosure, establishing a new cost basis. If fair value declines after acquisition, a valuation allowance is recorded through expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

maintaining the property are charged to expense. Other repossessed assets are carried at the lower of cost or estimated fair value less estimated cost to sell after acquisition.

Goodwill and Core Deposit Intangible

Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Core deposit intangible assets arose from whole bank acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives.

Cash Surrender Value of Life Insurance

Bank owned life insurance represents insurance on the lives of certain employees where Home Savings is the beneficiary. The life insurance is recorded at its cash surrender value, or the amount currently realizable. Increases in the Home Savings’ policy cash value are tax exempt and death benefit proceeds received by Home Savings are tax-free. Income from these policies and changes in the cash surrender value are recorded in other income.

Long-term Assets

Premises and equipment and other long — term assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Securitizations

Some loans are transferred from time to time to a third party in exchange for ownership of a security based on those loans. Such transfers are recorded as a sale when control has been relinquished, with a gain or loss recorded on the sale. The gain or loss is calculated based on the cash received versus the carrying value of the assets transferred. If some interests, such as servicing assets and cash reserve accounts, are retained, the carrying value of all assets sold and retained is allocated to each asset based on fair value at sale date. Fair values are based on market quotes or on the present value of future expected cash flows using estimates of credit losses, prepayment rates, interest rates, and discount rates.

Loan Fees

Loan origination fees received for loans, net of direct origination costs, are deferred and amortized to interest income over the contractual lives of the loans using the level yield method. Fees received for loan commitments that are expected to be drawn, based on Home Savings’ experience with similar commitments, are deferred and amortized over the lives of the loans using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis. Unamortized deferred loan fees or costs related to loans paid off are included in income. Unamortized net fees or costs on loans sold are included in the basis of the loans in calculating gains and losses. Amortization of net deferred fees is discontinued for loans that are deemed to be nonperforming.

Commissions and Service Fees

Commissions are recognized when earned which is generally the settlement date of the security. Service fees are assessed to customer accounts on a regular basis. Trust fees are recognized in income on the accrual basis. Fees are assessed to customer accounts on a regularly scheduled basis and are generally based on the value of the assets under management.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Compensation

On January 1, 2006, the Company adopted Statements of Financial Accounting Standards (SFAS) No. 123(R) (revised version of SFAS No. 123) which requires measurement of compensation cost for all stock-based awards based on the fair value on the grant-date and recognition of compensation cost over the requisite service period of stock-based awards, which is usually the same as the period over which the award vests. As a result, the fair value of future stock options will be determined using the Black-Scholes valuation model. The Company has adopted SFAS 123(R) using the modified prospective method, which provides for no retroactive application to prior periods and no cumulative adjustment to equity accounts. It also provides for expense recognition for new stock-based awards, as the required services are rendered. SFAS No. 123(R) also amends SFAS No. 95, “Statement of Cash Flows,” and requires tax benefits relating to excess stock-based compensation deductions to be presented in the statement of cash flows as financing cash inflows.

On March 29, 2005, the Securities and Exchange Commission (SEC) published Staff Accounting Bulletin No. 107 (SAB 107), which expressed the views of the Staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provided the Staff’s views regarding the valuation of stock-based payment arrangements for public companies. SAB 107 requires that stock-based compensation be classified in the same expense category as cash compensation.

The adoption of SFAS 123(R) had no effect on reported amounts for the year ended December 31, 2006, because there were no options granted and all previous awards were vested at the date of adoption.

The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for the year ended December 31, 2004.

2004
(In thousands)

Net income as reported	$17,865
Deduct: Stock-based compensation expense determined under fair value method	1,855

Pro forma net income	$16,010

Basic earnings per share as reported	0.61
Pro forma basic earnings per share	0.55
Diluted earnings per share as reported	0.60
Pro forma diluted earnings per share	0.54

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

2004

Dividend yield	2.27%
Expected stock price volatility	22.73%
Risk-free interest rate	3.18%
Expected option life (in years)	7

Income Taxes

Deferred income taxes, which result from temporary differences in the recognition of income and expense for financial statement and tax return purposes, are included in the calculation of income tax expense. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date.

Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, based on the weight of available evidence, when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

Employee Stock Ownership Plan

The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

Earnings Per Share

Basic earnings per share (EPS) are based on the weighted average number of common shares outstanding during the year. Diluted EPS are based on the weighted average number of common shares and common share equivalents outstanding during the year. Unearned ESOP shares are not considered outstanding for this calculation. See further discussion at Note 20.

Statements of Cash Flows

For purposes of the statement of cash flows, United Community considers all highly liquid investments with a term of three months or less to be cash equivalents. Net cash flows are reported for loan and deposit transactions, trading securities, margin accounts, short-term borrowings and advance payments by borrowers for taxes and insurance.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. See further discussion at Note 11.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 16. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Comprehensive Income

Comprehensive income consists of net income and unrealized gains and losses on securities available for sale and changes in minimum postretirement liabilities, which are also recognized as separate components of equity.

Commission Revenue and Expense

Securities transactions and related commission revenue and expense are recorded on trade date.

Off Balance Sheet Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

New Accounting Standards

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-based Payment. See “Stock Compensation” above for further discussion of the effect of adopting this standard.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer’s fiscal year-end, starting in 2008. Adoption of SFAS No. 158 had the following effect on individual line items in the 2006 balance sheet:

	Before		After
	Application of		Application of
	SFAS No. 158	Adjustments	SFAS No. 158

Liability for postretirement benefits	$3,811	$204	$4,015
Deferred income taxes	1,645	71	1,716
Total liabilities	2,422,008	204	2,422,212
Accumulated other comprehensive income	1,164	132	1,296
Total stockholders’ equity	281,201	132	281,333

In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The amount so recorded is shown as a cumulative effect adjustment recorded in opening retained earnings as of January 1, 2006. The adoption of SAB 108 had no effect on the Company’s financial statements for the year ended December 31, 2006.

Newly Issued But Not Yet Effective Accounting Standards

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, an amendment to SFAS Nos. 133 and 140. This statement changes the accounting for various derivatives and securitized financial assets. This Statement will be effective for all financial instruments acquired, issued or subject to a remeasurement (new basis) event occurring after January 1, 2007. Management does not expect that the adoption of this standard will have a material impact on United Community’s financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — An Amendment of SFAS No. 140”, which changes the accounting for all loan servicing rights which are recorded

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as the result of selling a loan where the seller undertakes an obligation to service the loan, usually in exchange for compensation. SFAS No. 156 amends current accounting guidance by permitting the servicing right to be recorded initially at fair value and also permits the subsequent reporting of these assets at fair value. SFAS No. 156 is effective beginning January 1, 2007. Management does not expect that the adoption of this standard will have a material impact on United Community’s financial statements.

In July 2006, the FASB issued Financial Accounting Standards Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management does not believe that the adoption of this standard will have a material impact on United Community’s financial statements.

In July 2006, the Emerging Issues Task Force (EITF) of FASB issued a draft abstract for EITF Issue No. 06-04, “Accounting for Deferred Compensation and Postretirement Benefits Aspects of Endorsement Split-Dollar Life Insurance Arrangement”. This draft abstract from EITF reached a consensus that for an endorsement split-dollar life insurance arrangement within the scope of this Issue, an employer should recognize a liability for future benefits in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”. The Task Force concluded that a liability for the benefit obligation under SFAS No. 106 has not been settled through the endorsement type life insurance policy. In September 2006, FASB agreed to ratify the consensus reached in EITF Issue No. 06-04. This new accounting standard will be effective for fiscal years beginning after December 31, 2007. The Company is evaluating the impact of the adoption of this standard.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This issue is effective for fiscal years beginning after December 15, 2006. Management does not believe the adoption of this issue will have a material impact on United Community’s financial statements.

Operating Segments

Internal financial information is primarily reported and aggregated in two lines of business, banking services and investment services.

Dividend Restriction

Banking regulations require maintaining certain capital levels and may limit the dividends paid by Home Savings and Butler Wick to the holding company or by the holding company to shareholders. These restrictions currently pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels. See Note 13 for further discussion.

Reclassifications

Some items in the prior year financial statements were reclassified to conform to the current presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	CASH AND CASH EQUIVALENTS

Federal Reserve Board regulations require depository institutions to maintain certain non-interest bearing reserve balances. These reserves, which consisted of vault cash at Home Savings, totaled approximately $10.5 million and $11.7 million at December 31, 2006 and 2005, respectively. At year end 2006 and 2005, cash of $40,000 and $16,000, respectively, has been segregated in a special reserve bank account for the benefit of customers of Butler Wick under Rule 15c3-3 of the Securities and Exchange Commission.

3.	SECURITIES

The components of securities are as follows:

	December 31, 2006			December 31, 2005
		Gross	Gross		Gross	Gross
	Fair	Unrealized	Unrealized	Fair	Unrealized	Unrealized
	Value	Gains	Losses	Value	Gains	Losses
	(In thousands)

Available for Sale
U.S. Treasury and government sponsored entities’ securities	$96,847	$63	$(722)	$88,799	$—	$(1,493)
Tax exempt municipal obligation	—	—	—	3	—	—
Equity securities	7,866	641	(112)	2,962	661	—
Mortgage-related securities	132,818	131	(1,870)	110,106	73	(2,159)

Total	$237,531	$835	$(2,704)	$201,870	$734	$(3,652)

Debt securities available for sale by contractual maturity, repricing or expected call date are shown below:

December 31, 2006
Fair Value
(In thousands)

Due in one year or less	$30,073
Due after one year through five years	37,508
Due after five years through ten years	29,266
Mortgage-related securities	132,818

Total	$229,665

Since equity securities do not have a contractual maturity, they are excluded from the table above.

Proceeds, gross realized gains, losses and impairment charges of available for sale securities were as follows:

	2006	2005	2004
	(In thousands)

Proceeds	$—	$20,883	$63,021
Gross gains	—	239	1,425
Gross losses	—	44	15
Impairment charges	—	—	1,402

Securities pledged for public funds deposits were approximately $17.9 million and $24.6 million at December 31, 2006 and 2005, respectively. See further discussion regarding pledged securities in Note 10.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

United Community’s trading securities are carried at fair value and consist of the following:

	2006	2005
	(In thousands)

Debt Securities:
Obligations of U.S. government	$1,296	$2,531
State and municipal obligations	8,606	7,061
Corporate bonds, debentures and notes	258	224
Mutual funds	626	996

Total trading securities	$10,786	$10,812

Securities available for sale in a continuous unrealized loss position are as follows at December 31, 2006:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
	(In thousands)

Description of securities:
U.S. Treasury and agencies	$7,461	$(44)	$65,621	$(678)	$73,082	$(722)
Equity securities	1,342	(112)	—	—	1,342	(112)
Mortgage-related	15,205	(72)	83,504	(1,798)	98,709	(1,870)

Total temporarily impaired securities	$24,008	$(228)	$149,125	$(2,476)	$173,133	$(2,704)

Securities available for sale in an unrealized loss position are as follows at December 31, 2005:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
	(In thousands)

Description of securities:
U.S. Treasury and agencies	$35,128	$(499)	$53,671	$(994)	$88,799	$(1,493)
Mortgage-related	86,993	(1,383)	19,887	(776)	106,880	(2,159)

Total temporarily impaired securities	$122,121	$(1,882)	$73,558	$(1,770)	$195,679	$(3,652)

All of the securities that are impaired temporarily at December 31, 2006, are impaired due to the current level of interest rates. All of these securities continue to pay on schedule and management expects to receive all principal and interest owed on the securities.

During the fourth quarter of 2004, United Community recorded $1.4 million, pretax other-than-temporary charge for the impairment of $5.0 million Fannie Mae preferred stock, held in the available for sale portfolio of Home Savings. United Community recorded the charge because the market value of the stock had declined significantly in the fourth quarter, following several negative announcements by Fannie Mae involving regulatory actions, earnings restatements and management turnover. United Community concluded that these events made the likelihood of future price appreciation less certain in the near term and would extend the time period for a recovery of United Community’s investment cost beyond previous estimates. The security was subsequently sold in 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	LOANS

Portfolio loans consist of the following:

	December 31,
	2006	2005
	(In thousands)

Real Estate:
One- to four-family residential	$854,829	$749,362
Multi-family residential	163,541	154,702
Non-residential	348,528	314,124
Land	26,684	14,979
Construction:
One- to four-family residential	388,926	389,558
Multi-family and non-residential	25,215	66,788

Total real estate	1,807,723	1,689,513
Consumer	345,607	323,515
Commercial	116,952	100,977

Total loans	2,270,282	2,114,005

Less:
Allowance for loan losses	16,955	15,723
Deferred loan fees, net	(232)	849

Total	16,723	16,572

Loans, net	$2,253,559	$2,097,433

Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments extend over various periods of time with the majority of such commitments disbursed within a sixty-day period. Commitments generally have fixed expiration dates or other termination clauses, may require payment of a fee and may expire unused. Commitments to extend credit at fixed rates expose Home Savings to some degree of interest rate risk. Home Savings evaluates each customer’s creditworthiness on a case-by-case basis. The type or amount of collateral obtained varies and is based on management’s credit evaluation of the potential borrower. Home Savings normally has a number of outstanding commitments to extend credit.

	December 31,
	2006		2005
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
	(In thousands)

Commitments to make loans	$49,317	$47,412	$40,290	$56,322
Undisbursed loans in process	18,729	204,981	36,059	228,054
Unused lines of credit	59,740	102,727	29,896	112,632

Terms of the commitments in both years extend up to six months, but are generally less than two months. The fixed rate loan commitments have interest rates ranging from 5.70% to 18% and maturities ranging from nine months to 30 years.

At December 31, 2006 and 2005, there were $18.1 million and $19.1 million, respectively, of outstanding standby letters of credit. These are issued to guarantee the performance of a customer to a third party. Standby letters of credit are generally contingent upon the failure of the customer to perform according to the terms of an underlying contract with the third party.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006, there were $37.9 million outstanding commitments to fund the OverdraftPrivledgetm Program at Home Savings.

Home Savings’ business activity is principally with customers located in Ohio. Except for residential loans in Home Savings’ market area, Home Savings has no other significant concentrations of credit risk.

Changes in the allowance for loan losses are as follows:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Balance, beginning of year	$15,723	$15,877	$15,111
Provision for loan losses	4,347	3,028	9,370
Amounts charged off	(3,438)	(4,085)	(9,060)
Recoveries	323	903	456

Balance, end of year	$16,955	$15,723	$15,877

Nonaccrual loans were $52.6 million, $24.3 million and $20.9 million at December 31, 2006, 2005 and 2004. Restructured loans were $1.4 million, $825,000 and $1.3 million at December 31, 2006, 2005 and 2004. Loans that are greater than ninety days past due and still accruing were $796,000 at December 31, 2006, $563,000 at December 31, 2005 and $377,000 at December 31, 2004.

	As of or for the Year Ended December 31,
	2006	2005	2004
	(In thousands)

Impaired loans on which no specific valuation allowance was provided	$28,329	$13,119	$7,898
Impaired loans on which specific valuation allowance was provided	14,217	4,573	7,320

Total impaired loans at year-end	$42,546	$17,692	$15,218

Specific valuation allowances on impaired loans at year-end	2,841	667	1,691
Average impaired loans during year	23,617	15,209	10,683
Interest income recognized on impaired loans during the year	372	386	134
Interest income received on impaired loans during the year	373	403	307
Interest income potential based on original contract terms of impaired loans	2,392	1,503	685

Directors and officers of United Community, Home Savings and Butler Wick are customers of Home Savings in the ordinary course of business. The following describes loans to officers and/or directors of United Community, Home Savings and Butler Wick:

(In thousands)

Balance as of December 31, 2005	$2,028
New loans to officers and/or directors	63
Loan payments during 2006	(111)
Reductions due to changes in officers and/or directors	—

Balance as of December 31, 2006	$1,980

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	MORTGAGE BANKING ACTIVITIES

Mortgage loans serviced for others, which are not reported in United Community’s assets, totaled $861.5 million and $816.0 million at December 31, 2006 and 2005.

Activity for capitalized mortgage servicing rights, included in other assets, was as follows:

	2006	2005	2004
	(In thousands)

Balance, beginning of year	$6,923	$5,533	$5,557
Originations	1,917	2,961	1,629
Sale of servicing	(323)	—	—
Amortized to expense	(1,697)	(1,571)	(1,653)

Balance, end of year	$6,820	$6,923	$5,533

Fair value of mortgage servicing rights was $9.3 million, $10.5 million and $6.8 million at December 31, 2006, 2005, and 2004, respectively.

Activity in the valuation allowance for mortgage servicing rights was as follows:

	2006	2005	2004
	(In thousands)

Balance, beginning of year	$—	$—	$(76)
Impairment charges	(435)	—	—
Recoveries	—	—	76

Balance, end of year	$(435)	$—	$—

Key economic assumptions used in measuring the value of mortgage servicing rights at December 31, 2006 and 2005 were as follows:

	2006	2005

Weighted average prepayment rate	261 PSA	278 PSA
Weighted average life (in years)	4.50	5.11
Weighted average discount rate	8%	8%

Estimated amortization expense for each of the next five years is as follows:

2007	$1,512
2008	1,505
2009	1,421
2010	1,078
2011	747

Amounts held in custodial accounts for investors amounted to $10.0 million and $7.4 million at December 31, 2006 and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

		December 31,
	Estimated life	2006	2005
		(In thousands)

Land		$7,691	$7,498
Buildings	up to 40 years	21,068	19,536
Leasehold improvements	10 years	1,511	1,461
Furniture and equipment	3-5 years	20,078	17,891

		50,348	46,386
Less: Accumulated depreciation and amortization		25,156	22,615

Total		$25,192	$23,771

Rent expense was $1.6 million for 2006, $1.4 million for 2005 and $1.3 million for 2004. Rent commitments under noncancelable operating leases for offices were as follows, before considering renewal options that generally are present:

(In thousands)

2007	$1,539
2008	1,409
2009	1,259
2010	1,186
2011	970
Thereafter	629

Total	$6,992

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill was $33.6 million at December 31, 2006, 2005, and 2004 and relates to acquisitions of The Industrial Savings and Loan Association in 2001 and Potter’s Bank in 2002.

Acquired Intangible Assets

	As of December 31,
	2006		2005
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)

Amortized intangible assets:
Core deposit intangibles	$8,952	$7,418	$8,952	$6,834

Total	$8,952	$7,418	$8,952	$6,834

Estimated amortization expense:
For the year ended:
December 31, 2007	$365
December 31, 2008	285
December 31, 2009	223
December 31, 2010	176
December 31, 2011	139

Aggregate amortization expense for the years ended December 31, 2006, 2005 and 2004, was $584,000, $769,000 and $900,000, respectively.

8.  DEPOSITS

Deposits consist of the following:

	December 31,
	2006	2005
	(In thousands)

Checking accounts:
Interest bearing	$94,577	$114,565
Non-interest bearing	102,509	96,918
Savings accounts	195,331	259,811
Money market accounts	276,403	144,433
Certificates of deposit	1,154,115	1,066,117

Total deposits	$1,822,935	$1,681,844

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest expense on deposits is summarized as follows:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Interest bearing demand deposits and money market accounts	$10,060	$3,231	$2,386
Savings accounts	900	1,201	1,361
Certificates of deposit	47,680	33,488	24,614

Total	$58,640	$37,920	$28,361

A summary of certificates of deposit by maturity follows:

December 31, 2006
(In thousands)

Within 12 months	$886,206
12 months to 24 months	110,891
Over 24 months to 36 months	44,278
Over 36 months to 48 months	67,499
Over 48 months	45,241

Total	$1,154,115

A summary of certificates of deposit with balances of $100,000 or more by maturity is as follows:

	December 31, 2006	December 31, 2005
	(In thousands)

Three months or less	$50,510	$35,900
Over three months to six months	67,618	34,033
Over six months to twelve months	90,141	40,200
Over twelve months	67,600	102,550

Total	$275,869	$212,683

Deposits in excess of $100,000 are not federally insured. Home Savings did not have brokered deposits for the years ended December 31, 2006 and 2005.

9.	FEDERAL HOME LOAN BANK ADVANCES

The following is a summary of Federal Home Loan Bank advances:

	December 31,
	2006		2005
		Weighted		Weighted
Year of Maturity	Amount	Average Rate	Amount	Average Rate
	(In thousands)

2006	n/a	n/a	$360,752	4.21%
2007	$391,957	4.98%	66,501	3.80
2008	22,451	3.69	22,451	3.69
2009	30,913	4.66	10,913	3.56
2010	2,387	3.54	2,387	3.54
2011	5,871	4.93	871	3.86
Thereafter	11,674	3.86	11,674	3.86

Total Federal Home Loan Bank advances	$465,253		$475,549

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Home Savings has available credit, subject to collateral requirements, with the Federal Home Loan Bank of $636.2 million, of which $465.3 million is outstanding. Of the $465.3 million, a total of $10.0 million is callable quarterly and matures in February 2009. All advances must be secured by eligible collateral as specified by the Federal Home Loan Bank. Accordingly, United Community has a blanket pledge of its one- to four-family mortgages and multi-family loans as collateral for the advances outstanding at December 31, 2006. The required minimum ratio of collateral to advances is 150% for one- to four-family loans and 165% for multi-family loans.

10.	SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE AND OTHER BORROWINGS

The following is a summary of securities sold under an agreement to repurchase and other borrowings:

	December 31,
	2006		2005
		Weighted		Weighted
		Average		Average
	Amount	Rate	Amount	Rate
	(In thousands)

Securities sold under agreement to repurchase-term	$78,182	4.00%	$45,520	3.73%
Other borrowings	20,329	6.54	29,694	3.20

Total repurchase agreements and other	$98,511	4.52%	$75,214	3.52%

Securities sold under agreements to repurchase are secured primarily by mortgage-backed securities with a fair value of approximately $94.1 million at December 31, 2006 and $53.7 million at December 31, 2005. Securities sold under agreements to repurchase are typically held by the brokerage firm in a wholesale transaction and by an independent third party when they are for retail customers. At maturity, the securities underlying the agreements are returned to United Community. Other borrowings consist primarily of lines of credit, payables to customers and payables to broker/dealers. United Community has a line of credit with a correspondent bank which has a stated maturity of September 2008. All other borrowings have no stated maturity.

11.	LOSS CONTINGENCY

United Community and its subsidiaries are parties to litigation arising in the normal course of business. While it is impossible to determine the ultimate resolution of these matters, management believes any resulting liability would not have a material effect upon United Community’s financial statements.

12.	INCOME TAXES

The provision for income taxes consists of the following components:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Current	$13,132	$12,396	$9,914
Deferred	(132)	(486)	(811)

Total	$13,000	$11,910	$9,103

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective tax rates differ from the statutory federal income tax rate of 35% due to the following:

	Year Ended December 31,
	2006		2005		2004
	Dollars	Rate	Dollars	Rate	Dollars	Rate
	(In thousands)

Tax at statutory rate	$12,989	35.0%	$12,287	35.0%	$9,439	35.0%
Increase (decrease) due to:
Tax exempt income	(88)	(0.2)	(78)	(0.2)	(78)	(0.3)
Life insurance	(298)	(0.8)	(288)	(0.8)	(308)	(1.1)
State taxes	(143)	(0.4)	(4)	(0.0)	(27)	(0.1)
Other	540	1.4	(7)	(0.0)	77	0.3

Income tax provision	$13,000	35.0%	$11,910	34.0%	$9,103	33.8%

Significant components of the deferred tax assets and liabilities are as follows:

	December 31,
	2006	2005
	(In thousands)

Deferred tax assets:
Loan loss reserves	$5,934	$5,503
Postretirement benefits	1,334	1,428
Deferred loan fees	—	363
ESOP shares released	1,311	1,308
Compensation accruals	196	348
Unrealized loss on securities available for sale	626	993
SFAS 158 pension accrual	71	—
Interest on non-accrual loans	1,795	883
Other	225	716

Deferred tax assets	11,492	11,542

Deferred tax liabilities:
Purchase accounting adjustments	385	622
Deferred loan fees	113	—
Federal Home Loan Bank stock dividends	6,354	5,855
Mortgage servicing rights	2,235	2,423
Other	689	762

Deferred tax liabilities	9,776	9,662

Net deferred tax asset	$1,716	$1,880

Retained earnings at December 31, 2006 include approximately $21.1 million for which no provision for federal income taxes has been made. This amount represents the tax bad debt reserve at December 31, 1987, which is the end of United Community’s base year for purposes of calculating the bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, the amount used will be added to future taxable income. The unrecorded deferred tax liability on the above amount at December 31, 2006 was approximately $7.3 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	SHAREHOLDERS’ EQUITY

Dividends

United Community’s source of funds for dividends to its shareholders is earnings on its investments and dividends from Home Savings and Butler Wick. During the year ended December 31, 2006, United Community paid regular dividends in the amount of $10.4 million. While Home Savings’ primary regulator is the FDIC, the OTS has regulations that impose certain restrictions on payments of dividends to United Community.

Home Savings must file an application with, and obtain approval from, the OTS (i) if the proposed distribution would cause total distributions for the calendar year to exceed net income for that year to date plus retained net income (as defined) for the preceding two years; (ii) if Home Savings would not be at least adequately capitalized following the capital distribution; (iii) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between Home Savings and the OTS or the FDIC, or any condition imposed on Home Savings in an OTS-approved application or notice. If Home Savings is not required to file an application, it must file a notice of the proposed capital distribution with the OTS. On December 29, 2006, Home Savings paid a $30.0 million dividend to United Community. The funds were returned to Home Savings with the issuance of subordinated debt. As of December 31, 2006, Home Savings had $30.9 million of retained earnings that could be distributed without requiring the prior approval of the OTS.

Other Comprehensive Income

Other comprehensive income included in the Consolidated Statements of Shareholders’ Equity consists of unrealized gains and losses on available for sale securities and changes in minimum postretirement liability. The change includes reclassification of gains or losses on sales of securities net of tax of $0, $122,000 and $540,000 for the years ended December 31, 2006, 2005 and 2004.

Liquidation Account

At the time of the Conversion, Home Savings established a liquidation account, totaling $141.4 million, which was equal to its regulatory capital as of the latest practicable date prior to the Conversion. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for the accounts then held.

14.	REGULATORY CAPITAL REQUIREMENTS

Home Savings is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Home Savings and United Community. The regulations require Home Savings to meet specific capital adequacy guidelines and the regulatory framework for prompt corrective action that involve quantitative measures of Home Savings’ assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. Home Savings’ capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Home Savings to maintain minimum amounts and ratios of Leverage (or Core) and Tangible capital (as defined in the regulations) to adjusted total assets (as defined) and of total capital (as defined) to risk-weighted assets (as defined). Actual and required capital amounts and ratios for Home Savings are presented below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of December 31, 2006
			Minimum
			Capital
	Actual		Requirements		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In thousands)

Total capital (to risk-weighted assets)	$248,445	11.70%	$169,879	8.00%	$212,349	10.00%
Tier 1 capital (to risk-weighted assets)	201,490	9.49	*	*	127,409	6.00
Leverage (Tier 1) capital (to adjusted total assets)	201,490	7.68	104,196	4.00	131,207	5.00
Tangible capital (to adjusted total assets)	201,490	7.68	39,362	1.50	*	*

	As of December 31, 2005
			Minimum Capital
	Actual		Requirements		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In thousands)

Total capital (to risk-weighted assets)	$218,943	10.86%	$161,351	8.00%	$201,688	10.00%
Tier 1 capital (to risk-weighted assets)	203,220	10.08	*	*	121,013	6.00
Leverage (Tier 1) capital (to adjusted total assets)	203,220	8.36	97,196	4.00	121,495	5.00
Tangible capital (to adjusted total assets)	203,220	8.36	36,449	1.50	*	*

*	Ratio is not required under regulations.

On December 29, 2006, Home Savings paid a $30.0 million dividend to United Community. The funds were returned that same day to Home Savings with Home Savings’ issuance of subordinated debt to United Community.

As of December 31, 2006 and 2005, the FDIC and OTS, respectively categorized Home Savings as well capitalized under the regulatory framework for Prompt Corrective Action. There are no conditions or events since that notification that management believes has changed Home Savings’ categorization. To be categorized as well capitalized, Home Savings must maintain minimum Leverage, Tier 1 and total capital ratios as set forth in the table above.

Management believes, as of December 31, 2006, that Home Savings meets all capital requirements to which it is subject. Events beyond management’s control, such as fluctuations in interest rates or a downturn in the economy in areas in which Home Savings’ loans and securities are concentrated, could adversely affect future earnings, and consequently Home Savings’ ability to meet its future capital requirements.

Butler Wick is subject to regulatory capital requirements set forth by the Securities and Exchange Commission’s Uniform Net Capital Rule. Butler Wick has elected to use the alternative method, permitted by rule, which requires Butler Wick to maintain minimum net capital, as defined, equal to the greater of $250,000 or 2% of aggregate debit balances arising from customer transactions, as defined. The Net Capital Rule also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5% of aggregate debits. At December 31, 2006, Butler Wick had net capital of $6.8 million, and $6.6 million in excess of required minimum net capital.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	BENEFIT PLANS

Postretirement Benefit Plans

In addition to Home Savings’ retirement plans, Home Savings sponsors a defined benefit health care plan that was curtailed in 2000 to provide postretirement medical benefits for employees who worked 20 years and attained a minimum age of 60 by September 1, 2000, while in service with Home Savings. The plan is unfunded and, as such, has no assets. Furthermore, the plan is contributory and contains minor cost-sharing features such as deductibles and coinsurance. In addition, postretirement life insurance coverage is provided for employees who were participants prior to December 10, 1976. The life insurance plan is non-contributory. Home Savings’ policy is to pay premiums monthly, with no pre-funding. The benefit obligation was measured on December 31, 2006 and 2005. Information about changes in obligations of the benefit plan follows:

	Year Ended December 31,
	2006	2005
	(In thousands)

Change in Benefit Obligation:
Benefit obligation at beginning of year	$4,158	$3,742
Service cost	2	1
Interest cost	221	215
Actuarial (gain)/loss	(89)	471
Benefits paid	(277)	(271)

Benefit obligation at end of the year	$4,015	$4,158

Funded status of the plan	$(4,015)	$(4,158)
Unrecognized net (gain)/loss from past experience different from that assumed and effects of changes in assumptions	—	297
Prior service cost not yet recognized in net periodic benefit cost	—	(5)

Accrued benefit cost	$(4,015)	$(3,866)

Prior to the adoption of FAS Statement 158, amounts recognized in the balance sheet at December 31, 2005 consist of the following:

(In thousands)

Prepaid benefit cost	$—
Accrued benefit cost	3,866
Intangible assets	—
Accumulated other comprehensive income	—

$3,866

Amounts recognized in accumulated other comprehensive income at December 31, 2006 consists of the following:

(In thousands)

Net gains (losses)	$(135)
Prior service credit (cost)	3

$(132)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Components of net periodic benefit cost/(gain) are as follows:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Service cost	$2	$1	$9
Interest cost	221	215	245
Expected return on plan assets	—	—	—
Net amortization of prior service cost	(1)	—	(1)
Recognized net actuarial gain	—	—	—

Net periodic benefit cost/(gain)	$222	$216	$253

Assumptions used in the valuations were as follows:
Weighted average discount rate	5.75%	5.50%	5.75%

The weighted-average annual assumed rate of increase in the per capita cost of coverage benefits (i.e., health care cost trend rate) used in the 2006 valuation was 11% and was assumed to decrease to 5.5% for the year 2012 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trend rates would have the following effects as of December 31, 2006:

	1 Percentage	1 Percentage
	Point Increase	Point Decrease
	(In thousands)

Effect on total of service and interest cost components	$22	$(19)
Effect on the postretirement benefit obligation	402	(352)

United Community anticipates contributions to the plan to fund benefits paid will aggregate $3.2 million over the next ten years as follows:

In thousands

2007	$291
2008	301
2009	314
2010	324
2011	329
2012-2016	1,686

Total	$3,245

401(k) Savings Plan

Home Savings sponsors a defined contribution 401(k) savings plan, which covers substantially all employees. Under the provisions of the plan, Home Savings’ matching contribution is discretionary and may be changed from year to year. For 2006, 2005 and 2004, Home Savings’ match was 50% of pre-tax contributions, up to a maximum of 6% of the employees’ base pay. Participants become 100% vested in Home Savings contributions upon completion of three years of service. For the years ended 2006, 2005 and 2004, the expense related to this plan was approximately $532,000, $481,000 and $464,000, respectively.

Butler Wick also sponsors a defined contribution 401(k) savings plan, which covers substantially all employees. Under the provisions of the plan, Butler Wick’s matching contribution is discretionary and may be changed from year to year. For 2006, 2005 and 2004, Butler Wick’s match was 25% of pre-tax contributions, up to a maximum of 6% of the employees’ base pay. Participants become 100% vested in Butler Wick

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contributions upon completion of six years of service. For the years ended 2006, 2005 and 2004, the expense related to this plan was approximately $174,000, $168,000 and $157,000, respectively.

Employee Stock Ownership Plan

In conjunction with the Conversion, United Community established an Employee Stock Ownership Plan (ESOP) for the benefit of the employees of United Community and Home Savings. All full-time employees who meet certain age and years of service criteria are eligible to participate in the ESOP. An ESOP is a tax-qualified retirement plan designed to invest primarily in the stock of United Community. The ESOP borrowed $26.8 million from United Community to purchase 2,677,250 shares in conjunction with the conversion. The term of the loan is 15 years and is being repaid primarily with contributions from Home Savings to the ESOP. Additionally, 1,598,810 shares were purchased with the return of capital distribution in 1999.

The loan is collateralized by the shares of common stock held by the ESOP. As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released from collateral are then allocated to participants on the basis of compensation as described in the plan. Compensation expense is determined by multiplying the average per share market price of United Community’s stock during the period by the number of shares to be released. United Community recognized approximately $3.6 million, $3.3 million and $3.5 million in compensation expense for the years ended December 31, 2006, 2005 and 2004, respectively, related to the ESOP. Unallocated shares are considered neither outstanding shares for computation of basic earnings per share nor potentially dilutive securities for computation of diluted earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the loan (and Home Savings’ contribution is reduced accordingly). During the years ended December 31, 2006, 2005 and 2004, 294,802 shares were released or committed to be released for allocation for each of these years and had a combined fair market value of $10.4 million. Shares remaining not released or committed to be released for allocation at December 31, 2006 totaled 1,826,556 and had a market value of approximately $22.4 million.

Retention Plan

In connection with the Butler Wick acquisition in 1999, United Community established and funded a $3.7 million retention plan into a Rabbi Trust. Participants in the retention plan became vested in their benefits after five years of service. Retention plan expense, including fair value adjustments related to the assets in the Rabbi Trust, was $98,000, $145,000 and $582,000 for 2006, 2005 and 2004.

Participants in the plan were permitted to select various mutual funds into which participants could direct their investments. Each participant was able to select up to four of these mutual funds in order to diversify his or her allocations, and was permitted to make changes in fund selections periodically. Participants were permitted to elect a lump sum distribution at vesting, or a distribution in equal annual installments over a period of time not to exceed five years. To the extent that the participant elected to be paid in installments, his or her account will continue to be credited with investment gains and debited with investment losses until his or her full investment is distributed from the plan. United Community accrued the deferred compensation obligation prorata over the vesting period through a charge to compensation expense. Plan assets are included in trading securities in United Community’s financial statements and are recorded at fair value. Until the final distribution is made, United Community will continue to record income or expense as the market value of the remaining plan assets and corresponding liability to participants fluctuates. Plan assets amounted to $559,000 and $992,000 at December 31, 2006 and 2005, respectively.

Long-Term Incentive Plan

On July 12, 1999, shareholders approved the United Community Financial Corp. Long-Term Incentive Plan (Incentive Plan). The purpose of the Incentive Plan is to promote and advance the interests of United Community and its shareholders by enabling United Community to attract, retain and reward directors,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

directors emeritus, managerial and other key employees of United Community, including Home Savings and Butler Wick, by facilitating their purchase of an ownership interest in United Community.

The Incentive Plan provides for the grant of options, which may qualify as either incentive or nonqualified stock options. The incentive plan provides that option prices will not be less than the fair market value of the stock at the grant date. The maximum number of common shares that may be issued under the plan is 3,471,562, all of which were granted prior to December 31, 2004. All of the options awarded became exercisable on the date of grant. The option period expires 10 years from the date of grant. A summary of activity in the plan is as follows:

	For the Year Ended December 31, 2006
		Weighted Average	Aggregate Intrinsic
	Shares	Exercise Price	Value
			(In thousands)

Outstanding at beginning of year	2,217,216	$9.59
Granted	—	—
Exercised	(111,502)	7.80
Forfeited	(37,156)	12.73

Outstanding at end of period	2,068,558	$9.63	$5,408

Options exercisable at end of period	2,068,558	$9.63	$5,408

Information related to the stock option plan during each year follows:

	2006	2005	2004

Intrinsic value of options exercised	$512	$381	$4,745
Cash received from option exercises	878	674	6,420
Tax benefit realized from option exercises	141	127	1,129
Weighted average fair value of options granted	—	—	$3.13

Outstanding stock options have a weighted average remaining life of 6.01 years and may be exercised in the range of $6.66 to $12.73.

Employee Stock Purchase Plan

During 2005, United Community established an employee stock purchase plan (ESPP). Under this plan, United Community provides employees of Home Savings and Butler Wick the opportunity to purchase United Community Financial Corporation’s common shares through payroll deduction. Participation in the plan is voluntary and payroll deductions are made on an after-tax basis. The maximum amount an employee can have deducted is nine hundred dollars per biweekly pay. Shares are purchased on the open market and administrative fees are paid by United Community. Expense related to this plan is a component of the Shareholder Dividend Reinvestment Plan and the expense recognized is considered immaterial.

Deferred Compensation Plan

Butler Wick Corp. sponsors a non-qualified deferred compensation plan for certain employees of Butler, Wick & Co., Inc. and Butler Wick Trust Company. Under the terms of the plan, employees can defer a portion of their compensation on a pre-tax basis. Butler Wick Corp. has established a Rabbi Trust in which to fund employee deferrals. Deferred amounts accumulate on a tax-free basis until paid to employees participating, at which time they become fully taxable. The plan was established in 2006 and employees deferred a total of $281,000. Butler Wick Corp. did not make any matching or other contributions to plan participants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments have been determined by United Community using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that United Community could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents, margin accounts, accrued interest receivable and payable and advance payments by borrowers for taxes and insurance — The carrying amounts as reported in the Statements of Financial Condition are a reasonable estimate of fair value due to their short-term nature.

Securities — Fair values are based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

Loans held for sale — The fair value of loans held for sale is based on market quotes.

Loans — The fair value is estimated by discounting the future cash flows using the current market rates for loans of similar maturities with adjustments for market and credit risks.

Federal Home Loan Bank stock — The fair value is estimated to be the carrying value, which is par. All transactions in the capital stock of the Federal Home Loan Bank are executed at par.

Deposits — The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

Borrowed funds — For short-term borrowings, fair value is estimated to be carrying value. The fair value of other borrowings is based on current rates for similar financing.

Limitations — Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time United Community’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of United Community’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, a significant asset not considered a financial asset is premises and equipment. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2006 and 2005, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,		December 31,
	2006		2005
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(In thousands)

Assets:
Cash and cash equivalents	$35,637	$35,637	$37,545	$37,545
Securities:
Trading	10,786	10,786	10,812	10,812
Available for sale	237,531	237,531	201,870	201,870
Loans held for sale	26,960	27,288	29,109	29,403
Loans, net	2,253,559	2,256,796	2,097,433	2,100,474
Margin accounts	—	—	15,705	15,705
Federal Home Loan Bank stock	25,432	25,432	24,006	24,006
Accrued interest receivable	13,703	13,703	12,053	12,053
Liabilities:
Deposits:
Checking, savings and money market accounts	(668,820)	(668,820)	(615,726)	(615,726)
Certificates of deposit	(1,154,115)	(1,151,666)	(1,066,117)	(1,061,686
Federal Home Loan Bank advances	(465,253)	(462,302)	(475,549)	(472,012)
Repurchase agreements and other	(98,511)	(98,550)	(75,214)	(75,263)
Advance payments by borrowers for taxes and insurance	(17,471)	(17,471)	(14,322)	(14,322)
Accrued interest payable	(2,842)	(2,842)	(2,622)	(2,622)

17.	STATEMENT OF CASH FLOWS SUPPLEMENTAL DISCLOSURE

Supplemental disclosures of cash flow information are summarized below:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and borrowings, net of amounts capitalized	$84,208	$55,764	$40,259
Interest capitalized on borrowings	19	42	19
Income taxes	13,050	9,615	12,938
Supplemental schedule of noncash activities:
Loans transferred to held for sale	—	74,144	39,479
Loans transferred from held for sale	—	37,075	—
Transfers from loans to real estate owned	4,814	4,935	2,356

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	PARENT COMPANY FINANCIAL STATEMENTS

Condensed Statements of Financial Condition

	December 31,
	2006	2005
	(In thousands)

Assets
Cash and deposits with banks	$811	$479
Federal funds sold and other	27	21

Total cash and cash equivalents	838	500
Securities:
Trading	559	992
Available for sale	2,866	2,962
Note receivable for ESOP	15,033	16,847
Subordinated note receivable from Home Savings	30,000	—
Investment in subsidiary-Home Savings	235,058	236,621
Investment in subsidiary-Butler Wick	16,448	15,174
Other assets	149	158

Total assets	$300,951	$273,254

Liabilities and Shareholders’ Equity
Repurchase agreements and other	$18,300	$6,600
Accrued interest payable	101	51
Accrued expenses and other liabilities	1,217	1,868

Total liabilities	19,618	8,519

Total shareholders’ equity	281,333	264,735

Total liabilities and shareholders’ equity	$300,951	$273,254

Condensed Statements of Income

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Income
Cash dividends from subsidiary	$30,000	$7,000	$—
Interest income	1,411	1,530	1,680
Non-interest income	60	166	1,086

Total income	31,471	8,696	2,766
Expenses
Interest expense	820	406	14
Non-interest expenses	1,405	1,395	1,339

Total expenses	2,225	1,801	1,353

Income before income taxes	29,246	6,895	1,413
Income tax (benefit) expense	(425)	(49)	558

Income before equity in undistributed net earnings of subsidiaries	29,671	6,944	855
Equity in undistributed net earnings of subsidiaries	(5,560)	16,253	17,010

Net income	$24,111	$23,197	$17,865

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Cash Flows

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Cash Flows from Operating Activities
Net Income	$24,111	$23,197	$17,865
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of the subsidiaries	5,560	(16,253)	(17,010)
Security gains	—	(62)	(948)
Decrease in trading securities	433	998	2,081
(Increase) decrease in interest receivable	(18)	—	1
Decrease (increase) in other assets	27	1,128	(751)
Increase in accrued interest payable	50	47	3
Decrease in other liabilities	(712)	(1,948)	(1,228)

Net cash from operating activities	29,451	7,107	13

Cash Flows from Investing Activities
Proceeds from sale of:
Securities available for sale	—	99	2,322
Purchases of:
Securities available for sale	(36)	(227)	(105)
Investment in subordinated debt issued by Home Savings	(30,000)	—	—
ESOP loan repayment	1,044	875	735

Net cash from investing activities	(28,992)	747	2,952

Cash Flows from Financing Activities
Dividends paid	(10,401)	(9,462)	(8,533)
Net increase in borrowed funds	11,700	3,100	3,500
Purchase of treasury stock	(2,298)	(2,499)	(47,814)
Exercise of stock options	878	674	6,420

Net cash from financing activities	(121)	(8,187)	(46,427)

Increase (decrease) in cash and cash equivalents	338	(333)	(43,462)
Cash and cash equivalents, beginning of year	500	833	44,295

Cash and cash equivalents, end of year	$838	$500	$833

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	SEGMENT INFORMATION

United Community has two principal segments, banking and investment services. Banking provides consumer and corporate banking services. Investment services provide investment brokerage and a network of integrated financial services. The accounting policies of the segments are the same as those described in Note 1. Condensed statements of income and selected financial information by operating segment for the years ended December 31, 2006, 2005 and 2004 are as follows:

	Banking	Investment
	Services	Services	Eliminations	Total
	(In thousands)

2006
Results of Operations
Total interest income	$163,763	$1,667	—	$165,430
Total interest expense	83,953	475	—	84,428
Provision for loan losses	4,347	—	—	4,347
Net interest income after provision for loan losses	75,463	1,192	—	76,655
Non-interest income	13,203	27,071	—	40,274
Non-interest expense	53,310	26,508	—	79,818

Income before income taxes	35,356	1,755	—	37,111
Income taxes	12,393	607	—	13,000

Net income	$22,963	$1,148	—	$24,111

Selected Financial Information
Total assets	$2,682,641	$20,923	$(19)	$2,703,545
Capital expenditures	4,086	335	—	4,421
Depreciation and amortization	2,503	281	—	2,784
2005
Results of Operations
Total interest income	$133,794	$2,258	—	$136,052
Total interest expense	56,357	939	—	57,296
Provision for loan losses	3,028	—	—	3,028
Net interest income after provision for loan losses	74,409	1,319	—	75,728
Non-interest income	12,184	26,076	—	38,260
Non-interest expense	53,413	25,468	—	78,881

Income before income taxes	33,180	1,927	—	35,107
Income taxes	11,234	676	—	11,910

Net income	$21,946	$1,251	—	$23,197

Selected Financial Information
Total assets	$2,488,771	$40,122	$(43)	$2,528,850
Capital expenditures	5,029	320	—	5,349
Depreciation and amortization	2,026	321	—	2,347

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Banking	Investment
	Services	Services	Eliminations	Total
	(In thousands)

2004
Results of Operations
Total interest income	$111,822	$1,619	—	$113,441
Total interest expense	39,971	407	—	40,378
Provision for loan losses	9,370	—	—	9,370
Net interest income after provision for loan losses	62,481	1,212	—	63,693
Non-interest income	11,629	24,480	—	36,109
Non-interest expense	48,348	24,486	—	72,834

Income (loss) before income taxes	25,762	1,206	—	26,968
Income taxes	8,698	405	—	9,103

Net income (loss)	$17,064	$801	—	$17,865

Selected Financial Information
Total assets	$2,229,705	$58,089	$(6)	$2,287,788
Capital expenditures	2,928	271	—	3,199
Depreciation and amortization	2,579	364	—	2,943

20.	EARNINGS PER SHARE

Earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares determined for the basic computation plus the dilutive effect of potential common shares that could be issued under outstanding stock options. Stock options for 754,403 shares were anti-dilutive for the years ended December 31, 2006, 2005 and 2004.

	2006	2005	2004
	(In thousands, except per share data)

Basic Earnings Per Share:
Net income applicable to common stock	$24,111	$23,197	$17,865
Weighted average common shares outstanding	29,029	28,809	29,185

Basic earnings per share	$0.83	$0.81	$0.61

Diluted Earnings Per Share:
Net income applicable to common stock	$24,111	$23,197	$17,865
Weighted average common shares outstanding	29,029	28,809	29,185
Dilutive effect of stock options	375	330	420

Weighted average common shares outstanding for dilutive computation	29,404	29,139	29,605

Diluted earnings per share	$0.82	$0.80	$0.60

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table presents summarized quarterly data for each of the years indicated.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
	(Unaudited)
	(In thousands, except per share data)

2006:
Total interest income	$38,627	$41,647	$42,464	$42,692	$165,430
Total interest expense	17,936	20,611	22,492	23,389	84,428

Net interest income	20,691	21,036	19,972	19,303	81,002
Provision for loan losses	738	812	1,475	1,322	4,347
Non-interest income	9,809	9,533	10,199	10,733	40,274
Non-interest expense	20,356	20,126	19,365	19,971	79,818
Income taxes	3,273	3,381	3,272	3,074	13,000

Net income	$6,133	$6,250	$6,059	$5,669	$24,111

Earnings per share:
Basic	$0.21	$0.22	$0.21	$0.19	$0.83
Diluted	0.21	0.21	0.21	0.19	0.82

The provision for loan losses increased between the second and third quarter as a result of an increase in the valuation allowance on impaired loans at the end of the third quarter. Refer to Note 4 regarding impaired loans.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
	(In thousands, except per share data)

2005:
Total interest income	$30,763	$32,853	$35,106	$37,330	$136,052
Total interest expense	12,011	13,518	15,044	16,723	57,296

Net interest income	18,752	19,335	20,062	20,607	78,756
Provision for loan losses	633	418	702	1,275	3,028
Non-interest income	8,868	10,297	9,772	9,323	38,260
Non-interest expense	19,657	19,399	19,437	20,388	78,881
Income taxes	2,449	3,317	3,304	2,840	11,910

Net income	$4,881	$6,498	$6,391	$5,427	$23,197

Earnings per share:
Basic	$0.17	$0.23	$0.22	$0.19	$0.81
Diluted	0.17	0.22	0.22	0.19	0.80

Non-interest expense increased between the third and fourth quarters largely due to an increase in employee compensation and benefits. The increase is attributable to increased performance incentives as a result of higher earnings, greater commission expenses, rising healthcare costs and increased personnel. Other expenses also increased consisting, in part, of legal and audit fees.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
FINANCIAL STATEMENTS

To the Shareholders and Board of Directors
United Community Financial Corp.
Youngstown, Ohio

We have audited the accompanying consolidated statements of financial condition of United Community Financial Corp. as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of United Community Financial Corp.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Community Financial Corp. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of United Community Financial Corp.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2007 expressed an unqualified opinion thereon.

Crowe Chizek and Company LLC

Cleveland, Ohio
March 9, 2007

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of United Community is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) or 15d-15(f) under the Securities Exchange Act of 1934). United Community’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. United Community’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of United Community; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of United Community are being made only in accordance with authorizations of management and directors of United Community; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of United Community’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of United Community’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment and those criteria, management concluded that United Community maintained effective internal control over financial reporting as of December 31, 2006.

United Community’s independent registered public accounting firm has issued its report on management’s assessment of United Community’s internal control over financial reporting. That report follows under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Douglas M. McKay, Chief Executive Officer	Patrick A. Kelly, Chief Financial Officer
March 9, 2007	March 9, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that United Community Financial Corp. maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. United Community Financial Corp. management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that United Community Financial Corp. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, United Community Financial Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of United Community Financial Corp. as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006 and our report dated March 9, 2007 expressed an unqualified opinion on those consolidated financial statements.

Crowe Chizek and Company LLC
Cleveland, Ohio
March 9, 2007

Annex A

AGREEMENT AND PLAN OF MERGER
dated as of
July 24, 2007
by and among
UNITED COMMUNITY FINANCIAL CORP.,
THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO,
PVF CAPITAL CORP.
and
PARK VIEW FEDERAL SAVINGS BANK

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 24, 2007, is made and entered into by and among United Community Financial Corp., an Ohio corporation (“UCFC”); The Home Savings and Loan Company of Youngstown, Ohio, an Ohio savings bank (“Home Savings”); PVF Capital Corp., an Ohio corporation (“PVFC”); and Park View Federal Savings Bank, a federal savings bank (“Park View”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of PVFC, Park View, UCFC and Home Savings have each determined that it is in the best interests of their respective corporations and shareholders for PVFC to merge with and into UCFC (the “Corporate Merger”) followed by the merger of Park View with Home Savings (the “Bank Merger”), upon the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement to be entered into by and between Home Savings and Park View, the form of which is attached hereto as Exhibit A (the “Bank Merger Agreement”); and

WHEREAS, the Boards of Directors of PVFC, Park View, UCFC and Home Savings have each approved this Agreement and the consummation of the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, UCFC, Home Savings, PVFC and Park View, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

THE MERGER

1.01. Corporate Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), PVFC shall merge with and into UCFC in accordance with the Ohio General Corporation Law (the “OGCL”). UCFC shall be the continuing and surviving corporation in the Corporate Merger, shall continue to exist under the laws of the State of Ohio, and shall be the only one of UCFC and PVFC to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Corporation” refers to UCFC immediately after the Effective Time. As a result of the Corporate Merger, the outstanding common shares, $0.01 par value per share, of PVFC (the “PVFC Shares”) and PVFC’s treasury shares shall be converted or cancelled in the manner provided in Article Two.

1.02. Effective Time.  The Effective Time of the Corporate Merger shall be the date and time upon which the last of the following occurs: (a) the filing of a certificate of merger with the Ohio Secretary of State, or (b) such time thereafter as is agreed to in writing by UCFC and PVFC and provided in the certificate of merger.

1.03. Governing Documents of the Surviving Corporation.  At the Effective Time, the articles of incorporation and code of regulations of UCFC as in effect immediately prior to the Effective Time shall be the articles of incorporation and code of regulations of the Surviving Corporation.

1.04. Bank Merger.  Following the Corporate Merger, UCFC shall cause the Bank Merger to be completed in accordance with the Bank Merger Agreement.

1.05. Structure of Combination.  With the consent of PVFC, which consent shall not be unreasonably withheld, UCFC and Home Savings may at any time change the method of effecting the mergers (including, without limitation, the provisions of this Article One) if and to the extent UCFC deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or composition of the per share merger consideration described in Section 2.01 of this Agreement; (ii) be likely to materially delay or jeopardize receipt of any required regulatory approvals or materially delay the satisfaction of any conditions to the closing of the Corporate Merger; or (iii) adversely affect the tax consequences to the PVFC shareholders as a result of receiving the per share merger consideration. PVFC and Park View shall, if requested by UCFC, enter into one or more amendments to this Agreement in order to effect any such change.

ARTICLE TWO

CONVERSION OF SHARES; SURRENDER OF CERTIFICATES

2.01. Conversion of PVFC Shares.  At the Effective Time, by virtue of the Corporate Merger and without any action on the part of the holder thereof:

(a) Subject to Sections 2.02, 2.03, 2.04 and 2.05, each PVFC Share issued and outstanding immediately prior to the Effective Time (other than PVFC Dissenting Shares, as defined in Section 2.05) shall be converted into the right to receive, at the election of the holder thereof pursuant to Section 2.02(a):

(i) 1.852 common shares (the “Exchange Ratio”), without par value, of UCFC (“UCFC Shares”) (the “Per Share Stock Consideration”),

(ii) a cash amount equal to $18.50 (the “Per Share Cash Consideration”), or

(iii) $9.25 and one-half of the Per Share Stock Consideration.

(b) No certificates or scrip representing fractional UCFC Shares shall be issued. Each holder of PVFC Shares who would otherwise be entitled to receive a fractional UCFC Share shall receive an amount of cash equal to the product obtained by multiplying (i) the fractional UCFC Share interest to which such holder (after taking into account all PVFC Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) $18.50.

(c) Any treasury shares held by PVFC and any PVFC Shares owned by UCFC for its own account shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange.

(d) Each option to acquire PVFC Shares (each a “PVFC Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall be terminated immediately prior to the Effective Time and each holder thereof shall be entitled to receive, in lieu of each PVFC Share that would otherwise have been issuable upon exercise thereof, an amount in cash equal to the excess, if any, of $18.50 over the exercise price of such PVFC Stock Option, payable in accordance with Section 8.01(f).

2.02. Exchange of PVFC Certificates.

(a) UCFC shall use its best effort to cause an exchange agent designated by UCFC to discharge its duties pursuant to this Section 2.02 and reasonably acceptable to PVFC (the “Exchange Agent”), to mail to each holder of record of PVFC Shares, within ten days after the Effective Time (i) a form letter of transmittal and instructions for use in surrendering for exchange the certificates evidencing the PVFC Shares (“PVFC Certificates”) that will have been cancelled and extinguished as a result of the Corporate Merger and (ii) an election form (“Election Form”). The letter of transmittal shall specify that the risk of loss and title to the PVFC Certificates shall pass only upon delivery of such certificates as specified in the letter of transmittal. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive the Per Share Stock Consideration with respect to all such holder’s PVFC Shares, (ii) to elect to receive the Per Share Cash Consideration with respect to all such holder’s PVFC Shares, (iii) to elect to receive $9.25 and 50% of the Per Share Stock Consideration, or (iv) to indicate that such holder makes no election as to such holder’s PVFC Shares (“No-Election Shares”). Any PVFC Shares, or portion thereof, as to which the holder has elected to receive cash are hereinafter referred to as “Cash Election Shares,” and any PVFC Shares, or portion thereof, with respect to which the holder has elected to receive UCFC Shares are hereinafter referred to as “Stock Election Shares.” Any PVFC Shares with respect to which the holder has indicated that such holder makes no election or has not, as of the Election Deadline (as defined below), made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares. Any PVFC Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of

Section 2.03 below, but in no event shall such shares be classified as Reallocated Stock Shares (as defined in Section 2.03(b)(ii) below).

(b) For purposes of this Agreement, the term “Election Deadline” shall mean 5:00 p.m., Eastern Time, on the 20th day following but not including the date of mailing of the Election Form, or such other date upon which UCFC and PVFC shall mutually agree prior to the Effective Time. Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. The Exchange Agent shall make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

2.03 Allocation of Merger Consideration.  The Exchange Agent shall effect the allocation among holders of PVFC Shares in accordance with the Election Forms as follows:

(a) If the number of Cash Election Shares is less than one-half of the number of PVFC Shares outstanding at the Effective Time (the “Outstanding PVFC Shares”), then:

(i) each of the Cash Election Shares (other than PVFC Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration,

(ii) the Exchange Agent will allocate first among the No-Election Shares (by the method of allocation described in Section 2.03(d)(i) below) and then, if necessary, will allocate among the Stock Election Shares (by the method of allocation described in Section 2.03(d)(ii) below), a sufficient number of non-Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares equals one-half of the Outstanding PVFC Shares, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(iii) each of the No-Election Shares (if any) and Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Per Share Stock Consideration.

(b) If the number of Cash Election Shares is greater than one-half of the Outstanding PVFC Shares, then:

(i) each of the Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(ii) the Exchange Agent will allocate first among the No-Election Shares (other than the PVFC Dissenting Shares) (by the method of allocation described in Section 2.03(d)(iii) below) and then, if necessary, will allocate among the Cash Election Shares (by the method of allocation described in Section 2.03(d)(iv) below), a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares equals one-half of the Outstanding PVFC Shares, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(iii) each of the No-Election Shares (if any) and Cash Election Shares (other than PVFC Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive the Per Share Cash Consideration.

(c) If the number of Cash Election Shares is equal to one-half of the Outstanding PVFC Shares, then subparagraphs (a) and (b) above shall not apply and all No-Election Shares and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

(d) Any pro rata allocation shall be performed by the Exchange Agent as follows:

(i) If the Exchange Agent is required pursuant to Section 2.03(a)(ii) to designate from among all No-Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No-Election Shares shall be allocated a number of Reallocated Cash Shares equal to the number of No-Election Shares held by such holder multiplied by a fraction the numerator of which is the total number of No-Election Shares to be reallocated pursuant to this paragraph 2.03(d)(i) (which shall not exceed the total number of No-Election Shares) and the denominator of which is the total number of No-Election Shares, and the remaining shares held by such holder, if any, shall be deemed to be Stock Election Shares.

(ii) If the Exchange Agent is required pursuant to Section 2.03(a)(ii) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall be allocated a pro rata portion (based on such holder’s Stock Election Shares relative to all Stock Election Shares) of the remainder of the total Reallocated Cash Shares less the number of No-Election Shares which are Reallocated Cash Shares.

(iii) If the Exchange Agent is required pursuant to Section 2.03(b)(ii) to designate from among all No-Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of No-Election Shares shall be allocated a number of Reallocated Stock Shares equal to the number of No-Election Shares held by such holder multiplied by a fraction the numerator of which is the total number of No-Election Shares to be reallocated pursuant to this paragraph 2.03(d)(i) (which shall not exceed the total number of No-Election Shares) and the denominator of which is the total number of No-Election Shares, and the remaining shares held by such holder, if any, shall be deemed to be Cash Election Shares.

(iv) If the Exchange Agent is required pursuant to Section 2.03(b)(ii) to designate from among all holders of Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares shall be allocated a pro rata portion (based on such holder’s Cash Election Shares relative to all Cash Election Shares) of the remainder of the total Reallocated Stock Shares less the number of No-Election Shares which are Reallocated Stock Shares. For purposes of this Section 2.03(d)(iv), PVFC Dissenting Shares shall not be considered to be Cash Election Shares.

(e) Notwithstanding anything in this Agreement to the contrary, if necessary to preserve the status of the Corporate Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the aggregate value of the UCFC Shares to be issued in connection with the Corporate Merger (excluding, (x) the value of fractional shares for which cash is to be paid pursuant to Section 2.01(b), and (y) the value of all UCFC Shares to be issued in exchange for PVFC Shares acquired through the exercise of PVFC Stock Options on or after the date which is three days prior to the Closing Date) based upon the closing price of the UCFC Shares as reported on The Nasdaq Stock Market (“Nasdaq”) on the trading day immediately preceding the Closing Date (the “Aggregate Share Consideration”) would be less than 40% of the sum of the Aggregate Cash Consideration (defined below) and the Aggregate Share Consideration, then UCFC may, in its sole discretion, increase the Exchange Ratio so that the aggregate value of the UCFC Shares to be issued in connection with the Corporate Merger is equal to 40% of the sum of the Aggregate Share Consideration and the Aggregate Cash Consideration. For purposes of this Agreement, the term “Aggregate Cash Consideration” shall mean the sum of (i) the aggregate cash consideration to be paid in exchange for Cash Election Shares and Reallocated Cash Shares; (ii) the aggregate cash consideration to be paid in lieu of fractional UCFC Shares pursuant to Section 2.01(b); and (iii) the aggregate cash consideration to be paid to holders of PVFC Dissenting Shares.

2.04 Exchange of PVFC Stock Certificates.

(a) Upon surrender of a PVFC Certificate for cancellation, together with a letter of transmittal, duly executed, the holder of such PVFC Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole UCFC Shares and/or the amount of cash into which the aggregate number of PVFC Shares previously represented by such surrendered PVFC Certificate shall have been converted pursuant to this Agreement, and the PVFC Certificate so surrendered shall thereafter be cancelled. All payments made upon the surrender of PVFC Certificates pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such PVFC Certificates.

(b) If any PVFC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such PVFC Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or UCFC in its sole discretion, the posting by such person of a bond in such amount as UCFC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such PVFC Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed PVFC Certificate the cash and/or UCFC Shares (and cash in lieu of fractional UCFC Share interests, if any) deliverable in respect thereof.

(c) None of UCFC, PVFC, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of PVFC Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional UCFC Share interest or any dividends or distributions with respect to UCFC Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(d) No dividends or other distributions declared after the Effective Time with respect to UCFC Shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered PVFC Certificate until it is surrendered by the holder thereof. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a PVFC Certificate, the record holder thereof shall be entitled to receive any dividends or other distributions, without any interest thereon, which became payable after the Effective Time with respect to the UCFC Shares represented by such PVFC Certificate.

(e) After the Effective Time, there shall be no further registration or transfer of PVFC Shares on the stock transfer books of PVFC. In the event that, after the Effective Time, PVFC Certificates are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

(f) UCFC or the Exchange Agent shall be entitled to deduct and withhold from the Per Share Stock Consideration or the Per Share Cash Consideration such amounts as UCFC or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by UCFC or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the PVFC Certificates.

(g) UCFC may from time to time waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

2.05. Dissenting PVFC Shares.  Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding PVFC Share dissents from the Corporate Merger pursuant to, and properly follows such other procedures as may be required by, Section 1701.85 of the OGCL and is thereby entitled to appraisal rights thereunder (a “PVFC Dissenting Share”), then such PVFC Dissenting Share shall be extinguished but shall not be converted into the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration. Instead, such PVFC Dissenting Share shall be entitled only to such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL. Notwithstanding the above, the PVFC Dissenting Shares held by a shareholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of the OGCL, or otherwise fails to establish the right of such shareholder to be paid the value of such shareholders’ shares under the OGCL shall be deemed to be converted into the right to receive, at the election of UCFC, either the Per Share Cash Consideration or the Per Share Stock Consideration.

2.06. Anti-Dilution Provisions.  The Exchange Ratio shall be adjusted to reflect any occurrence subsequent to the date of this Agreement but prior to the Effective Time, pursuant to which the outstanding UCFC Shares shall have been or will be increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in UCFC’s capitalization.

2.07. UCFC Shares.  Each UCFC Share issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and unaffected by the Corporate Merger.

2.08. Tax Consequences.  For federal income tax purposes, the Corporate Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).

2.09. Liquidation Account.  The liquidation account established by Park View pursuant to the plan of conversion adopted by it in connection with its conversion from a mutual federal savings and loan association to a federal stock savings and loan association (the “Liquidation Account”) shall, to the extent required by applicable law, be maintained by Home Savings after the Bank Merger.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF PVFC AND PARK VIEW

Except as set forth on a disclosure schedule prepared by PVFC and Park View (the “PVFC Disclosure Schedule”), PVFC and Park View represent and warrant to UCFC and Home Savings that each of the following statements is true and accurate:

3.01. Corporate Status.

(a) PVFC is an Ohio corporation and a savings and loan holding company registered under the Home Owners’ Loan Act, as amended (“HOLA”). PVFC is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property, to carry on its business as presently conducted, and to enter into and, subject to the required adoption of this Agreement by the PVFC shareholders and the obtaining of appropriate approvals of Governmental and Regulatory Authorities (as defined below), perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. PVFC is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on PVFC. PVFC has provided to UCFC and Home Savings true and complete copies of the articles of incorporation and code of regulations of PVFC, in each case as amended to the date of this Agreement.

(b) Park View is a federal savings association and is regulated by the Office of Thrift Supervision (the “OTS”) and the Federal Deposit Insurance Corporation (the “FDIC”). Park View is duly organized, validly existing and in good standing under the laws of the United States and has full power and authority, corporate or otherwise, to own its property and to carry on its business as presently conducted. Park View is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction, except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on Park View. Park View has provided to UCFC and Home Savings true and complete copies of the charter, bylaws and other governing instruments of Park View, in each case as amended to the date of this Agreement.

(c) Each of PVF Service Corporation; PVF Holdings, Inc.; Mid-Pines Land Co.; PVF Community Development Corp.; and PVF Mortgage Corp. (i) is an Ohio corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio, (ii) has the full corporate power and authority to own its property, to carry on its business as presently conducted, (iii) is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on it, and (iv) has provided to UCFC and Home Savings true and complete copies of its articles of incorporation and code of regulations, as amended to the date of this Agreement.

(d) Each of Crock, LLC; CADR, LLC CTPV, LLC, Marion Senior Housing LP, CFPF Limited LLC, Park View Center LLC, Park View Plaza and PVF Title Services LLC (i) is an Ohio limited liability company or limited partnership, duly organized, validly existing and in good standing under the laws of the State of

Ohio, (ii) has the full corporate power and authority to own its property, to carry on its business as presently conducted, (iii) is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on it, and (iv) has provided to UCFC and Home Savings true and complete copies of its articles of organization and operating agreement, as amended to the date of this Agreement.

(e) Park View; PVF Service Corporation; PVF Holdings, Inc.; Mid-Pines Land Co.; PVF Community Development Corp.; PVF Mortgage Corp.; PVF Capital Trust I; PVF Capital Trust II; Crock, LLC; CADR, LLC, CTPV, LLC, Marion Senior Housing LP, CFPF Limited LLC, Park View Center LLC, Park View Plaza and PVF Title Services LLC (the “Subsidiaries”) are the only subsidiaries of PVFC. For purposes of this Agreement, “subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

(f) Except as disclosed in Section 3.01(f) of the PVFC Disclosure Schedule, none of PVFC nor any of its Subsidiaries beneficially owns 10% or more of the stock or other ownership interests in any other entity or venture. Section 3.01(f) contains a detailed description of the percentage of ownership held, type of entity or venture, state of incorporation, description of business and copy of each of the incorporation or other governing documents of such entity or venture.

3.02. Capitalization of PVFC.

(a) The authorized capital stock of PVFC consists only of (i) 1,000,000 shares of preferred stock, $0.01 par value per share, none of which is outstanding, and (ii) 15,000,000 PVFC Shares, of which 7,731,811 are issued and outstanding and 472,725 are held in treasury. All outstanding PVFC Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All PVFC Shares issued have been issued in compliance in all material respects with all applicable federal and state securities laws.

(b) Except as disclosed in Section 3.02(b) of the PVFC Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which PVFC is a party or by which it is bound, obligating PVFC to issue, deliver or sell, or cause to be issued, delivered or sold, any additional PVFC Shares or obligating PVFC to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of PVFC to repurchase, redeem or otherwise acquire any PVFC Shares.

(c) Except as disclosed in Section 3.02(c) of the PVFC Disclosure Schedule, since March 31, 2007, PVFC has not (A) issued or permitted to be issued any PVFC Shares, or securities exercisable for or convertible into PVFC Shares; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through any PVFC Subsidiary or otherwise, any PVFC Shares; or (C) declared, set aside, made or paid to the shareholders of PVFC dividends or other distributions on the outstanding PVFC Shares.

(d) No bonds, debentures, notes or other indebtedness of PVFC having the right to vote on any matters on which PVFC shareholders may vote are issued or outstanding.

3.03. Capitalization of Subsidiaries.

(a) The authorized capital of Park View consists solely of (i) 1,000,000 shares of serial preferred stock, $0.01 par value per share, none of which is issued or outstanding, and (ii) 3,000,000 shares of common stock, $0.01 par value per share, of which one share is issued and outstanding.

(b) Except as otherwise set forth in Section 3.03(b) of the PVFC Disclosure Schedule, all outstanding shares of each of the Subsidiaries are owned beneficially and of record by PVFC and, provided further, that, with respect to Crock, LLC and CADR, LLC, all outstanding membership interests are owned beneficially and of record by Park View. All shares of the Subsidiaries have been duly authorized and are validly issued, fully paid and non-assessable, were not issued in violation of the preemptive rights of any person, and have been issued in compliance in all material respects with all applicable federal and state securities laws.

(c) As of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which any Subsidiary is a party or by which it is bound, obligating a Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of a Subsidiary or obligating the Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of a Subsidiary to repurchase, redeem or otherwise acquire any shares of a Subsidiary.

(d) No Subsidiary has (A) issued or permitted to be issued any shares of such Subsidiary, or securities exercisable for or convertible into shares of such Subsidiary, other than shares issued to its parent corporation; (B) repurchased, redeemed or otherwise acquired, directly or indirectly any shares of such Subsidiary; or (C) declared, set aside, made or paid to the shareholders of such Subsidiary dividends or other distributions on the outstanding shares of such Subsidiary.

(e) No bonds, debentures, notes or other indebtedness of a Subsidiary having the right to vote on any matters on which the Subsidiary shareholders may vote are issued or outstanding.

3.04. Corporate Proceedings.

(a) This Agreement (i) has been duly executed and delivered by PVFC and Park View, (ii) has been approved by the boards of directors of PVFC and Park View and (iii) before the Closing Date as defined in Section 9.01 herein, will have been adopted by PVFC as the sole shareholder of Park View.

(b) Subject to the adoption of this Agreement by two-thirds of the issued and outstanding PVFC Shares at a meeting of the PVFC shareholders (the “PVFC Meeting”) and to the receipt of all requisite regulatory approvals, PVFC and Park View have all requisite corporate power and authority to enter into this Agreement and to perform all of their obligations hereunder.

3.05. Authorization.  This Agreement has been duly executed and delivered by each of PVFC and Park View, and assuming the due authorization, execution and delivery by UCFC and Home Savings, constitutes a valid and binding obligation of each of PVFC and Park View, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b) or by appointment of a conservator by the FDIC.

3.06. Financial Statements of PVFC.  The audited consolidated financial statements of PVFC, consisting of consolidated statements of financial condition as of June 30, 2006, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity and cash flows for the three years then ended, including the related notes and the reports thereon of Crowe Chizek and Company LLC, and the unaudited interim consolidated statements of PVFC, consisting of consolidated statements of financial condition as of March 31, 2007 and 2006 (the “PVFC Balance Sheet Date”), the related unaudited consolidated statements of earnings, cash flows, including the related notes thereto, for the nine months ended March 31, 2007 and 2006, of PVFC (collectively, all of such audited and unaudited consolidated financial statements are referred to as the “PVFC Financial Statements”), copies of which have recently been provided to UCFC and Home Savings, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of PVFC and Park View for the periods then ended.

3.07. SEC Filings.  Since January 1, 2002, PVFC has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). All such filings, at the time of filing, complied in all material respects with SEC rules and regulations and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.08. Absence of Undisclosed Liabilities.  PVFC and the Subsidiaries have no liabilities or obligations (whether accrued, absolute, contingent or otherwise) as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a material adverse effect on PVFC or the Subsidiaries. All debts, liabilities, guarantees and obligations of PVFC and the Subsidiaries incurred since the PVFC Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Neither PVFC nor any of the Subsidiaries is in default or breach of any material agreement to which PVFC or any of the Subsidiaries is a party other than any such breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on PVFC or any of the Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. To the knowledge of PVFC and each of the Subsidiaries, no other party to any material agreement to which PVFC or any of the Subsidiaries is a party is in default or breach of such agreement, which breach or default would reasonably be expected to have a material adverse effect on PVFC or any of the Subsidiaries.

3.09. Absence of Changes.  Since the PVFC Balance Sheet Date there has not been any material adverse change in the business, operations, assets or financial condition of PVFC.

3.10. Loans.  Except for such insufficiencies as would not reasonably be expected to have a material adverse effect on PVFC or Park View, the documentation (“Loan Documentation”) governing or relating to the loan and credit-related assets (“Loan Assets”) of PVFC or any of the Subsidiaries is legally sufficient for the purposes intended thereby and creates enforceable rights of PVFC or any of the Subsidiaries in accordance with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally. All loans and extensions of credit that have been made by PVFC or any of the Subsidiaries comply in all material respects with applicable regulatory limitations and procedures. Any loans sold have been sold without recourse or any other obligation to repurchase such loan at any future date. Except as set forth in Section 3.10 of the PVFC Disclosure Schedule, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in Section 3.10 of the PVFC Disclosure Schedule, neither PVFC or any of the Subsidiaries is a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of PVFC or Park View, or any person, corporation or enterprise controlling, controlled by or under common control with either PVFC or Park View.

3.11. Allowance for Loan Losses.  Except as set forth in Section 3.11 of the PVFC Disclosure Schedule, there is no loan which is reflected as an asset in the PVFC Financial Statements that (a) is 90 days or more delinquent, (b) has been classified as “substandard,” “doubtful” or “loss,” or (c) has been designated as “special mention.” PVFC’s allowance for loan losses has been determined in accordance with GAAP and in accordance with all rules and regulations applicable to PVFC and Park View and is adequate to provide for reasonably anticipated losses on outstanding loans.

3.12. Reports and Records.  Since January 1, 2002, PVFC and Park View have filed all reports and maintained all records required to be filed or maintained by them under the rules and regulations of the OTS and the FDIC, except where the failure to file such reports or maintain such records individually or in the aggregate would not reasonably be expected to have a material adverse effect on PVFC or any of the Subsidiaries.. All such documents and reports complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.13. Taxes.

(a) Except as set forth in Section 3.13(a) of the PVFC Disclosure Schedule, PVFC and the Subsidiaries have timely filed all returns, amended returns, statements, reports and forms (including, without limitation, elections, declarations, disclosures, schedules, estimates and information returns) (collectively, the “Tax Returns”) with respect to all federal, state, local and foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever (including, without limitation, any interest, penalties or additions to tax with respect thereto) and any transferee liability in respect of any such items (individually a “Tax,” and collectively, “Taxes”) required to be filed with the appropriate tax authority. Such Tax Returns were true, correct and complete in all material respects. PVFC and the Subsidiaries have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately accrued as shown on the PVFC Financial Statements or have arisen in the ordinary course of business since the PVFC Balance Sheet Date.

(b) Neither the Internal Revenue Service (the “IRS”) nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of PVFC or Park View, is threatening to assert against PVFC or any of the Subsidiaries any deficiency or claim for additional Taxes. No extension of time within which to file any Tax Return (for a period with respect to which the statute of limitations has not expired) has been filed, or has been requested or granted. There are no unexpired waivers by PVFC or any of the Subsidiaries of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the PVFC Financial Statements are adequate in all material respects for the periods covered. PVFC and the Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of PVFC or any of the Subsidiaries, other than liens for current Taxes not yet due and payable. Neither PVFC nor any of the Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code.

(c) Except as set forth in Section 3.13(c) of the PVFC Disclosure Schedule, neither PVFC nor any of the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(d) Neither PVFC nor any of the Subsidiaries (i) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which PVFC is or was the common parent corporation, or (ii) has any liability for the Taxes of any other person or entity under Treasury Department Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(e) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(f) As of the date hereof, neither PVFC nor Park View has any reason to believe that any conditions exist that might prevent or impede the Corporate Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.14. Property and Title.

(a) Section 3.14(a) of the PVFC Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by PVFC or any of the Subsidiaries (collectively, the “PVFC Real Properties”). Copies of all leases of PVFC Real Properties have been provided to UCFC. Such leasehold interests have not been assigned or subleased. All PVFC Real Properties which are owned by PVFC or any of the Subsidiaries are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except (i) those set forth in Section 3.14(a) of the PVFC Disclosure Schedule; (ii) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (iii) liens for current Taxes not yet due and payable.

(b) PVFC and the Subsidiaries own, and are in rightful possession of, and have good title to, all of the other assets indicated in the PVFC Financial Statements as being owned by PVFC or the Subsidiaries, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except those assets disposed of in the ordinary course of business consistent with past practices.

(c) The assets of PVFC on a consolidated basis are adequate to continue to conduct the businesses of PVFC and the Subsidiaries as such businesses are presently being conducted.

3.15. Legal Proceedings.  Except as set forth in Section 3.15 of the PVFC Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of PVFC or Park View, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding against or by PVFC or any of the Subsidiaries, other than foreclosure actions that are identified on the “Loan Classified Report” as of June 30, 2007, included in Section 3.11 of the Disclosure Schedule.

3.16. Compliance with Laws and Regulations.

(a) None of PVFC, any of the Subsidiaries nor their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities (including, without limitation, the OTS, the FDIC, and the SEC) or the supervision or regulation of PVFC or any of the Subsidiaries (collectively, the “Regulatory Authorities”). Neither PVFC nor any of the Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any new or additional order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(b) Each of PVFC and the Subsidiaries has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, the Bank Secrecy Act, as amended, the USA Patriot Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on PVFC or the Subsidiaries.

(c) Each of PVFC and the Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, each Regulatory Authority and administrative agency or commission or other federal, state or local government authority or instrumentality (each, a “Governmental Authority”) that is required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on PVFC or any of the Subsidiaries; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing.

(d) The savings accounts and deposits of Park View are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Park View has paid all assessments and filed all reports required by the Federal Deposit Insurance Act and HOLA.

3.17. No Conflict.  Subject to the required adoption of this Agreement by the shareholders of PVFC, receipt of the required approvals of Governmental and Regulatory Authorities, expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by PVFC and any of the Subsidiaries does not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to PVFC or the Subsidiaries or any of their respective properties; (ii) the articles of incorporation or code of regulations of PVFC, or the charter, bylaws or other governing instruments of any of the Subsidiaries; (iii) any material agreement, indenture or instrument to which PVFC or any of the Subsidiaries is a party or by which any of their properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to PVFC or the Subsidiaries other than, in the clauses (i), (iii) and (iv) any such conflicts, violation, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material effect on PVFC or a consolidated basis; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of PVFC or any of the Subsidiaries; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by PVFC or any of the Subsidiaries.

3.18. Brokers, Finders and Others.  Except for fees and expenses that are payable to Keefe, Bruyette and Woods, Inc. (“PVFC’s Financial Advisor”) and the ordinary and customary legal and accounting fees, there are no fees or commissions of any sort whatsoever claimed by, or payable by PVFC or Park View to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby.

3.19. Employment Agreements.  Except as set forth in Section 3.19 of the PVFC Disclosure Schedule, neither PVFC nor any of the Subsidiaries is a party to any employment, change in control, severance or consulting agreement. Other than Park View, none of the Subsidiaries has ever had any employees who were entitled to receive compensation for services to any of the Subsidiaries. Neither PVFC nor Park View is a party to, bound by or negotiating, any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. Each of PVFC and Park View is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours other than with respect to any noncompliance that individually or in the aggregate would not reasonably be expected to have a material adverse effect on PVFC or Park View. Neither PVFC nor Park View has engaged in any unfair labor practice, other than practices that individually or in the aggregate would not reasonably be expected to have a material adverse effect on PVFC or Park View.

3.20. Employee Benefit Plans.

(a) Section 3.20(a) of the PVFC Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years) by (i) PVFC or Park View and in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”), officer or former officer (the “Officers”), or director or former director (the “Directors”) of PVFC or any of the Subsidiaries participates or to which any such Employees, Consultants, Officers or Directors are parties or (ii) any ERISA Affiliate (as defined below) (collectively, the “Compensation and Benefit Plans”). Neither PVFC nor any of the Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except to the extent required by law.

(b) Each Compensation and Benefit Plan has been operated and administered substantially in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan (whether an individually designed or prototype plan) that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS. Neither PVFC nor Park View has received notice from the IRS, or is aware of any circumstances likely to result in the revocation by the IRS, of the plan’s favorable determination letter. There is no material pending or, to the knowledge of PVFC or Park View, threatened, legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither PVFC nor any of the Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject PVFC or any of the Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(c) None of PVFC or any of the Subsidiaries, or any entity which is considered one employer with PVFC or Park View under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (an “ERISA Affiliate”), (i) has ever sponsored, maintained or been obligated to contribute to any Pension Plan subject to either Title IV of ERISA or the funding requirements of Section 412 of the Code; or (ii) has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA (as defined in ERISA Sections 3(37)(A) and 4001(a)(3)) at any time since September 26, 1980. There is no pending investigation or enforcement action by the PBGC, the Department of Labor, the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

(d) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate plan or any employee benefit arrangements under any collective bargaining agreement to which PVFC or any of the Subsidiaries is a party have been timely made or have been reflected on the PVFC Financial Statements.

(e) Neither PVFC nor any of the Subsidiaries has any obligations to provide retiree health and retiree life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.

(f) PVFC and any of the Subsidiaries do not maintain any foreign Compensation and Benefit Plans.

(g) With respect to each Compensation and Benefit Plan, if applicable, PVFC or Park View has provided to UCFC, true and complete copies of: (i) Compensation and Benefit Plan documents and all subsequent amendments thereto; (ii) trust instruments and insurance contracts and all subsequent amendments thereto; (iii) the most recent annual returns (Forms 5500) and financial statements; (iv) the most recent summary plan descriptions and all subsequent summaries of material modifications; (v) the most recent determination letter issued by the IRS with respect to each Compensation and Benefit Plan that is intended to comply with Code § 401(a); and (vi) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed with the IRS within the twelve months ending immediately before the date hereof.

(h) Except as disclosed in Section 3.20(h) of the PVFC Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (i) entitle any Employee, Officer, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Compensation and Benefit Plan.

3.21. Insurance.  PVFC and each of the Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of PVFC and the Subsidiaries reasonably have determined to be prudent in accordance with industry practices. Section 3.21 of the PVFC Disclosure Schedule lists (a) all of the insurance policies, binders or bonds maintained by PVFC or the Subsidiaries and (b) describes all claims filed by PVFC or the Subsidiaries against the insurers of PVFC and the Subsidiaries since January 1, 2004.

All such insurance policies are in full force and effect, neither PVFC nor any of the Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

3.22. Governmental and Third-Party Proceedings.  No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority, Regulatory Authority or any other third party is required to be made or obtained by PVFC or any of the Subsidiaries in connection with the execution, delivery or performance by PVFC of this Agreement or the consummation by PVFC of the transactions contemplated hereby, except for (a) filings of applications and notices, as applicable, with and the approval of certain federal and state banking authorities, (b) the filing of the certificate of merger with the Secretary of State of Ohio pursuant to the OGCL, (c) the adoption of this Agreement by the PVFC shareholders, and (d) the filing with the SEC of the Proxy/Prospectus (as defined in Section 7.03(a)).

3.23. Contracts.  Section 3.23 of the PVFC Disclosure Schedule describes all contracts, whether written or oral, in existence as of the date of this Agreement and quantifies all termination or cancellation fees and penalties due thereunder (other than those contracts which (a) have been performed completely, (b) may be terminated without penalty and upon no more than 30 days’ prior notice or (c) involve the payment by or to PVFC or any of the Subsidiaries of less than $5,000 per year and have a term of less than three years) in connection with the purchase of property or goods or the performance of services. True, complete and correct copies of all such contracts have been delivered to UCFC. Neither PVFC nor any of the Subsidiaries, nor, to the knowledge of PVFC or Park View, any other party thereto, is in default under any such contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

3.24. Trust Preferred Offerings.

(a) In June 2004, PVFC issued trust preferred securities through the formation of PVF Capital Trust I (the “2004 Trust Preferred Offering”). None of the debt or securities issued by PVFC or PVF Capital Trust I in the 2004 Trust Preferred Offering is convertible into PVFC Shares nor entitles any person to any voting rights with respect to any PVFC Shares. Neither PVFC nor PVF Capital Trust I is in default under any of the documents executed in connection with the Trust Preferred Offering, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(b) In June 2006, PVFC issued trust preferred securities through the formation of PVF Capital Trust II (the “2006 Trust Preferred Offering”). None of the debt or securities issued by PVFC or PVF Capital Trust II in the 2006 Trust Preferred Offering is convertible into PVFC Shares nor entitles any person to any voting rights with respect to any PVFC Shares. Neither PVFC nor PVF Capital Trust II is in default under any of the documents executed in connection with the Trust Preferred Offering, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

3.25. Environmental Matters.  Neither the conduct nor operation of PVFC or the Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, violates or violated Environmental Laws and to PVFC’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To PVFC’s knowledge, neither PVFC nor any of the Subsidiaries has received any notice from any person or entity that PVFC or any of the Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxics wastes, substances or materials at, on, beneath, or originating from any such property. Neither PVFC nor Park View has knowledge that (i) any of the PVFC Real Properties or improvements thereon or any of the real properties in respect of which Park View has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the “Park View Real Estate Collateral”) or improvements thereon has been used for the treatment, storage or disposal of Hazardous

Substances or has been contaminated by Hazardous Substances, (ii) any of the business operations of PVFC or the Subsidiaries have contaminated lands, waters or other property of others with Hazardous Substances, except routine, office-generated solid waste, or (iii) any of the PVFC Real Properties or improvements thereon, or the Park View Real Estate Collateral or improvements thereon have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment.

For purposes of this Agreement, (a) “Environmental Law” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts, and (b) “Hazardous Substances” means, at any time: (i) any “hazardous substance” as defined in § 101(14) of CERCLA or regulations promulgated thereunder; (ii) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any other Environmental Law as of the date of this Agreement; and (iii) friable asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

3.26. PVFC Information.  True and complete copies of all documents listed in the PVFC Disclosure Schedule have been made available or provided to UCFC. The books of account, stock record books and other financial and corporate records of PVFC and the Subsidiaries, all of which have been made available to UCFC, are complete and correct in all material respects, including the maintenance of a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with its management’s authorizations and such books and records are accurately reflected in all material respects in the PVFC Financial Statements, except for portions of records of various meetings that relate specifically to the consideration of the transactions contemplated by this Agreement.

3.27. CRA Compliance.  Neither PVFC nor Park View has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and Park View received a CRA rating of “satisfactory” or better on each of its last three examinations. Neither PVFC nor Park View knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause PVFC or Park View to receive any notice of non-compliance with such provisions or cause the CRA rating of PVFC or Park View to fall below satisfactory.

3.28. Ownership of UCFC Shares.  As of the date hereof, neither PVFC, any Subsidiaries nor Park View nor, to the knowledge of PVFC and Park View, any of their affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any UCFC Shares.

3.29. Fairness Opinion.  The Board of Directors of PVFC has received the opinion of PVFC’s Financial Advisor dated the date of this Agreement to the effect that, as of the date of such opinion and subject to the qualifications and assumptions contained therein, the consideration to be received by the PVFC shareholders in connection with the Corporate Merger pursuant to this Agreement is fair, from a financial point of view, to the PVFC shareholders.

3.30. Real Property Interest.  PVFC Shares are not a U.S. real property interest within the meaning of Treasury Department Regulation Sections 1.897-2(b)(1) and (h).

3.31. Internal Controls.

(a) The Chief Executive Officer and Treasurer of PVFC have evaluated the effectiveness of PVFC’s disclosure controls and procedures as of the end of the periods covered by the PVFC Financial Statements and as of the date of this Agreement. Section 3.31(a) of the PVFC Disclosure Schedule presents the conclusions of the Chief Executive Officer and Treasurer of PVFC about the effectiveness of such disclosure controls and procedures as of the end of the periods covered by the PVFC Financial Statements. PVFC has disclosed to UCFC: (i) all significant deficiencies and material weaknesses in the design or operation of the disclosure controls and procedures which are reasonably likely to adversely affect PVFC’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PVFC’s disclosure controls and procedures.

(b) The Chief Executive Officer and Treasurer of PVFC have evaluated the effectiveness of PVFC’s internal control over financial reporting as of the end of the periods covered by the PVFC Financial Statements and as of the date of this Agreement. Section 3.31(b) of the PVFC Disclosure Schedule presents the conclusions of the Chief Executive Officer and Treasurer of PVFC about the effectiveness of such internal control as of the end of the periods covered by the PVFC Financial Statements. PVFC has disclosed to UCFC: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect PVFC’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PVFC’s internal control over financial reporting. PVFC has provided to UCFC all documentation related to PVFC’s internal control over financial reporting.

3.32. Liquidation Account.  PVFC or Park View has maintained accurate and complete books and records regarding the Liquidation Account, including identification of the persons and entities who currently have rights therein and the value of such rights.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF UCFC AND HOME SAVINGS

UCFC and Home Savings hereby represent and warrant to PVFC and Park View that:

4.01. Corporate Status.

(a) UCFC is an Ohio corporation and a unitary savings and loan holding company registered under HOLA. UCFC is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and, subject to the required adoption of this Agreement by the UCFC shareholders and the obtaining of appropriate approvals of Governmental and Regulatory Authorities, perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on UCFC. UCFC has made available to PVFC true and complete copies of its articles of incorporation and code of regulations as amended to the date of this Agreement.

(b) Home Savings is an Ohio savings bank and is regulated by the Ohio Division of Financial Institutions (“ODFI”) and the FDIC. Home Savings is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property and to carry on its business as presently conducted. Home Savings is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction except where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on Home Savings. Home Savings has made available to PVFC true and complete copies of its articles of incorporation and bylaws as amended to the date of this Agreement.

(c) Butler Wick Corp. (i) is an Ohio corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio [and the Commonwealth of Pennsylvania], (ii) has the full corporate power and authority to own its property, to carry on its business as presently conducted, and (iii) is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on it.

4.02. Corporate Proceedings.  Subject to the adoption of this Agreement by the UCFC shareholders at a meeting duly called and held (the “UCFC Meeting”), all corporate proceedings of UCFC and Home Savings necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken. This Agreement has been duly executed and delivered by each of UCFC and Home Savings.

4.03. Capitalization of UCFC.

(a) As of the date of this Agreement, the authorized capital stock of UCFC consists only of (i) 499,000,000 UCFC Shares, of which 30,212,969 shares are issued and outstanding, and 7,591,488 shares are held in treasury, and (ii) 1,000,000 preferred shares, without par value, none of which are outstanding. The outstanding UCFC Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. As of the date of this Agreement, 2,000,000 UCFC Shares are available for future grants of stock options (the “UCFC Stock Options”) that may be awarded under UCFC’s stock option plans (the “UCFC Stock Option Plans”). As of the date of this Agreement, except for the UCFC Stock Options, and the shares issuable to PVFC’s shareholders pursuant to this Agreement, UCFC has no other commitment or obligation to issue, deliver or sell any UCFC Shares. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of UCFC, and no securities or other instruments or obligations of UCFC, the value of which is in any way based upon or derived from any capital or voting stock of UCFC, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of UCFC may vote. Except as set forth above, as of the date of this Agreement, there are no material contracts of any kind to which UCFC is a party or by which UCFC is bound obligating UCFC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, UCFC or obligating UCFC to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. As of the date of this Agreement, there are no outstanding material contractual obligations of UCFC to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, UCFC.

(b) The UCFC Shares to be issued in exchange for PVFC Shares in the Corporate Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will not be subject to any preemptive or other statutory right of shareholders and will be issued in compliance with applicable United States federal and state securities laws.

4.04. Authorized and Effective Agreement.  This Agreement has been duly executed and delivered by each of UCFC and Home Savings, and assuming the due authorization, execution and delivery by each of PVFC and Park View, constitutes the legal, valid and binding obligation of each of UCFC and Home Savings, enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Each of UCFC and Home Savings has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the required adoption of this Agreement by the UCFC shareholders, the obtaining of appropriate approvals by Governmental and Regulatory Authorities and the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, to perform its obligations under this Agreement.

4.05. No Conflict.  Subject to the required adoption of this Agreement by the UCFC shareholders, the receipt of the required approvals of Governmental and Regulatory Authorities, the expiration of applicable regulatory waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by UCFC and Home Savings do not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental

Authority applicable to UCFC or any of its properties; (ii) the articles of incorporation or code of regulations of UCFC or the charter or bylaws of Home Savings; (iii) any material agreement, indenture or instrument to which UCFC or Home Savings is a party or by which it or its properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to UCFC or Home Savings other than, in the case of clauses (i), (iii) and (iv) any such conflicts, violations, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material effect on UCFC on a consolidated basis; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of UCFC or Home Savings, other than such security interests, mortgage, options, claims, liens, charges or encumbrances that individually or in the aggregate would not reasonably be expected to have a material adverse effect on UCFC on a consolidated basis; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by UCFC other than such violations, cancellations, modifications, revocations or suspensions that individually or in the aggregate would not reasonably be expected to have a material effect on UCFC on a consolidated basis.

4.06. SEC Filings.  Since January 1, 2002, UCFC has filed all reports and proxy materials required to be filed by it with the SEC pursuant to the Exchange Act. All such filings, at the time of filing, complied in all material respects as to form and included all exhibits required to be filed under the applicable rules of the SEC. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.07. Financial Statements of UCFC and Home Savings.  UCFC and Home Savings have furnished to PVFC and Park View (a) the audited consolidated financial statements of UCFC consisting of consolidated balance sheets as of December 31, 2006, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2006, including accompanying notes and the report thereon of Crowe Chizek and Company LLC, and (b) the unaudited interim consolidated statements of UCFC, consisting of consolidated statements of financial condition as of March 31, 2007 (the “UCFC Balance Sheet Date”), the related unaudited consolidated statements of earnings, shareholders’ equity, and cash flows including the related notes thereto for the three months ended March 31, 2007, of UCFC (collectively, all of such audited and unaudited consolidated financial statements are referred to as the “UCFC Financial Statements”). The UCFC Financial Statements were prepared in conformity with GAAP applied on a consistent basis and present fairly, in all material respects, the consolidated financial condition of UCFC at the dates, and the consolidated results of operations and cash flows for the periods, stated therein.

4.08. Brokers, Finders and Others.  Except for fees and expenses payable to Stifel, Nicolaus & Company, Incorporated (“UCFC’s Financial Advisor”), there are no fees or commissions of any sort whatsoever claimed by, or payable by UCFC to, any broker, finder, intermediary attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

4.09. Governmental and Third-Party Proceedings.  No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental or Regulatory Authority or any other third party is required to be made or obtained by UCFC or Home Savings in connection with the execution, delivery or performance by UCFC or Home Savings of this Agreement or the consummation by UCFC of the transactions contemplated hereby, except for (a) filings of applications or notices, as applicable, with and the approval of certain federal and state banking authorities, (b) the filing of the appropriate certificate of merger with the Secretary of State of Ohio pursuant to the OGCL, (c) the filing with the SEC of the Registration Statement (as defined in Section 7.03 below) and such reports under the Exchange Act as may be required in connection with this Agreement, the Corporate Merger and the other transactions contemplated hereby, (d) any filings required under the rules and regulations of Nasdaq, (e) the adoption of this Agreement by the UCFC shareholders, and (f) such other consents, approvals, orders, authorizations, registrations, declarations and filings, except for such consents, approvals orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a material effect on UCFC on a consolidated basis.

4.10. Absence of Undisclosed Liabilities.  Except as set forth in publicly available documents filed by UCFC with the SEC prior to the date of this Agreement (the “UCFC Filed SEC Documents”) and in the UCFC Financial Statements, and except as arising hereunder, UCFC has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) as of March 31, 2007, other than liabilities and obligations that individually or in the aggregate would not reasonably be expected to have a material adverse effect on UCFC. Except as set forth in the UCFC Filed SEC Documents, all debts, liabilities, guarantees and obligations of UCFC and Home Savings incurred since March 31, 2007, have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate. Neither UCFC nor Home Savings is in default or breach of any material agreement to which UCFC or Home Savings is a party other than any such breaches or defaults that individually or in the aggregate would not reasonably be expected to have a material adverse effect on UCFC on a consolidated basis. To the best knowledge of UCFC and Home Savings, no other party to any material agreement to which UCFC or Home Savings is a party is in default or breach of such agreement, which breach or default would reasonably be expected to have a material adverse effect on UCFC on a consolidated basis.

4.11. Absence of Changes.  Except (a) as set forth in the UCFC Filed SEC Documents, (b) as otherwise publicly disclosed in press releases issued by UCFC, or (c) in the ordinary course of business consistent with past practice, since December 31, 2006, there has not been any material adverse change in the business, operations, assets or financial condition of UCFC and Home Savings taken as a whole, and, to the knowledge of UCFC and Home Savings, no fact or condition exists that UCFC or Home Savings believes will cause such a material adverse change in the future.

4.12. Legal Proceedings.  Except as set forth in the UCFC Filed SEC Documents, there are no actions, suits, proceedings, claims or investigations pending or, to the knowledge of UCFC and Home Savings, threatened in any court, before any Governmental Authority or instrumentality or in any arbitration proceeding (a) against UCFC or Home Savings which, if adversely determined against UCFC or Home Savings, would have a material adverse effect on UCFC on a consolidated basis; or (b) against or by UCFC or Home Savings which, if adversely determined against UCFC or Home Savings, would prevent the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

4.13. Regulatory Matters.  None of UCFC, Home Savings or the respective properties of UCFC and Home Savings is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities. Neither UCFC nor Home Savings has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

4.14. Ownership of PVFC Shares.  Except as previously disclosed, neither UCFC nor Home Savings, nor to the knowledge of UCFC, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any PVFC Shares.

4.15. Fairness Opinion.  of Directors of UCFC has received the opinion of UCFC’s Financial Advisor to the effect that, as of the date of such opinion and subject to the qualifications and assumptions contained therein, the consideration to be paid by UCFC to the holders of PVFC Shares (other than PVFC Dissenting Shares) in connection with the Corporate Merger pursuant to this Agreement is fair to UCFC, from a financial point of view.

4.16. Compliance with Laws and Regulations.

(a) None of UCFC, Home Savings nor their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority. Neither UCFC nor Home Savings has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any new or additional order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(b) Each of UCFC and Home Savings has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended, the Home Mortgage Disclosure Act, as amended, the Bank Secrecy Act, as amended, the USA Patriot Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on UCFC or Home Savings.

(c) Each of UCFC and Home Savings has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, each Regulatory Authority and Governmental Authority that is required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on UCFC or Home Savings; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing.

(d) The savings accounts and deposits of Home Savings are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Home Savings has paid all assessments and filed all reports required by the Federal Deposit Insurance Act and HOLA.

4.17. Taxes.

(a) UCFC and Home Savings have timely filed all Tax Returns with respect to all Taxes required to be filed with the appropriate tax authority. Such Tax Returns were true, correct and complete in all material respects. UCFC and Home Savings have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately accrued as shown on the UCFC Financial Statements or have arisen in the ordinary course of business since the UCFC Balance Sheet Date.

(b) Neither the IRS nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of UCFC or Home Savings, is threatening to assert against UCFC or Home Savings any deficiency or claim for additional Taxes. No extension of time within which to file any Tax Return (for a period with respect to which the statute of limitations has not expired) has been filed, or has been requested or granted. There are no unexpired waivers by UCFC or Home Savings of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the UCFC Financial Statements are adequate in all material respects for the periods covered. UCFC and Home Savings have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of UCFC or Home Savings, other than liens for current Taxes not yet due and payable. Neither UCFC nor Home Savings has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code.

(c) As of the date hereof, neither UCFC nor Home Savings has any reason to believe that any conditions exist that might prevent or impede the Corporate Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.18. CRA Compliance .  Neither UCFC nor Home Savings has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Home Savings received a CRA rating of “satisfactory” or better on each of its last three examinations. Neither UCFC nor Home Savings knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause UCFC or Home Savings to receive any notice of non-compliance with such provisions or cause the CRA rating of UCFC or Home Savings to fall below satisfactory.

ARTICLE FIVE

FURTHER COVENANTS OF PVFC AND PARK VIEW

5.01. Operation of Business.  PVFC and Park View each covenant to UCFC that, throughout the period from the date of this Agreement to and including the Closing (as defined in Section 9.01), except as expressly contemplated or permitted by this Agreement or to the extent that UCFC shall otherwise consent in writing:

(a) PVFC and Park View will conduct, and will cause the Subsidiaries to conduct, their respective businesses only in the ordinary and usual course consistent with past practice, and neither PVFC nor the Subsidiaries shall take any action that would be inconsistent with any representation or warranty of PVFC or Park View set forth in this Agreement or which would cause a breach of any such representation or warranty if made at or immediately following such action, except as may be required by applicable law or regulation.

(b) Except as provided for by this Agreement or as otherwise approved expressly in writing by UCFC, neither PVFC nor the Subsidiaries will:

(i) sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of PVFC or the Subsidiaries, tangible or intangible, which are material, individually or in the aggregate, to PVFC or the Subsidiaries, except for loan sales and pledges of assets to secure FHLB advances in the ordinary course of business and consistent with past practice;

(ii) make any capital expenditures which individually exceed $25,000 or in the aggregate exceed $100,000;

(iii) become bound by, enter into, or perform any material contract, commitment or transaction that would be reasonably likely to (A) have a material adverse effect on PVFC or any of the Subsidiaries, (B) impair in any material respect the ability of PVFC or any of the Subsidiaries to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement;

(iv) declare, pay or set aside for payment any dividends or make any distributions on PVFC shares, other than quarterly dividends in amount not to exceed $.074 per share per quarter, the record dates and payment dates of which shall be substantially in accordance with the dividend payment practice of PVFC during the fiscal year ended June 30, 2007;

(v) purchase, redeem, retire or otherwise acquire any PVFC Shares, except for PVFC shares tendered in payment of the exercise price in connection with the valid exercise of a PVFC Stock Option outstanding on the date hereof;

(vi) issue any PVFC Shares or grant any option or right to acquire any of its capital shares, except that PVFC may issue PVFC Shares upon the valid exercise of a PVFC Stock Option outstanding on the date hereof;

(vii) amend or propose to amend any of the governing documents of PVFC or any the Subsidiaries;

(viii) reorganize or acquire all or any portion of the assets, business, deposits or properties of any other entity other than in the ordinary and usual course of business consistent with past practice (A) by way of foreclosures or (B) by acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith;

(ix) except as set forth in Schedule 5.01(b)(ix) of the Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer or Employee of PVFC or Park View, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that PVFC or Park View may take such actions in order to satisfy either applicable law or contractual obligations, including those arising under its benefit plans, existing as of the date hereof and disclosed in the PVFC Disclosure Schedule, or regular annual renewals of insurance contracts;

(x) announce or pay any general wage or salary increase or bonus, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Officer, Director or Employee of PVFC or Park View, except for changes that are required by applicable law and those salary increases and bonuses set forth in Section 5.01(b)(x) of the PVFC Disclosure Schedule;

(xi) borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others, except for Federal Home Loan Bank advances in the ordinary course of business;

(xii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(xiii) make or change any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes;

(xiv) originate or issue a commitment to originate any loan or note in a principal amount of $500,000 or more or on an aggregate basis to one borrower of $1,000,000 or more, or modify, renew, or release any collateral on any existing loan the outstanding balance of which, including principal, interest and fees, is $300,000 or more;

(xv) establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

(xvi) except in the ordinary course of business consistent with past practice, enter into any securities transactions or purchase or otherwise acquire any investment security other than U.S. Government and U.S. agency obligations;

(xvii) increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner and pursuant to policies consistent with past practices in relation to rates prevailing in Park View’s market;

(xviii) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products; provided, however, that Park View shall not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain any such pollutants, contaminants, waste materials including asbestos or petroleum products;

(xix) purchase or otherwise acquire any interest in a loan held by a third party;

(xx) open any new branches or loan production offices or close any branches or loan production offices in existence on the date of this Agreement;

(xxi) increase or decrease the number of directors currently serving as of the date of this Agreement on PVFC or Park View’s Board of Directors;

(xxii) become bound by or enter into any contract related to the provision of advisory or consulting services to PVFC or any Subsidiary; or

(xxiii) enter into any agreement to do any of the foregoing.

(c) PVFC and each of the Subsidiaries shall use their commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(d) PVFC and each of the Subsidiaries shall perform all of their obligations under all agreements relating to or affecting their respective properties, rights and businesses.

(e) PVFC and each of the Subsidiaries shall use their commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key Employees and to maintain the respective relationships of customers, suppliers and others having business relationships with them.

(f) PVFC or the Subsidiaries shall maintain insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, were maintained by them at the PVFC Balance Sheet Date, and upon the renewal or termination of such insurance, PVFC and the Subsidiaries will use their commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, in respect of the amounts, premiums, types and risks insured or maintained by them at the PVFC Balance Sheet Date.

(g) PVFC and the Subsidiaries shall afford to UCFC and Home Savings and to their officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, PVFC and the Subsidiaries shall make available to UCFC or Home Savings upon reasonable request (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as UCFC or Home Savings may reasonably request (including the financial and Tax work papers of independent auditors and financial consultants), provided that neither UCFC or Home Savings shall unreasonably interfere with the business operations of PVFC or Park View and either PVFC or Park View may, in its discretion, limit the access of UCFC or Home Savings to the employees of PVFC or Park View whose work product PVFC or Park View reasonably wishes to keep confidential.

5.02. Notification.  Between the date of this Agreement and the Closing Date, PVFC promptly shall notify UCFC in writing if PVFC or Park View becomes aware of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of PVFC or Park View, or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the PVFC Disclosure Schedule, PVFC will promptly deliver to UCFC a supplement to the PVFC Disclosure Schedule specifying such change (“Updated PVFC Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated PVFC Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by UCFC. During the same period, PVFC will promptly notify UCFC of (i) the occurrence of any breach of any of the covenants of PVFC or Park View contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to PVFC or Park View, to result in a material adverse effect with respect to PVFC or any of the Subsidiaries.

5.03. Acquisition Transactions.  PVFC and Park View shall (a) not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, PVFC or Park View (collectively, “Acquisition Transactions”), (b) not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing in connection with an Acquisition Transaction, and (c) give UCFC prompt notice of any such inquiries, offers or proposals. The foregoing sentence shall not apply however to the furnishing of information (other than information regarding UCFC or its affiliates that is covered by the confidentiality agreement between UCFC and PVFC dated July 10, 2007), consideration, negotiation and consummation of an Acquisition Transaction not solicited by PVFC or Park View or any of their respective officers, directors, agents or affiliates if, and to the extent that, the Board of Directors of PVFC (as constituted as of the date of this Agreement) reasonably determines in good faith after consultation with PVFC’s Financial Advisor and upon written advice of counsel to PVFC that failure to consider such Acquisition Transaction could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of PVFC; provided, however, that PVFC shall give UCFC prompt notice of any such proposal of an Acquisition Transaction and keep UCFC promptly informed regarding the substance thereof and the response of the Board of Directors of PVFC thereto.

5.04. Delivery of Information.  PVFC and Park View shall furnish to UCFC promptly after such documents are available: (a) all reports, proxy statements or other communications by PVFC to its shareholders, (b) all press releases relating to any transactions and (c) all filings made with the SEC.

5.05. Affiliates Compliance with the Securities Act.  No later than the 15th day prior to the mailing of the Proxy/Prospectus (as defined in Section 7.03 below), PVFC shall deliver to UCFC a schedule of all persons whom PVFC reasonably believes are, or are likely to be, as of the date of the PVFC Meeting, deemed to be “affiliates” of PVFC as that term is used in Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Thereafter and until the Effective Time, PVFC shall identify to UCFC each additional person whom PVFC reasonably believes to have thereafter become a Rule 145 Affiliate.

5.06. Voting Agreement.  Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to UCFC’s willingness to enter into this Agreement, each of the directors and executive officers of PVFC and Park View shall enter into a Voting Agreement in the form attached hereto as Exhibit B. If any person shall become a director or executive officer of PVFC or Park View after the date of this Agreement and until the Effective Time, PVFC and Park View shall cause each such person to execute a Voting Agreement.

5.07 No Control.  Nothing contained in this Agreement shall give UCFC or Home Savings, directly or indirectly, the right to control or direct the operations of PVFC or Park View prior to the Effective Time. Prior to the Effective Time, each of PVFC and UCFC shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its subsidiaries respective operations.

5.08 Accounting Policies.  Before the Effective Time and at the request of UCFC, PVFC or Park View’s shall promptly (a) establish and take such accruals to conform Park View’ loan and accrual policies to UCFC’s policies; (b) establish and take such accruals and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and (c) recognize for financial accounting purposes such expenses of the Corporate Merger, the Bank Merger and restructuring charges related to or to be incurred in connection with such mergers, to the extent permitted by law, consistent with GAAP and on a basis mutually satisfactory to it and UCFC; provided, however, that neither PVFC nor Park View shall be obligated to make any such changes or adjustments until the satisfaction of all unwaived conditions set forth in Sections 8.01, 8.02 and 8.03, and further provided that no basis for termination of this Agreement by any party pursuant to Article Ten exists. PVFC’s and Park View’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.08.

5.09 PVFC Meeting.  PVFC shall establish a record date for, duly call, give notice of, convene and, no later than 45 days after the effectiveness of the Registration Statement, hold the PVFC Meeting unless otherwise agreed to by UCFC and PVFC. Subject to the exercise of the Board of Directors’ fiduciary duties, including the receipt from PVFC’s Financial Advisor of an opinion dated as of the date of the Proxy/Prospectus to the effect that the consideration to be received by the holders of PVFC Shares in the Corporate Merger is fair, from a financial point of view, to the holders of PVFC Shares, the PVFC Board of Directors shall recommend to its shareholders that they adopt this Agreement, and shall include such recommendation in the Proxy/Prospectus.

5.10 Tax Matters.

(a) Without the prior written consent of UCFC, neither PVFC nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to PVFC or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to PVFC or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of PVFC or any of its Subsidiaries for any period ending after the Effective Date or decreasing any Tax attribute of PVFC or any of its Subsidiaries existing on the Effective Date.

(b) Except as otherwise set forth herein, each of UCFC and PVFC agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of PVFC and its shareholders to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of UCFC and PVFC agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Corporate Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

5.11 Insurance Coverage.  PVFC shall cause the policies of insurance listed in the PVFC Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Time.

5.12 Supplemental Assurances.

(a) On the date the Registration Statement becomes effective and on the Effective Time, PVFC shall deliver to UCFC a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers’ knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of PVFC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) On the date the Registration Statement becomes effective and on the Effective Time, UCFC shall deliver to PVFC a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers’ knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of PVFC) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

5.13 Subsidiaries.   PVFC shall cause the proper and lawful dissolution and winding up prior to the Effective Time of any of its Subsidiaries that is inactive as of the date of this Agreement.

ARTICLE SIX

FURTHER COVENANTS OF UCFC

6.01 Employees; Employee Benefits.

(a) UCFC and Home Savings will review all of the PVFC and Park View Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by PVFC or Park View are changed or terminated by UCFC or Home Savings, in whole or in part, UCFC or Home Savings shall provide Continuing Employees (as defined in

Section 6.01(b)) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of UCFC and Home Savings (as of the date any such compensation or benefit is provided). This Agreement shall not be construed to limit the ability of UCFC or Home Savings to terminate the employment of any employee or review employee benefits programs from time to time and to make such changes as UCFC or Home Savings deem appropriate.

(b) All employees of PVFC or Park View as of the date of this Agreement who are actively employed by PVFC or Park View as of the Effective Time and offered employment by UCFC or Home Savings shall be at will employees of UCFC or Home Savings (“Continuing Employees”). Continuing Employees will be eligible to participate in Home Savings’ benefit plans on the earliest date permitted by such plan, with credit for years of service with PVFC or Park View for the purpose of eligibility and vesting (but not for the purpose of accrual of benefits except for vacation and sick leave). UCFC shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under PVFC’s equivalent plan) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents.

(c) Any employee of PVFC or Park View who is actually employed by PVFC or Park View at the Effective Time, not covered by a written employment or severance agreement and not offered employment by UCFC or Home Savings after the Effective Time, and any Continuing Employee who is terminated by UCFC other than for cause within six months of the Effective Time shall receive a severance payment equal to one week of his or her then current base salary multiplied by the number of total completed years of service with PVFC, Park View, UCFC or Home Savings; provided, however, that the maximum severance payment shall not exceed 26 weeks of his or her base salary.

(d) Immediately prior to the Effective Time, PVFC or Park View, as applicable, shall pay or cause to be paid all amounts that have become, or will become at the Effective Time, due and payable with respect to (i) the Supplemental Executive Retirement Plans set forth on Schedule 3.20(a) of the Disclosure Schedule; (ii) the severance (change in control) agreements and the employment agreement set forth on Schedule 3.19 of the Disclosure Schedule to each employee as to whom all of the condition entitling such employee to receive a change of control or severance payment have been satisfied; and (iii) the PVFC Stock Options as set forth in Section 2.01(d) of this Agreement.

(e) The covenants of this Section 6.01 shall survive the Corporate Merger.

6.02 Exchange Listing.  If required, UCFC shall file a listing application with Nasdaq for the UCFC Shares to be issued to the former holders of PVFC Shares in the Corporate Merger at the time prescribed by applicable rules and regulations of Nasdaq, and shall use all commercially reasonable efforts to cause the UCFC Shares to be issued in connection with the Corporate Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

6.03. Notification.  Between the date of this Agreement and the Closing Date, UCFC will promptly notify PVFC in writing if UCFC or Home Savings becomes aware of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of UCFC or Home Savings or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, UCFC will promptly notify PVFC of (i) the occurrence of any breach of any of the covenants of UCFC or Home Savings contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to UCFC or Home Savings, to result in a material adverse effect with respect to UCFC or Home Savings.

6.04 Indemnification.

(a) Nothing in this Agreement is intended to affect any rights to indemnification to which any officer or director of PVFC or Park View may be entitled pursuant to the Articles of Incorporation, Code of Regulations, Charter or Bylaws of PVFC or Park View in effect prior to the Effective Time. From the Effective Time and continuing for a period of six years thereafter, the current and former officers and directors of PVFC and Park View shall be indemnified by UCFC against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding by reason of the fact that he is or was a director or officer of PVFC or Park View prior to the Effective Time to the maximum extent permitted by the Articles of Incorporation and Code of Regulations of UCFC but subject to any applicable limitations of Ohio law. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding as to which a director or officer of PVFC or Park View seeks indemnification under this Section 6.04(a) shall be paid by UCFC in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, subject to the terms and conditions set forth in Section 5.05 of the Code of Regulations of UCFC. As a condition to receiving such indemnification, the party claiming indemnification shall assign to UCFC, by separate writing, all right, title and interest in and to the proceeds of the claiming party’s applicable insurance coverage, if any, including insurance maintained or provided by UCFC or PVFC or Park View to the extent of such indemnity. No person shall be entitled to such indemnification with respect to a claim (i) if such person fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such person against UCFC, its subsidiaries, PVFC or Park View arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of UCFC, its subsidiaries, PVFC or Park View, or (iii) if such person fails to deliver such notices as may be required under any applicable directors and officers liability insurance policy to preserve any possible claims of which the claiming party is aware, to the extent such failure results in the denial of payment under such policy.

(b) For a period of six years from the Effective Time, UCFC shall use its reasonable best efforts to provide that portion of directors’ and officers’ liability insurance that serves to reimburse the present and former Officers and Directors of PVFC or Park View with respect to claims against such Directors and Officers arising from facts or events that occurred before the Effective Time; provided, however, that in no event shall UCFC be required to expend more than 200% of the current amount expended by PVFC or Park View to maintain or procure such directors’ and officers’ insurance.

6.05 Board of Directors.  UCFC will select two individuals from the Board of Directors of PVFC in existence on the date of this Agreement to serve on the Board of Directors of UCFC and Home Savings beginning immediately after the Effective Time. Home Savings will elect John R. Male to serve on the Home Savings Board of Directors, beginning immediately after the Effective Time. UCFC and Home Savings will take all necessary action prior to the Effective Time to increase the number of directors on their respective Boards of Directors to permit the addition of these individuals. At the Effective Time, the director selected and nominated pursuant to this Section 6.05 shall be elected or appointed to fill a vacancy on the respective Boards.

6.06 UCFC Meeting.  UCFC shall, as promptly as practicable following the effective date of the Registration Statement, establish a record date for, duly call, give notice of, convene and hold the UCFC Meeting no later than 45 days after the effectiveness of the Registration Statement, unless otherwise agreed to by PVFC and UCFC. The UCFC Board of Directors shall recommend to its shareholders that they adopt this Agreement, and shall include such recommendation in the Proxy/Prospectus.

ARTICLE SEVEN

FURTHER OBLIGATIONS OF THE PARTIES

7.01. Cooperative Action.  Subject to the terms and conditions of this Agreement, each of PVFC, Park View, UCFC and Home Savings agrees to use its best efforts to satisfy all of the conditions to this Agreement and to cause the consummation of the transactions described in this Agreement, and to take, or cause to be taken, all further actions and execute all additional documents, agreements and instruments which may be reasonably required, in the opinion of counsel for PVFC (“PVFC’s Counsel”) and counsel for UCFC

(“UCFC’s Counsel”), to satisfy all legal requirements of the State of Ohio and of the United States, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable.

7.02. Press Releases.  Neither UCFC nor PVFC shall make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto as to the form and contents of such press release or public announcement, except to the extent that such press release or public announcement may be required by law or Nasdaq rules to be made before such consent can be obtained.

7.03. Proxy/Prospectus; Registration Statement.

(a) As promptly as reasonably practical following the date hereof, PVFC and UCFC shall prepare mutually acceptable proxy and prospectus material that will constitute the proxy statement/prospectus (including all amendments or supplements thereto, the “Proxy/Prospectus”) relating to the matters to be submitted to the PVFC and UCFC shareholders for the PVFC Meeting and the UCFC Meeting, and UCFC shall file with the SEC a registration statement with respect to the issuance of UCFC Shares in the Corporate Merger (such registration statement, which shall include the Proxy/Prospectus and all amendments or supplements thereto, the “Registration Statement”). Each of PVFC and UCFC agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. UCFC also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. PVFC agrees to promptly furnish to UCFC all information concerning PVFC, Park View and the Officers, Directors and shareholders of PVFC as UCFC reasonably may request in connection with the foregoing. Each of PVFC and UCFC shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto), mailing the Proxy/Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, each of PVFC and UCFC, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party, and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other’s approval, which approval shall not be unreasonably withheld or delayed.

(b) Each of PVFC and UCFC agrees, as to itself and its Subsidiaries, that none of the information to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy/Prospectus and any amendment or supplement thereto will, as of the date such Proxy/Prospectus is mailed to shareholders of PVFC and UCFC and up to and including the date of PVFC Meeting and UCFC Meeting to which such Proxy/Prospectus relates, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading.

(c) Each of PVFC and UCFC agrees, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement.

(d) UCFC agrees to advise PVFC, promptly after UCFC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of UCFC Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.04. Regulatory Applications.  UCFC will prepare and cause to be filed at its expense such applications and other documents with the FDIC and the ODFI, and any other Regulatory or Governmental Authorities as are required to secure the requisite approval to the consummation of the transactions provided for in this Agreement. PVFC and Park View agree that they will, as promptly as practicable after request and at their own expense, provide UCFC with all information and documents concerning PVFC and Park View as shall be required in connection with preparing any applications, registration statements and other documents that are to be prepared and filed by UCFC and in connection with regulatory approvals required to be obtained by UCFC hereunder. UCFC will provide PVFC with a reasonable opportunity to review and comment on such applications and other documents prior to filing such applications and other documents. UCFC will use its best efforts to cause such applications and other documents to be submitted to the applicable Regulatory or Governmental Authorities within 45 days following the date of this Agreement, provided that PVFC and Park View use their best efforts to provide requested information and conduct their review as expeditiously as possible.

7.05. Confidentiality.  The parties to this Agreement acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder (the “Information”) and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party’s employees or agents. Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement, or Information which is required to be furnished or used in connection with legal proceedings. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction, except as may be required by applicable laws. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party’s business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon the written request of the disclosing party, upon termination of this Agreement, the other parties will promptly return or destroy Information in their possession and certify to the disclosing party that the party has done so.

7.06 Proxy Solicitor.  PVFC shall engage a proxy solicitor to assist in the solicitation of proxies for the PVFC Meeting.

ARTICLE EIGHT

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

8.01. Conditions to the Obligations of UCFC and Home Savings.  The obligations of UCFC and Home Savings under this Agreement shall be subject to the satisfaction, or written waiver by UCFC and Home Savings prior to the Closing Date, of each of the following conditions precedent:

(a) The representations and warranties of PVFC and Park View set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and UCFC shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of PVFC and Park View to such effect.

(b) Each of PVFC and Park View shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing and the closing deliveries required by Section 9.03 of this Agreement, and

UCFC shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of PVFC and Park View to such effect.

(c) The holders of not more than 10% of the outstanding PVFC Shares shall have perfected their dissenters’ rights under Section 1701.85 of the OGCL, if applicable, in connection with the transactions contemplated by this Agreement.

(d) PVFC and Park View shall have obtained the consent or approval of each person (other than Governmental and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

(e) UCFC shall have received from UCFC’s Financial Advisor an opinion, dated as of the date of the Proxy/Prospectus, to the effect that, as of the date of such opinion and subject to the qualifications and assumptions contained therein, the consideration to be paid by UCFC to the holders of PVFC Shares (other than PVFC Dissenting Shares) in connection with the Corporate Merger pursuant to this Agreement is fair to the UCFC shareholders, from a financial point of view.

(f) Immediately prior to the Effective Time, PVFC shall have paid or caused to be paid or accrued for all amounts specified in Section 6.01(d) of this Agreement and any payments required in connection with the termination of any contracts listed on Schedule 3.23 of the Disclosure Schedule as to which UCFC has given PVFC written notice of intent to terminate.

8.02. Conditions to the Obligations of PVFC and Park View.  The obligations of PVFC and Park View under this Agreement shall be subject to satisfaction, or written waiver by PVFC and Park View prior to the Closing Date, of each of the following conditions precedent:

(a) The representations and warranties of UCFC and Home Savings set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and PVFC shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of UCFC and Home Savings to such effect.

(b) Each of UCFC and Home Savings shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those related to the Closing and the closing deliveries required by Section 9.02 of this Agreement, and PVFC shall have received a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of each of UCFC and Home Savings to such effect.

(c) UCFC and Home Savings shall have obtained the consent or approval of each person (other than Governmental and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on the Surviving Corporation.

(d) PVFC shall have received from PVFC’s Financial Advisor an opinion, dated as of the date of the Proxy/Prospectus, to the effect that, as of the date of such opinion and subject to the qualifications and assumptions contained therein, the consideration to be received by the PVFC shareholders in connection with the Corporate Merger pursuant to this Agreement is fair to the PVFC shareholders, from a financial point of view.

(e) UCFC or PVFC shall have purchased the directors’ and officers’ liability insurance required by Section 6.04(b) of this Agreement.

(f) The Exchange Agent shall have delivered to PVFC a certificate, dated as of the Closing Date, to the effect that the Exchange Agent has received from UCFC appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of UCFC Shares as required by this Agreement and to the effect that the Exchange Agent has received a cash amount equal to the Per Share Cash Consideration multiplied by one-half the number of PVFC Shares issued and outstanding at the Effective Time and appropriate instructions and authorization to deliver the such cash amount as required by this Agreement. UCFC shall be entitled to receive any interest earned on cash delivered to the Exchange Agent in accordance with this Section 8.02(f).

(g) The UCFC Shares to be issued in the Corporate Merger will be approved for listing on Nasdaq.

8.03. Mutual Conditions.  The obligations of PVFC, Park View, UCFC and Home Savings under this Agreement shall be subject to the satisfaction, or written waiver by the parties prior to the Closing Date, of each of the following conditions precedent:

(a) The shareholders of PVFC and UCFC shall have duly adopted this Agreement by the required vote.

(b) All approvals of Governmental and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain, other than divestitures or dispositions required to satisfy antitrust requirements, any conditions, restrictions or requirements that would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

(c) No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Corporate Merger shall be in effect. No Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Corporate Merger illegal.

(d) The Registration Statement shall have become effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

(e) UCFC and PVFC shall have received the written opinion of UCFC’s Counsel, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Corporate Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering its opinion, UCFC’s Counsel will require and rely upon customary representations contained in letters from UCFC and PVFC that UCFC’s Counsel reasonably deems relevant.

ARTICLE NINE

CLOSING

9.01. Closing.  The closing of the Corporate Merger pursuant to this Agreement (the “Closing”) shall take place at a date and time agreed upon by UCFC and PVFC as soon as reasonably practicable after the satisfaction or waiver of the last of the conditions to the Corporate Merger set forth in Article Eight of this Agreement to be satisfied. Notwithstanding any of the foregoing to the contrary, the Closing shall not occur on a date after that specified in Section 10.01(b)(i) of this Agreement or after the date or dates on which any Governmental or Regulatory Authority approval or any extension thereof expires. The date of the Closing is sometimes herein called the “Closing Date.”

9.02. Closing Deliveries Required of UCFC and Home Savings.  At the Closing, UCFC and Home Savings shall cause all of the following to be delivered to PVFC:

(a) The certificates of UCFC and Home Savings contemplated by Section 8.02(a) and (b) of this Agreement.

(b) Copies of all resolutions adopted by the directors of UCFC and Home Savings, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or assistant secretary of UCFC and Home Savings, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

9.03. Closing Deliveries Required of PVFC and Park View.  At the Closing, PVFC and Park View shall cause all of the following to be delivered to UCFC:

(a) The certificates of PVFC and Park View contemplated by Sections 8.01(a) and (b) of this Agreement.

(b) Copies of all resolutions adopted by the directors and the shareholders of PVFC and Park View approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of PVFC and Park View, as applicable, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(c) A written agreement from each Rule 145 Affiliate identified by PVFC pursuant to Section 5.05 in which such Rule 145 Affiliate confirms that the UCFC Shares received by such Rule 145 Affiliate pursuant to the Corporate Merger will be transferable only in accordance with Rule 145 of the Securities Act.

ARTICLE TEN

TERMINATION

10.01. Termination.  This Agreement may be terminated, and the Corporate Merger may be abandoned, at any time prior to the Effective Time, whether prior to or after this Agreement has been adopted by the shareholders of PVFC or UCFC:

(a) By mutual written agreement of PVFC and UCFC duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b) By either PVFC or UCFC upon written notification to the non-terminating party:

(i) at any time after March 31, 2008, if the Corporate Merger shall not have been consummated on or prior to such date and such failure to consummate the Corporate Merger is not caused by a breach of this Agreement by the terminating party;

(ii) if any event occurs which, in the reasonable opinion of either UCFC or PVFC, would preclude satisfaction of any of the conditions set forth in Section 8.03 of this Agreement; or

(iii) if, in compliance with the provisions of Section 5.03 of this Agreement, PVFC executes a definitive agreement in connection with, or closes, an Acquisition Transaction;

(c) By PVFC upon written notice to UCFC if any event occurs which, in the reasonable opinion of PVFC, would preclude satisfaction of any of the conditions set forth in Section 8.02 of this Agreement;

(d) By PVFC upon written notice to UCFC if, pursuant to Section 2.03(e), UCFC, in its sole discretion, does not increase the Exchange Ratio to preserve the status of the Corporate Merger as a tax-free reorganization;

(e) By PVFC at any time during the five-day period ending two calendar days before the Closing Date, if:

(i) the Average Closing Price (as defined below) is less than $7.99; and

(ii) (A) the number obtained by dividing the Average Closing Price by $9.99 shall be less than (B) the number obtained by dividing the Index Price on the Walkaway Determination Date by the Index Price on the Starting Date and subtracting 0.20 from such quotient;

subject to the following. If PVFC elects to exercise this termination right, it shall give prompt written notice to be received by UCFC no later than one day following the Walkaway Determination Date; provided that such notice of termination may be withdrawn by PVFC at any time prior to two calendar days before the Closing Date. For five days after receipt of such a notice, UCFC shall have the option of increasing the Exchange Ratio so that the Per Share Consideration is $14.80. If UCFC makes this election, it shall give prompt written notice to PVFC of such election and the revised Exchange Ratio (the “Top-up Notice”). As a result, no termination will occur pursuant to this Section 10.01(e) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall be deemed to refer to the Exchange Ratio after giving effect to any adjustment made pursuant to this Section. For purposes of this Section 10.01(e), the following terms shall have the following meanings:

“Average Closing Price” means the average of the closing prices per share of the UCFC Shares as reported on Nasdaq for the 20 consecutive trading days ending seven calendar days before the Closing Date.

“Walkaway Determination Date” shall mean the date which is seven calendar days prior to the Closing Date.

“Index Price” on a given date means the closing value of the SNL Bank and Thrift Index.

“Per Share Consideration” shall mean the Exchange Ratio multiplied by the Average Closing Price.

“Starting Date” shall mean the last full trading day prior to the announcement by press release of the Corporate Merger or, if such announcement occurs after the close of trading on any trading day, such trading day.

If UCFC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, non-acquisitive exchange of shares or similar transaction between the Starting Date and the Walkaway Determination Date (or establishes a record date in respect thereof), the prices for the UCFC Shares shall be appropriately adjusted for the purposes of applying this Section 10.01(e);

(f) By PVFC if the Board of Directors of PVFC reasonably determines in good faith after consultation with PVFC’s Financial Advisor and upon the written advice of PVFC’s counsel, that the failure to agree to or endorse an Acquisition Transaction and terminate this Agreement could be expected to constitute a breach of its fiduciary duties to the shareholders of PVFC;

(g) By UCFC upon written notice to PVFC if any event occurs which, in the reasonable opinion of UCFC, would preclude satisfaction of any of the conditions set forth in Section 8.01 of this Agreement.

(h) By UCFC, in the event of a Material Adverse Change as to PVFC or Park View. “Material Adverse Change” means (i) any change that is material and adverse to the financial condition, results of operations or business of PVFC or Park View and its Subsidiaries taken as a whole; provided, however, that Material Adverse Change shall not be deemed to include the impact of (a) changes in banking, savings association and similar laws of general applicability or interpretations thereof by Regulatory or Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations and their holding companies generally, (c) changes in general economic conditions affecting banks, savings associations and their holding companies generally, including changes in prevailing interest rates, or (d) the public announcement of this Agreement or the effects of any action or omission taken with the prior written consent of UCFC or as otherwise required by this Agreement, provided that the effect of such changes described in clauses (a), (b) and (c) (including changes in interest rates) shall not be excluded as a Material Adverse Change to the extent of the materially disproportionate impact (if any) they have on PVFC or Park View and its Subsidiaries as measured relative to similarly situated companies in PVFC or Park View’s segment of the financial services industry, or (ii) any change that would materially impair their ability to perform their respective obligations under this Agreement or the Bank Merger Agreement on a timely basis or otherwise materially impede the consummation of the Transaction.

(i) By PVFC, in the event of a Material Adverse Change as to UCFC or Home Savings means (i) any change that is material and adverse to the financial condition, results of operations or business of UCFC and its Subsidiaries taken as a whole; provided, however, that Material Adverse Change as to UCFC shall not be deemed to include (a) the impact of changes in banking, savings association and similar laws of general applicability or interpretations thereof by Regulatory or Governmental Authorities, (b) the impact of changes in GAAP or regulatory accounting requirements applicable to banks, savings associations and their holding companies generally, (c) the impact of changes in general economic conditions affecting banks, savings associations and their holding companies generally, including changes in prevailing interest rates, (d) the impact of the public announcement of this Agreement or the effects of any action or omission taken with the prior written consent of PVFC or as otherwise required by this Agreement, or (e) any reduction in the price of a UFCF Share that would not entitle PVFC to provide a Top-up Notice to UCFC pursuant to Section 10.01(e) above, provided that the effect of such changes described in clauses (a), (b) and (c) (including changes in interest rates) shall not be excluded as a Material Adverse Change to the extent of the materially disproportionate impact (if any) they have on UCFC or Home Savings and its Subsidiaries as measured relative to similarly situated companies in UCFC or Home Savings’s segment of the financial services industry, or (ii) any change that would materially impair their ability to perform their respective obligations under this Agreement or the Bank Merger Agreement on a timely basis or otherwise materially impede the consummation of the Transaction.

10.02. Effect of Termination.  If this Agreement is validly terminated by either PVFC or UCFC pursuant to Section 10.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of PVFC, Park View, UCFC or Home Savings except that (i) the provisions of Sections 5.03, 7.05 and 11.07 and this Article Ten will continue to apply following any such termination, and (ii) except as set forth in Section 10.04, nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement.

10.03. Termination Fee.  In the event PVFC executes a definitive agreement in connection with, or closes, an Acquisition Transaction at any time after this Agreement is terminated pursuant to Section 10.01(f) until the expiration of twelve months from the date of such termination, PVFC shall pay to UCFC in immediately available funds the sum of $5,750,000 within five calendar days after the earlier of such execution or closing.

10.04. Force Majeure.  Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or terrorism, and provided no party has failed to observe the material obligations of such party under this Agreement, no party shall be obligated to pay to the other party to this Agreement any fees or expenses or otherwise be liable hereunder.

ARTICLE ELEVEN

MISCELLANEOUS

11.01. Notices.  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All notices thereunder shall be delivered to the following addresses:

If to PVFC or Park View, to:

PVF Capital Corp.
30000 Aurora Road
Solon, Ohio 44139
Attn: C. Keith Swaney, President
Facsimile Number: (440) 914-3916

With a copy to:

Muldoon Murphy & Aguggia, LLP
5101 Wisconsin Ave., NW, Fifth Floor
Washington, DC 20016
Attn: Joel E. Rappoport, Esq.
Facsimile Number: (202) 966-9409

If to UCFC or Home Savings, to:

United Community Financial Corp.
275 West Federal Street
Youngstown, Ohio 44503-1203
Attn: Douglas M. McKay, Chairman and Chief Executive Officer
Facsimile Number: (330) 742-0532

With a copy to:

Vorys, Sater, Seymour and Pease LLP
Suite 2000, Atrium Two
221 East Fourth Street
Cincinnati, Ohio 45202
Attn: Terri Reyering Abare, Esq.
Facsimile Number: (513) 852-7810

Any party to this Agreement may, by notice given in accordance with this Section 11.01, designate a new address for notices, requests, demands and other communications to such party.

11.02. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

11.03. Entire Agreement.  This Agreement (including the exhibits, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

11.04. Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

11.05. Captions.  The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

11.06. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of federal law are applicable).

11.07. Payment of Fees and Expenses.  Except as otherwise agreed in writing, each party hereto shall pay all of its own costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein. All fees to be paid to Governmental and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by UCFC.

11.08. Amendment.  From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, except that after the PVFC Meeting or UCFC Meeting, this Agreement may not be amended if it would violate the OGCL.

11.09. Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

11.10. No Third-Party Rights.  Except as specifically set forth herein, including the right of former officers and directors of PVFC and Park View to enforce UCFC’s obligations under Section 6.04 herein, which is expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each former PVFC or Park View officer or director and his or her heirs and representatives, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11. Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12. Non-Survival of Representations, Warranties and Covenants.   The representations, warranties and covenants of UCFC, Home Savings, PVFC and Park View set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Article Two, Article Six, Article Seven and this Article Eleven); except that the Surviving Corporation and any director, officer or controlling person thereof may rely on such representations, warranties or covenants in any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either PVFC or UCFC.

11.13. Materiality.  As used in this Agreement, (i) any reference to any event, change, effect, development, circumstance or occurrence being “material” with respect to any entity means an event, change, effect, development, circumstance or occurrence that is or is reasonably likely to be material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole, and (ii) the term “material adverse effect” means, with respect to any entity, an event, change, effect, development, circumstance or occurrence that, individually or together with any other event, change, effect, development, circumstance or occurrence, (A) has or would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets (tangible or intangible), liabilities (accrued, contingent or otherwise), operations, regulatory affairs, or financial performance of such entity and its subsidiaries, taken as a whole, or (B) materially impairs the ability of such entity to perform its obligations under this Agreement or to consummate the Corporate Merger and the other transactions contemplated by this Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of UCFC, Home Savings, PVFC and Park View to be effective as of the date set forth in the first paragraph above.

ATTEST:	UNITED COMMUNITY FINANCIAL CORP.
/s/ Jude J. Nohra Jude J. Nohra, Secretary	By: /s/ Douglas M. McKay Douglas M. McKay, Chairman and Chief Executive Officer
ATTEST:	THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO
/s/ Jude J. Nohra Jude J. Nohra, Secretary	By: /s/ Patrick W. Bevack Patrick W. Bevack, President and Chief Operating Officer
ATTEST:	PVF CAPITAL CORP.
/s/ Jeffrey N. Male Jeffrey N. Male, Secretary	By: /s/ John R. Male John R. Male, Chairman of the Board and CEO
ATTEST:	PARK VIEW FEDERAL SAVINGS BANK
/s/ Jeffrey N. Male Jeffrey N. Male, Secretary	By: /s/ John R. Male John R. Male, Chairman of the Board and CEO

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”) to the Agreement and Plan of Merger, dated as of July 24, 2007 (the “Agreement”), by and among United Community Financial Corp. (“UCFC”), The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”), PVF Capital Corp. (“PVFC”) and Park View Federal Savings Bank (“Park View”) (collectively referred to herein as the “Parties”), is made and entered into as of September 25, 2007, by and among the Parties. Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

WITNESSETH:

WHEREAS, UCFC has determined that, for certain desirable business purposes, after the merger of PVFC into UCFC, it will be more beneficial to merge Home Savings into Park View rather than merging Park View into Home Savings;

WHEREAS, Section 1.05 of the Agreement provides that, with the consent of the PVFC, UCFC and Home Savings may at any time change the method of effecting the mergers to the extent UCFC deems such change to be desirable;

WHEREAS, Section 11.08 of the Agreement provides that the Agreement may be amended by an agreement in writing executed in the same manner as the Agreement, except that after the PVFC Meeting or UCFC Meeting, the Agreement may not be amended if it would violate the OGCL; and

WHEREAS, the Boards of Directors of each of the parties to the Agreement have authorized the execution of this Amendment;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions set forth hereinafter and in the Agreement, the Parties, intending to be legally bound hereby, agree as follows:

1. The term “Bank Merger” as used in the Agreement shall be defined as the merger of Home Savings into Park View; and

2. Exhibit A to the Agreement shall be amended by replacing it in its entirety with the attached Exhibit A.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of the Parties to be effective as of the date set forth in the first paragraph above.

ATTEST:	UNITED COMMUNITY FINANCIAL CORP.
/s/ Jude J. Nohra	By: /s/ Douglas M. McKay
ATTEST:	THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO
/s/ Jude J. Nohra	By: /s/ Patrick W. Bevack
ATTEST:	PVF CAPITAL CORP.
/s/ C. Keith Swaney	By: /s/ John R. Male
ATTEST:	PARK VIEW FEDERAL SAVINGS BANK
/s/ C. Keith Swaney	By: /s/ John R. Male

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement”) is entered into as of the          day of          , 2007, by and between The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”), a savings bank organized under Chapter 1161 of the Ohio Revised Code, and Park View Federal Savings Bank (“Park View”), a federal savings bank organized under the laws of the United States of America.

R E C I T A L S :

WHEREAS, Home Savings is a wholly owned subsidiary of United Community Financial Corporation (“UCFC”), an Ohio corporation, and Park View is a wholly owned subsidiary of PVF Capital Corp. (“PVFC”), an Ohio corporation;

WHEREAS, UCFC, Home Savings, PVF and Park View have entered into an Agreement of Merger and Plan of Reorganization dated as of July 24, 2007, as amended on September   , 2007 (the “Merger Agreement”), which provides for the merger of UCFC with and into PVFC and the subsequent merger of Home Savings with and into Park View; and

WHEREAS, the boards of directors of each of the parties hereto have approved this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and mutual agreements contained herein, the parties hereto have agreed as follows:

ARTICLE I

THE MERGER

Section 1.1.  At the Effective Time (as defined in Article IV below), Home Savings shall merge with and into Park View (the “Merger”) pursuant to Ohio Rev. Code §§ 1161.76 and 1701.78, 12 U.S.C. § 1828(c), and the applicable regulations of the Division of Financial Institutions of the Ohio Department of Commerce (the “Division”), the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation (“FDIC”). Upon consummation of the Merger, the separate corporate existence of Home Savings shall cease and Park View shall continue as the surviving institution (the “Surviving Institution”).

ARTICLE II

NAME OF SURVIVING INSTITUTION

Section 2.1.  The name of the Surviving Institution shall be “The Home Savings and Loan Company of Youngstown, Ohio”.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.1.  The shares of common stock of Park View issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall constitute the only outstanding shares of capital stock of the Surviving Institution at and after the Effective Time.

Section 3.2.  At the Effective Time, by virtue of the Merger and without any action on the part of Home Savings or Park View, all of the shares of common stock of Home Savings that are issued and outstanding immediately prior thereto shall thereupon be canceled and extinguished.

ARTICLE IV

EFFECTIVE TIME

Section 4.1.  The Merger shall become effective immediately following and contingent upon the occurrence of the closing of the transactions contemplated by the Merger Agreement and at the date and time specified in the certificate of merger filed with the Ohio Secretary of State with respect to the Merger (the “Effective Time”); provided, however, that such filing shall not occur and the Merger shall not be effective until all of the following events have taken place: (a) PVF shall have been merged with and into UCFC; (b) the sole shareholders of Home Savings and Park View shall have adopted this Agreement; (c) all applicable regulatory waiting periods shall have expired; (d) a certificate of merger with respect to the Merger shall have been filed with the Ohio Secretary of State; and (f) application has been made to, and approval received from, the OTS pursuant to 12 C.F.R. § 563.22(a).

ARTICLE V

CHARTER AND BYLAWS OF SURVIVING INSTITUTION

Section 5.1.  The charter and bylaws of the Surviving Institution at and after the Effective Time shall be as set forth on Exhibit A and Exhibit B attached hereto.

ARTICLE VI

EXECUTIVE OFFICERS AND DIRECTORS OF SURVIVING INSTITUTION

Section 6.1.  At and after the Effective Time and until changed in accordance with the law, the number of directors of the Surviving Institution shall be twelve. The names, terms of office and residence addresses of the directors of the Surviving Institution are as set forth on Exhibit C attached hereto.

Section 6.2.  The officers of Home Savings immediately before the Effective Time shall serve in the same capacities as officers of the Surviving Institution at and after the Effective Time.

ARTICLE VII

EFFECTS OF MERGER

Section 7.1.  At the Effective Time, Home Savings shall merge with and into Park View, with Park View as the Surviving Institution. The business of the Surviving Institution shall be that of a federal savings association, as provided for in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Home Savings and Park View shall be automatically transferred to and vested in the Surviving Institution by virtue of the Merger without any deed or other document of transfer.

Section 7.2.  At the Effective Time, the Surviving Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the same extent as such rights, interests and powers were held or enjoyed by Home Savings and Park View, respectively.

Section 7.3.  At the Effective Time, the Surviving Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Home Savings and Park View, immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of Home Savings and Park View, respectively, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either Home Savings or Park View.

Section 7.4.  At the Effective Time, deposit accounts of both Park View and Home Savings shall be deemed issued in the name of the Surviving Institution in accordance with applicable regulations. All rights of creditors and other obligees and all liens on property of either Home Savings or Park View shall be preserved, shall be assumed by the Surviving Institution and shall not be released or impaired.

ARTICLE VIII

OFFICES OF SURVIVING INSTITUTION

Section 8.1.  At the Effective Time, the offices of the Surviving Institution shall be as set forth on Exhibit D attached hereto.

ARTICLE IX

LIQUIDATION ACCOUNT

Section 9.1.  At the Effective Time, the Surviving Institution shall assume Home Savings’ liquidation account established upon Home Savings’ conversion to the stock form of ownership.

ARTICLE X

OTHER TERMS

Section 10.1.  All terms used in this Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

Section 10.2.  Subject to applicable law, at any time prior to the consummation of the Merger, this Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

Section 10.3.  This Agreement shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a termination of the Merger Agreement pursuant to the terms thereof.

Section 10.4.  This Agreement may be executed in any number of counterparts and by facsimile and electronic transmission, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signatures follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ATTEST:	The Home Savings and Loan Company of Youngstown, Ohio
By:

Name:	Name:
Title:	Title:
ATTEST:	Park View Federal Savings Bank
By:
Name:	Name:
Title:	Title:

REMAINDER OF EXHIBITS TO ANNEX A
INTENTIONALLY OMITTED

ANNEX B

STIFEL NICOLAUS

July 24, 2007

Board of Directors
United Community Financial Corp.
275 Federal Plaza West
Youngstown, OH 44503

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that United Community Financial Corp. (“UCFC” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”), PVF Capital Corp. (“PVFC”) and Park View Federal Savings Bank (“Park View”), pursuant to which PVFC will be merged with and into UCFC, with UCFC being the surviving corporation, and each issued and outstanding common share, $0.01 par value per share, of PVFC (other than PVFC Dissenting Shares (as defined in the Merger Agreement) and treasury shares) (“Shares”) will be converted into the right to receive, at the election of the holder thereof, either: (a) 1.852 common shares, without par value, of UCFC (the “Per Share Stock Consideration”); (b) $18.50 in cash (the “Per Share Cash Consideration”) or (c) $9.25 in cash and one-half the Per Share Stock Consideration (the election of a holder of Shares of consideration pursuant to subsections (a), (b) or (c) above shall be deemed for purposes of this opinion to have a value of $18.50 per Share and shall be referred to herein as the “Merger Consideration”), on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

You have requested Stifel Nicolaus’ opinion, as investment bankers, as to the fairness, from a financial point of view, to UCFC of the Merger Consideration to be paid by UCFC to the holders of Shares in connection with the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i) reviewed and analyzed a draft copy of the Merger Agreement dated July 13, 2007;

(ii) reviewed and analyzed the audited consolidated financial statements of UCFC contained in its Annual Report on Form 10-K as of December 31, 2006 and 2005 and for the three years ended December 31, 2006 and unaudited consolidated financial statements of UCFC contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(iii) reviewed and analyzed the audited consolidated financial statements of PVFC contained in its Annual Report on Form 10-K as of June 30, 2006 and 2005 and for the three years ended June 30, 2006 and unaudited consolidated financial statements of PVFC contained in its Quarterly Report on Form 10-Q for the quarter and nine months ended March 31, 2007;

(iv) reviewed and analyzed certain other publicly available information concerning UCFC and PVFC;

(v) held discussions with UCFC’s senior management, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the Merger on UCFC;

(vi) reviewed certain non-publicly available information concerning UCFC and PVFC, including internal financial analyses and forecasts prepared by their respective management and held discussions with UCFC’s senior management regarding recent developments;

(vii) participated in certain discussions and negotiations between representatives of UCFC and PVFC;

(viii) reviewed the reported prices and trading activity of the publicly traded equity securities of UCFC and PVFC;

(ix) analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(x) reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(xi) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(xii) took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus by or on behalf of UCFC or PVFC, or that was otherwise reviewed by Stifel Nicolaus, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by UCFC and PVFC (including, without limitation, potential cost savings and operating synergies realized by UCFC post-Merger), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of UCFC and PVFC as to the future operating and financial performance of UCFC and PVFC, respectively, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of UCFC or PVFC since the date of the last financial statements made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the financial statements of UCFC and PVFC, respectively, are in the aggregate adequate to cover all such losses. We did not make or obtain any independent evaluation, appraisal or physical inspection of either UCFC’s or PVFC’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of UCFC or PVFC. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy. We relied on advice of UCFC’s counsel as to certain legal and tax matters with respect to UCFC, the Merger Agreement and the Merger and other transactions and other matters contained or contemplated therein. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approvals and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or PVFC and without the Company’s exercise of its rights pursuant to Section 1.05 of the Merger Agreement, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company or PVFC.

Our Opinion is limited to whether the Merger Consideration is fair to UCFC, from a financial point of view. Our Opinion does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by UCFC’s Board of Directors (the “Board”) or UCFC; (ii) the legal, tax or accounting consequences of the Merger on UCFC, PVFC or their respective shareholders; (iii) any non-solicit, non-compete, employment, severance or similar agreements to which UCFC is subject or which are entered into in connection with the Merger as contemplated by the Merger Agreement, or the fairness to UCFC or UCFC’s shareholders of any payments made in connection with such agreements; (iv) any advice or opinions provided by

Keefe, Bruyette & Woods, Inc. or any other advisor to UCFC or PVFC; (v) the election by holders of Shares to receive the Per Share Stock Consideration or the Per Share Cash Consideration, or any combination thereof, or the actual allocation of the Merger Consideration between the Per Share Stock Consideration and the Per Share Cash Consideration among holders of Shares (including, without limitation, any re-allocation of the Merger Consideration by the exchange agent for the Merger pursuant to the Merger Agreement); or (vi) the merger between Home Savings and Park View contemplated by the Merger Agreement, or the separate merger agreement contemplated to be entered into by Home Savings and Park View relating to such transaction. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which UCFC’s or PVFC’s securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It is understood that subsequent developments may affect the conclusions reached in this Opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is solely for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger and is not to be relied upon by any shareholder of the Company or PVFC or any other person or entity. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of UCFC or PVFC as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether or not any shareholder of UCFC or PVFC should enter into a voting or shareholders’ agreement with respect to the Merger, elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration (or any combination thereof), or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to the Board or the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger. We were not requested to, and we did not, explore alternatives to the Merger or solicit the interest of any other parties in pursuing transactions with UCFC.

Stifel Nicolaus, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to UCFC in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”). We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. In addition, UCFC has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, Ryan Beck & Co., Inc., an affiliate of Stifel Nicolaus (“Ryan Beck”), has provided investment banking services to UCFC from time to time for which Ryan Beck has received customary fees, and Stifel Nicolaus may provide investment banking services to UCFC in the future. In the ordinary course of business, Stifel Nicolaus and its affiliates (including Ryan Beck) trades each of UCFC’s and PVFC’s securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Except as required by applicable law, including without limitation federal securities laws, our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel Nicolaus be made, without our prior written consent; provided that this Opinion may be included in its entirety in any proxy statement or registration statement filed with the Securities and Exchange Commission with respect to the Merger in accordance with the terms and conditions of Stifel Nicolaus’ engagement letter agreement with UCFC.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by UCFC to holders of Shares in connection with the Merger pursuant to the Merger Agreement is fair to UCFC, from a financial point of view.

/s/  Stifel, Nicolaus & Company, Incorporated
STIFEL, NICOLAUS & COMPANY, INCORPORATED

ANNEX C

KEEFE, BRUYETTE & WOODS, INC.
SPECIALISTS IN FINANCIAL SERVICES
211 Bradenton Ave, Dublin, OH 43017

PHONE	FAX
614-766-8400	614-766-8406

July 24, 2007

Board of Directors
PVF Capital Corp.
30000 Aurora
Solon, OH 44139

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of PVF Capital Corp., (“PVFC”), of the consideration to be paid to PVFC shareholders in the merger (the “Merger”) between PVFC and United Community Financial Corp., an Ohio corporation (“UCFC”). We have not been requested to opine as to, and our opinion does not in any manner address, PVFC’s underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated July 24, 2007, by and among PVFC and UCFC (the “Agreement”), at the effective time of the Merger, UCFC will acquire all of PVFC’s issued and outstanding shares of common stock. PVFC shareholders will receive 1.852 shares of UCFC common shares and $9.25 in cash for each of their PVFC shares (the “Consideration”). The aggregate Consideration will be comprised of approximately 50% in UCFC common shares and 50% in cash, subject to the individual shareholder’s election, and to overall limitations, as detailed in the Agreement and Plan of Merger.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks and bank holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by PVFC, including (i) the Agreement and Plan of Merger (ii) 10q reports for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007 and preliminary unaudited results for the quarter and year ended June 30, 2007 (iii) Annual Reports for the years ended June 30, 2006, 2005 and 2004 (iv) and other information we deemed relevant. We also discussed with senior management and directors of PVFC, the current position and prospective outlook for PVFC. We reviewed financial and stock market data of other banks and the financial and structural terms of several other recent transactions involving mergers and acquisitions of banks or proposed changes of control of comparably situated companies.

For UCFC, we reviewed (i) the March 31st, 2007 10-Q and preliminary unaudited results for the quarter ended June 30, 2007, (ii) Annual Reports for the years ended December 31, 2006, 2005 and 2004, (iii) and other information we deemed relevant. We also discussed with members of the senior management team of UCFC, the current position and prospective outlook for UCFC.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by PVFC and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from PVFC, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of PVFC’s management. In addition, we have not made or obtained any

C-1

independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of PVFC. We have further relied on the assurances of management of PVFC that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to UCFC or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to PVFC in connection with the Merger and will receive a fee for such services. In addition, PVFC has agreed to indemnify us for certain liabilities arising out of our engagement by PVFC in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by UCFC in the Merger is fair, from a financial point of view, to the stockholders of PVFC.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of PVFC used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of PVFC in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

Keefe, Bruyette, & Woods, Inc.

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Annex D

OHIO GENERAL CORPORATION LAW
TITLE 17
CORPORATIONS
CHAPTER 1701. GENERAL CORPORATION LAW
Subchapter IX. Merger, Consolidation or Conversion

§ 1701.85 Dissenting Shareholder’s Demand for Fair Cash Value.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger , consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving , new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

(a)	Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or master therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5) (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

(b)	Code of Regulations of United Community

Article Five of United Community’s Amended Code of Regulations provides the following:

Section 5.01.  Mandatory Indemnification.  The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 5.02.  Court-Approved Indemnification.  Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Mahoning County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

Section 5.03.  Indemnification for Expenses.  Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.

Section 5.04.  Determination Required.  Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Mahoning County, Ohio, or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Mahoning County, Ohio, or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5.05.  Advances for Expenses.  Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

(B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Mahoning County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

Section 5.06.  Article Five Not Exclusive.  The indemnification provided by this Article Five shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 5.07.  Insurance.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five.

Section 5.08..  Certain Definitions.  For purposes of this Article Five, and as examples and not by way of limitation:

(A) A person claiming indemnification under this Article 5 shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article Five.

Section 5.09.  Venue.  Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Mahoning County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Mahoning County, Ohio, in any such action, suit or proceeding.

(c)	Insurance

United Community has purchased insurance coverage under policies that insure directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of July 24, 2007, as amended on September 25, 2007, by and among United Community Financial Corp., The Home Savings and Loan Company of Youngstown, Ohio, PVF Capital Corp., and Park View Federal Savings Bank (included in Part I as Annex A to the Joint Prospectus/Proxy Statement included in this Registration Statement)
3.1	Articles of Incorporation of United Community (incorporated by reference to the Registration Statement on Form S-1 filed by United Community on March 13, 1998, Exhibit 3.1)
3.2	Amended Code of Regulations of United Community First Citizens (incorporated by reference to the 1998 10-K filed by United Community on March 31, 1999, film number 99582343, Exhibit 3.2)
4	Articles Sixth, Seventh and Eighth of the Articles of Incorporation of United Community and Sections 1.02, 1.04, 1.05, 1.06, 1.09, 1.10, 1.11 of Article One, Section 2.02, 2.03 and 2.04 of Article Two, Sections 4.01 and 4.04 of Article Fourth, and Section 6.02 of Article Sixth of the Code of Regulations of United Community, defining the rights of United Community shareholders
5	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities being registered (filed herewith)
8	Opinion of Vorys, Sater, Seymour and Pease LLP as to tax matters (filed herewith)
10.1	The Home Savings and Loan Company of Youngstown, Ohio Employee Stock Ownership Plan (incorporated by reference to the 2001 10-K filed by United Community on March 29, 2002, film number 02593161, Exhibit 10.1)
10.2	Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Douglas M. McKay, dated December 31, 2004 (incorporated by reference to the 2004 10-K/A filed by United Community on May 2, 2005, film number 04666159 (2004 10K/A), Exhibit 10.2)
10.3	Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Patrick W. Bevack, dated December 31, 2004 (incorporated by reference to the 2004 10-K/A, Exhibit 10.3)
10.4	Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Patrick A. Kelly, dated December 31, 2004 (incorporated by reference to the 2004 10-K/A, Exhibit 10.4)
10.5	Employment Agreement between Butler Wick Corp. and Thomas J. Cavalier, dated August 12, 1999 (incorporated by reference to the 1999 10-K filed by United Community on March 29, 2000, film number 582478, Exhibit 10.5)
10.6	Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and David G. Lodge, dated December 31, 2004 (incorporated by reference to the 2004 10-K/A, Exhibit 10.6)
10.7	United Community 1999 Long -Term Incentive Plan (incorporated by reference to the Proxy Statement filed by United Community on June 7, 1999, film number 9964170 (1999 Proxy), Exhibit A)
10.8	United Community Recognition and Retention Plan and Trust Agreement (incorporated by reference to the 1999 Proxy, Exhibit B)
10.9	United Community 2007 Long -Term Incentive Plan (incorporated by reference to the Proxy Statement filed by United Community via Edgar on March 23, 2007, film number 07715040, Exhibit A)
21	Subsidiaries of United Community (incorporated herein by reference to Exhibit 21 to United Community’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, film number 07696356)
23.1	Consent of Crowe Chizek and Company LLC — United Community (filed herewith)
23.2	Consent of Crowe Chizek and Company LLC — PVFC (filed herewith)
23.3	Consent of Stifel, Nicolaus & Company, Incorporated (included in Annex B to the Joint Prospectus/Proxy Statement included in this Registration Statement)

Exhibit No.	Description of Exhibit

23.4	Consent of Keefe, Bruyette & Woods, Inc. (included in Annex C to the Joint Prospectus/Proxy Statement included in this Registration Statement)
23.5	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to the legality of the securities being registered (included in Exhibit 5)
23.6	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to tax matters (included in Exhibit 8)
99.1	Form of Revocable Proxy for special meeting of shareholders of United Community (filed herewith)
99.2	Form of Revocable Proxy for special meeting of shareholders of PVFC (filed herewith)

(b)	Financial Statement Schedules

Not applicable.

(c)	Report, Opinion or Appraisal

The opinion of Stifel, Nicolaus & Company, Incorporated is included as Annex B to the joint prospectus/proxy statement, and the opinion of Keefe, Bruyette & Woods, Inc. is included as Annex C to the joint prospectus/proxy statement.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Ohio in the City of Youngstown, on this 5th day of October, 2007.

UNITED COMMUNITY FINANCIAL CORP.

By:	/s/ Douglas M. McKay
Douglas M. McKay
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Douglas M. McKay Douglas M. McKay	Chairman and Chief Executive Officer	October 5, 2007

/s/ Patrick A. Kelly Patrick A. Kelly	Chief Financial Officer	October 5, 2007

/s/ Eugenia C. Atkinson Eugenia C. Atkinson	Director	October 5, 2007

/s/ David G. Lodge David G. Lodge	Director	October 5, 2007

/s/ Clarence R. Smith Clarence R. Smith, Jr.	Director	October 5, 2007

/s/ Richard J. Buoncore Richard J. Buoncore	Director	October 5, 2007

/s/ Richard J. Schiraldi Richard J. Schiraldi	Director	October 5, 2007

/s/ David C. Sweet David C. Sweet	Director	October 5, 2007

/s/ Thomas J. Cavalier Thomas J. Cavalier	Director	October 5, 2007

/s/ Donald J. Varner Donald J. Varner	Director	October 5, 2007

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of July 24, 2007, as amended on September 25, 2007, by and among United Community Financial Corp., The Home Savings and Loan Company of Youngstown, Ohio, PVF Capital Corp., and Park View Federal Savings Bank (included in Part I as Annex A to the Joint Prospectus/Proxy Statement included in this Registration Statement)
3.1	Articles of Incorporation of United Community (incorporated by reference to the Registration Statement on Form S-1 filed by United Community on March 13, 1998, Exhibit 3.1)
3.2	Amended Code of Regulations of United Community First Citizens (incorporated by reference to the 1998 10-K filed by United Community on March 31, 1999 via Edgar, film number 99582343, Exhibit 3.2)
4	Articles Sixth, Seventh and Eighth of the Articles of Incorporation of United Community and Sections 1.02, 1.04, 1.05, 1.06, 1.09, 1.10, 1.11 of Article One, Section 2.02, 2.03 and 2.04 of Article Two, Sections 4.01 and 4.04 of Article Fourth, and Section 6.02 of Article Sixth of the Code of Regulations of United Community, defining the rights of United Community shareholders
5	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities being registered (filed herewith)
8	Opinion of Vorys, Sater, Seymour and Pease LLP as to tax matters (filed herewith)
10.1	The Home Savings and Loan Company of Youngstown, Ohio Employee Stock Ownership Plan (incorporated by reference to the 2001 10-K filed by United Community on March 29, 2002, film number 02593161, Exhibit 10.1)
10.2	Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Douglas M. McKay, dated December 31, 2004 (incorporated by reference to the 2004 10-K/A filed by United Community on May 2, 2005, film number 04666159 (2004 10K/A), Exhibit 10.2)
10.3	Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Patrick W. Bevack, dated December 31, 2004 (incorporated by reference to the 2004 10-K/A, Exhibit 10.3)
10.4	Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Patrick A. Kelly, dated December 31, 2004 (incorporated by reference to the 2004 10-K/A, Exhibit 10.4)
10.5	Employment Agreement between Butler Wick Corp. and Thomas J. Cavalier, dated August 12, 1999 (incorporated by reference to the 1999 10-K filed by United Community on March 29, 2000, film number 582478, Exhibit 10.5)
10.6	Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and David G. Lodge, dated December 31, 2004 (incorporated by reference to the 2004 10-K/A, Exhibit 10.6)
10.7	United Community 1999 Long -Term Incentive Plan (incorporated by reference to the Proxy Statement filed by United Community on June 7, 1999, film number 9964170 (1999 Proxy), Exhibit A)
10.8	United Community Recognition and Retention Plan and Trust Agreement (incorporated by reference to the 1999 Proxy, Exhibit B)
10.9	United Community 2007 Long -Term Incentive Plan (incorporated by reference to the Proxy Statement filed by United Community via Edgar on March 23, 2007, film number 07715040, Exhibit A)
21	Subsidiaries of United Community (incorporated herein by reference to Exhibit 21 to United Community’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, film number 07696356)
23.1	Consent of Crowe Chizek and Company LLC — United Community (filed herewith)
23.2	Consent of Crowe Chizek and Company LLC — PVFC (filed herewith)
23.3	Consent of Stifel, Nicolaus & Company, Incorporated (included in Annex B to the Joint Prospectus/Proxy Statement included in this Registration Statement)
23.4	Consent of Keefe, Bruyette & Woods, Inc. (included in Annex C to the Joint Prospectus/Proxy Statement included in this Registration Statement)

Exhibit No.	Description of Exhibit

23.5	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to the legality of the securities being registered (included in Exhibit 5)
23.6	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to tax matters (included in Exhibit 8)
99.1	Form of Revocable Proxy for special meeting of shareholders of United Community (filed herewith)
99.2	Form of Revocable Proxy for special meeting of shareholders of PVFC (filed herewith)